Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY

TWO PENNSYLVANIA PLAZA

NEW YORK, NY 10121

[—], 2015

Dear Stockholder:

I am pleased to report that the previously announced spin-off by The Madison Square Garden Company, which we refer to as “MSG,” of its MSG Spinco, Inc. subsidiary is expected to become effective on [—], 2015. MSG Spinco, Inc., a Delaware corporation, which we refer to as “Spinco,” will become a public company on that date and will own the sports and entertainment businesses currently owned and operated by MSG and own, lease or operate the arenas and other venues currently owned, leased or operated by MSG. Spinco’s Class A Common Stock will be listed on [The NASDAQ Stock Market LLC] under the symbol “[—].”

Holders of record of MSG’s Class A Common Stock as of the close of business, New York City time, on [—], 2015, which will be the record date, will receive one share of Spinco Class A Common Stock for every [—] share(s) of MSG’s Class A Common Stock held. Holders of record of MSG’s Class B Common Stock as of the close of business on the record date will receive one share of Spinco Class B Common Stock for every [—] share(s) of MSG Class B Common Stock held. No action is required on your part to receive your Spinco shares. You will not be required either to pay anything for the new shares or to surrender any shares of MSG stock.

No fractional shares of Spinco stock will be issued. If you otherwise would be entitled to a fractional share you will receive a check for the cash value thereof, which generally will be taxable to you. In due course you will be provided with information to enable you to compute your tax bases in both MSG and Spinco stock. MSG expects to obtain an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the distribution by MSG of our Class A Common Stock and Class B Common Stock to the holders of MSG Class A Common Stock and MSG Class B Common Stock, respectively (i.e., the distribution), will qualify as a tax-free distribution for U.S. federal income tax purposes. In addition, MSG has applied for a private letter ruling from the Internal Revenue Service regarding certain limited aspects of the distribution.

The enclosed information statement describes the distribution of shares of Spinco stock and contains important information about Spinco, including financial statements. I suggest that you read it carefully. If you have any questions regarding the distribution, please contact MSG’s transfer agent, Wells Fargo Shareowner Services, at 1-800-468-9716.

Sincerely,

James L. Dolan

Executive Chairman

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission.

PRELIMINARY INFORMATION STATEMENT

SUBJECT TO COMPLETION, DATED MAY 8, 2015

INFORMATION STATEMENT

MSG Spinco, Inc.

Distribution of

Class A Common Stock

Par Value, $0.01 Per Share

Class B Common Stock

Par Value, $0.01 Per Share

This information statement is being furnished in connection with the distribution by The Madison Square Garden Company (“MSG”) to holders of its common stock of all the outstanding shares of MSG Spinco, Inc. (“Spinco”) common stock. Prior to such distribution, we, Spinco, will enter into a series of transactions with MSG pursuant to which we will own the entertainment and sports businesses that were owned and operated by MSG through its MSG Entertainment and MSG Sports business segments and own, lease or operate the arenas and other venues that were owned, leased or operated by MSG, as described in this information statement.

Shares of our Class A Common Stock will be distributed to holders of MSG Class A Common Stock of record as of the close of business, New York City time, on [—], 2015, which will be the record date. Each such holder will receive one share of our Class A Common Stock for every [—] share(s) of MSG’s Class A Common Stock held on the record date. Shares of our Class B Common Stock will be distributed to holders of MSG’s Class B Common Stock as of the close of business on the record date. Each holder of MSG’s Class B Common Stock will receive one share of our Class B Common Stock for every [—] share(s) of MSG’s Class B Common Stock held on the record date. We refer to this distribution of securities as the “Distribution.” The Distribution will be effective at 11:59 p.m. on [—], 2015. For MSG stockholders who own common stock in registered form, in most cases the transfer agent will credit their shares of Spinco common stock to book entry accounts established to hold their MSG common stock. Our distribution agent will send these stockholders a statement reflecting their Spinco common stock ownership shortly after [—], 2015. For stockholders who own MSG common stock through a broker or other nominee, their shares of Spinco common stock will be credited to their accounts by the broker or other nominee. Stockholders will receive cash in lieu of fractional shares, which generally will be taxable. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

No stockholder approval of the Distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. MSG stockholders will not be required to pay for the shares of our common stock to be received by them in the Distribution, or to surrender or to exchange shares of MSG common stock in order to receive our common stock, or to take any other action in connection with the Distribution. There is currently no trading market for our common stock. We will apply to list our Class A Common Stock on [The NASDAQ Stock Market LLC (“NASDAQ”)] under the symbol “[—].” We will not list our Class B Common Stock on any stock exchange.

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 21.

WE ARE AN EMERGING GROWTH COMPANY AS DEFINED IN THE JUMPSTART OUR BUSINESS STARTUPS ACT OF 2012. REFER TO “RISK FACTORS — GENERAL RISKS — THE REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO US AS AN ‘EMERGING GROWTH COMPANY’ MAY MAKE OUR CLASS A COMMON STOCK LESS ATTRACTIVE TO INVESTORS” AND “BUSINESS — EMERGING GROWTH COMPANY STATUS.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

Stockholders of MSG with inquiries related to the Distribution should contact MSG’s transfer agent, Wells Fargo Shareowner Services, at 1-800-468-9716.

The date of this information statement is [—], 2015.

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SUMMARY

The following is a summary of certain of the information contained in this information statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by more detailed information contained elsewhere in this information statement, which should be read in its entirety.

Unless the context otherwise requires, all references to “we”, “us”, “our”, “Spinco” or the “Company” refer to MSG Spinco, Inc., together with its direct and indirect subsidiaries. Where we describe in this information statement our business activities, we do so as if the transfer of the MSG Entertainment and MSG Sports business segments, including the venues, of MSG to Spinco has already occurred.

OUR COMPANY

Spinco is a sports and entertainment business comprised of dynamic and powerful assets and brands that grew from the legendary Madison Square Garden Arena (also referred to as “The Garden”), widely known as “The World’s Most Famous Arena.” Drawing on its celebrated history, the Company builds iconic brands that set the standard for excellence and innovation while forging deep connections with diverse and passionate audiences. With a portfolio of celebrated venues, legendary sports teams and exclusive entertainment productions, the Company’s two business segments — MSG Sports and MSG Entertainment — work together to deliver exceptional experiences that endure for generations.

The Company operates in two business segments:

•	MSG Sports. Our sports business owns and operates the following sports franchises: the New York Knicks (the “Knicks”) of the National Basketball Association (the “NBA”), the New York Rangers (the “Rangers”) of the National Hockey League (the “NHL”), the New York Liberty (the “Liberty”) of the Women’s National Basketball Association (the “WNBA”), the Hartford Wolf Pack of the American Hockey League (the “AHL”) and the Westchester Knicks of the NBA Development League (the “NBADL”). In addition, MSG Sports promotes, produces and/or presents a broad array of other live sporting events, including professional boxing, college basketball, professional bull riding and tennis.

•	MSG Entertainment. Our entertainment business presents or hosts live entertainment events, including concerts, family shows, performing arts and special events, in our diverse collection of venues and arenas. Those venues include The Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum, The Chicago Theatre and the Wang Theatre. MSG Entertainment also creates, produces and/or presents live productions, including the Radio City Christmas Spectacular and New York Spring Spectacular, both featuring the Radio City Rockettes (the “Rockettes”), that are performed in the Company’s venues.

Our Strengths

•	Ownership of legendary sports franchises;

•	Iconic venues in top live entertainment markets;

•	Diverse collection of marquee entertainment brands and content, including the Radio City Christmas Spectacular, New York Spring Spectacular and the Rockettes;

•	Powerful presence in the New York City metropolitan area with established core assets and expertise for strategic expansion;

•	Strong industry relationships that create opportunities for new content and brand extensions;

•	Deep connection with loyal and passionate fan bases that span a wide demographic mix;

•	First-class experience in managing venues, bookings, marketing and sales in multiple markets;

•	Ability to forge strategic partnerships that utilize the Company’s assets, core competencies and scale, while allowing the Company to benefit from growth in those businesses;

•	Established history of successfully planning and executing comprehensive venue renovations;

•	Extensive range of proprietary marketing assets, including an industry-leading customer database that allows us to drive engagement with our brands; and

•	Strong and seasoned management team.

Our Strategy

Spinco pursues opportunities that capitalize on our iconic venues, popular sports franchises and exclusive entertainment content, as well as our venue management, bookings, marketing and sales expertise. We believe the Company’s unique combination of assets, the depth of our relationships within the sports and entertainment industries and strong connection with our diverse and passionate audiences, set the Company apart in the industry and represent a substantial opportunity for growth. Specific initiatives we are focused on include:

•	Developing championship caliber teams. The core of MSG Sports’ strategy is to develop teams that seek to consistently compete for championships in their respective leagues, and support and drive revenue streams across the Company. We continue to explore new ways to increase engagement and revenue opportunities across the teams’ broad consumer and corporate customer bases.

•	Monetizing our exclusive sports content. The Company will enter into long-term media rights agreements (the “media rights agreements”) with MSG that will provide a significant recurring and growing revenue stream to the Company, subject to the terms of such agreements. In addition, the media rights agreements and the relationship with MSG will provide our fans with the ability to watch locally televised home and away games of the Knicks and Rangers, as well as other programming related to our teams, on MSG’s award-winning regional sports networks.

•	Growing our entertainment brands. Building on our hallmark Radio City Christmas Spectacular and Rockettes brands, MSG Entertainment is focused on enhancing existing productions and developing new productions. In March 2015, MSG Entertainment officially debuted a brand new large scale theatrical production at Radio City Music Hall — called New York Spring Spectacular — featuring the Rockettes.

•	Exploiting our network of venues. The Company has built a portfolio of venues with which we can deliver high-quality live content and increased bookings. In addition to our New York venues: The Garden, The Theater at Madison Square Garden, Radio City Music Hall and the Beacon Theatre, we own the Forum in Inglewood, CA and The Chicago Theatre and have a long-term booking agreement with respect to the Wang Theatre in Boston, Massachusetts. Our venues provide multiple distribution outlets for our live entertainment content. Controlling and booking a network of venues enables us to leverage our unique brands and marketing assets, and provides the opportunity to increase utilization through more multi-night concerts and other events and more recurring high-profile events that help build our base of events.

•	Utilizing our integrated approach to marketing and sales. MSG Sports and MSG Entertainment possess powerful assets that when used in a complementary manner can create significant value for our business. For example:

–

Our sale of marketing partnerships allows us to use and sell our broad array of MSG Sports and MSG Entertainment assets together in order to maximize their collective value, both for the Company and for our marketing partners. This ability to offer compelling, broad-based marketing platforms that we believe are unparalleled in sports and entertainment has enabled us to attract world-class partners, such as our “Marquee” marketing partner, JPMorgan Chase, and our “Signature” marketing partners — Anheuser-Busch, Coca-Cola, Delta Airlines, Kia, Lexus and SAP.

–	We continue to forge deep direct-to-consumer relationships with customers and fans, with a focus on understanding how consumers interact with every aspect of the Company. A key component of this strategy is our large and growing proprietary customer database which drives revenue and engagement across segments, benefiting the Company through ticket sales, merchandise sales and sponsorship activation. This database provides us a greater opportunity to cross-promote our products and services, introducing customers to our wide range of assets and brands. For example, we have used our database to drive ticket sales to the Radio City Christmas Spectacular and New York Spring Spectacular from fans of our sports teams.

•	Leveraging our live entertainment and venue management expertise and our “artist first” approach. Our first-class venue management capabilities, along with our effective bookings strategy and proven expertise in sponsorships, marketing, ticketing and promotions, have positioned the Company as an industry leader in live entertainment. Part of what drives our success is our “artist first” approach, which includes creating artist-friendly environments and delivering top-tier service that not only attracts artists and athletes to our venues, but makes them want to come back, ensuring our customers experience the very best in live entertainment. For example, we have a track record of designing world-class venues that exceed artist expectations. This includes our renovations of Radio City Music Hall, the Beacon Theatre, The Garden and, most recently, the Forum, which once again delivers superior sound quality and an intimate feel, and now includes first-rate amenities such as nine star-caliber dressing rooms and dedicated areas for production and touring crews. We will continue to use our unique assets, expertise and approach to bring world-renowned artists, performers, athletes and partners to our venues, while also pursuing a strategy that includes using our resources, relationships and expertise to become a third-party management company for venues not owned or operated by Spinco.

•	Exploring additional ways to strengthen our core assets. Our commitment to strengthening our core assets is exemplified by the transformation of The Garden into a state-of-the-art facility (the “Transformation”) that enhances the experience for our customers, partners, athletes and entertainers and continues to attract even more marquee events, while driving growth across several categories, including ticket, suite, sponsorship, food, beverage and merchandise sales. The Transformation is designed to ensure The Garden’s continued and lasting prominence as a sports and entertainment venue and has driven significant revenue for the Company. The Transformation is discussed in greater detail under “Business — Our Business — Our Venues — The Garden Transformation.”

•	Continuing to explore external strategic opportunities. We will continue to seek strategic opportunities to add compelling assets and brands that resonate with our customers and partners, fit with our core competencies and allow new opportunities for growth across the Company. One of the ways we try to capitalize on our unique combination of dynamic assets, established industry relationships and deep customer connections is through strategic partnerships that bring together the expertise and capabilities of each partner, and enable us to team with recognized leaders in their fields and benefit from growth in those businesses. For example, in September 2013, we invested in Azoff MSG Entertainment LLC (“Azoff-MSG”), backed by one of the music and entertainment industry’s most respected and influential executives. The joint venture owns and operates existing music, media and entertainment businesses, while allowing us to pursue various businesses in the entertainment space. In addition, in March 2014, we invested in Tribeca Enterprises LLC (“Tribeca Enterprises”), bringing together two of New York’s cultural and entertainment icons to enhance the reach and impact of both brands, while creating new avenues for growth with one of the most respected teams in the film and entertainment industry. We are also co-producing New York Spring Spectacular with The Weinstein Company, a known leader in the development of content, and have also joined with The Weinstein Company on certain other live theatrical productions.

Key Challenges

Following the Distribution, we may face a number of challenges, both pre-existing and as a result of the Distribution, including:

•	intense competition in the markets and industries in which we operate;

•	dependence upon the continued popularity of our sports teams and our live productions;

•	the risk that New York Spring Spectacular, because it is a new production, may not achieve long-term popularity among audiences;

•	the trend in recent years of increasing operating expense, resulting in increasing net losses (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations”);

•	lack of an operating history as a stand-alone public company;

•	amount of, as well as volatility and less predictability in, our operating results and cash flow because Spinco’s results will not reflect the generally more predictable cash flow of the MSG Media business segment; and

•	volatility in the market price and trading volume of our common stock.

Company Information

We are a Delaware corporation with our principal executive offices at Two Pennsylvania Plaza, New York, NY, 10121. Our telephone number is +1 (212) 465-6000. Spinco is a holding company and conducts substantially all of its operations through its subsidiaries.

Spinco was incorporated on March 4, 2015 as an indirect, wholly-owned subsidiary of MSG. Prior to the Distribution, the Company will acquire the subsidiary of MSG that owns, directly and indirectly, the subsidiaries, businesses and other assets described in this information statement. Where we describe in this information statement our business activities, we do so as if these transfers have already occurred.

THE DISTRIBUTION

Please see “The Distribution” for a more detailed description of the matters described below.

Distributing Company	MSG, which is a sports, entertainment and media business. In addition to the MSG Sports and MSG Entertainment business segments that are being transferred to Spinco, MSG also owns and operates regional sports networks under its MSG Media business segment.

Distributed Company	Spinco, a wholly-owned indirect subsidiary of MSG, which will own and operate the sports and entertainment businesses currently owned and operated by MSG through its MSG Sports and MSG Entertainment segments and will own, lease or operate the arenas and other venues currently owned, leased or operated by MSG, as described in this information statement. Please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for information concerning these businesses.

Distribution Ratio	Each holder of MSG Class A Common Stock will receive a distribution of one share of our Class A Common Stock for every [—] share(s) of MSG Class A Common Stock held on the record date and each holder of MSG Class B Common Stock will receive a distribution of one share of our Class B Common Stock for every [—] share(s) of MSG Class B Common Stock held on the record date.

Securities to be Distributed	Based on [—] shares of MSG Class A Common Stock and [—] shares of MSG Class B Common Stock outstanding on [—], 2015, approximately [—] shares of our Class A Common Stock and [—] shares of our Class B Common Stock will be distributed. The shares of our common stock to be distributed will constitute all of the outstanding shares of our common stock immediately after the Distribution. MSG stockholders will not be required to pay for the shares of our common stock to be received by them in the Distribution, or to surrender or exchange shares of MSG common stock in order to receive our common stock, or to take any other action in connection with the Distribution.

Fractional Shares	Fractional shares of our common stock will not be distributed. Fractional shares of our Class A Common Stock will be aggregated and sold in the public market by the distribution agent and stockholders will receive a cash payment in lieu of a fractional share. Similarly, fractional shares of our Class B Common Stock will be aggregated, converted to Class A Common Stock, and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to the stockholders who would otherwise have received fractional interests. These proceeds generally will be taxable to those stockholders.

Distribution Agent, Transfer Agent and Registrar for the Shares	Wells Fargo Shareowner Services will be the distribution agent, transfer agent and registrar for the shares of our common stock.

Record Date	The record date is the close of business New York City time, on [—], 2015.

Distribution Date	11:59 p.m. on [—], 2015.

Material U.S. Federal Income Tax Consequences of the Distribution	MSG expects to obtain an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the distribution by MSG of our Class A Common Stock and Class B Common Stock to the holders of MSG Class A Common Stock and MSG Class B Common Stock, respectively (i.e., the Distribution), will qualify as a tax-free distribution under the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, for U.S. federal income tax purposes, the Distribution will not result in the recognition of gain to MSG with respect to the distribution of our Class A Common Stock or our Class B Common Stock to the MSG stockholders and, except to the extent a stockholder receives cash in lieu of fractional shares of our common stock, no income, gain or loss will be recognized by, and no amount will be included in the income of such holder upon the receipt of shares of our common stock pursuant to the Distribution. The opinion will not be binding on the Internal Revenue Service (“IRS”) or the courts. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.” MSG has also applied for a private letter ruling from the IRS regarding certain limited aspects of the Distribution. While certain transactions related to the Distribution that are not expected to be addressed by either the opinion or the private letter ruling could result in the recognition of income or gain by MSG, the impact of any such resulting tax is not expected to be material to MSG. The opinion and the private letter ruling will rely on factual representations and reasonable assumptions, which if incorrect or inaccurate may jeopardize the ability to rely on such opinion and letter ruling.

Stock Exchange Listing	There is not currently a public market for our common stock. We will apply for our Class A Common Stock to be listed on [NASDAQ] under the symbol “[—].” It is anticipated that trading will commence on a when-issued basis prior to the Distribution. On the first trading day following the date of the Distribution, when-issued trading in respect of our Class A Common Stock will end and regular-way trading will begin. Our Class B Common Stock will not be listed on a securities exchange.

Relationship between MSG and Us after the Distribution

Following the Distribution, we will be a public company and MSG will have no continuing stock ownership interest in us. Prior to the Distribution, we and MSG will enter into a distribution agreement (the “Distribution Agreement”) and several ancillary agreements for the purpose of accomplishing the distribution of our common stock to MSG’s common stockholders. These agreements also will govern our relationship with MSG subsequent to the Distribution and provide for the allocation of employee benefit, tax and some other liabilities and obligations attributable to periods prior to the Distribution. These agreements also will include arrangements with respect to transition services (the “Transition Services Agreement”) and a number of on-going commercial relationships. The Distribution Agreement includes an agreement that we and MSG agree to provide each other with appropriate indemnities with respect to liabilities arising out of the businesses being transferred to us by MSG. In connection with the Distribution, we will enter into media rights agreements with MSG that will provide our fans with the ability to watch locally televised home and away games of the Knicks and Rangers, as well as other programming related to our teams, on MSG’s award-winning regional sports networks. We are also party to other arrangements with MSG and its subsidiaries. See “Certain Relationships and Related Party Transactions.”

Following the Distribution there will be an overlap between the executive officers of the Company and MSG. One or more of our executive officers will also continue to serve in their respective roles at MSG. In addition, immediately following the Distribution, [—] of the members of our Board of Directors (or the “Board”) will also be directors of MSG, and [—] of our directors will continue to serve as officers and/or employees of MSG concurrently with their service on our Board. Certain of our directors and/or officers may also serve as directors, officers and/or employees of Cablevision Systems Corporation (“Cablevision”) and/or AMC Networks Inc. (“AMC Networks”).

See “Certain Relationships and Related Party Transactions — Certain Relationships and Potential Conflicts of Interest” and “Description of Capital Stock — Certain Corporate Opportunities and Conflicts” for a discussion of the policies that will be in place for dealing with potential conflicts of interest that may arise from our ongoing relationship with MSG, Cablevision and AMC Networks.

Control by Dolan Family	Following the Distribution, we will be controlled by Charles F. Dolan, members of his family and certain related family entities. We have been informed that Charles F. Dolan, these family members and the related entities will enter into a stockholders agreement (the “Stockholders Agreement”) relating, among other things, to the voting of their shares of our Class B Common Stock. As a result, following the Distribution, we will be a “controlled company” under the corporate governance rules of [NASDAQ]. Our Board of Directors has elected not to comply with the [NASDAQ] requirements for a majority independent board of directors and an independent corporate governance and nominating committee because of our status as a controlled company. Charles F. Dolan, members of his family and certain related family entities also control MSG, Cablevision and AMC Networks.

See “Risk Factors — General Risks — We are Controlled by the Dolan Family.” Immediately following the Distribution, [—] of the members of our Board of Directors will be members of the Dolan family.

Post-Distribution Dividend Policy	We do not expect to pay any cash dividends on our common stock in the foreseeable future. All decisions regarding the payment of dividends will be made by our Board of Directors from time to time in accordance with applicable law.

Risk Factors	Stockholders should carefully consider the matters discussed under “Risk Factors.”

SELECTED FINANCIAL DATA

The operating and balance sheet data included in the following selected financial data table have been derived from the combined financial statements of Spinco. The financial information presented below for periods prior to the Distribution date does not necessarily reflect what our results of operations and financial position would have been if we had operated as a separate publicly-traded entity during those periods. The selected financial data presented below should be read in conjunction with the combined financial statements included elsewhere in this information statement and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Six Months Ended December 31,		Years Ended June 30,
	2014	2013	2014	2013	2012
	(in thousands)
Operating Data:
Revenues	$515,730	$413,524	$913,615	$722,943	$728,867
Operating expenses:
Direct operating	336,906	291,825	714,825	533,282	530,307
Selling, general and administrative	114,402	94,594	221,109	176,139	171,757
Depreciation and amortization	59,563	39,274	91,709	72,551	62,940

Operating income (loss)	4,859	(12,169)	(114,028)	(59,029)	(36,137)
Other income (expense):
Equity in loss of nonconsolidated affiliates	(32,755)	(738)	(1,323)	—	—
Interest income (expense), net	173	(172)	20	(1,609)	(867)
Miscellaneous	75	23	95	3,497	7,072

Loss from operations before income taxes	(27,648)	(13,056)	(115,236)	(57,141)	(29,932)
Income tax expense	(446)	(848)	(1,697)	(1,133)	(6,350)

Net loss	$(28,094)	$(13,904)	$(116,933)	$(58,274)	$(36,282)

Balance Sheet Data:
Total assets	$2,165,161	$2,090,815	$2,137,191	$1,732,863	$1,580,868
Total divisional equity	1,219,062	1,160,709	1,191,203	916,764	828,735

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

The following is a brief summary of the terms of the Distribution. Please see “The Distribution” for a more detailed description of the matters described below.

Q:	What is the Distribution?

A:	The Distribution is the method by which MSG will separate the businesses of our Company from MSG’s other business, creating two separate, publicly-traded companies. In the Distribution, MSG will distribute to its stockholders all of the shares of our Class A Common Stock and Class B Common Stock that it owns. Following the Distribution, we will be a separate company from MSG, and MSG will not retain any ownership interest in us. The number of shares of MSG common stock you own will not change as a result of the Distribution.

Q:	What is being distributed in the Distribution?

A:	Approximately [—] million shares of our Class A Common Stock and [—] million shares of our Class B Common Stock will be distributed in the Distribution, based upon the number of shares of MSG Class A Common Stock and MSG Class B Common Stock outstanding on the record date. The shares of our Class A Common Stock and Class B Common Stock to be distributed by MSG will constitute all of the issued and outstanding shares of our Class A Common Stock and Class B Common Stock immediately after the Distribution. For more information on the shares being distributed in the Distribution, see “Description of Capital Stock — Class A Common Stock and Class B Common Stock.”

Q:	What will I receive in the Distribution?

A:	Holders of MSG Class A Common Stock will receive a distribution of one share of our Class A Common Stock for every [—] share(s) of MSG Class A Common Stock held by them on the record date, and holders of MSG Class B Common Stock will receive a distribution of one share of our Class B Common Stock for every [—] share(s) of MSG Class B Common Stock held by them on the record date. As a result of the Distribution, your proportionate interest in MSG will not change and you will own the same percentage of equity securities and voting power in Spinco as you previously did in MSG. For a more detailed description, see “The Distribution.”

Q:	What is the record date for the Distribution?

A:	Record ownership will be determined as the close of business New York City time, on [—], 2015, which we refer to as the record date. The person in whose name shares of MSG common stock are registered at the close of business on the record date is the person to whom shares of the Company’s common stock will be issued in the Distribution. As described below, MSG Class A Common Stock will not trade on an ex-dividend basis with respect to our common stock and, as a result, if a record holder of MSG Class A Common Stock sells those shares after the record date and on or prior to the Distribution date, the seller will be obligated to deliver to the purchaser the shares of our common stock that are issued in respect of the transferred MSG Class A Common Stock.

Q:	When will the Distribution occur?

A:	We expect that shares of our Class A Common Stock and Class B Common Stock will be distributed by the distribution agent, on behalf of MSG, effective at 11:59 p.m. on [—], 2015, which we refer to as the “Distribution date.”

Q:	What will the relationship between MSG and us be following the Distribution?

A:	Following the Distribution, we will be a public company and MSG will have no continuing stock ownership interest in us. In connection with the Distribution, we and MSG will enter into a Distribution Agreement and several other agreements for the purpose of accomplishing the Distribution of our common stock to MSG’s common stockholders. These agreements also will govern our relationship with MSG subsequent to the Distribution and provide for the allocation of employee benefit, tax and some other liabilities and obligations attributable to periods prior to the Distribution. These agreements will also include arrangements with respect to transition services under the Transition Services Agreement and a number of ongoing commercial relationships. The Distribution Agreement will provide that we and MSG agree to provide each other with appropriate indemnities with respect to liabilities arising out of the businesses being transferred to us by MSG. In connection with the Distribution, we will enter into media rights agreements with MSG that will provide our fans with the ability to watch locally televised home and away games of the Knicks and Rangers, as well as other programming related to our teams, on MSG’s award-winning regional sports networks. We will also be party to other arrangements with MSG and its subsidiaries. See “Certain Relationships and Related Party Transactions.” Following the Distribution, we and MSG will both be controlled by Charles F. Dolan, members of his family and certain related family entities.

Following the Distribution there will be an overlap between the executive officers of the Company and MSG. One or more of our executive officers will also continue to serve in their respective roles at MSG. In addition, immediately following the Distribution, [—] of the members of our Board of Directors will also be directors of MSG, and [—] of our directors will continue to serve as officers and/or employees of MSG concurrently with their service on our Board.

See “Certain Relationships and Related Party Transactions — Relationship Between MSG and Us After the Distribution” for a discussion of the policy that will be in place for dealing with potential conflicts of interest that may arise from our ongoing relationship with MSG, Cablevision and AMC Networks.

Q:	What do I have to do to participate in the Distribution?

A:	No action is required on your part. Stockholders of MSG on the record date for the Distribution are not required to pay any cash or deliver any other consideration, including any shares of MSG common stock, for the shares of our common stock distributable to them in the Distribution.

Q:	If I sell, on or before the Distribution date, shares of MSG Class A Common Stock that I held on the record date, am I still entitled to receive shares of Spinco Class A Common Stock distributable with respect to the shares of MSG Class A Common Stock I sold?

A:	No. No ex-dividend market will be established for our Class A Common Stock until the first trading day following the Distribution date. Therefore, if you own shares of MSG Class A Common Stock on the record date and thereafter sell those shares on or prior to the Distribution date, you will also be selling the shares of our Class A Common Stock that would have been distributed to you in the Distribution with respect to the shares of MSG Class A Common Stock you sell. Conversely, a person who purchases shares of MSG Class A Common Stock after the record date and on or prior to the Distribution date will be entitled to receive from the seller of those shares the shares of our Class A Common Stock issued in the Distribution with respect to the transferred MSG Class A Common Stock.

Q:	How will fractional shares be treated in the Distribution?

A:	If you would be entitled to receive a fractional share of our Class A Common Stock in the Distribution, you will instead receive a cash payment. See “The Distribution — Manner of Effecting the Distribution” for an explanation of how the cash payments will be determined.

Q:	How will MSG distribute shares of Spinco common stock to me?

A:	Holders of shares of MSG Class A Common Stock or Class B Common Stock on the record date will receive shares of the same class of our common stock, in book-entry form. See “The Distribution — Manner of Effecting the Distribution” for a more detailed explanation.

Q:	What is the reason for the Distribution?

A:	The potential benefits considered by MSG’s board of directors in making the determination to consummate the Distribution included the following:

•	to increase the aggregate value of the stock of MSG and the Company above the value that the stock of MSG would have had if it had continued to represent an interest in both the businesses of MSG and the Company, by (i) allowing each company to use its stock to pursue and achieve strategic objectives including evaluating and effectuating acquisitions and increasing the long-term attractiveness of equity compensation programs in a significantly more efficient and effective manner with significantly less dilution to existing stockholders and (ii) allowing each company to offer a more focused investment profile to investors; and

•	to provide each of MSG and the Company with increased flexibility to fully pursue its business plan including capital expenditures, investments and acquisitions that would be more difficult to consider or effectuate in the absence of the Distribution. This flexibility reflects the belief that investors in a company with the mix of assets that each of MSG and the Company will own following the Distribution will be more receptive to strategic initiatives that MSG and the Company may respectively pursue.

MSG’s board of directors also considered several factors that might have a negative effect on MSG as a result of the Distribution. MSG’s common stock may come under initial selling pressure as certain MSG stockholders sell their shares because they are not interested in holding an investment in MSG’s remaining business. Moreover, certain factors such as a lack of comparable public companies may limit investors’ ability to appropriately value MSG’s common stock. In addition, the Distribution would separate from MSG the businesses and assets of the Company, which represent significant value, in a transaction that produces no direct economic consideration for MSG. Because the Company will no longer be part of MSG, the Distribution also will separate the outright ownership of the rights to Knicks and Rangers games from MSG and affect the terms of, or limit the ability of MSG to pursue, cross-company business transactions and initiatives with Spinco. Finally, following the Distribution, MSG and its remaining business will need to absorb certain corporate and administrative costs previously allocated to its MSG Sports and MSG Entertainment segments.

MSG’s board of directors considered certain aspects of the Distribution that may be adverse to the Company. The Company’s common stock may come under initial selling pressure as certain MSG stockholders sell their shares in the Company because they are not interested in holding an investment in the Company’s businesses. Moreover, certain factors such as a lack of comparable public companies may limit investors’ ability to appropriately value the Company’s common stock. Because the Company will no longer be part of MSG, the Distribution also will limit the ability of the Company to pursue cross-company business transactions and initiatives with other businesses of MSG. In addition, after the Distribution, the Company’s results will not reflect the generally more predictable cash flow from the MSG Media business segment, which may result in more volatile and less predictable operating results and cash flow for the Company. Finally, as a result of the Distribution, the Company will bear significant incremental costs associated with being a publicly held company.

Q:	What are the federal income tax consequences to me of the Distribution?

A:

MSG expects to obtain an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the distribution by MSG of our Class A Common Stock and Class B Common Stock to the holders of MSG Class A Common Stock and MSG Class B Common Stock, respectively (i.e., the

Distribution), will qualify as a tax-free distribution under the Code. Accordingly, for U.S. federal income tax purposes, the Distribution will not result in the recognition of gain to MSG with respect to the distribution of our Class A Common Stock or our Class B Common Stock to the MSG stockholders and, except to the extent that you receive cash in lieu of fractional shares of our common stock, you will not recognize income, gain or loss, and no amount will be included in your income upon the receipt of shares of our common stock pursuant to the Distribution. The opinion will not be binding on the IRS or the courts. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.” MSG has also applied for a private letter ruling from the IRS regarding certain limited aspects of the Distribution. The opinion and the private letter ruling will rely on factual representations and reasonable assumptions, which if incorrect or inaccurate may jeopardize the ability to rely on such opinion and letter ruling.

Q:	Does Spinco intend to pay cash dividends?

A:	No. We do not expect to pay any cash dividends on our common stock in the foreseeable future. All decisions regarding the payment of dividends will be made by our Board of Directors from time to time in accordance with applicable law.

Q:	How will Spinco common stock trade?

A:	There is not currently a public market for our common stock. We will apply to list our Class A Common Stock on [NASDAQ] under the symbol “[—].” It is anticipated that trading will commence on a when-issued basis prior to the Distribution. On the first trading day following the Distribution date, when-issued trading in respect of our Class A Common Stock will end and regular-way trading will begin. Our Class B Common Stock will not be listed on a securities exchange.

Q:	Will the Distribution affect the trading price of my MSG Class A Common Stock?

A:	Yes. After the distribution of our Class A Common Stock, the trading price of MSG Class A Common Stock may be lower than the trading price of the MSG Class A Common Stock immediately prior to the Distribution. Moreover, until the market has evaluated the operations of MSG without the operations of MSG Sports, MSG Entertainment and our venues and arenas, which collectively comprise Spinco, the trading price of MSG Class A Common Stock may fluctuate significantly. MSG believes that the separation of the Company from MSG offers its stockholders the greatest long-term value. However, the combined trading prices of MSG Class A Common Stock and Spinco Class A Common Stock after the Distribution may be lower than the trading price of MSG Class A Common Stock prior to the Distribution. See “Risk Factors” beginning on page 21.

Q:	Can MSG decide to cancel the Distribution?

A:	Yes. The occurrence of the Distribution will be subject to certain conditions, including the final approval of the MSG board of directors. The MSG board of directors may, in its sole and absolute discretion, determine to impose or waive conditions to the Distribution or abandon the Distribution. For example, it is expected that the Distribution will be conditioned upon the successful completion of a debt financing that meets the needs of both MSG and Spinco to effect the Distribution and operate independently following the Distribution. If the MSG board of directors decides to cancel the Distribution or otherwise materially amend the terms of the Distribution, MSG will notify stockholders of such decision by issuing a press release and/or filing a current report on Form 8-K.

Q:	Do I have appraisal rights?

A:	No. Holders of MSG common stock are not entitled to appraisal rights in connection with the Distribution.

Q:	Who is the transfer agent for Spinco common stock?

A:	Wells Fargo Shareowner Services, P.O. Box 64874, St. Paul, Minnesota 55164-0854.

Q:	Where can I get more information?

A:	If you have questions relating to the mechanics of the Distribution of shares of Spinco common stock, you should contact the distribution agent:

Wells Fargo Shareowner Services, P.O. Box 64874, St. Paul, Minnesota 55164-0874. Telephone: 1-800-468-9716. Corporate website: http://www.wellsfargo.com/shareownerservices.

Before the Distribution, if you have questions relating to the Distribution, you should contact:

The Madison Square Garden Company

Investor Relations Department

Two Pennsylvania Plaza

New York, NY 10121

Telephone: 1-212-631-5422

After the Distribution, if you have questions relating to Spinco, you should contact:

MSG Spinco, Inc.

Investor Relations Department

Two Pennsylvania Plaza

New York, NY 10121

Telephone: 1-212-465-6000

THE DISTRIBUTION

General

We will distribute all of the outstanding shares of our Class A Common Stock to the holders of MSG Class A Common Stock and all of the outstanding shares of our Class B Common Stock to the holders of MSG Class B Common Stock. We refer to this distribution of securities as the “Distribution.” In the Distribution, each holder of MSG common stock will receive a distribution of one share of our common stock for every [—] share(s) of MSG common stock held as of the close of business, New York City time, on [—], 2015, which will be the record date.

Manner of Effecting the Distribution

The general terms and conditions relating to the Distribution are set forth in the Distribution Agreement between us and MSG. Under the Distribution Agreement, the Distribution will be effective at 11:59 p.m. on [—], 2015. For most MSG stockholders who own MSG common stock in registered form on the record date, our transfer agent will credit their shares of our common stock to book entry accounts established to hold these shares. Our distribution agent will send these stockholders a statement reflecting their ownership of our common stock. Book entry refers to a method of recording stock ownership in our records in which no physical certificates are used. For stockholders who own MSG common stock through a broker or other nominee, their shares of our common stock will be credited to these stockholders’ accounts by the broker or other nominee. As further discussed below, fractional shares will not be distributed. Following the Distribution, stockholders whose shares are held in book entry form may request that their shares of our common stock be transferred to a brokerage or other account at any time, as well as delivery of physical stock certificates for their shares, in each case without charge.

MSG STOCKHOLDERS WILL NOT BE REQUIRED TO PAY FOR SHARES OF OUR COMMON STOCK RECEIVED IN THE DISTRIBUTION, OR TO SURRENDER OR EXCHANGE SHARES OF MSG COMMON STOCK IN ORDER TO RECEIVE OUR COMMON STOCK, OR TO TAKE ANY OTHER ACTION IN CONNECTION WITH THE DISTRIBUTION. NO VOTE OF MSG STOCKHOLDERS IS REQUIRED OR SOUGHT IN CONNECTION WITH THE DISTRIBUTION, AND MSG STOCKHOLDERS HAVE NO APPRAISAL RIGHTS IN CONNECTION WITH THE DISTRIBUTION.

Fractional shares of our common stock will not be issued to MSG stockholders as part of the Distribution or credited to book entry accounts. In lieu of receiving fractional shares, each holder of MSG common stock who would otherwise be entitled to receive a fractional share of our common stock will receive cash for the fractional interest, which generally will be taxable to such holder. An explanation of the tax consequences of the Distribution can be found below in the subsection captioned “— Material U.S. Federal Income Tax Consequences of the Distribution.” The distribution agent will, as soon as practicable after the Distribution date, aggregate fractional shares of our Class A Common Stock into whole shares and sell them in the open market at the prevailing market prices and distribute the aggregate proceeds, net of brokerage fees, ratably to MSG Class A stockholders otherwise entitled to fractional interests in our Class A Common Stock. Similarly, fractional shares of our Class B Common Stock will be aggregated, converted to Class A Common Stock, and sold in the public market by the distribution agent. The amount of such payments will depend on the prices at which the aggregated fractional shares are sold by the distribution agent in the open market shortly after the Distribution date.

See “Executive Compensation — Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards,” for a discussion of how outstanding MSG options, restricted shares, restricted stock units and performance awards will be affected by the Distribution.

In order to be entitled to receive shares of our common stock in the Distribution, MSG stockholders must be stockholders of record of MSG common stock at the close of business New York City time, on the record date, [—], 2015.

Reasons for the Distribution

MSG’s board of directors has determined that separation of our businesses from MSG’s other business is in the best interests of MSG and its stockholders. The potential benefits considered by MSG’s board of directors in making the determination to consummate the Distribution included the following:

•	to increase the aggregate value of the stock of MSG and the Company above the value that the stock of MSG would have had if it had continued to represent an interest in both the businesses of MSG and the Company, by (i) allowing each company to use its stock to pursue and achieve strategic objectives including evaluating and effectuating acquisitions and increasing the long-term attractiveness of equity compensation programs in a significantly more efficient and effective manner with significantly less dilution to existing stockholders and (ii) allowing each company to offer a more focused investment profile to investors; and

•	to provide each of MSG and the Company with increased flexibility to fully pursue its business plan including capital expenditures, investments and acquisitions that would be more difficult to consider or effectuate in the absence of the Distribution. This flexibility reflects the belief that investors in a company with the mix of assets that each of MSG and the Company will own following the Distribution will be more receptive to strategic initiatives that MSG and the Company may respectively pursue.

MSG’s board of directors also considered several factors that might have a negative effect on MSG as a result of the Distribution. MSG’s common stock may come under initial selling pressure as certain MSG stockholders sell their shares because they are not interested in holding an investment in MSG’s remaining business. In addition, the Distribution would separate from MSG the businesses and assets of the Company, which represent significant value, in a transaction that produces no direct economic consideration for MSG. Because the Company will no longer be part of MSG, the Distribution also will separate the outright ownership of the rights to Knicks and Rangers games from MSG and affect the terms of, or limit the ability of MSG to pursue, cross-company business transactions and initiatives with Spinco. Finally, following the Distribution, MSG and its remaining business will need to absorb certain corporate and administrative costs previously allocated to its MSG Sports and MSG Entertainment segments.

MSG’s board of directors considered certain aspects of the Distribution that may be adverse to the Company. The Company’s common stock may come under initial selling pressure as certain MSG stockholders sell their shares in the Company because they are not interested in holding an investment in the Company’s businesses. Moreover, certain factors such as a lack of comparable public companies may limit investors’ ability to appropriately value the Company’s common stock. Because the Company will no longer be part of MSG, the Distribution also will limit the ability of the Company to pursue cross-company business transactions and initiatives with other businesses of MSG. Finally, as a result of the Distribution, the Company will bear significant incremental costs associated with being a publicly held company.

Results of the Distribution

After the Distribution, we will be a public company owning and operating the sports and entertainment businesses currently constituting MSG’s MSG Sports and MSG Entertainment segments and owning, leasing or operating the arenas and other venues currently owned, leased or operated by MSG. Immediately after the Distribution, we expect to have approximately [—] holders of record of our Class A Common Stock and [—] holders of record of our Class B Common Stock and approximately [—] million shares of Class A Common Stock and [—] million shares of Class B Common Stock outstanding, based on the number of stockholders of record and outstanding shares of MSG common stock on [—], 2015 and after giving effect to the delivery to stockholders of cash in lieu of fractional shares of our common stock. The actual number of shares to be distributed will be determined on the record date. You can find information regarding options, restricted stock units and restricted stock that will be outstanding after the Distribution in the section captioned, “Executive Compensation — Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards.” We and MSG will both be controlled by Charles F. Dolan, members of his family and certain related family entities.

In connection with the Distribution, we will enter into media rights agreements with MSG that will provide our fans with the ability to watch locally televised home and away games of the Knicks and Rangers, as well as other programming related to our teams, on MSG’s award-winning regional sports networks. Prior to the Distribution, we will enter into a number of agreements with MSG (and certain of its subsidiaries) pursuant to which we will provide management and other services to MSG, including with respect to such areas as employee matters, tax and other services. We will also be party to other arrangements with MSG and its subsidiaries pursuant to which MSG will provide certain services to us.

The Distribution will not affect the number of outstanding shares of MSG common stock or any rights of MSG stockholders.

Material U.S. Federal Income Tax Consequences of the Distribution

The following is a summary of the material U.S. federal income tax consequences of the Distribution to us, MSG and MSG stockholders. This summary is based on the Code, the regulations promulgated under the Code by the Department of Treasury, and interpretations of such authorities by the courts and the IRS, all as of the date of this information statement and all of which are subject to change at any time, possibly with retroactive effect. This summary is limited to holders of MSG common stock that are U.S. holders, as defined below, that hold their shares of MSG common stock as capital assets, within the meaning of section 1221 of the Code. Further, this summary does not discuss all tax considerations that may be relevant to holders of MSG common stock in light of their particular circumstances, nor does it address the consequences to holders of MSG common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including arrangements treated as partnerships for U.S. federal income tax purposes), persons who acquired such shares of MSG common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in public securities, and persons who hold their shares of MSG common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. This summary does not address any U.S. federal estate, gift or other non-income tax consequences or any applicable state, local, foreign, or other tax consequences. Each stockholder’s individual circumstances may affect the tax consequences of the Distribution.

For purposes of this summary, a “U.S. holder” is a beneficial owner of MSG common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable U.S. Department of Treasury regulations to be treated as a U.S. person.

If a partnership (including any arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of MSG common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of MSG common stock should consult its tax advisor regarding the tax consequences of the Distribution.

MSG expects to obtain an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the distribution by MSG of our Class A Common Stock and Class B Common Stock to the holders of MSG Class A Common Stock and MSG Class B Common Stock, respectively (i.e., the Distribution), will qualify as a tax-free distribution under the Code. The opinion will not be binding on the IRS or the courts. MSG has also applied for a private letter ruling from the IRS regarding certain limited aspects of the Distribution. While certain transactions related to the Distribution that are not expected to be addressed by either the opinion or the private letter ruling could result in the recognition of income or gain by MSG, the impact of any such resulting tax is not expected to be material to MSG. The opinion and the private letter ruling will rely on factual representations and reasonable assumptions, which if incorrect or inaccurate may jeopardize the ability to rely on such opinion and letter ruling.

On the basis of the opinion and the ruling we expect to receive, and assuming that MSG common stock is a capital asset in the hands of a MSG stockholder on the Distribution date:

•	Except for any cash received in lieu of a fractional share of our common stock, a MSG stockholder will not recognize any income, gain or loss as a result of the receipt of our common stock in the Distribution.

•	A MSG stockholder’s holding period for our common stock received in the Distribution will include the period for which that stockholder’s MSG common stock was held.

•	A MSG stockholder’s tax basis for our common stock received in the Distribution will be determined by allocating to that common stock, on the basis of the relative fair market values of MSG common stock and our common stock at the time of the Distribution, a portion of the stockholder’s basis in its MSG common stock. A MSG stockholder’s basis in its MSG common stock will be decreased by the portion allocated to our common stock. Within a reasonable period of time after the Distribution, MSG will provide its stockholders who receive our common stock pursuant to the Distribution with a worksheet for calculating their tax bases in our common stock and their MSG common stock.

•	The receipt of cash in lieu of a fractional share of our common stock generally will be treated as a sale of the fractional share of our common stock, and a MSG stockholder will recognize gain or loss equal to the difference between the amount of cash received and the stockholder’s basis in the fractional share of our common stock, as determined above. The gain or loss will be long-term capital gain or loss if the holding period for the fractional share of our common stock, as determined above, is more than one year.

•	The Distribution will not be a taxable transaction to us or MSG. However, certain transactions related to the Distribution that are not expected to be addressed by either the opinion or the private letter ruling could result in the recognition of income or gain by MSG, but the impact of any such resulting tax is not expected to be material to MSG.

If the Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, MSG would recognize taxable gain in an amount equal to the excess of the fair market value of the common stock of our Company over MSG’s tax basis therein, (i.e., as if it had sold the common stock of our Company in a taxable sale for its fair market value.) In addition, the receipt by MSG stockholders of common stock of our Company would be a taxable distribution, and each U.S. holder that participated in the Distribution would recognize a taxable distribution as if the U.S. holder had received a distribution equal to the fair market value of our common stock that was distributed to it, which generally would be treated first as a taxable dividend to the extent of MSG’s earnings and profits, then as a non-taxable return of capital to the extent of each U.S. holder’s tax basis in its MSG common stock, and thereafter as capital gain with respect to any remaining value.

Even if the Distribution otherwise qualifies for tax-free treatment under the Code, the Distribution may be disqualified as tax-free to MSG and would result in a significant U.S. federal income tax liability to MSG (but not to the MSG stockholders) under Section 355(e) of the Code if the Distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest by vote or value, in MSG or us. For this purpose, any acquisitions of MSG’s stock or our stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although MSG or we may be able to rebut that presumption. The process for determining whether a prohibited acquisition has occurred under the rules described in this paragraph is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. MSG or we might inadvertently cause or permit a prohibited change in the ownership of MSG or us to occur, thereby triggering tax to MSG, which could have a material adverse effect. If such an acquisition of our stock or MSG’s stock triggers the application of Section 355(e), MSG would recognize taxable gain equal to the excess of the fair market value of the common stock of our Company held by it immediately before the Distribution over MSG’s tax basis therein, but the Distribution would be tax-free to each MSG stockholder. In certain circumstances, under the tax disaffiliation agreement between MSG and us (the “Tax Disaffiliation Agreement”), we would be required to indemnify MSG against that taxable gain if it were triggered by an acquisition of our stock. Please see “Certain Relationships and Related Party Transactions — Relationship Between MSG and Us After the Distribution — Tax Disaffiliation Agreement” for a more detailed discussion of the Tax Disaffiliation Agreement between MSG and us.

Payments of cash in lieu of a fractional share of any common stock of our Company made in connection with the Distribution may, under certain circumstances, be subject to backup withholding, unless a holder provides proof of an applicable exception or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the holder furnishes the required information to the IRS.

U.S. Treasury regulations require certain MSG stockholders with significant ownership in MSG that receive shares of our stock in the Distribution to attach to their U.S. federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate to show that the Distribution is tax-free under the Code. Within a reasonable period of time after the Distribution, MSG will provide its stockholders who receive our common stock pursuant to the Distribution with the information necessary to comply with such requirement.

The Company has not made a determination as to whether we will be deemed to be a “United States real property holding corporation” (a “USRPHC”), as defined in section 897(c)(2) of the Code. In general, we will be a USRPHC if 50% or more of the fair market value of our assets constitute “United States real property interests” within the meaning of the Code. However, the determination of whether we are a USRPHC turns on the relative fair market value of our United States real property interests and our other assets, and because the USRPHC rules are complex, we can give no assurance as to our USRPHC status after the Distribution. A beneficial owner of MSG common stock that is not a U.S. holder should consult its tax advisor as to the particular tax consequences that would be applicable to such holder if we are treated as a USRPHC after the Distribution.

EACH MSG STOCKHOLDER SHOULD CONSULT ITS TAX ADVISOR ABOUT THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Listing and Trading of Our Common Stock

There is not currently a public market for our common stock. We will apply for our Class A Common Stock to be listed on [NASDAQ] under the symbol “[—].” Assuming that such listing application is approved, it is anticipated that trading will commence on a when-issued basis prior to the Distribution. On the first trading day following the Distribution date, when-issued trading in our Class A Common Stock will end and regular-way trading will begin. “When-issued trading” refers to trading which occurs before a security is actually issued. These transactions are conditional with settlement to occur if and when the security is actually issued and

[NASDAQ] determines transactions are to be settled. “Regular way trading” refers to normal trading transactions, which are settled by delivery of the securities against payment on the third business day after the transaction.

We cannot assure you as to the price at which our Class A Common Stock will trade before, on or after the Distribution date. Until our Class A Common Stock is fully distributed and an orderly market develops in our Class A Common Stock, the price at which such stock trades may fluctuate significantly. In addition, the combined trading prices of our Class A Common Stock and MSG Class A Common Stock held by stockholders after the Distribution may be less than, equal to, or greater than the trading price of the MSG Class A Common Stock prior to the Distribution. Our Class B Common Stock will not be listed on a securities exchange or publicly traded.

The shares of our common stock distributed to MSG stockholders will be freely transferable, except for shares received by people who may have a special relationship or affiliation with us or shares subject to contractual restrictions. People who may be considered our affiliates after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with us. This may include certain of our officers, directors and significant stockholders. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from the registration requirements of the Securities Act, or in compliance with Rule 144 under the Securities Act. As described under “Shares Eligible for Future Sale — Registration Rights Agreements,” we expect that certain persons will have registration rights with respect to our stock.

Reason for Furnishing this Information Statement

This information statement is being furnished by MSG solely to provide information to stockholders of MSG who will receive shares of our common stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We and MSG will not update the information in this information statement except in the normal course of our and MSG’s respective public disclosure obligations and practices.

RISK FACTORS

You should carefully consider the following risk factors and all the other information contained in this information statement in evaluating us and our common stock.

Risks Relating to Our Sports Business

Our Sports Business Faces Intense and Wide-Ranging Competition, Which May Have a Material Negative Effect on Our Business and Results of Operations.

The success of a sports business, like ours, is dependent upon the performance and/or popularity of its franchises. Our Knicks and Rangers and other sports franchises compete, in varying respects and degrees, with other live sporting events, and with sporting events delivered over television networks, radio, the Internet and online services, mobile applications and other alternative sources. For example, our sports teams compete for attendance, viewership and advertising with a wide range of alternatives available in the New York City metropolitan area. During some or all of the basketball and hockey seasons, our sports teams face competition, in varying respects and degrees, from professional baseball (including the Yankees and the Mets), professional football (including the Giants and the Jets), professional soccer (including the New York Red Bulls and the New York City Football Club) and each other. For fans who prefer the unique experience of NHL hockey, we must compete with two other NHL hockey teams located in the New York City metropolitan area (the Islanders and the Devils) as well as, in varying respects and degrees, with other NHL hockey teams and the NHL itself. Similarly, for those fans attracted to the equally unique experience of NBA basketball, we must compete with another NBA team located in the New York City metropolitan area (the Nets) as well as, in varying respects and degrees, with other NBA teams and the NBA itself.

As a result of the large number of options available, we face strong competition for the New York area sports fan. We must compete with these other sports teams and sporting events, in varying respects and degrees, including on the basis of the quality of the teams we field, their success in the leagues in which they compete, our ability to provide an entertaining environment at our games, prices we charge for tickets and the viewing availability of our teams on multiple media alternatives. Given the nature of sports, there can be no assurance that we will be able to compete effectively, including with companies that may have greater resources than we have, and as a consequence, our business and results of operations may be materially negatively affected.

Our Businesses Are Substantially Dependent on the Continued Popularity and/or Competitive Success of the Knicks and Rangers, Which Cannot Be Assured.

Our financial results have historically been dependent on, and are expected to continue to depend in large part on, the Knicks and Rangers remaining popular with our fan bases and, in varying degrees, on the teams achieving on-court and on-ice success, which can generate fan enthusiasm, resulting in sustained ticket, premium seating, suite, concession and merchandise sales during the season. In addition, the popularity of our teams can impact television ratings, which could affect the long-term value of the telecast rights for the Knicks and/or Rangers. Furthermore, success in the regular season may qualify a team for participation in post-season playoffs, which provides us with additional revenue by increasing the number of games played by our teams and, more importantly, by generating increased excitement and interest in our teams, which can improve attendance and television ratings in subsequent seasons. There can be no assurance that any sports team, including the Knicks and Rangers, will compete in post-season play in the future.

Our Basketball and Hockey Decisions, Especially Those Concerning Player Selection and Salaries, May Have a Material Negative Effect on Our Business and Results of Operations.

Creating and maintaining our sports teams’ popularity and/or on-court and on-ice competitiveness is key to the success of our sports business. Accordingly, efforts to improve our revenues and earnings from operations from period to period may be secondary to actions that management believes will generate long-term value. As with other sports teams, the competitive positions of our sports teams depend primarily on our ability to develop, obtain and retain talented players, coaches and team executives, for which we compete with other professional sports teams. Our efforts in this regard may include, among other things, trading for highly compensated players, signing draft picks, free agents or current players to new contracts, engaging in salary arbitration with existing players and terminating and waiving players. Any of these actions could increase expenses for a particular period, subject to any salary cap restrictions contained in the respective leagues’ collective bargaining agreements (each, a “CBA”). There can be no assurance that any actions taken by management to increase our long-term value will be successful.

A significant factor in our ability to attract and retain talented players is player compensation. NBA and NHL player salaries have generally increased significantly and may continue to increase. Although collective bargaining agreements between the NBA and the National Basketball Players Association (“NBPA”) and the NHL and the National Hockey League Players’ Association (“NHLPA”) generally cap league-wide player salaries at a prescribed percentage of league-wide revenues, we may pay our players different aggregate salaries and a different proportion of our revenues than other NBA or NHL franchises. Future collective bargaining agreements may increase the percentage of league-wide revenues to which NBA or NHL players are entitled or impose other conditions, which may further increase our costs. In addition, we may also be obligated to pay the NBA a luxury tax each year, the calculation of which is determined by a formula based on the aggregate salaries paid to our NBA players. The Knicks were an NBA luxury tax payer with respect to the 2012-13 and 2013-14 seasons and incurred a luxury tax expense of $8.3 million and $38.1 million with respect to the 2012-13 and 2013-14 seasons, respectively. The Knicks expect to be an NBA luxury tax payer in the 2014-15 season and estimate the 2014-15 season’s luxury tax expense will be approximately $5.2 million. If the Knicks are ultimately an NBA luxury tax payer for the 2014-15 season as well as for either of the 2015-16 or 2016-17 seasons, our NBA luxury tax obligations may increase substantially. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — MSG Sports — Expenses — Player Salaries, Escrow System/Revenue Sharing and NBA Luxury Tax — NBA Luxury Tax.”

We have incurred, and may in the future incur, significant charges for costs associated with transactions relating to players on our sports teams for season-ending and career-ending injuries and for trades, waivers and contract terminations of players and other team personnel, including team executives. These transactions can result in significant charges as the Company recognizes the estimated ultimate costs of these events in the period in which they occur, although amounts due to these individuals are generally paid over their remaining contract terms. These expenses add to the volatility of the results of our MSG Sports segment.

The Actions of the Basketball and Hockey Leagues May Have a Material Negative Effect on Our Business and Results of Operations.

The governing bodies of the NBA (including the WNBA and the NBADL) and the NHL have certain rights under certain circumstances to take actions that they deem to be in the best interests of their respective leagues, which may not necessarily be consistent with maximizing our results of operations and which could affect our teams in ways that are different than the impact on other teams. Certain of these decisions by the NBA or the NHL could have a material negative effect on our business and results of operations. From time to time, we may disagree with or challenge actions the leagues take or the power and authority they assert. The following discussion highlights certain areas in which decisions of the NBA and the NHL could materially affect our businesses.

The NBA and the NHL may assert control over certain matters, under certain circumstances, that may affect our revenues such as the national and international rights to telecast the games of league members, including the Knicks and Rangers, licensing of the rights to produce and sell merchandise bearing the logos and/or other intellectual property of our teams and the leagues, and the Internet-based activities of our teams. The NBA and NHL have each entered into agreements regarding the national and international telecasts of NBA and NHL games. We receive a share of the income the NBA and the NHL generate from these contracts, which expire from time to time. There can be no assurance that the NBA or the NHL will be able to renew these contracts following their expiration on terms as favorable to us as those in the current agreements or that we will continue to receive the same level of revenues in the future. We receive significant revenues from MSG for the right to telecast games of the Knicks and Rangers. Changes to league rules, regulations and/or agreements, including national and international telecast rights, could also impact the availability of games covered by our local telecast rights and could negatively affect the rights fees we receive from MSG and our business and results of operations. The leagues have asserted control over certain other important decisions, under certain circumstances, such as the length and format of the playing season, including preseason and playoff schedules, the operating territories of the member teams, admission of new members, franchise relocations, labor relations with the players associations, collective bargaining, free agency, and luxury taxes and revenue sharing. Decisions on these matters, some of which are also subject to the terms of the relevant collective bargaining agreement, may materially negatively affect our business and results of operations. In addition, the NBA imposes a luxury tax and escrow system with respect to player salaries and a revenue sharing plan. For fiscal year 2014, the Knicks recorded $23.1 million in revenue sharing expenses, net of escrow receipts. For a discussion of the NBA luxury tax impacts, see “— Our Basketball and Hockey Decisions, Especially Those Concerning Player Selection and Salaries, May Have a Material Negative Effect on Our Business and Results of Operations” above.

The NBA and the NHL have imposed certain restrictions on the ability of owners to undertake some types of transactions in respect of teams, including a change in ownership, a relocation of a team and certain types of financing transactions. In certain instances, these restrictions could impair our ability to proceed with a transaction that is in the best interest of the Company and its stockholders if we were unable to obtain any required league approvals in a timely manner or at all.

The leagues impose certain rules that define, under certain circumstances, the territories in which we operate, including the markets in which our games can be telecast. Changes to these rules could have a material negative effect on our business and results of operations.

Each league’s governing body has imposed a number of rules, regulations, guidelines, bulletins, directives, policies and agreements upon its teams. Changes to these provisions may apply to our sports teams and their personnel, and the Company as a whole, regardless of whether we agree or disagree with such changes, have voted against such changes or have challenged them through other means, and it is possible that any such changes could materially negatively affect our business and results of operations to the extent they are ultimately determined to bind our teams. The commissioners of each of the NBA and NHL assert significant authority to take certain actions on behalf of their respective leagues under certain circumstances. Decisions by the commissioners of the NBA and the NHL, including on the matters described above, may materially negatively affect our businesses and results of operations. The leagues’ governing documents and our agreements with the leagues purport to limit the manner in which we may challenge decisions and actions by a league commissioner or the league itself.

Injuries to Players on Our Sports Teams Could Hinder Our Success.

To the degree that our financial results are dependent on our sports teams’ popularity and/or on-court and on-ice success, the likelihood of achieving such popularity or competitive success may, given the nature of sports, be substantially impacted by serious and/or untimely injuries to key players. Nearly all of our Knicks and Rangers players, including those with multi-year contracts, have partially or fully guaranteed contracts, meaning that in some cases (subject to the terms of the applicable player contract and CBA), a player or his estate may be entitled to receive his salary even if the player dies or is unable to play as a result of injury. These salaries represent significant financial commitments for our sports teams. We are generally insured against having to pay salaries in the event of a player’s death and seek to obtain disability insurance policies for substantially all of our material player contracts. In the event of injuries sustained resulting in lost services (as defined in the insurance policies), generally the insurance policies provide for payment to us of a portion of the player’s salary for the remaining term of the contract or until the player can resume play, in each case following a deductible number of missed games. Such insurance may not be available in every circumstance or on terms that are commercially feasible or such insurance may contain significant dollar limits and/or exclusions from coverage for preexisting medical conditions. We may choose not to obtain (or may not be able to obtain) such insurance in some cases and we may change coverage levels (or be unable to change coverage levels) in the future.

In the absence of disability insurance, we may be obligated to pay all of an injured player’s salary. In addition, player disability insurance policies do not cover any NBA luxury tax that we may be required to pay under the NBA CBA. For purposes of determining NBA luxury tax under the NBA CBA, salary payable to an injured player is included in team salary, unless and until that player’s salary is removed from the team salary for purposes of calculating NBA luxury tax which, pursuant to the terms of the NBA CBA, requires a waiting period of one year and satisfaction of other conditions. Replacement of an injured player may result in an increase in salary and NBA luxury tax expense for us.

Risks Relating to Our Entertainment Business

Our Entertainment Business Faces Intense and Wide-Ranging Competition Which May Have a Material Negative Effect on Our Business and Results of Operations.

Our entertainment business competes, in certain respects and to varying degrees, with other leisure-time activities such as television, radio, motion pictures, sporting events, other live performances, the Internet, and online and mobile services, including sites for online content distribution, video on demand and other alternative sources of entertainment and information, in addition to competing for concerts with other event venues for total entertainment dollars in our marketplace. The success of our entertainment business is largely dependent on the continued success of our Radio City Christmas Spectacular, and, to a lesser extent, the availability of, and our venues’ ability to attract concerts, family shows and other events, competition for which is intense, and the ability of acts to attract strong attendance at our venues. For example, The Garden, The Theater at Madison Square Garden, Radio City Music Hall and the Beacon Theatre all compete with other entertainment options in the New York City metropolitan area. The Forum, The Chicago Theatre and the Wang Theatre face similar competition from other entertainment options in their respective markets and elsewhere.

Further, in order to maintain the competitive positions of The Garden and our other venues, we must invest on a continuous basis in state-of-the-art technology and facility maintenance while maintaining a competitive pricing structure for events that may be held in our venues, many of which have alternative venue options available to them in New York and other cities. In addition, we invest a substantial amount in our Radio City Christmas Spectacular and in new productions, including New York Spring Spectacular, a new large-scale theatrical production for Radio City Music Hall, to continue to attract audiences. We cannot assure you that such investments will generate revenues that are sufficient to justify our investment or even that exceed our expenses.

The Success of Our Entertainment Business Depends on the Continued Popularity of Our Live Productions, Particularly the Radio City Christmas Spectacular, the Decline of Which Could Have a Material Negative Effect on Our Business and Results of Operations.

The financial results of our entertainment business are dependent on the popularity of our live productions, particularly the Radio City Christmas Spectacular at Radio City Music Hall, which represented 31% of our MSG Entertainment segment’s revenues in fiscal year 2014. Should the popularity of the Radio City Christmas Spectacular decline, our revenues from ticket sales, and concession and merchandise sales would likely also decline, and we might not be able to replace the lost revenue with revenues from other sources.

Our Strategy for Our Entertainment Business Includes the Development of New Live Productions and the Possible Addition of New Venues, Each of Which Could Require Us to Make Considerable Investments for Which There Can Be No Guarantee of Success.

As part of our business strategy, we intend to develop new productions and live entertainment events, which may include expansions or enhancements of our existing productions or relationships or the creation of entirely new live productions. Expansion or enhancement of productions and/or the development of new productions could require significant upfront investment in sets, staging, creative processes, casting and advertising and dislocation of other alternative sources of entertainment that may have played in our venues absent these productions. For example, we are investing in New York Spring Spectacular, a new large-scale theatrical production for Radio City Music Hall. To the extent that any efforts at expanding or enhancing productions or creating new productions do not result in a viable live show, or to the extent that any such productions do not achieve expected levels of popularity among audiences, we may be subject to a write-down of all or a portion of such investments. In addition, any delay in launching such productions or enhancements could result in the incurrence of operating costs which may not be recouped. For example, the Company postponed and significantly revised New York Spring Spectacular from its planned debut in March 2014. Our strategy also involves the possible investment in, or the operation or acquisition of, venues, in our current markets and markets beyond New York, Los Angeles, Chicago and Boston. Any such additions may involve purchasing or acquiring control of, or an investment in, existing venues, renovating acquired venues or constructing new venues and could require significant investment. For example, in January 2014 we re-opened the Forum, the iconic arena in Inglewood, CA, which we acquired in June 2012. In pursuing such an expansion strategy, we will face risks, potentially including risks associated with the construction of new facilities or renovations of existing facilities, such as cost overruns and construction delays, risks associated with financing, such as the potential lack of available financing to commence or complete an acquisition, development or renovation, risks associated with operating in new or existing markets and the risk that we may lose all or a part of our investment in any additional venues.

General Risks

Our Business Has Been Adversely Impacted and May, in the Future, Be Materially Adversely Impacted by an Economic Downturn and Financial Instability.

Our businesses depend upon the ability and willingness of consumers and businesses to purchase tickets (including season tickets) at our facilities, to license suites at The Garden and to spend on concessions and merchandise. In addition, our business is dependent upon advertising and sponsorship revenues. As a result, instability and weakness of the U.S. and global economies and the negative effects on consumers’ and businesses’ discretionary spending may materially negatively affect our business and results of operations.

We Have in Past Periods Incurred Substantial Operating Losses, Negative Adjusted Operating Cash Flow and Negative Cash Flow and There is No Assurance We Will Have Operating Income, Positive Adjusted Operating Cash Flow or Positive Cash Flow in the Future.

We have in past periods incurred significant operating losses and negative cash flow and there is no assurance that we will have operating income or positive cash flow in the future. Our MSG Entertainment segment recognized operating losses during the years ended June 30, 2014 and 2013 and our MSG Sports segment recognized an operating loss during the year ended June 30, 2014 due to increased operating expenses. Significant operating losses may limit our ability to raise necessary financing, or to do so on favorable terms, as such losses could be taken into account by potential investors, lenders and the organizations that issue investment ratings on our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — MSG Sports — Factors Affecting Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — MSG Entertainment — Factors Affecting Operating Results.”

Our Operating Results and Cash Flow Can Vary Substantially from Period to Period.

Our operating results and cash flow reflect significant variation from period to period and will continue to do so in the future. Therefore, period-to-period comparisons of our operating results may not necessarily be meaningful and the operating results of one period are not indicative of our financial performance during a full fiscal year. This variability may adversely affect our business, results of operations and financial condition.

Severe Weather May Impact Events at Our Venues, Which May Have a Material Negative Effect on Our Business and Results of Operations.

Weather conditions in the New York metropolitan area and other locations in which we own or operate venues may affect patron attendance as well as sales of tickets, concessions and merchandise, among other things. Weather conditions may also require us to cancel or postpone events. Any of these events may have a material negative effect on our business and results of operations.

Our Business Could be Adversely Affected by Terrorist Activity or the Threat of Terrorist Activity and Other Developments that Discourage Congregation at Prominent Places of Public Assembly.

The success of our businesses is dependent upon the willingness and ability of patrons to attend events at our venues. The venues we operate, like all prominent places of public assembly, could be the target of terrorist activities or other actions that discourage attendance. Any such activity at one of our venues could result in a material negative effect on our business and results of operations. In addition, terrorist activity or other actions that discourage attendance at other locations, or even the threat of such activity, could result in reduced attendance at our venues. Similarly, a major epidemic or pandemic, or the threat of such an event, could adversely affect attendance at our events.

We May Pursue Acquisitions and Other Strategic Transactions to Complement or Expand our Business that May Not be Successful; We Have Significant Investments in Businesses We Do Not Control.

From time to time, we explore opportunities to purchase or invest in other businesses, venues or assets that could complement, enhance or expand our current business or that might otherwise offer us growth opportunities. Any transactions that we are able to identify and complete may involve risks, including the commitment of significant capital, the incurrence of indebtedness, the diversion of management’s attention and resources from our existing business to develop and integrate the acquired or combined business, the risk of not achieving the intended results and the exposure to losses if the underlying transactions or ventures are not successful. We have significant investments in businesses that we account for under the equity method of accounting. We do not control the day-to-day operations of these businesses. Additionally, these businesses are subject to laws, rules and other circumstances, and have risks in their operations, which may be similar to, or different from, those to which we are subject. To the extent that these investments are not successful, we may be subject to a write-down of all or a portion of such investments. Any of the foregoing risks could result in a material negative effect on our business and results of operations or adversely impact the value of our investments.

We Do Not Own All of Our Venues and Our Failure to Renew Our Leases or Booking Agreement on Economically Attractive Terms May Have a Material Negative Effect on Our Business and Results of Operations; Our Lease on Radio City Music Hall Requires Us to Maintain a Certain Net Worth or Meet Certain Other Requirements.

The lease on Radio City Music Hall expires in 2023. We have the option to renew the lease for an additional ten years by providing two years’ notice prior to the initial expiration date. Similarly, we lease the Beacon Theatre pursuant to a lease that expires in 2026. We have entered into a booking agreement with respect to the Wang Theatre in Boston. Our booking agreement expires in 2019 and we have the option to renew the agreement at that time for an additional ten years by providing two years’ notice prior to the initial expiration date. If we are unable to renew these leases or the booking agreement on economically attractive terms, our business could be materially negatively affected. In addition, the Spinco entity that guarantees the Radio City Music Hall lease is required to maintain a certain net worth or, if such net worth is not maintained, the entity must either post a letter of credit or provide cash collateral.

We Are Subject to Extensive Governmental Regulation and Our Failure to Comply with These Regulations May Have a Material Negative Effect on Our Business and Results of Operations.

Our operations are subject to federal, state and local laws and regulations.

We hold liquor licenses at each of our venues and are subject to licensing requirements with respect to the sale of alcoholic beverages in the jurisdictions in which we serve those beverages. Failure to receive or retain, or the suspension of, liquor licenses or permits could interrupt or terminate our ability to serve alcoholic beverages at the applicable venue and could have a material negative effect on our business and our results of operations. Additional regulation relating to liquor licenses may limit our activities in the future or significantly increase the cost of compliance, or both. In the jurisdictions in which our venues are located, we are subject to statutes that generally provide that serving alcohol to a visibly intoxicated or minor patron is a violation of the law and may provide for strict liability for such violations. Our liability insurance coverage may not be adequate or available to cover any potential liability.

We and our venues are subject to environmental laws and regulations relating to the use, disposal, storage, emission and release of hazardous and non-hazardous substances, as well as zoning and noise level restrictions which may affect, among other things, the operations of our venues. Additionally, certain laws and regulations could hold us strictly, jointly and severally responsible for the remediation of hazardous substance contamination at our facilities or at third-party waste disposal sites, and could hold us responsible for any personal or property damage related to any contamination. Any requirements to dispose of, or remediate, such hazardous or non-hazardous materials and any associated costs and impact on operations of such efforts may be heightened as a result of the purchase, construction or renovation of a venue.

Our venues are subject to zoning and building regulations including permits relating to the operation of The Garden. In addition, The Garden requires a zoning special permit. The original permit was granted by the New York City Planning Commission in 1963 and renewed in July 2013 for 10 years. In connection with the renewal, certain government officials and special interest groups sought to use the renewal process to pressure us to improve Penn Station or to relocate The Garden. There can be no assurance regarding the future renewal of the permit or the terms thereof.

Our businesses are, and may in the future be, subject to a variety of other laws and regulations, including licensing, permitting, and historic designation and similar requirements; working conditions, labor, immigration and employment laws; health, safety and sanitation requirements; compliance with the Americans With Disabilities Act; and privacy laws.

Our failure to comply with applicable governmental laws and regulations, or to maintain necessary permits or licenses, could have a material negative effect on our business and results of operations.

Our Properties are Subject to, and Benefit from, Certain Easements, the Availability of Which May Not Continue on Terms Favorable to Us or at All.

Our properties are subject to, and benefit from, certain easements. For example, the “breezeway” into the Madison Square Garden Complex (which includes both The Garden and The Theater at Madison Square Garden) from Seventh Avenue in New York City is a significant easement that we share with other property owners. Our ability to continue to utilize this and other easements, including for advertising purposes, requires us to comply with a number of conditions. Moreover, certain adjoining property owners have easements over our property, which we are required to maintain so long as those property owners meet certain conditions. It is possible that we will be unable to continue to access or maintain any easements on terms favorable to us, or at all, which could have a material negative effect on our business and results of operations.

We May Be Exposed to Business, Reputational and Litigation Risk if There is Loss, Disclosure or Misappropriation of or Access to Our Customers’ or Employees’ Personal Information or Other Breaches of Our Information Security.

Through our operations, we collect and store certain personal information and payment card information that our customers provide to make purchases, register on our web sites, or otherwise communicate and interact with us. These activities require the use of online services and centralized data storage, including through third party service providers. Our ability to safeguard our customers’ personal information and other confidential information, including Company and employee data, is important to our business. We take these matters seriously and have taken significant steps to protect consumer, employee and confidential information. Nevertheless, our information technology and other systems that maintain and transmit consumer information may be compromised by a malicious penetration of our network security, or that of a third party service provider. As a result, our customers’ or employees’ personal information may be lost, disclosed, accessed or taken without their consent, and the security of our other confidential information may be compromised.

Any penetration of our network security or other misappropriation or misuse of personal consumer or employee information could subject us to business interruption and litigation and our reputation could be damaged, which could have an material negative effect on our business and results of operations.

A Change to or Withdrawal of New York City Real Estate Tax Exemption May Have a Material Negative Effect on Our Business and Results of Operations.

Many arenas, ballparks and stadiums nationally and in New York City have received significant public support, such as tax exempt financing, other tax benefits, direct subsidies and other contributions, including for public infrastructure critical to the facilities such as parking lots and transit improvements. Our Madison Square Garden Complex benefits from a more limited real estate tax exemption pursuant to an agreement with the City of New York, subject to certain conditions, and legislation enacted by the State of New York in 1982. For fiscal year 2015 this tax exemption will result in an annual after-tax benefit to net income of approximately $23.4 million. From time to time there have been calls to repeal or amend the tax exemption. Repeal or amendment would require legislative action by New York State. There can be no assurance that the tax exemption will not be amended in a manner adverse to us or repealed in its entirety, either of which could have a material negative effect on our business and results of operations.

We May Require Financing to Fund Our Ongoing Operations and Capital Expenditures, the Availability of Which is Highly Uncertain.

The capital and credit markets can experience volatility and disruption. Such markets can exert extreme downward pressure on stock prices and upward pressure on the cost of new debt capital and can severely restrict credit availability for most issuers.

Our business has been characterized by significant expenditures for properties, businesses, renovations and productions. In the future we may engage in transactions that depend on our ability to obtain financing. We may also seek financing to fund our ongoing operations.

Depending upon conditions in the financial markets and/or the Company’s financial performance, we may not be able to raise capital on favorable terms, or at all. In addition, as described above, the leagues in which our sports teams compete may have, under certain circumstances, approval rights over certain financing transactions, and in connection with those rights, could affect our ability to obtain such financing. If we are unable to pursue our current and future spending programs, we may be forced to cancel or scale back those programs. Failure to successfully pursue our capital expenditure and other spending plans could negatively affect our ability to compete effectively and have a material negative effect on our business and results of operations.

Our Business is Subject to Seasonal Fluctuations.

Our revenues have been seasonal and we expect they will continue to be seasonal. For example, 35% of our MSG Entertainment segment’s revenues and 12% of our combined revenues in fiscal year 2014 were derived from our Radio City Christmas Spectacular franchise. Revenues of the MSG Entertainment segment are highest in the second quarter of our fiscal year when these performances primarily occur. As a result, MSG Entertainment earned a disproportionate amount of its revenue and operating income in the second quarter of each fiscal year. Similarly, because of the nature of the NBA and NHL playing seasons, revenues from our sports teams are concentrated in the second and third quarters of each fiscal year.

Organized Labor Matters May Have a Material Negative Effect on Our Business and Results of Operations.

Our business is dependent upon the efforts of unionized workers. Any labor disputes, such as strikes or lockouts, with the unions with which we have collective bargaining agreements could have a material negative effect on our business and results of operations (including our ability to produce or present concerts, theatrical productions, sporting events and other events).

NBA players are covered by a CBA between the NBPA and the NBA. NHL players are covered by a CBA between the NHLPA and the NHL. Both the NBA and the NHL have experienced labor difficulties in the past and may have labor issues in the future. Labor difficulties may include players’ strikes or management lockouts. For example, the NBA has experienced labor difficulties, including a lockout during the 1998-99 season, which resulted in the regular season being shortened from 82 to 50 games, and a lockout during the 2011-12 season, which resulted in the regular season being shortened from 82 games to 66 games. The current NBA CBA expires after the 2020-21 season (although the NBA and NBPA each have the right to terminate the CBA effective following the 2016-17 season). The NHL has also experienced labor difficulties, including a lockout during the 1994-95 NHL season, which resulted in the regular season being shortened from 84 to 48 games, a lockout beginning in September 2004, which resulted in the cancellation of the entire 2004-05 NHL season and a lockout during the 2012-13 NHL season, which resulted in the regular season being shortened from 82 to 48 games. The current NHL CBA expires on September 15, 2022 (although the NHL and NHLPA each have the right to terminate the CBA effective following the 2019-20 season).

The Unavailability of Systems Upon Which We Rely May Have a Material Negative Effect on Our Business and Results of Operations.

We rely upon various internal and third-party software or systems in the operation of our business, including, with respect to ticket sales, credit card processing, point of sale transactions, database, inventory, human resource management and financial systems. From time to time, certain of these arrangements may not be covered by long-term agreements. The failure or unavailability of these internal or third-party services or systems, depending upon its severity and duration, could have a material negative effect on our business and results of operations.

We May Become Subject to Infringement or Other Claims Relating to Our Content or Technology.

From time to time, third parties may assert against us alleged intellectual property (e.g., copyright, trademark and patent) or other claims relating to our productions, technologies or other content or material, some of which may be important to our business. In addition, our productions could potentially subject us to claims of defamation or similar types of allegations. Any such claims, regardless of their merit, could cause us to incur significant costs. In addition, if we are unable to continue use of certain intellectual property rights, our business and results of operations could be materially negatively impacted.

There Is the Risk of Personal Injuries and Accidents in Connection with Our Venues, Which Could Subject Us to Personal Injury or Other Claims; We are Subject to the Risk of Adverse Outcomes In Other Types of Litigation.

There are inherent risks associated with producing and hosting events and operating, maintaining or renovating our venues. As a result, personal injuries, accidents and other incidents have occurred and may occur from time to time, which could subject us to claims and liabilities. Incidents in connection with events at any of our venues could also reduce attendance at our events, and cause a decrease in our revenue and operating income.

While we seek to obtain contractual indemnities for events at our venues and we maintain insurance policies that provide coverage for incidents in the ordinary course of business, there can be no assurance that such indemnities or insurance will be adequate at all times and in all circumstances.

From time to time, we become subject to other kinds of litigation. The outcome of litigation is inherently unpredictable. As a result, we could incur liability from litigation which could be material and for which we may have inadequate or no insurance coverage or be subject to other forms of relief which might adversely affect the Company.

Because There Has Not been Any Public Market for Our Common Stock, the Market Price and Trading Volume of Our Common Stock May be Volatile and You May Not be Able to Resell Your Shares at or Above the Initial Market Price of Our Stock Following the Distribution.

Prior to the Distribution, there will have been no regular way trading market for our common stock. We cannot predict the extent to which investors’ interest will lead to a liquid trading market or whether the market price of our common stock will be volatile. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this information statement or for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or negative developments for our customers, competitors or suppliers, as well as general economic and industry conditions.

The Combined Post-Distribution Value of MSG and Spinco Shares May Not Equal or Exceed the Pre-Distribution Value of MSG Shares.

After the Distribution, MSG Class A Common Stock will continue to be listed and traded on NASDAQ. We will apply to list Spinco Class A Common Stock on [NASDAQ] under the symbol “[—].” We cannot assure you that the combined trading prices of MSG Class A Common Stock and Spinco Class A Common Stock after the Distribution, as adjusted for any changes in the combined capitalization of these companies, will be equal to or greater than the trading price of MSG Class A Common Stock prior to the Distribution. Until the market has fully evaluated the business of MSG without the business of Spinco, the price at which MSG Class A Common Stock trade may fluctuate significantly. Similarly, until the market has fully evaluated the business of Spinco, the price at which shares of Spinco Class A Common Stock trade may fluctuate significantly.

The Distribution Could Result in Significant Tax Liability.

MSG expects to obtain an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the distribution by MSG of our Class A Common Stock and Class B Common Stock to the holders of MSG Class A Common Stock and MSG Class B Common Stock, respectively (i.e., the Distribution), will qualify as a tax-free distribution under the Code. Accordingly, for U.S. federal income tax purposes, the Distribution will not result in the recognition of gain to MSG with respect to the distribution of our Class A Common Stock or our Class B Common Stock to the MSG stockholders and, except to the extent a stockholder receives cash in lieu of fractional shares of our common stock, no income, gain or loss will be recognized by, and no amount will be included in the income of such holder upon the receipt of shares of our common stock pursuant to the Distribution. The opinion will not be binding on the IRS or the courts. See “The Distribution —Material U.S. Federal Income Tax Consequences of the Distribution.” MSG has also applied for a private letter ruling from the IRS regarding certain limited aspects of the Distribution. While certain transactions related to the Distribution that are not expected to be addressed by either the opinion or the private letter ruling could result in the recognition of income or gain by MSG, the impact of any such resulting tax is not expected to be material to MSG. The opinion and the private letter ruling will rely on factual representations and reasonable assumptions, which if incorrect or inaccurate may jeopardize the ability to rely on such opinion and letter ruling.

If the Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, MSG would recognize taxable gain in an amount equal to the excess of the fair market value of the common stock of our Company over MSG’s tax basis therein (i.e., as if it had sold the common stock of our Company in a taxable sale for its fair market value). In addition, the receipt by MSG stockholders of common stock of our Company would be a taxable distribution, and each U.S. holder that participated in the Distribution would recognize a taxable distribution as if the U.S. holder had received a distribution equal to the fair market value of our common stock that was distributed to it, which generally would be treated first as a taxable dividend to the extent of MSG’s earnings and profits, then as a non-taxable return of capital to the extent of each U.S. holder’s tax basis in its MSG common stock, and thereafter as capital gain with respect to any remaining value. It is expected that the amount of any such taxes to MSG stockholders and MSG would be substantial. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

We May Have a Significant Indemnity Obligation to MSG if the Distribution Is Treated as a Taxable Transaction.

We will enter into a Tax Disaffiliation Agreement with MSG, which will set out each party’s rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the Distribution and related matters such as the filing of tax returns and the conduct of IRS and other audits. Pursuant to the Tax Disaffiliation Agreement, we will be required to indemnify MSG for losses and taxes of MSG resulting from the breach of certain covenants and for certain taxable gain recognized by MSG, including as a result of certain acquisitions of our stock or assets. If we are required to indemnify MSG under the circumstances set forth in the Tax Disaffiliation Agreement, we may be subject to substantial liabilities, which could materially adversely affect our financial position.

The Tax Rules Applicable to the Distribution May Restrict Us from Engaging in Certain Corporate Transactions or From Raising Equity Capital Beyond Certain Thresholds for a Period of Time After the Distribution.

To preserve the tax-free treatment of the Distribution to MSG and its stockholders, under the Tax Disaffiliation Agreement with MSG, for the two-year period following the Distribution, we will be subject to restrictions with respect to:

•	entering into any transaction pursuant to which 50% or more of our shares or assets would be acquired, whether by merger or otherwise, unless certain tests are met;

•	issuing equity securities, if any such issuances would, in the aggregate, constitute 50% or more of the voting power or value of our capital stock;

•	certain repurchases of our common shares;

•	ceasing to actively conduct our business;

•	amendments to our organizational documents (i) affecting the relative voting rights of our stock or (ii) converting one class of our stock to another;

•	liquidating or partially liquidating; and

•	taking any other action that prevents the Distribution and certain related transactions from being tax-free.

These restrictions may limit our ability during such period to pursue strategic transactions of a certain magnitude that involve the issuance or acquisition of our stock or engage in new businesses or other transactions that might increase the value of our business. These restrictions may also limit our ability to raise significant amounts of cash through the issuance of stock, especially if our stock price were to suffer substantial declines, or through the sale of certain of our assets. For more information, see the sections entitled “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution” and “Certain Relationships and Related Party Transactions — Relationship Between MSG and Us After the Distribution — Tax Disaffiliation Agreement.”

We Do Not Have an Operating History as a Public Company.

In the past, our operations have been a part of MSG and MSG provided us with various financial, operational and managerial resources for conducting our businesses. Following the Distribution, we will maintain our own credit and banking relationships and perform our own financial and operational functions. We cannot assure you that we will be able to successfully put in place the financial, operational and managerial resources necessary to operate as a public company or that we will be able to be profitable doing so.

Our Historical Financial Results as Business Segments of MSG and Our Unaudited Pro Forma Combined Financial Statements May Not be Representative of Our Results as a Separate, Stand-Alone Company.

The historical financial information we have included in this information statement has been derived from the consolidated financial statements and accounting records of MSG and does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone company during the periods presented. Although MSG did account for our sports and entertainment businesses as separate business segments, we were not operated as a separate, stand-alone company for the historical periods presented. The historical costs and expenses reflected in our combined financial statements include an allocation for certain corporate functions historically provided by MSG, including general corporate expenses and employee benefits and incentives. These allocations were based on what we and MSG considered to be reasonable reflections of the historical utilization levels of these services required in support of our business. The historical information does not necessarily indicate what our results of operations, financial position, cash flows or costs and expenses will be in the future. Our pro forma financial information set forth under “Unaudited Pro Forma Combined Financial Information” reflects changes to our funding and operations as a result of the separation. However, there can be no assurances that this unaudited pro forma combined financial information will appropriately reflect our costs as a publicly-traded company.

We May Incur Material Costs and Expenses as a Result of Our Separation from MSG.

We may incur costs and expenses greater than those we currently incur as a result of our separation from MSG. These increased costs and expenses may arise from various factors, including financial reporting and costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”)). In addition, we expect to either maintain similar or have increased corporate and administrative costs and expenses to those we incurred while part of MSG, even though following the Distribution Spinco will be a smaller, stand-alone company. We cannot assure you that these costs will not be material to our business.

If, Following the Distribution, We are Unable to Satisfy the Requirements of Section 404 of the Sarbanes-Oxley Act, or Our Internal Control Over Financial Reporting is Not Effective, the Reliability of Our Financial Statements May be Questioned and Our Stock Price May Suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. To comply with this statute, we will eventually be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal control over financial reporting, and our independent auditors will be required to issue an opinion on the Company’s internal controls over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

The Reduced Disclosure Requirements Applicable to Us as an “Emerging Growth Company” May Make Our Class A Common Stock Less Attractive to Investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may avail ourselves of certain exemptions from various reporting requirements of public companies that are not “emerging growth companies,” including, but not limited to, an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and, like smaller reporting companies, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may remain an emerging growth company for up to five full fiscal years following the Distribution. We would cease to be an emerging growth company, and, therefore, become ineligible to rely on the above exemptions, (a) if we have more than $1 billion in annual revenue in a fiscal year, (b) if we issue more than $1 billion of non-convertible debt over a three-year period or (c) on the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which would generally occur after: (i) we have filed at least one annual report; (ii) we have been a Securities and Exchange Commission ( “SEC”) reporting company for at least 12 months; and (iii) the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.

If some investors find our common stock less attractive as a result of the exemptions available to us as an emerging growth company, there may be a less active trading market for our common stock and our value may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.

We are Controlled by the Dolan Family.

We have two classes of common stock:

•	Class A Common Stock, which is entitled to one vote per share and is entitled collectively to elect 25% of our Board of Directors; and

•	Class B Common Stock, which is generally entitled to ten votes per share and is entitled collectively to elect the remaining 75% of our Board of Directors.

As of the Distribution date, the Dolan family, including trusts for the benefit of members of the Dolan family, will collectively own all of our Class B Common Stock, [—]% of our outstanding Class A Common Stock and approximately [—]% of the total voting power of all our outstanding common stock. Of this amount, Charles F. Dolan, a director and the father of James L. Dolan, the Executive Chairman, and his spouse control approximately 59% of our outstanding Class B Common Stock, [—]% of our outstanding Class A Common Stock and approximately [—]% of the total voting power of all our outstanding common stock. The members of the Dolan family holding Class B Common Stock will execute prior to the Distribution a voting agreement that has the effect of causing the voting power of the holders of our Class B Common Stock to be cast as a block with respect to all matters to be voted on by holders of Class B Common Stock. The Dolan family is able to prevent a change in control of our Company and no person interested in acquiring us will be able to do so without obtaining the consent of the Dolan family. Charles F. Dolan, members of his family and certain related family entities, by virtue of their stock ownership, have the power to elect all of our directors subject to election by holders of Class B Common Stock and are able collectively to control stockholder decisions on matters on which holders of all classes of our common stock vote together as a single class. These matters could include the amendment of some provisions of our certificate of incorporation and the approval of fundamental corporate transactions.

In addition, the affirmative vote or consent of the holders of at least 66- 2⁄3% of the outstanding shares of the Class B Common Stock, voting separately as a class, is required to approve:

•	the authorization or issuance of any additional shares of Class B Common Stock, and

•	any amendment, alteration or repeal of any of the provisions of our certificate of incorporation that adversely affects the powers, preferences or rights of the Class B Common Stock.

As a result, Charles F. Dolan, members of his family and certain related family entities also collectively have the power to prevent such issuance or amendment.

The members of the Dolan family group have entered into an agreement with the Company in which they agree that, during the 12-month period beginning on the Distribution date, the Dolan family group must obtain the prior approval of a majority of the Company’s Independent Directors prior to acquiring common stock of the Company through a tender offer that results in members of the Dolan family group owning more than 50% of the total number of outstanding shares of common stock of the Company. For purposes of this agreement, the term “Independent Directors” means the directors of the Company who have been determined by our Board of Directors to be independent directors for purposes of [NASDAQ] corporate governance standards.

Following the Distribution, the Company and MSG will still be controlled by Charles F. Dolan, members of his family and certain related family entities. Charles F. Dolan, members of his family and certain related family entities also control Cablevision and AMC Networks.

We Have Elected to Be a “Controlled Company” for [NASDAQ] Purposes Which Allows Us Not to Comply with Certain of the Corporate Governance Rules of [NASDAQ].

We have been informed that, prior to the Distribution, Charles F. Dolan, members of his family and certain related family entities will enter into a Stockholders Agreement relating, among other things, to the voting of their shares of our Class B Common Stock. As a result, following the Distribution, we will be a “controlled company” under the corporate governance rules of [NASDAQ]. As a controlled company, we will have the right to elect not to comply with the corporate governance rules of [NASDAQ] requiring: (i) a majority of independent directors on our Board, (ii) an independent corporate governance and nominating committee and (iii) an independent compensation committee. Our Board of Directors has elected for the Company to be treated as a “controlled company” under [NASDAQ] corporate governance rules and not to comply with the [NASDAQ] requirement for a majority independent board of directors and for an independent corporate governance and nominating committee because of our status as a controlled company. Nevertheless, we expect our Board of Directors to elect to comply with the [NASDAQ] requirement for an independent compensation committee.

Future Stock Sales, Including as a Result of the Exercise of Registration Rights by Certain of Our Stockholders, Could Adversely Affect the Trading Price of Our Class A Common Stock.

All of the shares of Class A Common Stock will be freely tradable without restriction or further registration under the Securities Act unless the shares are owned by our “affiliates” as that term is defined in the rules under the Securities Act. Shares held by “affiliates” may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 which is summarized under “Shares Eligible for Future Sale.” Further, we plan to file a registration statement to cover the shares issued under our equity-based benefit plans.

As described under “Shares Eligible for Future Sale — Registration Rights Agreements,” certain parties have registration rights covering a portion of our shares. We expect to enter into registration rights agreements with Charles F. Dolan, certain Dolan family interests, the Dolan Children’s Foundation and the Dolan Family Foundation that provide them with “demand” and “piggyback” registration rights with respect to approximately [—] shares of Class A Common Stock, including shares issuable upon conversion of shares of Class B Common

Stock. Sales of a substantial number of shares of Class A Common Stock could adversely affect the market price of the Class A Common Stock and could impair our future ability to raise capital through an offering of our equity securities.

Transfers and Ownership of Our Common Stock Are Subject to Restrictions Under Rules of the NBA and the NHL and Our Certificate of Incorporation Provides Us with Remedies Against Holders Who Do Not Comply with Those Restrictions.

The Company is the owner of professional sports franchises in the NBA and the NHL. As a result, transfers and ownership of our common stock are subject to certain restrictions under the constituent documents of the NBA and the NHL as well as the Company’s consent agreements with the NBA and the NHL in connection with their approval of the Distribution. These restrictions are described under “Description of Capital Stock – Class A Common Stock and Class B Common Stock – Transfer Restrictions.” In order to protect the Company and its NBA and NHL franchises from sanctions that might be imposed by the NBA or the NHL as a result of violations of these restrictions, our amended and restated certificate of incorporation provides that, if a transfer of shares of our common stock to a person or the ownership of shares of our common stock by a person requires approval or other action by a league and such approval or other action was not obtained or taken as required, the Company shall have the right by written notice to the holder to require the holder to dispose of the shares of common stock which triggered the need for such approval. If a holder fails to comply with such a notice, in addition to any other remedies that may be available, the Company may redeem the shares at 85% of the fair market value of those shares.

We Will Share One or More Key Executives and Directors with MSG, Cablevision and/or AMC, Which Means Those Executives Will Not Devote Their Full Time and Attention to Our Affairs and the Overlap May Give Rise to Conflicts.

Following the Distribution, one or more of our executive officers will also continue to serve in their respective roles at MSG. As a result, following the Distribution, not all of our executive officers will be devoting their full time and attention to the Company’s affairs. In addition, immediately following the Distribution, [—] members of our Board of Directors will also be directors of MSG. Furthermore, following the Distribution, certain of our directors and/or officers may also serve as directors, officers and/or employees of Cablevision and/or AMC Networks concurrently with their service as directors and/or officers of the Company. The overlapping officers and directors may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, there will be the potential for a conflict of interest when we or MSG, Cablevision, and/or AMC Networks and their respective subsidiaries and successors (each of the foregoing an “Other Entity”) look at certain acquisitions and other corporate opportunities that may be suitable for more than one of the companies. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that will exist between an Other Entity on the one hand and us on the other hand. In addition, after the Distribution, certain of our directors and officers will continue to own stock and options to purchase stock of an Other Entity, as well as cash performance awards with any payout based on those companies’ performance, including [—]. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for our Company and an Other Entity. See “Certain Relationships and Related Party Transactions — Certain Relationships and Potential Conflicts of Interest” for a discussion of certain procedures we will institute to help ameliorate such potential conflicts that may arise.

Our Overlapping Directors and Executive Officers with MSG, Cablevision and/or AMC Networks May Result in the Diversion of Corporate Opportunities to MSG, Cablevision and/or AMC Networks and Other Conflicts and Provisions in Our Amended and Restated Certificate of Incorporation May Provide Us No Remedy in That Circumstance.

The Company’s amended and restated certificate of incorporation will acknowledge that directors and officers of the Company (the “Overlap Persons”) may also be serving as directors, officers, employees, consultants or agents of an Other Entity, and that the Company may engage in material business transactions with such Other Entities. The Company will renounce its rights to certain business opportunities and the Company’s amended and restated certificate of incorporation will provide that no director or officer of the Company who is also serving as a director, officer, employee, consultant or agent of one or more of the Other Entities will be liable to the Company or its stockholders for breach of any fiduciary duty that would otherwise occur by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in our amended and restated certificate of incorporation) to one or more of the Other Entities instead of the Company, or does not refer or communicate information regarding such corporate opportunities to the Company. These provisions in our amended and restated certificate of incorporation will also expressly validate certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and the Other Entities and, to the fullest extent permitted by law, provide that the actions of the overlapping directors or officers in connection therewith are not breaches of fiduciary duties owed to the Company, any of its subsidiaries or their respective stockholders. See “Description of Capital Stock — Certain Corporate Opportunities and Conflicts.”

BUSINESS

We are a Delaware corporation with our principal executive offices at Two Pennsylvania Plaza, New York, NY, 10121. Our telephone number is +1 (212) 465-6000. Spinco is a holding company and conducts substantially all of its operations through its subsidiaries.

Spinco was incorporated on March 4, 2015 as an indirect, wholly-owned subsidiary of MSG. Prior to the Distribution, the Company will acquire the subsidiary of MSG that owned, directly and indirectly, the subsidiaries, businesses and other assets described in this information statement. Where we describe in this information statement our business activities, we do so as if these transfers have already occurred.

General

Spinco is a live sports and entertainment business comprised of dynamic and powerful assets and brands that grew from The Garden, widely known as “The World’s Most Famous Arena.” Drawing on its celebrated history, the Company builds iconic brands that set the standard for excellence and innovation while forging deep connections with diverse and passionate audiences. With a portfolio of celebrated venues, legendary sports teams, and exclusive entertainment productions, the Company’s two business segments — MSG Sports and MSG Entertainment — work together to deliver exceptional experiences that endure for generations.

MSG Sports owns and operates the following professional sports franchises: the Knicks of the NBA, the Rangers of the NHL, the Liberty of the WNBA, the Hartford Wolf Pack of the AHL and the Westchester Knicks of the NBADL. In addition, MSG Sports promotes, produces and/or presents a broad array of other live sporting events, including professional boxing, college basketball, professional bull riding and tennis.

MSG Entertainment presents or hosts live entertainment events, including concerts, family shows, performing arts and special events, in our diverse collection of venues. Those venues include The Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum, The Chicago Theatre and the Wang Theatre. In addition, MSG Entertainment creates, produces and/or presents live productions, including the Radio City Christmas Spectacular and New York Spring Spectacular, both featuring the Rockettes.

Our Strengths

•	Ownership of legendary sports franchises;

•	Iconic venues in top live entertainment markets;

•	Diverse collection of marquee entertainment brands and content, including the Radio City Christmas Spectacular, New York Spring Spectacular and the Rockettes;

•	Powerful presence in the New York City metropolitan area with established core assets and expertise for strategic expansion;

•	Strong industry relationships that create opportunities for new content and brand extensions;

•	Deep connection with loyal and passionate fan bases that span a wide demographic mix;

•	First-class experience in managing venues, bookings, marketing and sales in multiple markets;

•	Ability to forge strategic partnerships that utilize the Company’s assets, core competencies and scale, while allowing the Company to benefit from growth in those businesses;

•	Established history of successfully planning and executing comprehensive venue renovations;

•	Extensive range of proprietary marketing assets, including an industry-leading customer database that allows us to drive engagement with our brands; and

•	Strong and seasoned management team.

Our Strategy

Spinco pursues opportunities that capitalize on our iconic venues, popular sports franchises and exclusive entertainment content, as well as our venue management, bookings, marketing and sales expertise. We believe the Company’s unique combination of assets, the depth of our relationships within the sports and entertainment industries and strong connection with our diverse and passionate audiences, set the Company apart in the industry and represent a substantial opportunity for growth. Specific initiatives we are focused on include:

•	Developing championship caliber teams. The core of MSG Sports’ strategy is to develop teams that seek to consistently compete for championships in their respective leagues, and support and drive revenue streams across the Company. We continue to explore new ways to increase engagement and revenue opportunities across the teams’ broad consumer and corporate customer bases.

•	Monetizing our exclusive sports content. The Company will enter into media rights agreements with MSG that will provide a significant recurring and growing revenue stream to the Company, subject to the terms of such agreements. In addition, the media rights agreements and the relationship with MSG will provide our fans with the ability to watch locally televised home and away games of the Knicks and Rangers, as well as other programming related to our teams, on MSG’s award-winning regional sports networks.

•	Growing our entertainment brands. Building on our hallmark Radio City Christmas Spectacular and Rockettes brands, MSG Entertainment is focused on enhancing existing productions and developing new productions. In March 2015, MSG Entertainment opened a brand new large scale theatrical production at Radio City Music Hall — called New York Spring Spectacular — featuring the Rockettes.

•	Exploiting our network of venues. The Company has built a portfolio of venues with which we can deliver high-quality live content and increased bookings. In addition to our New York venues: The Garden, The Theater at Madison Square Garden, Radio City Music Hall and the Beacon Theatre, we own the Forum in Inglewood, CA, The Chicago Theatre and have a long-term booking agreement with respect to the Wang Theatre in Boston, Massachusetts. Our venues provide multiple distribution outlets for our live entertainment content. Controlling and booking a network of venues enables us to leverage our unique brands and marketing assets, and provides the opportunity to increase utilization through more multi-night concerts and other events and more recurring high-profile events that help build our base of events.

•	Utilizing our integrated approach to marketing and sales. MSG Sports and MSG Entertainment possess powerful assets that when used in a complementary manner can create significant value for our business. For example:

–	Our sale of marketing partnerships allows us to use and sell our broad array of MSG Sports and MSG Entertainment assets together in order to maximize their collective value, both for the Company and for our marketing partners. This ability to offer compelling, broad-based marketing platforms that we believe are unparalleled in sports and entertainment has enabled us to attract world-class partners, such as our “Marquee” marketing partner, JPMorgan Chase, and our “Signature” marketing partners — Anheuser-Busch, Coca-Cola, Delta Airlines, Kia, Lexus and SAP.

–	We continue to forge deep direct-to-consumer relationships with customers and fans, with a focus on understanding how consumers interact with every aspect of the Company. A key component of this strategy is our large and growing proprietary customer database which drives revenue and engagement across segments, benefiting the Company through ticket sales, merchandise sales and sponsorship activation. This database provides us a greater opportunity to cross-promote our products and services, introducing customers to our wide range of assets and brands. For example, we have used our database to drive ticket sales to the Radio City Christmas Spectacular and New York Spring Spectacular from fans of our sports teams.

•	Leveraging our live entertainment and venue management expertise and our “artist first” approach. Our first-class venue management capabilities, along with our effective bookings strategy and proven expertise in sponsorships, marketing, ticketing and promotions, have positioned the Company as an industry leader in live entertainment. Part of what drives our success is our “artist first” approach, which includes creating artist-friendly environments and delivering top-tier service that not only attracts artists and athletes to our venues, but makes them want to come back, ensuring our customers experience the very best in live entertainment. For example, we have a track record of designing world-class venues that exceed artist expectations. This includes our renovations of Radio City Music Hall, the Beacon Theatre, The Garden and, most recently, the Forum, which once again delivers superior sound quality and an intimate feel, and now includes first-rate amenities such as nine star-caliber dressing rooms and dedicated areas for production and touring crews. We will continue to use our unique assets, expertise and approach to bring world-renowned artists, performers, athletes and partners to our venues, while also pursuing a strategy that includes using our resources, relationships and expertise to become a third-party management company for venues not owned or operated by Spinco.

•	Exploring additional ways to strengthen our core assets. Our commitment to strengthening our core assets is exemplified by the transformation of The Garden into a state-of-the-art facility that enhances the experience for our customers, partners, athletes and entertainers and continues to attract even more marquee events, while driving growth across several categories, including ticket, suite, sponsorship, food, beverage and merchandise sales. The Transformation is designed to ensure The Garden’s continued and lasting prominence as a sports and entertainment venue and has driven significant revenue for the Company. The Transformation is discussed in greater detail under “— Our Business — Our Venues — The Garden Transformation.”

•	Continuing to explore external strategic opportunities. We will continue to seek strategic opportunities to add compelling assets and brands that resonate with our customers and partners, fit with our core competencies and allow new opportunities for growth across the Company. One of the ways we try to capitalize on our unique combination of dynamic assets, established industry relationships and deep customer connections is through strategic partnerships that bring together the expertise and capabilities of each partner, and enable us to team with recognized leaders in their fields and benefit from growth in those businesses. For example, in September 2013, we invested in Azoff-MSG, backed by one of the music and entertainment industry’s most respected and influential executives. The joint venture owns and operates existing music, media and entertainment businesses, while allowing us to pursue various businesses in the entertainment space. In addition, in March 2014, we invested in Tribeca Enterprises, bringing together two of New York’s cultural and entertainment icons to enhance the reach and impact of both brands, while creating new avenues for growth with one of the most respected teams in the film and entertainment industry. We are also co-producing New York Spring Spectacular with The Weinstein Company, a known leader in the development of content, and have also joined with The Weinstein Company on certain other live theatrical productions.

Our Business

MSG Sports

Our MSG Sports segment owns and operates sports franchises, as well as promotes, produces and/or presents a broad array of other live sporting events.

Our Sports Franchises

The Knicks and Rangers are two of the most recognized franchises in professional sports, with storied histories and passionate, multi-generational fan bases. These teams are major occupants of The Garden, traditionally playing a combined total of 82 regular season home games, often to at or near capacity attendance. In addition, the New York Liberty currently play 17 regular season home games at The Garden each year. The number of home games increases if our teams qualify for the playoffs.

New York Knicks

As an original franchise of the NBA, the Knicks have a rich history that includes eight trips to the NBA Finals and two NBA Championships, as well as some of the greatest athletes to ever play the game. The Knicks enjoy the fierce allegiance of generations of passionate and knowledgeable fans and are focused on fielding a championship caliber team over the long-term. In 2014, Phil Jackson, whose extraordinary history of success includes 13 NBA championships, was named president of the Knicks. The Knicks ranked in the top three in the NBA for ticket sales receipts for the 2013-14 regular season. The Knicks season tickets are sold out for the 2014-2015 regular season, which marks the fifth consecutive year that Knicks season tickets have sold out.

New York Rangers

The Rangers hockey club is one of the “original six” franchises of the NHL. Winners of four Stanley Cup Championships, the Rangers have won 11 conference titles over their history. For the 2013-14 season, the Rangers qualified for the playoffs for the eighth time in the last nine years and, after an inspirational run, ended the playoffs as Eastern Conference Champions, having advanced to the Stanley Cup Finals for the first time in twenty years. The Rangers are known to have one of the most passionate, loyal and enthusiastic fan bases in all of sports and ranked in the top three in the NHL for ticket sales receipts for the 2013-14 regular season.

New York Liberty

The Liberty was established in October 1996, when New York was selected as one of eight charter members of the WNBA. The Liberty have won three conference championships and appeared in the playoffs 12 times. The Liberty are supported by an enthusiastic and loyal fan base.

Westchester Knicks

In March 2014, the Company acquired the right to own and operate an NBADL team, which has been named the Westchester Knicks. The 2014-15 season marked the debut of the new team, which plays its home games at the Westchester County Center in White Plains, New York. The Westchester Knicks serve as the exclusive affiliate of the Knicks.

Hartford Wolf Pack

The Hartford Wolf Pack, a minor-league hockey team, is a player development team for the Rangers and is also competitive in its own right in the AHL. The Rangers send draft picks and other players to the Hartford Wolf Pack for skill development and injury rehabilitation, and can call up players for the Rangers roster to enhance the team’s competitiveness. The Hartford Wolf Pack have reached the playoffs 14 times out of 17 seasons.

The Role of the Leagues in Our Operations

As franchises in professional sports leagues, our teams are members of their respective leagues and, as such, may be subject to certain limitations, under certain circumstances, on the control and management of their affairs. The respective league constitutions, under which each league is operated, together with the CBAs each league has signed with its players’ association, contain numerous provisions that, as a practical matter in certain circumstances, could impact the manner in which we operate our businesses. In addition, under the respective league constitutions, the commissioner of each league, either acting alone or with the consent of a majority (or, in some cases, a supermajority) of the other teams in the league, may be empowered in certain circumstances to take certain actions felt to be in the best interests of the league, whether or not such actions would benefit our teams and whether or not we consent or object to those actions.

While the precise rights and obligations of member teams vary from league to league, the leagues have varying degrees of control exercisable under certain circumstances over the length and format of the playing season, including preseason and playoff schedules; the operating territories of the member teams; national and international media and other licensing rights; admission of new members and changes in ownership; franchise relocations; indebtedness affecting the franchises; and labor relations with the players’ associations, including collective bargaining, free agency, and rules applicable to player transactions, luxury taxes and revenue sharing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — MSG Sports — Expenses.” From time to time, we may disagree with or challenge actions the leagues take or the power and authority they assert, although the leagues’ governing documents and our agreements with the leagues purport to limit the manner in which we may challenge decisions and actions by a league commissioner or the league itself.

Other Sports Properties

MSG Sports also promotes, produces and/or presents a broad array of live sporting events outside of its sports teams’ games, including professional boxing, college basketball, professional bull riding, tennis, and college wrestling. Our sports business includes events that have been among the most popular in our history, as well as perennial highlights on our annual calendar, and also features some of The Garden’s longest-running associations.

Professional boxing, beginning with John L. Sullivan in 1882, has had a long association with The Garden. This includes hosting Muhammad Ali’s and Joe Frazier’s 1971 “Fight of the Century,” considered among the greatest sporting events in modern history, as well as bouts featuring dozens of other boxing greats. These have included Jack Dempsey, Roberto Duran, George Foreman, Emile Griffith, Willie Pep, Oscar De La Hoya, Sugar Ray Leonard, Lennox Lewis, Joe Louis, Rocky Marciano, Sugar Ray Robinson, Felix Trinidad, Roy Jones, Jr., Mike Tyson, Evander Holyfield and Miguel Cotto. In April 2015, we look forward to hosting World Heavyweight Champion Wladimir Klitschko, who returns to The Garden to defend his titles against undefeated top ranked American contender Bryant Jennings.

College basketball has been a mainstay at The Garden for decades, with the sport’s longest running holiday showcase, the Holiday Festival, first tipping off over 50 years ago. In addition to St. John’s University calling The Garden its home away from home, the popular Big East Tournament celebrated its 33rd anniversary at The Garden in 2015. Popular college basketball events also include visits from Duke University’s Blue Devils, the annual Jimmy V Classic and the post-season NIT Finals. In March 2014, the East Regional Finals of The NCAA Division I Men’s Basketball Championship was held at The Garden for the first time in more than 50 years, and is scheduled to return in 2017. In February 2015, The Garden welcomed the 64th NBA All-Star Game, marking the fifth time the arena has hosted the illustrious professional basketball event. Additionally, The Garden hosts the annual BNP Paribas Showdown tennis event, which, since debuting in 2009, has featured tennis luminaries such as Pete Sampras, Roger Federer, Rafael Nadal, Novak Djokovic, Serena and Venus Williams and Maria Sharapova.

MSG Entertainment

Our MSG Entertainment segment is one of the country’s leaders in live entertainment. MSG Entertainment presents or hosts live entertainment events, including concerts, family shows, performing arts events and special events, in our diverse collection of venues and arenas. It also creates, produces and/or presents live productions that are performed in the Company’s venues. This includes the Radio City Christmas Spectacular, which is the top grossing live holiday family show in North America, and New York Spring Spectacular, which opened in March 2015, both of which feature the Rockettes. The venues we own or operate include The Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum and The Chicago Theatre. In addition, we have a long-term exclusive booking agreement with respect to the Wang Theatre. The scope of our collection of venues enables us to showcase acts that cover a wide spectrum of genres and popular appeal. MSG Entertainment focuses on delivering unforgettable memories through spectacular productions, live events and unrivaled experiences in exceptional settings, creating demand for an association with our brands by artists and premier companies, and for our productions by the public. With a foundation of world-class expertise in live entertainment, including the historic traditions of The World’s Most Famous Arena and Radio City Music Hall, as well as our other venues, MSG Entertainment has a proven ability to utilize the strength of its industry relationships, marketing assets, customer database and live event expertise to create performance, promotion and distribution opportunities for artists, events and productions, and to increase utilization of our venues.

Our Bookings and Other Entertainment Business Activities

MSG Entertainment is an established industry leader responsible for booking a wide variety of live entertainment events in our venues, which perennially include some of the biggest names in music and entertainment. Over the last several years, our venues have been a key destination for artists such as the Eagles, Madonna, Phish, Elton John, Eric Clapton, The Allman Brothers Band, Bruce Springsteen, Maroon 5, Taylor Swift, Justin Timberlake, Ed Sheeran, Katy Perry, Stevie Wonder, Sting and Paul Simon, Coldplay, One Direction, Jerry Seinfeld and Dave Chappelle. In December 2013, MSG Entertainment announced a unique new partnership between The Garden and Billy Joel that made the legendary performer a staple of “The World’s Most Famous Arena,” playing monthly performances since January 2014. This partnership has been a great success with 24 announced performances that commenced in January 2014. As part of this extraordinary run, Billy Joel will play his 65th show at The Garden in July 2015, setting a new record for the most performances by any artist at The Garden.

Our venues have also hosted family shows such as Sesame Street Live, Yo Gabba Gabba Live and Disney Junior Live; special events such as the Tony Awards, “America’s Got Talent,” and the MTV Video Music Awards; appearances by His Holiness the Dalai Lama and the Prime Minister of India, Narendra Modi; graduations, television upfronts and product launches; and theatrical productions such as A Christmas Story, How The Grinch Stole Christmas! and Cirque du Soleil’s Zarkana.

Although we primarily license our venues to third-party promoters for a fee, we also promote or co-promote shows in which case we have economic risk relating to the event. MSG Entertainment currently does not promote or co-promote events outside of our venues.

Our Productions

One of MSG Entertainment’s core properties, the Radio City Christmas Spectacular, has been performed at Radio City Music Hall for 82 years and during the 2014 holiday season sold more than one million tickets. Featuring the world-famous Rockettes, the critically acclaimed Radio City Christmas Spectacular features show-stopping performances, festive holiday scenes and state-of-the-art special effects. As part of our strategic commitment to invest in our core assets, the Company continues to seek opportunities to enhance the Radio City Christmas Spectacular, which, in 2014, led to the return of “Rag Dolls,” one of the show’s classic numbers and a fan favorite.

We acquired the rights to the Radio City Christmas Spectacular in 1997, and those rights are separate from, and do not depend on the continuation of, our lease of Radio City Music Hall. We also hold rights to the Rockettes in the same manner.

In March 2015, we further extended the Rockettes brand with the opening of a new theatrical production built specifically for Radio City Music Hall — called New York Spring Spectacular — that takes audiences on a heartwarming and wondrous journey through New York City. Currently scheduled for a limited seven-week engagement, New York Spring Spectacular weaves together one-of-a-kind puppetry, state-of-the-art technology and dynamic dance numbers performed by the legendary Rockettes.

The brand-new live theatrical production is led by an award-winning creative team that includes Tony and Drama Desk Award winner Warren Carlyle as director and choreographer; Tony Award-winning director and Artistic Director of the American Repertory Theater Diane Paulus and American playwright and Drama Desk Award winner Randy Weiner as the show’s co-creative directors and brilliant young playwright Joshua Harmon. The Company and Weinstein Live Entertainment are co-producing New York Spring Spectacular, which features an opening number choreographed by Emmy Award-winning choreographer Mia Michaels, along with an all-star cast that includes co-stars Tony Award-winning actress Laura Benanti and Emmy Award-winning choreographer Derek Hough, along with Whoopi Goldberg, Bella Thorne, Tina Fey and Amy Poehler, who serve as voices for the show’s sophisticated large-scale puppets.

We continue to strengthen and broaden our Rockettes brand, targeting the most prominent and effective vehicles that elevate their visibility and underscore their reputation as beloved American cultural icons. The Rockettes have appeared or performed at high profile events, including Presidential Inaugurations, the annual Macy’s Thanksgiving Day Parade, the New Year’s Eve Times Square Ball Drop, the Super Bowl XLV numeral unveil, the Major League Baseball Home Run Derby, television shows (“America’s Got Talent,” “Project Runway,” “The Today Show” and “The Colbert Report”), and fashion events (Michael Kors Fashion’s Night Out and Capezio Anniversary Gala), among many others. The Rockettes have established national partnerships with Zumba Fitness and Norwegian Cruise Lines, which included the Rockettes being named “Godmothers” for the new 4,000 passenger ship, Norwegian Breakaway. We continue to pursue carefully considered brand extension opportunities including television and public appearances, strategic partnerships, dance education and new merchandising lines.

Our Interactive Initiatives

The Company has a collection of web sites and mobile and digital platforms, which are housed throughout Spinco’s business segments. These interactive initiatives include more than 20 web sites, social networking sites and mobile applications for our properties, including sites and applications dedicated to our sports teams. Web sites include thegarden.com, radiocity.com, beacontheatre.com, fabulousforum.com, chicagotheatre.com, radiocitychristmas.com, newyorkspringspectacular.com and rockettes.com, as well as sites dedicated to our sports teams (nyknicks.com, newyorkrangers.com, knicksnow.com, blueshirtsunited.com and newyorkliberty.com). Like our MSG Sports business, the online operations relating to our sports teams may, in certain circumstances, be subject to certain agreements, rules, policies, regulations and directives of the leagues in which the respective team operates. See “— Our Business — Regulation.” This interactive business generates revenue for the Company’s segments via the sale of advertising and sponsorships on these digital properties. Additionally, it offers strategic marketing assets that create opportunities to market directly to our fans and cross-promote across our businesses.

Our Venues

The Company operates a mix of iconic venues that continue to build on their historic prominence as destinations for unforgettable experiences and events. Individually, these venues are each premier showplaces, with a passionate and loyal following of fans, performers and events. Taken together, we believe they represent an outstanding collection of venues.

We own or operate under long-term leases a total of six venues in New York City, Chicago and Inglewood, CA and have a long-term booking agreement with respect to the Wang Theatre in Boston. Our New York City venues are the Madison Square Garden Complex (which includes both The Garden and The Theater at Madison Square Garden), Radio City Music Hall and the Beacon Theatre. We also own the Forum in Inglewood, CA and the landmark Chicago Theatre.

The Garden

The Garden has been a celebrated center of New York life since it first opened its doors in 1879. Over its 135-year history, there have been four Garden buildings, each known for showcasing the best of the era’s live sports and entertainment offerings. We believe that The Garden has come to epitomize the power and passion of live sports and entertainment to people around the world, with an appearance at The Garden often representing a pinnacle of an athlete’s or performer’s career. Known as “The World’s Most Famous Arena,” The Garden has been the site of some of the most memorable events in sports and entertainment, and, along with The Theater at Madison Square Garden, has hosted hundreds of events and millions of visitors this past year. In 2009, Billboard Magazine ranked The Garden the number one venue of the decade in its respective class based upon gross ticket sales. Billboard Magazine also ranked The Garden the second highest-grossing entertainment venue of its size in the world based on the magazine’s 2014 full year rankings. Music industry subscribers of the trade magazine Pollstar have voted The Garden “Arena of the Year” 18 out of the last 22 years.

The Garden is home to the Knicks, Rangers and Liberty and is associated with countless “big events,” inspired performances and one-of-a-kind moments. The Garden’s highlights include “The Fight of the Century” between Muhammad Ali and Joe Frazier in 1971 (considered among the greatest sporting events in history); the 1970 Knicks’ NBA Championship; the Rangers’ 1994 Stanley Cup Championship; three Democratic National Conventions and one Republican National Convention; a landmark visit from Pope John Paul II; Marilyn Monroe’s famous birthday serenade to President John F. Kennedy; Frank Sinatra’s “Main Event” concert in 1974; the only U.S. concerts from the reunited Cream; and the 25th Anniversary Rock and Roll Hall of Fame concerts. The Garden has also hosted four prominent benefit concerts, which galvanized the public to respond to national and global crises, including the first of its kind, “The Concert for Bangladesh” in 1972, as well as “The Concert for New York City,” following the events of 9/11; “From the Big Apple to the Big Easy,” held after Hurricane Katrina in 2005; and “12-12-12, The Concert for Sandy Relief” in 2012.

January 2014 marked the start of monthly performances by the legendary Billy Joel at The Garden, with all but one of the 24 announced shows through December 2015 sold out. As part of this incredible two-year run, Billy Joel will play his 65th show at The Garden in July — setting a new record for the most performances by any artist at The Garden. Since Billy Joel’s first show at The Garden in 1978, the internationally acclaimed, six-time Grammy-winning New Yorker has played an important role in the venue’s iconic history with many unforgettable performances, including at both the “The Concert for New York City” and “12-12-12, The Concert for Sandy Relief” benefit concerts.

The current Madison Square Garden Complex, located between 31st and 33rd Streets and Seventh and Eighth Avenues on Manhattan’s West Side, opened on February 11, 1968 with a salute to the U.S.O. hosted by Bob Hope and Bing Crosby. From a structural standpoint, the construction of the current Garden was considered an engineering wonder for its time, including its famous circular shape and unique, cable-supported ceiling, which contributes to its intimate feel. It was the first large structure built over an active railroad track. The builder, R.E. McKee, had a national reputation and was later recognized as a “Master Builder” by the construction industry. Architect Charles Luckman had one of the largest firms in the country and designed such buildings as the Prudential Tower in Boston, NASA’s flight center in Houston and the Forum in Inglewood, CA.

We own the Madison Square Garden Complex, the platform on which it is built and development rights (including air rights) above our property. Madison Square Garden sits atop Pennsylvania Station, a major commuter hub in Manhattan, which is owned by the National Railroad Passenger Corporation (Amtrak). While

the development rights we own would permit us to expand in the future, any such use of development rights would require various approvals from the City of New York. With the successful completion of the Transformation in October 2013, The Garden, once again, seats up to approximately 21,000 spectators for sporting and entertainment events. The Garden, along with The Theater at Madison Square Garden, contains approximately 1,100,000 square feet of floor space over 11 levels.

The Garden Transformation

October 25, 2013 marked the debut of a fully transformed The Garden. The completion of The Garden’s three-year, top-to-bottom Transformation is driving growth across several categories, including tickets, suites, sponsorships, food, beverage and merchandise sales and will continue to have multiple benefits, including:

•	Providing a state-of-the-art venue that can continue to attract concerts, as well as other large, high-profile sports, entertainment and other special events which benefit our customers, as well as the New York City economy;

•	Improving the experience of customers from the first row to the last;

•	Increasing our attractiveness to free agents in basketball and hockey;

•	Supporting our efforts to maximize our season ticket sales for our teams;

•	Increasing the breadth of VIP offerings and venue-based opportunities available to marketing partners; and

•	Augmenting revenue streams.

The Transformation is an example of our strategic commitment to invest in our core assets and continue our legacy of bringing premier events to New York City. In March 2014, we welcomed back the East Regional Finals of the NCAA Division I Men’s Basketball Championship for the first time in over 50 years, and we look forward to hosting this prestigious event again in 2017. In February 2015, we also brought the NBA All-Star Game to New York City for the first time since 1998.

Focused on the total fan experience, the Transformation was designed to benefit everyone in attendance, whether they are first time visitors, season ticket subscribers, athletes, artists, suite holders or marketing partners. Our customers now have access to a full list of amenities including: improved sightlines; additional entertainment and dining options; new concourses; upgraded hospitality areas; new technology; and a completely transformed interior, where the intimacy of the arena bowl and The Garden’s world famous ceiling have been maintained. The Transformation of The Garden is intended to ensure that attending an event at The Garden is unlike anywhere else and is specifically highlighted by:

•	The new Chase Square Seventh Avenue entrance, which is nearly double the size of the previous entrance and features interactive kiosks, retail space, climate-controlled space, and broadcast area;

•	Public concourses that are double or triple in width, some with spectacular city views;

•	A new wide selection of food and beverage options, including exclusive food offerings from our MSG Signature Collection, featuring some of New York’s top chefs;

•	Improved upper bowl sightlines that put patrons over 17 degrees closer to the action;

•	New bridges that provide one-of-a-kind views of the arena floor and offer a unique perspective for fans, also referred to as the Chase Bridges;

•	State-of-the-art lighting, sound and LED video systems in high definition, and new fiber-optic cabling throughout the building;

•	Improved locker rooms, dressing rooms, green rooms and production offices;

•	Additional restrooms with 50 percent more capacity;

•	Unique exhibits throughout the building that celebrate The Garden’s storied history, including our Garden 366 visual retrospective and the Defining Moments exhibit on the Madison and Garden Concourse levels; and

•	Corporate offerings that include:

•	21 Event Level suites that offer a lounge/entertaining atmosphere;

•	58 Madison Level suites that are 40 percent larger than our previous suite offerings and located as close as 23 rows up from the arena floor;

•	18 transformed Signature Level suites; and

•	Three new club spaces: the 1879 Club presented by J.P. Morgan, the Delta SKY360 Club on the Event Level and the Madison Club presented by Foxwoods on the 7th floor of The Garden.

The Theater at Madison Square Garden

The Theater at Madison Square Garden, which has approximately 5,600 seats, opened as part of the fourth Madison Square Garden Complex in 1968, with seven nights of performances by Judy Garland. Since then, some of the biggest and most exciting names in live entertainment have played the theater, including The Who, Bob Dylan, Diana Ross, Elton John, James Taylor, Macklemore & Ryan Lewis, Ellie Goulding, Ricky Gervais, Neil Young, Radiohead, Jerry Seinfeld and Van Morrison. The Theater at Madison Square Garden has also hosted boxing events and the NBA Draft; award shows such as The Daytime Emmys and the Essence Awards; and other special events including “Wheel of Fortune” and audition shows for “America’s Got Talent.” We also host a variety of theatrical productions, family shows and other special events in The Theater, including A Christmas Story, Dr. Seuss’ How The Grinch Stole Christmas!, Sesame Street Live and Disney Junior Live On Tour!. The Theater at Madison Square Garden is the sixth highest-grossing entertainment venue of its size in the world, based on Billboard Magazine’s 2014 full year rankings.

Radio City Music Hall

Radio City Music Hall has a rich history as a national theatrical and cultural mecca since it was first built by theatrical impresario S.L. “Roxy” Rothafel in 1932. Known as “The Showplace of the Nation,” it was the first building in the Rockefeller Center complex and, at the time, the largest indoor theater in the world. Radio City Music Hall hosts concerts, family shows and special events, but is perhaps best known as home to the country’s number one live holiday family show, the Radio City Christmas Spectacular, starring the world-famous Rockettes, and which was joined by a brand new production with the opening of New York Spring Spectacular in March 2015 (see “— MSG Entertainment — Our Productions”). In 2009, Billboard Magazine ranked Radio City Music Hall the number one venue of the decade in its respective class based upon gross ticket sales. In 2013, Billboard Magazine presented Radio City Music Hall with the Top Venue (under 10,000 seats) award at its annual Billboard Touring Awards. Radio City Music Hall is the highest-grossing entertainment venue of its size in the world, based on Billboard Magazine’s 2014 full year rankings.

In 1978, Radio City Music Hall was designated a New York City landmark by the NYC Landmarks Preservation Commission and a national landmark on the National Register of Historic Places. We acquired the lease in 1997, and in 1999, in another example of our commitment to invest in our core assets to help drive our long-term business, we invested in a complete restoration that returned the legendary theater to its original grandeur. Our acclaimed restoration included burnishing the ceilings of Radio City Music Hall with 720,000 sheets of gold and aluminum leaf, replacing the existing stage curtain with a new 112-foot wide golden silk curtain, and replacing its approximately 6,000 seats. All furniture, wall fabric, carpeting, lighting fixtures and appointments were cleaned, repaired or remade, and the three-story tall mural “The Fountain of Youth,” by Ezra Winter, which looms above the grand staircase, was cleaned of decades of grime, varnish and polyurethane. State-of-the-art sound systems, lighting and HDTV capabilities were also installed.

We lease Radio City Music Hall, located at Sixth Avenue and 50th Street in Manhattan, pursuant to a long-term lease agreement. The lease on Radio City Music Hall expires in 2023. We have the option to renew the lease for an additional ten years by providing two years’ notice prior to the initial expiration date.

Beacon Theatre

In November 2006, we entered into a long-term lease agreement to operate the legendary Beacon Theatre, a venue with approximately 2,800 seats, which sits on the corner of Broadway and 74th Street in Manhattan. The Beacon Theatre was conceived of by S. L. “Roxy” Rothafel and is considered the “older sister” to Radio City Music Hall. Designed by Chicago architect Walter Ahlschlager, the Beacon Theatre opened in 1929 as a forum for vaudeville acts, musical productions, drama, opera, and movies. The Beacon Theatre was designated a New York City landmark by the NYC Landmarks Preservation Commission in 1979 and a national landmark on the National Register of Historic Places in 1982. Over its history, the Beacon Theatre has been a venerable rock and roll room for some of the greatest names in music including Steely Dan, Coldplay, Crosby Stills & Nash, Jackson Browne, Elton John, Tom Petty and the Heartbreakers, Eddie Vedder and Bob Dylan, as well as The Allman Brothers Band, which played their 238th show at the Beacon Theatre in October 2014, marking their final concert as a band. The venue has also hosted film premieres and comedy events, including a five-night run by Eddie Izzard in 2014, along with numerous luminaries such as His Holiness the Dalai Lama in 2009 and 2013, and President Bill Clinton in 2006, when the Rolling Stones played a private concert in honor of his 60th birthday.

In order to ensure that we could deliver a first-class experience to customers and performers, in August of 2008 we closed the Beacon Theatre for a seven-month restoration project to return the theater to its original 1929 grandeur. The restoration of the Beacon Theatre focused on all historic, interior public spaces of the building, backstage and back-of-house areas, and was based on extensive historic research, as well as detailed, on-site examination of original, decorative painting techniques that had been covered by decades-old layers of paint. The Beacon Theatre has won several architectural awards recognizing its outstanding restoration. The widely acclaimed, comprehensive restoration was similar to our restoration of Radio City Music Hall, and reflects our commitment to New York City. The Beacon Theatre was the third highest-grossing entertainment venue of its size in the world, based on Billboard Magazine’s 2014 full year rankings.

Our lease on the Beacon Theatre expires in 2026.

The Forum

In June 2012, we added a West Coast home with the purchase of the Forum in Inglewood, CA, which serves the Greater Los Angeles area, providing us with an iconic arena in each of the country’s two largest entertainment markets. Following an extensive reinvention of the historic venue, on January 15, 2014, the Forum re-opened with the first of six concerts by the legendary Eagles and is once again a thriving destination for both artists and music fans.

With the successful completion of an extensive reinvention, the Forum is now the only arena-sized venue in the country dedicated to music and entertainment, and offers something exceptional for everyone — artists, promoters, music fans, VIP customers and marketing partners. Architecturally, the interior of the bowl has been completely modernized and features superior acoustics, along with flexible seating that ranges from 7,000 seats to 17,800 seats — allowing the venue to accommodate a wide variety of premier events. Fans seated on the floor have access to one of the largest general admission floors in the country, with approximately 8,000 square feet of new event level hospitality offerings, including food and beverage, merchandise and restrooms. The new Forum also offers exclusive spaces for VIP customers, including the historic Forum Club, which has been completely re-imagined with thematic music-inspired detailing.

For artists, the Forum delivers a first-class experience that includes nine, star-caliber dressing rooms with upgraded amenities. Among the key features that were resurrected in an effort to replicate the original design is the exterior color of the venue, which has returned to the 1960’s “California sunset red,” and is now officially known as “Forum Red.” Other outdoor features include the addition of a distinct and iconic Forum marquee that reflects the architecture of the venue and a 40,000 square foot terrace that surrounds the perimeter of the building and offers upgraded food and beverage amenities, elevating the guest experience. Since re-opening in 2014, the Forum has received several architectural awards recognizing its outstanding restoration.

The original Forum was designed by renowned architect, Charles Luckman, who also designed The Garden that opened in 1968. The historic West Coast venue, which opened in 1967, has played host to some of the greatest musical performers of all time, including The Rolling Stones, The Jackson 5, Bob Dylan, Led Zeppelin, Madonna, Van Halen, Foo Fighters, Coldplay, Prince and many others. In addition, the Forum was home to the Los Angeles Lakers and Los Angeles Kings until 1999.

According to Pollstar data for 2014, the reinvented Forum has already become number one in its class in terms of concert market share in Los Angeles. Since re-opening, the venue has already hosted an impressive lineup of entertainers, including: the Eagles, Justin Timberlake, Paul Simon and Sting, Stevie Wonder, Aerosmith, Queen with Adam Lambert, Steely Dan, Fleetwood Mac, Tom Petty and the Heartbreakers, Arcade Fire and Kings of Leon as well as His Holiness the Dalai Lama. In May 2014, the Forum also hosted its first boxing match since 2004, featuring Juan Manuel Marquez and Mike Alvarado, and in August 2014, welcomed the 2014 MTV Video Music Awards.

The Chicago Theatre

In October 2007, to extend our presence outside of New York and provide us with an anchor for content and distribution in a key market in the Midwest, we purchased the legendary Chicago Theatre, a venue with approximately 3,600 seats. The Chicago Theatre, which features its famous six-story-high “C-H-I-C-A-G-O” marquee, was built in 1921 and designed in the French Baroque style by architects Cornelius W. Rapp and George L. Rapp. It is the oldest surviving example of this architectural style in Chicago today, and was designated a Chicago landmark building in 1983 by the Mayor of Chicago and the Chicago City Council.

Today, The Chicago Theatre has become a highly attractive destination for concerts, comedy shows and other live events, hosting a wide range of entertainers, including Bob Dylan, Mumford & Sons, David Byrne, Neil Young, Steve Winwood, Jerry Seinfeld, The National, Kanye West, Conan O’Brien, Aziz Ansari, Barry Manilow and Steely Dan. The venue has also hosted theatrical tours, including A Christmas Story. The Chicago Theatre was ranked the eighth highest-grossing entertainment venue of its size in the world, based on Billboard Magazine’s 2014 full year rankings.

Wang Theatre

Since August 2008, we have had a booking agreement with respect to the historic Wang Theatre in Boston. Under the booking agreement, we have been utilizing our diverse relationships and experience in event production and entertainment marketing to maximize the quantity and diversity of performances staged at the Wang Theatre. These performances have included theatrical productions and family shows such as the Tony award-winning Annie the Musical, Irving Berlin’s White Christmas the Musical, A Christmas Story, and Dr. Seuss’ How The Grinch Stole Christmas! as well as concerts, including multi-night runs by Steely Dan, Sting, Jerry Seinfeld, and Furthur and performances from Jason Mraz, Leonard Cohen, Wilco, Tegan and Sara, John Legend and The Shins. The Wang Theatre seats approximately 3,600.

Our booking agreement expires in 2019. We have the option to renew the agreement at that time for an additional ten years by providing two years’ notice prior to the initial expiration date.

Other Investments

We continue to explore additional opportunities that strengthen our existing position within the sports and entertainment landscape and/or allow us to exploit our assets and core competencies for growth.

In September 2013, the Company acquired a 50 percent interest in Azoff-MSG. The Azoff-MSG entity owns and operates businesses in the entertainment industry and is currently focused on music management, performance rights, comedy and productions, and strategic marketing. This strategic partnership brings together the expertise and capabilities of each partner with the goal of jointly entering into attractive new businesses that generate revenue and cash flow. Since the joint venture began, Azoff-MSG has made investments for 50 percent interests in Levity Entertainment Group, Digital Brand Architects, Pop2Life, and Burns Entertainment. The core music management business continues to expand, and the development of the global music rights business is making significant progress. Azoff-MSG will remain focused on capitalizing on investment opportunities within its existing businesses as well as on others in its pipeline, with the goal of accelerating its revenue growth and profit trajectory.

In August 2013, the Company, in a new partnership with the owners of Brooklyn Bowl, invested in building a new venue in Las Vegas which was modeled after the Brooklyn Bowl destination in New York. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investments in Nonconsolidated Affiliates” for further discussion.

In March 2014, the Company announced that it purchased a 50 percent interest in Tribeca Enterprises, the company that owns and operates the acclaimed Tribeca Film Festival, bringing together two of New York’s most important cultural and entertainment icons to enhance the reach and impact of both brands. The annual Film Festival supports and promotes both emerging and established directors and has attracted an international audience of more than 4.5 million attendees since it was founded in 2002. Tribeca Enterprises’ businesses also include Tribeca Digital Studios, a branded entertainment content business; Tribeca Cinemas, a unique event space; and Tribeca Film, an independent film distribution label. This joint venture augments our portfolio of premier New York City live entertainment brands, while also providing us with a high-profile entry into the festival business, with a team that has created one of the most successful festivals in the world. We will also explore joint sponsorship opportunities, which we believe provide a compelling opportunity to drive incremental growth at both companies. Meanwhile, Tribeca Enterprises now has access to our marketing and promotional expertise and platforms, along with our knowledge of ticketing and booking, which we expect will increase both awareness and attendance for the Tribeca Film Festival, along with other Tribeca Enterprises events.

On July 1, 2014, the Company completed its previously announced sale of Fuse to SiTV Media, Inc., which has since been renamed Fuse Media, Inc., the parent company of NUVOtv. NUVOtv is an English language entertainment network created for modern Latinos. As part of the transaction, the Company received a 15% equity interest in SiTV Media, LLC, which has since been renamed Fuse Media, LLC (“Fuse Media”). The Company’s 15% equity interest in Fuse Media was subject to potential reduction if Fuse Media did not meet certain performance goals, however, those goals were satisfied during the six months ended December 31, 2014.

Garden of Dreams Foundation

Spinco has a close association with The Garden of Dreams Foundation (the “Foundation”), a non-profit charity that is dedicated to making dreams come true for children facing obstacles. The Foundation works with 25 partner organizations throughout the tri-state area, including hospitals, wish organizations and community-based organizations, to reach children who are facing challenges such as homelessness, extreme poverty, illness and foster care. Since it began in 2006, the Foundation has used the magic of Spinco’s businesses — the Rangers, Knicks, Liberty and MSG Entertainment — to brighten the lives of more than 250,000 children and their families. The Foundation takes pride in its commitment to truly change lives, hosting more than 500 events and programs each year. They include: events with the Knicks, Rangers and Liberty; special celebrations and event attendance at The Garden, Radio City Music Hall and the Beacon Theatre; visits by Madison Square Garden celebrities; The Garden of Dreams Talent Show, where children perform on the Great Stage at Radio City Music Hall; The Garden of Dreams Prom, which brings together teens who may not otherwise have the opportunity to attend their own prom; toy and coat drives; and the “Make A Dream Come True Program,” where children enjoy unforgettable experiences with celebrities and at events. In addition, through its Garden of Dreams Giving program, the Foundation helps its partner organizations meet the critical needs of the children they serve, including through direct support of scholarships and tangible, targeted community projects. The Foundation has served its partners by refurbishing pediatric wards at area hospitals, activity rooms at community facilities and foster care visiting areas at family services centers, and by rejuvenating neighborhood playgrounds and basketball courts — with plans for many more vital civic enhancements in the years to come.

Regulation

Our sports and entertainment businesses are subject to legislation governing the sale and resale of tickets and consumer protection statutes generally.

In addition, many of the events produced or promoted by our sports and entertainment businesses are presented in our venues which are, like all public spaces, subject to building and health codes and fire regulations imposed by the state and local governments in the jurisdictions in which our venues are located. These venues are also subject to zoning and outdoor advertising regulations, and, with respect to Radio City Music Hall and The Beacon Theatre, landmark regulations which restrict us from making certain modifications to our facilities as of right or from operating certain types of businesses. These venues also require a number of licenses in order for us to operate, including occupancy permits, exhibition licenses, food and beverage permits, liquor licenses and other authorizations. In addition, our venues are subject to the federal Americans with Disabilities Act, which requires us to maintain certain accessibility features at each of our facilities. See “Risk Factors — General Risks — We Are Subject to Extensive Governmental Regulation and Our Failure to Comply with These Regulations May Have a Material Negative Effect on Our Business and Results of Operations.”

The professional sports leagues in which we operate, primarily the NBA and NHL, claim the right under certain circumstances to regulate important aspects of our sports business and our team-related interactive businesses. See “— Our Business — MSG Sports — The Role of the Leagues in Our Operations.”

Our sports and entertainment businesses are also subject to certain regulations applicable to our Internet web sites and mobile applications. We maintain various web sites and mobile applications that provide information and content regarding our businesses, offer merchandise and tickets for sale and make available sweepstakes and/or contests. The operation of these web sites and applications may be subject to a range of federal, state and local laws such as privacy, accessibility for persons with disabilities and consumer protection regulations. The online and mobile operations relating to our sports teams may, in certain circumstances, be subject to certain agreements, rules, policies, regulations and directives of the leagues in which the respective team operates. See “— Our Business — MSG Sports — The Role of the Leagues in Our Operations.” In addition, any of our web sites intended primarily for children under 12 years of age must comply with certain limits on commercial matter.

Competition

Competition in Our Sports Business

Our sports business operates in a market in which numerous sports and entertainment opportunities are available. In addition to the NBA, NHL, WNBA and NBADL teams that we own and operate, the New York City metropolitan area is home to two Major League Baseball teams (the Yankees and the Mets), two National Football League teams (the Giants and the Jets), two additional NHL teams (the Islanders and the Devils), a second NBA team (the Nets) and two Major League Soccer franchises (the New York Red Bulls and the New York City Football Club). In addition, there are a number of other amateur and professional teams that compete in other sports, including at the collegiate and minor league levels. New York is also home to the U.S. Open tennis event each summer, as well as many other non-sports related entertainment options.

As a result of the large number of options available, we face strong competition for the New York area sports fan. We must compete with these other sporting events in varying respects and degrees, including on the basis of the quality of the teams we field, their success in the leagues in which they compete, our ability to provide an entertaining environment at our games and the prices we charge for our tickets. In addition, for fans who prefer the unique experience of NHL hockey, we must compete with the Islanders and Devils as well as, in varying respects and degrees, with other NHL hockey teams and the NHL itself. Similarly, for those fans attracted to the equally unique experience of NBA basketball, we must compete with the Nets as well as, in varying respects and degrees, with other NBA teams and the NBA itself. In addition, we also compete to varying degrees with other productions and live entertainment events for advertising and sponsorship dollars.

The amount of revenue we earn is influenced by many factors, including the popularity and on-court or on-ice performance of our professional sports teams and general economic conditions. In particular, when our teams have strong on-court and on-ice performance, we benefit from increased demand for tickets, potentially greater food and merchandise sales from increased attendance and increased sponsorship opportunities. When our teams make the playoffs, we also benefit from the attendance and in-game spending at the playoff games at the Arena. The year-to-year impact of team performance is somewhat moderated by the fact that a significant portion of our revenues derive from rights fees, suite rental fees and sponsorship and signage revenue, all of which are generally contracted on a multi-year basis. Nevertheless, the long-term performance of our business is tied to the success and popularity of our teams.

See “Risk Factors — Risks Relating to Our Sports Business — Our Sports Business Faces Intense and Wide-Ranging Competition, Which May Have a Material Negative Effect on Our Business and Results of Operations.”

Competition in Our Entertainment Business

Our entertainment business competes, in certain respects and to varying degrees, with other live performances, sporting events, movies, home entertainment (including the Internet and online services, television, home video and gaming devices) and the large number of other entertainment and public attraction options available to members of the public. Our businesses typically represent alternative uses for the public’s entertainment dollar. The primary geographic area in which we operate, New York City, is among the most competitive entertainment markets in the world, with the world’s largest live theater industry and extensive performing arts venues, twelve major professional sports teams, numerous museums, galleries and other attractions, and numerous movie theaters available to the public. Our venues outside of New York City similarly compete with other entertainment options in their respective markets and elsewhere. We compete with these other entertainment options on the basis of the quality of our productions and the public’s interest in our content, as well as on the price of our tickets and the quality and location of our venues.

We compete for bookings with a large number of other venues both in the cities in which our venues are located and in alternative locations capable of booking the same productions and events. Generally, we compete for bookings on the basis of the size, quality, expense and nature of the venue required for the booking.

In addition to competition for ticket sales and bookings, we also compete to varying degrees with other productions and sporting events for advertising and sponsorship dollars.

See “Risk Factors — Risks Relating to Our Entertainment Business — Our Entertainment Business Faces Intense and Wide-Ranging Competition Which May Have a Material Negative Effect on Our Business and Results of Operations.”

Employees

As of [—], 2015 we had approximately [—] full-time union and non-union employees and [—] part-time union and non-union employees. Approximately [—]% of our employees were represented by unions as of [—], 2015. Labor relations in general and in the sports and entertainment industry in particular can be volatile, though our current relationships with our unions taken as a whole are positive. We have from time to time faced labor action or had to make contingency plans because of threatened or potential labor actions.

The NHL players and the NBA players are covered by CBAs between the NHLPA and the NHL and between the NBPA and the NBA, respectively. Both the NHL and the NBA have experienced labor difficulties in the past and may have labor issues in the future. On June 30, 2011 the prior CBA between the NBA and NBPA expired and there was a work stoppage for approximately five months until a new CBA was entered into in December 2011. On September 15, 2012 the prior CBA between the NHL and NHLPA expired and there was a work stoppage for approximately four months until a new CBA was entered into in January 2013. See “Risk Factors — General Risks — Organized Labor Matters May Have a Material Negative Effect on Our Business and Results of Operations.”

Properties

We own the Madison Square Garden Complex, which includes The Garden (with a maximum capacity of approximately 21,000 seats) and The Theater at Madison Square Garden (approximately 5,600 seats) in New York City, comprising approximately 1,100,000 square feet; a training center in Greenburgh, NY with approximately 105,000 square feet of space; The Chicago Theatre (approximately 3,600 seats) in Chicago comprising approximately 72,600 square feet; and the Forum (approximately 17,800 seats) in Inglewood, CA comprising approximately 307,000 square feet.

Significant properties that are leased in New York City include approximately 266,000 square feet housing Spinco’s administrative and executive offices, approximately 577,000 square feet comprising Radio City Music Hall (approximately 6,000 seats) and approximately 57,000 square feet comprising the Beacon Theatre (approximately 2,800 seats). We also lease storage space in various other locations and parking locations in Inglewood, CA for the Forum. For more information on our venues, see “— Our Business — Our Venues.”

Our Madison Square Garden Complex is subject to and benefits from various easements, including the “breezeway” into Madison Square Garden from Seventh Avenue in New York City (which we share with other property owners). Our ability to continue to utilize this and other easements requires us to comply with certain conditions. Moreover, certain adjoining property owners have easements over our property, which we are required to maintain so long as those property owners meet certain conditions.

Legal Proceedings

In March 2012, the Company was named as a defendant in two purported class action antitrust lawsuits brought in the United States District Court for the Southern District of New York against the NHL and certain NHL member clubs, regional sports networks and cable and satellite distributors. The second complaint, which was substantially identical to the first, was dismissed after its named plaintiff was named as a co-plaintiff in the first complaint. The operative complaint primarily asserts that certain of the NHL’s current rules and agreements entered into by defendants, which are alleged by the plaintiffs to provide certain territorial and other exclusivities with respect to the television and online distribution of live hockey games, violate Sections 1 and 2 of the Sherman Antitrust Act. The plaintiffs seek injunctive relief against the defendants’ continued violation of the antitrust laws, treble damages, attorneys’ fees and pre- and post-judgment interest. On July 27, 2012, the Company and the other defendants filed a motion to dismiss. On December 5, 2012, the court issued an opinion and order largely denying the motion to dismiss. On April 8, 2014, following the conclusion of fact discovery, all defendants filed motions for summary judgment seeking dismissal of the case in its entirety. On August 8, 2014, the Court denied the motions for summary judgment. The defendants, including the Company, are vigorously defending the claims. Due to the unsettled legal questions relevant to the lawsuit, issues relating to class certification and related expert testimony, the indeterminate amount of damages sought by plaintiffs, and significant issues to be resolved relating to the admissibility of expert testimony at any trial, among other uncertainties, management is currently unable to estimate a range of reasonably possible outcomes for such class action antitrust lawsuit.

The Company is a defendant in various other lawsuits. Although the outcome of these other lawsuits cannot be predicted with certainty, management does not believe that resolution of these other lawsuits will have a material adverse effect on the Company.

Financial Information about Segments and Geographic Areas

Substantially all revenues and assets of the Company’s reportable segments are attributed to or located in the United States and are primarily concentrated in the New York City metropolitan area. Financial information by business segments for each of the years ended June 30, 2014, 2013, and 2012, and the six months ended December 31, 2014 and 2013 is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Combined Financial Statements as of June 30, 2014 and 2013 and For the Three Years Ended June 30, 2014, 2013 and 2012 — Notes to Combined Financial Statements — Note 18” and “Combined Financial Statements as of December 31, 2014 (Unaudited) and June 30, 2014 and For the Six Months Ended December 31, 2014 and 2013 — Notes to Combined Financial Statements (Unaudited) — Note 13.”

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions generally include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Although we are still evaluating the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us as long as we qualify as an emerging growth company, except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.

We will, in general, remain as an emerging growth company for up to five full fiscal years following the Distribution. We would cease to be an emerging growth company and, therefore, become ineligible to rely on the above exemptions, if we:

•	have more than $1 billion in annual revenue in a fiscal year;

•	issue more than $1 billion of non-convertible debt during the preceding three-year period; or

•	become a “large accelerated filer” as defined in Exchange Act Rule 12b-2, which would occur after: (i) we have filed at least one annual report pursuant to the Exchange Act; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

DIVIDEND POLICY

We do not expect to pay any cash dividends on our common stock in the foreseeable future. All decisions regarding the payment of dividends will be made by our Board of Directors from time to time in accordance with applicable law.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of December 31, 2014 and the unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2014 and the unaudited pro forma combined statement of operations for the year ended June 30, 2014 are based on the historical combined financial statements of the Company. The unaudited pro forma combined financial statements presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined annual and interim financial statements and corresponding notes thereto included elsewhere in this information statement. The unaudited pro forma combined financial statements reflect certain known impacts as a result of the Distribution to separate the Company from MSG. The unaudited pro forma combined financial statements have been prepared giving effect to the Distribution as if this transaction had occurred as of July 1, 2013 for the unaudited pro forma combined statement of operations for the year ended June 30, 2014 and for the unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2014, and as of December 31, 2014 for the unaudited pro forma condensed combined balance sheet.

In connection with the Distribution, the Company received interests in the sports and entertainment businesses, as well as the venues, of MSG. These transfers to us by MSG are treated as a contribution to our capital at MSG’s historical cost.

The unaudited pro forma combined financial information set forth below have been derived from the combined annual and interim financial statements of the Company including the unaudited condensed combined balance sheet as of December 31, 2014 and the unaudited condensed combined statement of operations for the six months ended December 31, 2014 and for the year ended June 30, 2014 included elsewhere within this information statement and reflect certain assumptions that we believe are reasonable given the information currently available.

The costs to operate our business as an independent public entity are expected to exceed the historical allocations, including corporate and administrative charges from MSG of approximately $[—] million and $[—] million for the six months ended December 31, 2014 and for the year ended June 30, 2014, respectively reflected in the accompanying annual and interim combined financial statements presented elsewhere within this information statement and principally relate to areas that include, but are not limited to:

•	additional personnel including finance, accounting, compliance, tax, treasury, internal audit and legal;

•	additional professional fees associated with audits, tax, legal and other services;

•	increased insurance premiums;

•	costs relating to board of directors’ fees;

•	stock market listing fees, investor relations costs and fees for preparing and distributing periodic filings with the SEC; and

•	other administrative costs and fees, including anticipated incremental executive compensation costs related to existing and new executive management and excluding future share-based compensation expense (see pro forma adjustment [—] below).

The preliminary estimates for these net incremental expenses in the fiscal year ending June 30, 2016 range between approximately $[—] million and $[—] million on an annual basis going forward. The pro forma impact of such incremental costs has not been reflected herein as many of the costs expected to comprise this increase are not factually supportable at this time. Actual expenses could vary from this range estimate and such variations could be material.

Costs related to the separation of approximately $[—] million have been incurred by MSG for the six months ended December 31, 2014. These costs include accounting, legal and consulting fees. MSG has assumed all of these costs to date and anticipates that it will be responsible for all similar costs prior to the separation of Spinco from MSG. Therefore, in the historical and unaudited pro forma combined statements of operations for the six months ended December 31, 2014, no transaction costs incurred by MSG were allocated to Spinco or otherwise reflected in our financial results.

Prior to the distribution, we will enter into media rights agreements with MSG. Any revenue changes resulting from the media rights agreements will be reflected in the unaudited pro forma combined financial information. The media rights agreements will provide our fans with the ability to watch locally televised home and away games of the Knicks and Rangers, as well as other programming related to our teams, on MSG’s award-winning regional sports networks. The media rights agreements will have terms of [—] years.

These unaudited pro forma combined financial statements reflect all other adjustments that, in the opinion of management, are necessary to present fairly the pro forma combined results of operations and combined financial position of the Company as of and for the periods indicated. The unaudited pro forma combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the Company operated historically as a company independent of MSG or if the Distribution had occurred on the dates indicated. The unaudited pro forma combined financial information also should not be considered representative of our future combined financial condition or combined results of operations.

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2014

(in thousands)

[To Come]

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended December 31, 2014

(in thousands)

[To Come]

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended June 30, 2014

(in thousands)

[To Come]

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

[To Come]

SELECTED FINANCIAL DATA

The operating and balance sheet data included in the following selected financial data table have been derived from the combined financial statements of Spinco. The financial information presented below for periods prior to the Distribution date does not necessarily reflect what our results of operations and financial position would have been if we had operated as a separate publicly-traded entity during those periods. The selected financial data presented below should be read in conjunction with the combined financial statements included elsewhere in this information statement and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Six Months Ended December 31,		Years Ended June 30,
	2014	2013	2014	2013	2012
	(in thousands)
Operating Data:
Revenues	$515,730	$413,524	$913,615	$722,943	$728,867
Operating expenses:
Direct operating	336,906	291,825	714,825	533,282	530,307
Selling, general and administrative	114,402	94,594	221,109	176,139	171,757
Depreciation and amortization	59,563	39,274	91,709	72,551	62,940

Operating income (loss)	4,859	(12,169)	(114,028)	(59,029)	(36,137)
Other income (expense):
Equity in loss of nonconsolidated affiliates	(32,755)	(738)	(1,323)	—	—
Interest income (expense), net	173	(172)	20	(1,609)	(867)
Miscellaneous	75	23	95	3,497	7,072

Loss from operations before income taxes	(27,648)	(13,056)	(115,236)	(57,141)	(29,932)
Income tax expense	(446)	(848)	(1,697)	(1,133)	(6,350)

Net loss	$(28,094)	$(13,904)	$(116,933)	$(58,274)	$(36,282)

Balance Sheet Data:
Total assets	$2,165,161	$2,090,815	$2,137,191	$1,732,863	$1,580,868
Total divisional equity	1,219,062	1,160,709	1,191,203	916,764	828,735

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) contains forward-looking statements. In this Management’s Discussion and Analysis of Financial Condition and Results of Operations, there are statements concerning our future operating and future financial performance, including the opening of New York Spring Spectacular, the Company’s new large-scale theatrical production, the benefit of The Garden, The Theater at Madison Square Garden and the Forum being available for events for a full fiscal year, expected growth in suite rental revenue and sponsorship and signage revenues and increases in rights fee revenues from our new rights agreements with MSG. Words such as “expects,” “anticipates,” “believes,” “estimates,” “may,” “will,” “should,” “could,” “potential,” “continue,” “intends,” “plans,” and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements. Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

•	the level of our revenues, which depends in part on the popularity and competitiveness of our sports teams and the level and popularity of the Radio City Christmas Spectacular, New York Spring Spectacular and other entertainment events which are presented in our venues;

•	costs associated with player injuries, and waivers or contract terminations of players and other team personnel;

•	changes in professional sports teams’ compensation, including the impact of signing free agents and trades, subject to league salary caps and the impact of luxury tax obligations;

•	the level of our capital expenditures and other investments;

•	general economic conditions, especially in the New York City metropolitan area where we conduct the majority of our operations;

•	the demand for sponsorship arrangements and for advertising;

•	competition, for example, from other teams, other venues and other sports and entertainment options;

•	changes in laws, NBA or NHL rules, regulations, guidelines, bulletins, directives, policies and agreements (including the leagues’ respective collective bargaining agreements with their players’ associations, salary caps, revenue sharing, NBA luxury tax thresholds and telecast rights) or other regulations under which we operate;

•	any NBA or NHL work stoppage;

•	seasonal fluctuations and other variation in our operating results and cash flow from period to period;

•	the level of our expenses, including our corporate expenses as a stand-alone publicly traded company;

•	the successful development of new live productions or enhancements to existing productions and the investments associated with such development or enhancements;

•	the acquisition or disposition of assets and/or the impact of, and our ability to, successfully pursue acquisitions or other strategic transactions;

•	the operating and financial performance of our strategic acquisitions and investments, including those we do not control;

•	the costs associated with, and the outcome of, litigation and other proceedings to the extent uninsured;

•	the impact of governmental regulations or laws, including the continued benefit of certain tax exemptions and the ability to maintain necessary permits or licenses;

•	financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate;

•	our ownership of professional sports franchises in the NBA and NHL and certain transfer restrictions on our common stock;

•	our status as an emerging growth company; and

•	the additional factors described under “Risk Factors” in this information statement.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.

All dollar amounts included in the following Management’s Discussion and Analysis of Financial Condition and Results of Operations are presented in thousands, except as otherwise noted.

Introduction

Our MD&A is provided as a supplement to the audited combined annual financial statements and unaudited interim condensed combined financial statements and footnotes thereto included elsewhere in this information statement to help provide an understanding of our financial condition, changes in financial condition and results of our operations. The information included in this MD&A should be read in conjunction with the annual and interim combined financial statements included in this information statement as well as the financial data set forth under “Selected Financial Data” and the pro forma combined financial information set forth under “Unaudited Pro Forma Combined Financial Information.” Our MD&A is organized as follows:

Proposed Distribution and Basis of Presentation. This section provides a general description of the proposed spinoff that would separate The Madison Square Garden Company into two distinct publicly-traded companies.

Business Overview. This section provides a general description of our business, as well as other matters that we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

Combined Results of Operations. This section provides an analysis of our results of operations for the six months ended December 31, 2014 and 2013, and the years ended June 30, 2014, 2013 and 2012. Our discussion is presented on both a combined and segment basis. Our segments are MSG Entertainment and MSG Sports.

Liquidity and Capital Resources. This section provides a discussion of our financial condition as of December 31, 2014, as well as an analysis of our cash flows for the six months ended December 31, 2014 and 2013 and the years ended June 30, 2014, 2013 and 2012. The discussion of our financial condition and liquidity includes summaries of (i) our primary sources of liquidity and (ii) our contractual obligations and off balance sheet arrangements that existed at June 30, 2014.

Seasonality of Our Business. This section discusses the seasonal performance of our MSG Sports and MSG Entertainment segments. Because of the seasonality of these segments, our results for the six months ended December 31, 2014 are not necessarily indicative of full-year performance.

Recently Issued Accounting Pronouncements and Critical Accounting Policies. This section discusses accounting policies considered to be important to our financial condition and results of operations and which require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including our critical accounting policies, are discussed in the notes to our annual combined financial statements included elsewhere in this information statement.

Proposed Distribution and Basis of Presentation

At meetings on October 27, 2014 and December 18, 2014, the MSG board of directors authorized and directed the Company’s management to explore spin-off transactions, including a spin-off of the MSG sports and entertainment businesses from the MSG media business.

The spin-off is expected to be completed through a tax-free pro rata distribution by MSG of our Class A Common Stock and Class B Common Stock to the holders of MSG Class A Common Stock and MSG Class B Common Stock, respectively. During March 2015, the newly formed registrant, Spinco, was incorporated in the State of Delaware.

As part of the Distribution, it is anticipated that Spinco’s opening balance sheet will be funded with a cash investment of $[—] from MSG.

Completion of the proposed Distribution is subject to certain conditions, including final approval by the MSG board of directors, certain approvals by the NBA and NHL, receipt of a tax opinion and rulings and the filing and effectiveness of a registration statement, of which this information statement forms a part, with the SEC. There can be no assurance that the spin-off transaction will be completed.

The stand-alone combined financial statements of Spinco (the “combined financial statements”) were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of MSG. These financial statements reflect the combined historical results of operations, financial position and cash flows of the Company in accordance with U.S. generally accepted accounting principles (“GAAP”) and SEC Staff Accounting Bulletin Topic 1-B, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. References to U.S. GAAP issued by the Financial Accounting Standards Board (“FASB”) in these footnotes are to the FASB Accounting Standards Codification, also referred to as the “Codification” or “ASC.”

Historically, separate financial statements have not been prepared for Spinco, and it has not operated as a stand-alone business from MSG. The combined financial statements include certain assets and liabilities that have historically been held by MSG or by other MSG subsidiaries but are specifically identifiable or otherwise attributable to Spinco. All significant intercompany transactions between MSG and Spinco have been included as components of MSG investment in the combined financial statements, as they are to be considered effectively settled upon effectiveness of the Distribution. The combined financial statements are presented as if the Spinco businesses had been combined for all periods presented. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as immediately prior to the distribution of all the assets and liabilities presented are wholly-owned by MSG and are being transferred to Spinco at carry-over basis.

The combined statements of operations include allocations for certain support functions that are provided on a centralized basis and not historically recorded at the business unit level, such as expenses related to finance, human resources, information technology, and facilities, among others. As part of the Distribution, certain support functions are being transferred to Spinco and, therefore, charges were reflected in order to properly burden all business units comprising MSG’s historical operations. These expenses have been allocated to MSG on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of combined revenues, headcount or other measures of Spinco or MSG. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred by the Company and may not reflect its combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Business Overview

The Company is a live sports and entertainment business comprised of dynamic and powerful assets and brands. The Company is comprised of two business segments: MSG Entertainment and MSG Sports, which are strategically aligned to work together to drive our overall business, which is built on a foundation of iconic venues and compelling content, including live sports and entertainment events that we create, produce and present. The Company conducts a significant portion of its operations at venues that it either owns or operates under long-term leases or booking arrangements. The Company owns The Garden and The Theater at Madison Square Garden in New York City, the Forum in Inglewood, CA and The Chicago Theatre in Chicago. In addition, the Company leases Radio City Music Hall and the Beacon Theatre in New York City, and has a booking agreement with respect to the Wang Theatre in Boston. A description of our segments follows:

MSG Entertainment

Our MSG Entertainment segment, which represented approximately 33% of our combined revenues for the year ended June 30, 2014, is one of the country’s leaders in live entertainment. MSG Entertainment presents or hosts live entertainment events, including concerts, family shows, performing arts and special events in our diverse collection of venues. Those venues include The Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum, The Chicago Theatre and the Wang Theatre. The scope of our collection of venues enables us to showcase acts that cover a wide spectrum of genres and popular appeal. Over the last several years, our venues have hosted artists such as Billy Joel, the Eagles, Madonna, Phish, Elton John, Eric Clapton, The Allman Brothers Band, Bruce Springsteen, Maroon 5, Taylor Swift, Justin Timberlake, Ed Sheeran, Katie Perry, Stevie Wonder, Sting and Paul Simon, Coldplay, One Direction, Jerry Seinfeld and Dave Chappelle; family shows such as Sesame Street Live, Yo Gabba Gabba Live and Disney Junior Live!; special events such as the Tony Awards, America’s Got Talent and appearances by His Holiness the Dalai Lama, along with graduations, television upfronts and product launches; and theatrical productions such as A Christmas Story, How The Grinch Stole Christmas! and Cirque du Soleil’s Zarkana. Although we primarily license our venues to third-party promoters for a fee, we also promote or co-promote shows in which case we have economic risk relating to the event. MSG Entertainment currently does not promote or co-promote events outside of our venues.

MSG Entertainment also creates, produces and/or presents live productions that are performed in the Company’s venues. This includes the Radio City Christmas Spectacular, which is the top grossing live holiday family show in North America, and New York Spring Spectacular, which opened in March 2015, both of which feature the Rockettes. The Radio City Christmas Spectacular has been performed at Radio City Music Hall for 82 years and more than one million tickets were sold for performances during the 2014 holiday season. In addition, during the 2013 holiday season the Company presented the theater version of the show in Atlanta, West Palm Beach, Tampa and, for the 12th year, at the Grand Ole Opry House in Nashville. The Company regularly evaluates the theatrical productions of the Radio City Christmas Spectacular presented outside of New York and has made the decision to end these productions as the Company continues to explore new approaches to best showcase the Radio City Christmas Spectacular and Rockettes brands. The theatrical productions of the Radio City Christmas Spectacular presented outside of New York generated direct contribution to AOCF of approximately $4,400 during the 2014 holiday season. As a result of the decision to end these productions, in future periods, the Company will not benefit from the annual AOCF that such productions historically contributed to the Company and the Company does not have any immediate plans to replace this lost AOCF with other touring productions. Nevertheless, the Company decided to end such productions because it believes that this decision will benefit the Radio City Christmas Spectacular and Rockettes brands over the long-term and allow management to focus its attention on the New York production of the Radio City Christmas Spectacular, New York Spring Spectacular and other initiatives.

Revenue Sources

Our primary sources of revenue in our MSG Entertainment segment are ticket sales to our live audiences for events that we produce or promote/co-promote and license fees for our venues paid by third-party promoters in connection with events that we do not produce or promote/co-promote. We also generate revenue from other sources, including facility and ticketing fees, concessions, sponsorships and signage, a portion of suite license fees at The Garden, merchandising and tours of our venues. The levels of revenue and expense we record in our MSG Entertainment segment for a given event depends to a significant extent on whether we are promoting or co-promoting the event or are licensing our venue to a third party.

Ticket Sales and Suite Licenses

For our productions and for entertainment events in our venues that we promote, we recognize revenues from the sale of tickets to our audiences. We sell tickets to the public through our box office, via our web sites and ticketing agencies and through group sales. The amount of revenue we earn from ticket sales depends on the number of shows and the mix of events that we promote, the seating capacity of the venue used, the extent to which we can sell to our seating capacity and our ticket prices.

The Garden has 21 Event Level suites, 58 Madison Level suites, and 18 Signature Level suites. Suite licenses at The Garden are generally sold to corporate customers pursuant to multi-year licenses. Under standard suite licenses, the licensees pay an annual license fee, which varies depending on the location of the suite. The license fee includes, for each seat in the suite, tickets for events at The Garden for which tickets are sold to the general public, subject to certain exceptions. In addition, suite holders pay for food and beverage service in their suites at The Garden. Revenues from the sale of suite licenses are shared between our MSG Entertainment and MSG Sports segments.

Venue License Fees

For entertainment events held at our venues that we do not produce, promote or co-promote, we typically earn venue license fees from the third-party promoter of the event. The amount of license fees we charge varies by venue, as well as by the size of the production and the number of days of the event, among other factors. Our fees include both the cost of renting space in our venues and costs for providing production services, such as front-of-house and back-of-house staffs, including stagehands, box office staff, ushers, security, staging, lighting and sound, and building services.

Whether we are promoting an event or licensing our venues to a third-party promoter has a significant impact on the level of revenues and the costs that we record in our MSG Entertainment segment.

Facility and Ticketing Fees

For all public and ticketed entertainment events held in our venues, we also earn additional revenues on substantially all tickets sold, whether we promote or co-promote the event or license the venue to a third party. These revenues are earned in the form of certain fees and assessments, including the facility fee we charge on tickets we sell, and vary by venue.

Concessions

We sell food and beverages during substantially all entertainment events held at our venues. In addition to concession-style sales of food and beverages, which represent the majority of our concession revenues, we also provide catering for our suites at The Garden for a fee.

Merchandise

We earn revenues from the sale of merchandise relating to our proprietary productions and other live entertainment events that take place at our venues. The majority of our merchandise revenues are generated through on-site sales during performances of our productions and other live events. We also generate revenues from the sales of our Radio City Christmas Spectacular merchandise, such as ornaments and apparel, through traditional retail channels. Typically, revenues from our merchandise sales at our non-proprietary events relate to sales of merchandise provided by the artist, the producer or promoter of the event and are generally subject to a revenue sharing arrangement.

Venue Signage and Sponsorship

We earn revenues through the sale of signage space and sponsorship rights in connection with our venues, productions and other live entertainment events. Signage revenues generally involve the sale of advertising space at The Garden during entertainment events and otherwise in our venues.

Sponsorship rights may require us to use the name, logos and other trademarks of a sponsor in our advertising and in promotions for our venues, productions and other live entertainment events. Sponsorship arrangements may be exclusive within a particular sponsorship category or non-exclusive and generally permit a sponsor to use the name, logos and other trademarks of our productions, events and venues in connection with their own advertising and in promotions in our venues or in the community.

Expenses

Our MSG Entertainment segment’s principal expenses are payments made to performers and promoters, staging costs and day-of-event costs associated with events, and advertising costs. We charge a portion of our actual expenses associated with the ownership, lease, maintenance and operation of our venues, along with a portion of our corporate expenses to our MSG Entertainment segment. However, the operating results of our MSG Entertainment segment benefit from the fact that no rent is charged to the segment for use of the Company’s owned venues. We do not allocate to our segments any depreciation expense on property and equipment related to The Garden, The Theater at Madison Square Garden or the Forum.

Performer Payments

Our productions are performed by talented actors, dancers, singers, musicians and entertainers. In order to attract and retain this talent, we are required to pay our performers an amount that is commensurate both with their abilities and with demand for their services from other entertainment companies. Our productions, including the Radio City Christmas Spectacular, typically feature ensemble casts (such as the Rockettes), where there is no single “headline” performer. As a result, most of our performers are paid based on a standard “scale,” pursuant to collective bargaining agreements we negotiate with the performers’ unions. For New York Spring Spectacular, certain performers have individually negotiated contracts.

Staging Costs

Staging costs for our proprietary events as well as others that we promote include the costs of sets, lighting, display technologies, special effects, sound and all of the other technical aspects involved in presenting a live entertainment event. These costs vary substantially depending on the nature of the particular show, but tend to be highest for large-scale theatrical productions, such as the Radio City Christmas Spectacular. For concerts we promote, the performer usually provides a fully-produced show. As with performer salaries, the staging costs associated with a given production are an important factor in the determination of ticket prices.

Day-of-Event Costs

For days on which MSG Entertainment stages its productions, promotes an event or provides one of our venues to a third-party promoter under a license fee arrangement, the event is charged the variable costs associated with such event, including box office personnel, stagehands, ticket takers, ushers, security, and other similar expenses. In situations where we provide our venues to a third-party promoter under a license fee arrangement, day-of-event costs are typically included in the license fees charged to the promoter.

Marketing and Advertising Costs

We incur significant costs promoting our productions and other events through outdoor and newspaper advertisements, television and radio advertising and social, digital and search advertising. In light of the intense competition for entertainment events, such expenditures are a necessity to drive interest in our productions and encourage members of the public to purchase tickets to our shows.

Touring Expenses

For the Radio City Christmas Spectacular production presented outside of New York, we paid the logistical costs associated with travel and equipment, as well as fees and expenses, including the costs of venue staff, for the use of third-party venues. The Company regularly evaluates the theatrical productions of the Radio City Christmas Spectacular presented outside of New York and has made the decision to end these productions as the Company continues to explore new approaches to best showcase the Radio City Christmas Spectacular and the Rockettes brands.

Factors Affecting Operating Results

The operating results of our MSG Entertainment segment are largely dependent on our ability to attract concerts, family shows and other events to our venues, as well as the continuing popularity of the Radio City Christmas Spectacular at Radio City Music Hall. Our MSG Entertainment segment recognized operating losses during the years ended June 30, 2014 and 2013. These results reflect the impact of The Garden and The Theater at Madison Square Garden being shut down because of the Transformation for the off-season following the Knicks and Rangers playoffs during these fiscal years thus limiting MSG Entertainment’s ability to present or host events at these venues.

Our MSG Entertainment segment’s future performance is dependent in part on general economic conditions, and the effect of these conditions on our customers. Weak economic conditions may lead to lower demand for suite licenses and tickets to our live productions, concerts, family shows and other events, which would also negatively affect concession and merchandise sales, as well as lower levels of sponsorship and venue signage. These conditions may also affect the number of concerts, family shows and other events that take place in the future. An economic downturn could adversely affect our business and results of operations.

The Company has invested in New York Spring Spectacular, a large-scale theatrical production for Radio City Music Hall, which opened in March 2015, and continues to explore additional opportunities to expand our presence in the entertainment industry. Any new investment may not initially contribute to operating income, but is intended to become operationally profitable over time. Our results will also be affected by investments in, and the success of, new productions.

MSG Sports

Our MSG Sports segment, which represented approximately 67% of our combined revenues for the year ended June 30, 2014, owns and operates sports franchises, including the Knicks, a founding member of the NBA, and the Rangers, one of the “original six” franchises of the NHL. MSG Sports also owns and operates the Liberty of the WNBA, one of the league’s founding franchises, and the Hartford Wolf Pack of the AHL, which is the primary player development team for the Rangers and is also competitive in its own right in the AHL. In March 2014, the Company acquired the rights to own and operate an NBADL team, named the Westchester Knicks, which began operations during the 2014-15 season and plays its home games at the Westchester County Center in White Plains, New York. The Knicks, Rangers and Liberty play home games at The Garden. The Liberty have historically played 17 regular season home games at The Garden. However, due to the Transformation, they played their 2013, 2012 and 2011 seasons at the Prudential Center in Newark, New Jersey before returning to The Garden for their 2014 season. Our sports business also features other sports properties, including the presentation of a wide variety of live sporting events including professional boxing, college basketball, professional bull riding, tennis and college wrestling.

Revenue Sources

We earn revenue in our MSG Sports segment from several primary sources: ticket sales and a portion of suite license fees at The Garden, our share of distributions from NHL and NBA league-wide national and international television contracts and other league-wide revenue sources, venue signage and other sponsorships, concessions and merchandising. Our MSG Sports segment also earns substantial fees from MSG Media for the local right to telecast the games of our professional sports teams. We also earn venue license fees, primarily from the rental of The Garden to third-party promoters holding their sports events at our arena. The amount of revenue we earn is influenced by many factors, including the popularity and on-court or on-ice performance of our professional sports teams and general economic conditions. In particular, when our teams have strong on-court and on-ice performance, we benefit from increased demand for tickets, potentially greater food and merchandise sales from increased attendance and increased sponsorship opportunities. When our teams make the playoffs, we also benefit from the attendance and in-game spending at the playoff games at the Arena. The year-to-year impact of team performance is somewhat moderated by the fact that a significant portion of our revenues derive from rights fees, suite rental fees and sponsorship and signage revenue, all of which are generally contracted on a multi-year basis. Nevertheless, the long-term performance of our business is tied to the success and popularity of our teams.

Ticket Sales, Suite Licenses, Venue Licenses, Facility and Ticketing Fees

Ticket sales have historically constituted the largest single source of revenue for our MSG Sports segment. We sell tickets to our sports teams’ home games through season tickets, which are typically held by long-term season subscribers, through group sales, and through single-game tickets, which are purchased by fans either individually or in multi-game packages. The prices of our tickets vary, depending on the sports team and the location of the seats. We generally review and set the price of our tickets before the start of each team’s season. We also earn revenue from the sale of tickets to live sporting events that we promote other than our teams’ games.

Revenues from the sale of suite licenses are shared between the MSG Entertainment and MSG Sports segments. See “— MSG Entertainment — Revenue Sources” for further discussion.

In addition to our teams’ home games, we also present or host other live sporting events at our venues. When the Company acts as the promoter of such events, the Company typically earns revenues from ticket sales and incurs expenses associated with the event. When these events are promoted by third-party promoters, the Company typically earns venue license fees and/or revenues from ticket sales from the promoter for use of our venues. When licensing our venues, the amount recorded as revenue also includes the event’s variable costs such as the costs of front-of-house and back-of-house staffs, including union laborers, box office staff, ushers, security and building services, which we pass along to the promoter. The mix of live sporting events, including whether we are the promoter of an event or license our venues to a third-party promoter, could have a significant impact on the level of revenues and event related costs that we record in our MSG Sports segment.

Our MSG Sports segment also earns revenues in the form of certain fees and assessments added to ticket prices for events held at our venues, regardless of whether we act as promoter for such events. This currently includes a facility fee the Company charges on tickets it sells to all events at our venues, except for team season tickets and certain other limited exceptions.

Telecast Rights

We earn revenue from the sale of telecast rights for our sports teams’ home and away games and also through the receipt of our share of fees paid for league-wide telecast rights, which are awarded under contracts negotiated and administered by each league.

After the Distribution, telecast rights for the Knicks and Rangers will continue to be held by MSG. Prior to the Distribution, these rights were subject to an inter-segment arrangement between MSG Sports and MSG’s regional sports networks. In connection with the Distribution, the Company and MSG will enter into media rights agreements covering the telecast rights for the Knicks and Rangers. See “Certain Relationships and Related Party Transactions — Relationship Between MSG and Us After the Distribution — media rights agreements” for a description of the media rights agreements. The financial success of our MSG Sports segment is significantly dependent on the rights fees we receive from MSG in connection with the telecast of our Knicks and Rangers games. Our combined financial statements reflect the historical intercompany rights fee charges.

National and international telecast arrangements differ by league. Fees paid by telecasters under these arrangements are pooled by each league and then generally shared equally among all teams.

Venue Signage and Sponsorships

We earn revenues through the sale of signage space and sponsorship rights at The Garden in connection with our sports teams and certain other sporting events. Our strategy is to develop marketing partnerships with world-class brands by creating customized platforms that achieve our partners’ business objectives. Signage sales generally involve the sale of advertising space within The Garden during our teams’ home games and include the sale of signage on the ice and on the boards of the hockey rink during Rangers games, courtside during Knicks and Liberty games, and/or on the various scoreboards and display panels at The Garden. We offer both television camera-visible and non-camera-visible signage space.

Sponsorship rights generally require us to use the name, logos and other trademarks of a sponsor in our advertising and in promotions for our sports teams and during our sports events. Sponsorship arrangements may be exclusive within a particular sponsorship category or non-exclusive and generally permit a sponsor to use the name, logos and other trademarks of our sports teams and venues in connection with their own advertising and in promotions on-court, on-ice or in the community.

Concessions

We sell food and beverages during all sporting events held at our venues. In addition to concession-style sales of food and beverages, which represent the majority of our concession revenues, we also provide higher-end dining at our full service restaurant and clubs and catering for suites at The Garden.

Merchandise

We earn revenues from the sale of our sports teams’ merchandise both through the in-venue (and in some cases, online) sale of items bearing the logos or other marks of our sports teams and through our share of league distributions of royalty and other revenues from the leagues’ licensing of team and league trademarks, which revenues are generally shared equally among the teams in the leagues. By agreement among the teams, each of the leagues in which we operate acts as agent for the teams to license their logos and other marks, as well as the marks of the leagues, subject to certain rights retained by the teams to license these marks within their arenas and the geographic areas in which they operate.

Expenses

The most significant expenses in our MSG Sports segment are player and other team personnel salaries and charges for transactions relating to players for career-ending and season-ending injuries, trades, and waivers and contract termination costs of players and other team personnel. We also incur costs for travel, player insurance, league operating assessments (including a 6% NBA assessment on regular season ticket sales), NHL and NBA revenue sharing and NBA luxury tax. We charge a portion of our actual expenses associated with the ownership, lease, maintenance and operation of our venues, along with a portion of our corporate expenses, to our MSG Sports segment. However, the operating results of our MSG Sports segment benefit from the fact that no rent is charged to the segment for use of the Company’s owned venues. We do not allocate to our segments any depreciation expense on property and equipment related to The Garden, The Theater at Madison Square Garden or the Forum.

Player Salaries, Escrow System/Revenue Sharing and NBA Luxury Tax

The amount we pay an individual player is determined by negotiation between the player (typically represented by an agent) and us, and is generally influenced by the player’s individual playing statistics, by the amounts paid to players with comparable playing statistics by other sports teams and by restrictions in the CBAs, including the salary caps. The leagues’ CBAs typically contain restrictions on when players may move between league clubs following expiration of their contracts and what rights their current and former clubs have.

NBA CBA. The NBA CBA was last negotiated in 2011 and expires after the 2020-21 season (although the NBA and the NBPA each have the right to terminate the CBA following the 2016-17 season). The NBA CBA contains a “soft” salary cap (i.e., a cap on each team’s aggregate player salaries but with certain exceptions that enable teams to pay players more, sometimes substantially more, than the cap).

NBA Luxury Tax. Amounts in this paragraph are in thousands, except for luxury tax rates. The NBA CBA provides for a luxury tax that is applicable to all teams with aggregate player salaries exceeding a threshold that is set prior to each season based upon projected league-wide revenues (as defined under the CBA). A team’s luxury tax for the 2011-12 and 2012-13 seasons generally equaled the amount by which the team’s aggregate player salaries exceeded such threshold. Beginning with the 2013-14 season, the tax rates for teams with aggregate player salaries above such threshold start at $1.50 for each $1.00 of team salary above the threshold up to $5,000 and scale up to $3.25 for each $1.00 of team salary that is from $15,000 to $20,000 over the threshold, and an additional tax rate increment of $0.50 applies for each additional $5,000 (or part thereof) of team salary in excess of $20,000 over the threshold. In addition, for teams that are taxpayers in at least four of any five seasons beginning in 2011-12, the above tax rates are increased by $1.00 for each increment (the “Repeater Tax”). Beginning with the 2012-13 season, 50% of the aggregate luxury tax payments are to be used as a funding source for the revenue sharing plan and the remaining 50% of such payments will be distributed in equal shares to non-taxpaying teams. The Knicks were an NBA luxury tax payer with respect to the 2012-13 and 2013-14 seasons and incurred a luxury tax expense of $8.3 million and $38.1 million with respect to the 2012-13 and 2013-14 seasons, respectively. The Knicks expect to be an NBA luxury tax payer in the 2014-15 season and estimate the 2014-15 season’s luxury tax expense will be approximately $5.2 million. If the Knicks are ultimately an NBA luxury tax payer for the 2014-15 season as well as for either of the 2015-16 or 2016-17 seasons, our NBA luxury tax obligations may increase substantially as a result of the Repeater Tax. Tax obligations for years beyond the 2014-15 season will be subject to contractual player payroll obligations and corresponding NBA luxury tax thresholds. The Company recognizes the estimated amount associated with luxury tax expense or the amount it expects to receive as a non-tax paying team, if applicable, on a straight-line basis over the NBA regular season as a component of direct operating expenses. Our provision for the year ended June 30, 2014, including luxury tax provisions related to team personnel transactions, was approximately $38,100.

NBA Escrow System/Revenue Sharing. The NBA CBA also provides that players collectively receive a designated percentage of league-wide revenues (net of certain direct expenses) as compensation (approximately 50%), and the teams retain the remainder. The percentage of league-wide revenues paid as compensation and retained by the teams does not apply evenly across all teams and, accordingly, the Company may pay its players a higher or lower percentage of the Knicks’ revenues than other NBA teams. Throughout each season, NBA teams withhold 10% of each player’s salary and contribute the withheld amounts to an escrow account. If the league’s aggregate player compensation exceeds the designated percentage of league-wide revenues, some or all of such escrowed amounts are distributed equally to all NBA teams. In the event that the league’s aggregate player compensation is below the designated percentage of league-wide revenues, the teams will remit the shortfall to the NBPA for distribution to the players.

The NBA also has instituted a revenue sharing plan that generally requires the distribution of a pool of funds to teams with below-average net revenues (as defined in the plan), subject to reduction or elimination based on individual team market size and profitability. The plan is funded by a combination of disproportionate contributions from teams with above-average net revenues, subject to certain profit-based limits (each as defined in the plan); 50% of aggregate league-wide luxury tax proceeds (see above); and, collective league sources, if necessary. Additional amounts may also be distributed on a discretionary basis, funded by assessments on playoff ticket revenues and through collective league sources.

We record our revenue sharing expense net of the amount we expect to receive from the escrow. Our net provision for these items for the year ended June 30, 2014 was approximately $23,100. The actual amounts for the 2013-14 season may vary significantly from the recorded provision based on actual operating results for the league and all NBA teams for the season and other factors.

NHL CBA. The NHL CBA expires September 15, 2022 (although the NHL and NHLPA each have the right to terminate the CBA effective following the 2019-20 season). The NHL CBA provides for a “hard” salary cap (i.e., teams may not exceed a stated maximum that has been negotiated for the 2012-13 and 2013-14 seasons and is adjusted each season thereafter based upon league-wide revenues).

NHL Escrow System/Revenue Sharing. The NHL CBA provides that each season the players receive as player compensation 50% of that season’s league-wide revenues, excluding the impact of agreed-upon aggregate transition payments of $300,000 to be paid on a deferred basis over three years beginning in 2014. Because the aggregate amount to be paid to the players is based upon league-wide revenues and not on a team-by-team basis, the Company may pay its players a higher or lower percentage of the Rangers’ revenues than other NHL teams pay of their own revenues. In order to implement the salary cap system, NHL teams withhold a portion of each player’s salary and contribute the withheld amounts to an escrow account. If the league’s aggregate player compensation for a season exceeds the designated percentage (50%) of that season’s league-wide revenues, the excess is retained by the league. Any such excess funds are distributed to all teams in equal shares.

The NHL CBA also provides for a revenue sharing plan. The plan generally requires the distribution of a pool of funds approximating 6.055% of league-wide revenues to certain qualifying lower-revenue teams and is funded as follows: (a) 50% from contributions by the top ten revenue earning teams (based on preseason and regular season revenues) in accordance with a formula; (b) then from payments by teams participating in the playoffs, with each team contributing 35% of its gate receipts for each home playoff game; and (c) the remainder from centrally-generated NHL sources. We record our revenue sharing expense net of the amount we expect to receive from the escrow. Our net provision for these items for the year ended June 30, 2014 was approximately $14,200 (including approximately $12,100 related to the playoffs). The actual amounts for the 2013-14 season may vary significantly from the recorded provision based on actual operating results for the league and all NHL teams for the season and other factors.

Other Team Operating Expenses

Our sports teams also pay expenses associated with day-to-day operations, including for travel, equipment maintenance and player insurance. Direct variable day-of-event costs incurred at The Garden, such as the costs of front-of-house and back-of-house staffs, including union laborers, box office staff, ushers, security, and event production are charged to our MSG Sports segment.

Operating costs of the Company’s training facility in Greenburgh, New York and the operating and maintenance costs of the aircraft that the Company owns are also charged to our MSG Sports segment. The operation of the Hartford Wolf Pack is also a net Rangers player development expense for our MSG Sports segment.

As members of the NBA and NHL, the Knicks and Rangers, respectively are also subject to league assessments. The governing bodies of each league determine the amount of each season’s league assessments that are required from each member team. The NBA imposes on each team a 6% assessment on regular season ticket revenue and an assessment of 45% or 52.5% (plus an additional 5% to fund the discretionary revenue sharing payment described above) on playoff ticket revenue, depending on the number of home games played.

Our MSG Sports segment also incurs costs associated with VIP amenities, which have come online as a result of the Transformation, provided to certain ticket holders.

Other Expenses

MSG Sports also incurs selling, general and administrative expenses.

Factors Affecting Operating Results

The operating results of our MSG Sports segment are largely dependent on the continued popularity and/or on-ice or on-court competitiveness of our Rangers and Knicks teams, which have a direct effect on ticket sales for the teams’ home games, and are each team’s largest single source of revenue as well as our ability to attract high caliber sporting events. As with other sports teams, the competitive positions of our sports teams depend primarily on our ability to develop, obtain and retain talented players, for which we compete with other professional sports teams. A significant factor in our ability to attract and retain talented players is player compensation. Our MSG Sports segment results reflect the impact of high costs for player salaries (including NBA luxury tax) and salaries of non-player team personnel. In addition, we have incurred significant charges for costs associated with transactions relating to players on our sports teams for season-ending and career-ending injuries and for trades, waivers and contract terminations of players and other team personnel, including team executives. Waiver and termination costs reflect our efforts to improve the competitiveness of our teams. These transactions can result in significant charges as the Company recognizes the estimated ultimate costs of these events in the period in which they occur, although amounts due to these individuals are generally paid over their remaining contract terms. For example, the expense for these items was $54,225 and $18,715 for fiscal years 2014 and 2013, respectively. These expenses add to the volatility of the results of our MSG Sports segment. We expect to continue to pursue opportunities to improve the overall quality of our teams and our efforts may result in continued significant expenses and charges. Such expenses and charges may result in future operating losses for our MSG Sports segment although it is not possible to predict their timing or amount. Our MSG Sports segment’s performance has been, and may in the future be, impacted by work stoppages. See “Risk Factors — General Risks — Organized Labor Matters May Have a Material Negative Effect on Our Business and Results of Operations.”

In addition to our MSG Sports segment’s future performance being dependent upon the continued popularity and/or on-ice or on-court competitiveness of our Rangers and Knicks teams, it is also dependent on general economic conditions, in particular those in the New York City metropolitan area, and the effect of these conditions on our customers. An economic downturn could adversely affect our business and results of operations as it may lead to lower demand for suite licenses and tickets to the games of our sports teams, which would also negatively affect merchandise and concession sales, as well as lower levels of sponsorship and venue signage revenues. These conditions may also affect the number of other live sporting events that this segment is able to present.

Corporate Expenses and Venue Operating Costs

The Company allocates certain corporate costs and its venue operating expenses to both reportable segments. Allocated venue operating expenses include the non-event related costs of operating the Company’s venues, and include such costs as rent for the Company’s leased venues, real estate taxes, insurance, utilities, repairs and maintenance, and labor related to the overall management of the venues. Depreciation expense on property and equipment related to The Garden, The Theater at Madison Square Garden or the Forum is not allocated to the reportable segments.

Investments in Nonconsolidated Affiliates

The Company’s equity method investments include investments in Azoff-MSG, Brooklyn Bowl Las Vegas, LLC (“BBLV”) and Tribeca Enterprises.

In September 2013, the Company acquired a fifty percent interest in Azoff-MSG. The Azoff-MSG entity owns interests in and operates businesses in the entertainment industry and is currently focused on music management, performance rights, comedy and productions, and strategic marketing. As of June 30, 2014, the Company’s investment in Azoff-MSG was $125,677, inclusive of transaction costs related to the acquisition. In addition, as of June 30, 2014, Azoff-MSG had outstanding loans, including accrued interest, of $50,300 under an unsecured credit facility with the Company. In September 2014, the revolving credit facility that the Company provides to Azoff-MSG was increased from $50,000 to $100,000.

In August 2013, the Company acquired an interest in BBLV. In March 2014, BBLV opened a new venue in Las Vegas which brings together live music, bowling and a restaurant, and was modeled after the successful Brooklyn Bowl destination in New York. As of June 30, 2014 the Company’s preferred equity investment in BBLV, together with transaction costs related to the acquisition, was $25,725. In addition, as of June 30, 2014, outstanding loans of $1,334 had been advanced by the Company to BBLV.

As a result of BBLV’s liquidity position, the Company evaluated whether or not an impairment of its investment had occurred as of December 31, 2014. This evaluation resulted in the Company recording a pre-tax non-cash impairment charge of $23,600 to write-off the remaining equity portion of its investment in BBLV.

In March 2014, the Company acquired a fifty percent interest in Tribeca Enterprises, the company that owns and operates the Tribeca Film Festival and certain other businesses. Tribeca Enterprises’ businesses also include Tribeca Digital Studios, a branded entertainment content business; Tribeca Cinemas, a unique event space; and Tribeca Film, an independent film distribution label. As of June 30, 2014, the Company’s investment in Tribeca Enterprises was $22,582, inclusive of transaction costs related to the acquisition. The Company has agreed to provide up to $6,000 of revolving credit loans to Tribeca Enterprises.

On July 1, 2014, the Company completed its previously announced sale of Fuse to SiTV Media, Inc., which ahs since been renamed Fuse Media, Inc., the parent company of NUVOtv. NUVOtv is an English language entertainment network created for modern Latinos. As part of the transaction, the Company received a 15% equity interest in Fuse Media. The Company’s 15% equity interest in Fuse Media was subject to potential reduction if Fuse Media did not meet certain performance goals, however, those goals were satisfied during the six months ended December 31, 2014.

Impact of Current Economic Conditions

The future performance of our business segments and our Company as a whole is dependent, to a large extent, on general economic conditions, including the degree to which audiences and fans are willing to attend events hosted at our venues, our relative strength of position in the marketplace with both suppliers and customers, the impact of direct competition, our ability to manage our businesses effectively, and capital market circumstances that may influence our pursuit of strategic initiatives.

Challenges to general economic performance may lead to lower attendance at the games of our sports teams and at our live productions, lower demand for suite licenses, fewer sponsorship transactions and fewer event bookings at our venues. An economic downturn could adversely affect our business and results of operations.

Results of Operations

Comparison of the Six Months Ended December 31, 2014 versus the Six Months Ended December 31, 2013

Combined Results of Operations

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues.

	Six Months Ended December 31,				(Increase) Decrease in Net Loss
	2014		2013
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$515,730	100%	$413,524	100%	$102,206
Direct operating expenses	336,906	65%	291,825	71%	(45,081)
Selling, general and administrative expenses	114,402	22%	94,594	23%	(19,808)
Depreciation and amortization	59,563	12%	39,274	9%	(20,289)

Operating income (loss)	4,859	1%	(12,169)	(3)%	17,028
Other income (expense):
Equity in loss of nonconsolidated affiliates	(32,755)	(6)%	(738)	NM	(32,017)
Interest income (expense), net	173	NM	(172)	NM	345
Miscellaneous income	75	NM	23	NM	52

Loss from operations before income taxes	(27,648)	(5)%	(13,056)	(3)%	(14,592)
Income tax expense	(446)	NM	(848)	NM	402

Net loss	$(28,094)	(5)%	$(13,904)	(3)%	$(14,190)

NM – Percentage is not meaningful

See “— Business Segment Results” for a more detailed discussion relating to the operating results of our segments. The business segment results do not reflect inter-segment eliminations.

Revenues

Revenues for the six months ended December 31, 2014 increased $102,206 or 25%, to $515,730 as compared to the prior year period. The net increase is attributable to the following:

Increase in MSG Entertainment segment revenues	$67,635
Increase in MSG Sports segment revenues	34,463
Increase in other revenues	108

$102,206

Direct operating expenses primarily include:

•	compensation expense for the Company’s professional sports teams’ players and certain other team personnel;

•	cost of team personnel transactions for career- and season-ending player injuries, net of anticipated insurance recoveries, trades, and waivers/contract termination costs of players and other team personnel;

•	NBA luxury tax, NBA and NHL revenue sharing and league assessments for the MSG Sports segment;

•	cost of professional team rights acquired under license agreements to telecast various sporting events on our networks;

•	other programming and production costs of our networks;

•	event costs related to the presentation and production of our live entertainment and sporting events;

•	venue lease, maintenance and other operating expenses; and

•	the cost of concessions and merchandise sold.

Direct operating expenses for the six months ended December 31, 2014 increased $45,081, or 15%, to $336,906 as compared to the prior year period. The net increase is attributable to the following:

Increase in MSG Entertainment segment expenses	$41,256
Increase in MSG Sports segment expenses	3,825

$45,081

Selling, general and administrative expenses

Selling, general and administrative expenses primarily consist of administrative costs, including compensation, separation-related costs, professional fees, as well as sales and marketing costs, including non-event related advertising expenses. Selling, general and administrative expenses for the six months ended December 31, 2014 increased $19,808, or 21%, to $114,402 as compared to the prior year period. The net increase is attributable to the following:

Increase in MSG Entertainment segment expenses	$380
Increase in MSG Sports segment expenses	11,785
Increase in other expenses	7,643

$19,808

The increase in other expenses was primarily due to executive management transition costs recorded during the six months ended December 31, 2014 and higher professional fees.

Depreciation and amortization

Depreciation and amortization for the six months ended December 31, 2014 increased $20,289, or 52%, to $59,563 as compared to the prior year period primarily driven by accelerated depreciation in the current year period related to a change in the planned use of the Company’s professional sports teams’ aircraft associated with a transition by the teams to a new travel program and higher depreciation expense on property and equipment placed into service associated with the Transformation and the renovation of the Forum.

Equity in loss of nonconsolidated affiliates

Equity in loss of nonconsolidated affiliates for the six months ended December 31, 2014 increased $32,017 to $32,755 primarily as a result of the Company recording a pre-tax non-cash impairment charge of $23,600 to write-off the carrying value of its equity investment in BBLV during the current year period and its share of the net loss of BBLV.

Income taxes

Income tax expense for the six months ended December 31, 2014 was $446 and income tax expense for the six months ended December 31, 2013 was $848. An income tax benefit is not recognized on net operating losses attributable to these periods because a valuation allowance is recorded on the Company’s net deferred tax asset as it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. Instead, the income tax expense is the result of an increase in the deferred tax liability on indefinite lived intangibles.

Adjusted Operating Cash Flow (“AOCF”)

The Company evaluates segment performance based on several factors, of which the key financial measure is each segment’s operating income (loss) before (i) depreciation, amortization and impairments of property and equipment and intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits and (iv) gains or losses on sales or dispositions of businesses, which is referred to as adjusted operating cash flow. The Company has presented the components that reconcile AOCF to operating income (loss), an accepted GAAP measure. The following is a reconciliation of operating income (loss) to AOCF:

	Six Months Ended December 31,		Increase in AOCF
	2014	2013
Operating income (loss)	$4,859	$(12,169)	$17,028
Share-based compensation	7,087	5,446	1,641
Depreciation and amortization	59,563	39,274	20,289

AOCF	$71,509	$32,551	$38,958

AOCF for the six months ended December 31, 2014 increased $38,958, or 120%, to $71,509 as compared to the prior year period. The net increase is attributable to the following:

Increase in AOCF of the MSG Entertainment segment	$25,876
Increase in AOCF of the MSG Sports segment	18,442
Other net decreases	(5,360)

$38,958

Other net decreases were primarily due to higher professional fees and executive management transition costs recorded during the current year period.

Business Segment Results

MSG Entertainment

The tables below set forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company’s MSG Entertainment segment.

	Six Months Ended December 31,				Increase (Decrease) in Operating Income
	2014		2013
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$259,360	100%	$191,725	100%	$67,635
Direct operating expenses	171,458	66%	130,202	68%	(41,256)
Selling, general and administrative expenses	32,795	13%	32,415	17%	(380)
Depreciation and amortization	5,072	2%	4,960	3%	(112)

Operating income	$50,035	19%	$24,148	13%	$25,887

The following is a reconciliation of operating income to AOCF:

	Six Months Ended December 31,		Increase (Decrease) in AOCF
	2014	2013
Operating income	$50,035	$24,148	$25,887
Share-based compensation	1,850	1,973	(123)
Depreciation and amortization	5,072	4,960	112

AOCF	$56,957	$31,081	$25,876

Revenues

Revenues for the six months ended December 31, 2014 increased $67,635, or 35%, to $259,360 as compared to the prior year period. The net increase is attributable to the following:

Increase in event-related revenues at The Garden	$32,646
Increase in event-related revenues at the Forum	23,403
Increase in venue-related sponsorship and signage and suite rental fee revenues	5,911
Increase in revenues from the presentation of the Radio City Christmas Spectacular franchise	4,235
Increase in event-related revenues at The Chicago Theatre	2,967
Decrease in event-related revenues at Radio City Music Hall, excluding the Radio City Christmas Spectacular	(5,142)
Other net increases	3,615

$67,635

The increase in event-related revenues at The Garden was primarily due to additional events held at the venue, including events promoted by MSG Entertainment, as the venue was fully open during the current year period versus the prior year period during which The Garden was closed until late October due to the final phase of the Transformation.

The increase in event-related revenues at the Forum was primarily due to the venue being available for events during the current year period whereas during the prior year period the venue was closed due to the renovation.

The increase in venue-related sponsorship and signage and suite rental fee revenues was primarily due to higher suite rental fee revenue, increased sponsorship revenues as a result of the re-opening of the Forum and the impact of Transformation-related assets that came online as part of the final phase of the Transformation last year.

The increase in revenues from the presentation of the Radio City Christmas Spectacular franchise was primarily driven by the Radio City Music Hall production of the show. The increase in revenues from the Radio City Music Hall production was primarily due to higher ticket-related revenue, mainly a result of higher average ticket prices and higher attendance, despite five fewer performances as compared to the prior year period. During the 2014 holiday season more than one million tickets were sold to the Radio City Music Hall production, which represents a low single digit percentage increase over the prior year period.

The increase in event-related revenues at The Chicago Theatre was primarily due to more events held at the venue during the current year period as compared to the prior year period.

The decrease in event-related revenues at Radio City Music Hall, excluding the Radio City Christmas Spectacular, was primarily due to fewer events held at the venue during the current year period as compared to the prior year period, including the impact of a compressed schedule for NBC’s America’s Got Talent during the current year period.

Other net increases primarily consisted of increases in event-related revenues at the Wang Theatre and The Theater at Madison Square Garden, as well as an increase in revenues from the MSG All Access Tour.

Direct operating expenses

Direct operating expenses for the six months ended December 31, 2014 increased $41,256, or 32%, to $171,458 as compared to the prior year period. The net increase is attributable to the following:

Increase in event-related direct operating expenses at The Garden	$21,651
Increase in event-related direct operating expenses at the Forum	14,168
Increase in venue operating costs	3,901
Increase in event-related direct operating expenses at The Chicago Theatre	2,117
Decrease in event-related direct operating expenses at Radio City Music Hall, excluding the Radio City Christmas Spectacular	(2,959)
Decrease in direct operating expenses associated with the presentation of the Radio City Christmas Spectacular franchise	(137)
Other net increases	2,515

$41,256

The increase in event-related direct operating expenses at The Garden was primarily due to additional events held at the venue, including events promoted by MSG Entertainment, as the venue was open during the entire current year period versus the prior year period during which The Garden was closed until late October due to the final phase of the Transformation.

The increase in event-related direct operating expenses at the Forum was primarily due to the venue being open and available for events during the current year period whereas during the prior year period the venue was closed due to the renovation.

The increase in venue operating costs was primarily due to the Forum being available for events during the current year period whereas during the prior year period the venue was closed due to the renovation.

The increase in event-related direct operating expenses at The Chicago Theatre was primarily due to more events held at the venue during the current year period as compared to the prior year period.

The decrease in event-related direct operating expenses at Radio City Music Hall, excluding the Radio City Christmas Spectacular, was primarily due to fewer events held at the venue during the current year period as compared to the prior year period, including the impact of a compressed schedule for NBC’s America’s Got Talent during the current year period.

Other net increases in direct operating expenses primarily consisted of increases in (i) event-related direct operating expenses at The Theater at Madison Square Garden, (ii) direct operating expenses associated with the MSG All Access Tour, and (iii) direct operating expenses associated with The Garden suites.

Selling, general and administrative expenses

Selling, general and administrative expenses for the six months ended December 31, 2014 increased by $380, or 1%, to $32,795 as compared to the prior year period due to higher allocated corporate general and administrative costs and higher employee compensation and related benefits partially offset by the impact of costs recorded in the prior year period associated with the re-opening of the Forum and the debut of the fully transformed Madison Square Garden Arena and, to a lesser extent, other cost decreases.

AOCF

AOCF for the six months ended December 31, 2014 increased by $25,876, or 83%, to $56,957 as compared to the prior year period primarily attributable to an increase in revenues partially offset by higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses, as discussed above.

The Company regularly evaluates the theatrical productions of the Radio City Christmas Spectacular presented outside of New York and has made the decision to end these productions outside of New York as the Company continues to explore new approaches to best showcase the Radio City Christmas Spectacular and Rockettes brands. The theatrical productions of the Radio City Christmas Spectacular presented outside of New York generated direct contribution to AOCF of approximately $4,400 during the 2014 holiday season. As a result of the decision to end these productions, in future periods, the Company will not benefit from the annual AOCF that such productions historically contributed to the Company and the Company does not have any immediate plans to replace this lost AOCF with other touring productions. Nevertheless, the Company decided to end such productions because it believes that this decision will benefit the Radio City Christmas Spectacular and Rockettes brands over the long-term and allow management to focus its attention on the New York production of the Radio City Christmas Spectacular and New York Spring Spectacular and other initiatives.

MSG Sports

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company’s MSG Sports segment.

	Six Months Ended December 31,				Increase (Decrease) in Operating Income
	2014		2013
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$256,017	100%	$221,554	100%	$34,463
Direct operating expenses	165,448	65%	161,623	73%	(3,825)
Selling, general and administrative expenses	67,551	26%	55,766	25%	(11,785)
Depreciation and amortization	15,735	6%	5,076	2%	(10,659)

Operating income (loss)	$7,283	3%	$(911)	NM	$8,194

NM – Percentage is not meaningful

The following is a reconciliation of operating income (loss) to AOCF:

	Six Months Ended December 31,		Increase (Decrease) in AOCF
	2014	2013
Operating income (loss)	$7,283	$(911)	$8,194
Share-based compensation	2,164	2,575	(411)
Depreciation and amortization	15,735	5,076	10,659

AOCF	$25,182	$6,740	$18,442

Revenues

Revenues for the six months ended December 31, 2014 increased $34,463, or 16%, to $256,017 as compared to the prior year period. The net increase is attributable to the following:

Increase in professional sports teams’ pre/regular season ticket-related revenue	$14,009
Increase in suite rental fee revenue	8,517
Increase in telecast rights fees from MSG Media	4,467
Increase in professional sports teams’ sponsorship and signage revenues	4,013
Increase in professional sports teams’ pre/regular season food, beverage and merchandise sales	3,597
Increase in event-related revenues from other live sporting events	990
Decrease in revenues from league distributions	(466)
Other net decreases	(664)

$34,463

The increase in professional sports teams’ pre/regular season ticket related revenue was primarily due to the Knicks and Rangers playing five additional pre-season games at The Garden during the current year period and, to a lesser extent, higher average per-game revenue. The Garden was fully open during the current year period versus the prior year period, during which The Garden was closed until late October due to the final phase of the Transformation.

The increase in suite rental fee revenue was primarily due to the absence of the prior year period off-season shutdown associated with the Transformation, contractual rate increases, and additional sales of suite products.

The increase in telecast rights fees from MSG Media was primarily due to the overall increase in the number of events exclusively available to MSG Networks during the current year period and, to a lesser extent, higher fees as compared to the prior year period.

The increase in professional sports teams’ sponsorship and signage revenues primarily reflects the impact of Transformation-related assets, expanded inventory and increased sales of existing inventory. The primary driver of the Transformation-related increase is the impact of assets that came online as part of the final phase of the Transformation last year.

The increase in professional sports teams’ pre/regular season food, beverage and merchandise sales was primarily due to the additional Knicks and Rangers pre-season games and the Liberty playing regular season games at The Garden during the current year period and higher average per-game revenue as compared to the prior year period.

The increase in event-related revenues from other live sporting events was primarily due to more events held at The Garden during the current year period, partially offset by the impact of a change in the mix of events. Event-related revenues from other live sporting events include ticket-related revenues, venue license fees the Company charges to promoters for the use of our venues, single night suite rental fees, and food, beverage and merchandise sales.

Direct operating expenses

Direct operating expenses for the six months ended December 31, 2014 increased $3,825, or 2%, to $165,448 as compared to the prior year period. The net increase is attributable to the following:

Increase in professional sports teams’ pre/regular season expense associated with food, beverage and merchandise sales	$2,099
Increase in team personnel compensation	1,173
Increase in other team operating expenses	1,095
Increase in event-related expenses associated with other live sporting events	560
Decrease in net provisions for NBA luxury tax (excluding the impact of team personnel transactions) and NBA and NHL revenue sharing expense (excluding playoffs)	(2,695)
Decrease in net provisions for certain team personnel transactions (including the impact of NBA luxury tax)	(301)
Other net increases	1,894

$3,825

The increase in professional sports teams’ pre/regular season expense associated with food, beverage and merchandise sales was primarily due to the Knicks and Rangers playing five additional pre-season games and the Liberty playing regular season games at The Garden during the current year period.

The increase in team personnel compensation was primarily due to non-player team personnel increases and higher overall player salaries, inclusive of the impact of roster changes at the Company’s sports teams.

The increase in other team operating expenses was primarily due to the acceleration of certain costs in the current year period associated with team travel, higher day-of-event costs, mainly the result of the additional pre-season games at The Garden during the current year period, and other team operating expense increases partially offset by lower professional fees and player insurance.

Net provisions for NBA luxury tax (excluding the impact of team personnel transactions) and NBA and NHL revenue sharing expense (excluding playoffs) and net provisions for certain team personnel transactions (including the impact of NBA luxury tax) were as follows:

	Six Months Ended December 31,
	2014	2013	Decrease
Net provisions for NBA luxury tax (excluding the impact of team personnel transactions) and NBA and NHL revenue sharing expense (excluding playoffs)	$18,939	$21,634	$(2,695)
Net provisions for certain team personnel transactions (including the impact of NBA luxury tax)	4,675	4,976	(301)

The decrease in net provisions for NBA luxury tax (excluding the impact of team personnel transactions) and NBA and NHL revenue sharing expense (excluding playoffs) reflects lower NBA luxury tax of $5,810 partially offset by higher net provisions for both NBA and NHL revenue sharing expense of $3,115. The decrease in provisions for NBA luxury tax for the six months ended December 31, 2014 was primarily due to a higher luxury tax threshold. Higher NBA and NHL revenue sharing expense reflects higher estimated expenses for the 2014-15 season partially offset by adjustments to prior seasons’ revenue sharing expense. The actual amounts for net provisions for NBA luxury tax and NBA and NHL revenue sharing expense for the 2014-15 season may vary significantly from the recorded provisions based on actual operating results for each league and all teams within each league for the season and other factors.

Team personnel transactions for the six months ended December 31, 2014 primarily reflect provisions recorded for player waivers/contract terminations. Team personnel transactions for the six months ended December 31, 2013 reflect provisions recorded for player waivers/contract terminations and player trades of $3,548 and $1,428, respectively.

Other net increases primarily consisted of the increase in venue operating expenses.

Selling, general and administrative expenses

Selling, general and administrative expenses for the six months ended December 31, 2014 increased $11,785, or 21%, to $67,551 as compared to the prior year period primarily due to higher employee compensation and related benefits, allocated corporate general and administrative costs and team-related marketing costs. These increases were partially offset by the absence of marketing costs recorded in the prior year period associated with the debut of the fully transformed Madison Square Garden Arena.

Depreciation and amortization

Depreciation and amortization for the six months ended December 31, 2014 increased $10,659, or 210%, to $15,735, as compared to the prior year period primarily driven by accelerated depreciation in the current year period related to a change in the planned use of the Company’s professional sports teams’ aircraft associated with a transition by the teams to a new travel program.

AOCF

AOCF for the six months ended December 31, 2014 increased $18,442, or 274%, to $25,182 as compared to the prior year period primarily due to an increase in revenues partially offset by higher selling, general and administrative expenses and, to a lesser extent, higher direct operating expenses, as discussed above.

During January 2015, the Knicks executed multiple player transactions. While the team’s roster could still change, the current roster would result in luxury tax expense for the 2014-15 season that is significantly below the 2013-14 season’s expense on a year-over-year basis, and is low in absolute dollars for fiscal year 2015. This decrease would be reflected in the Company’s results over the next two quarters.

Comparison of the Year Ended June 30, 2014 versus the Year Ended June 30, 2013

Combined Results of Operations

The tables below set forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues.

STATEMENT OF OPERATIONS DATA

	Years Ended June 30,				Decrease (Increase) in Net Loss
	2014		2013
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$913,615	100%	$722,943	100%	$190,672
Operating expenses:
Direct operating	714,825	78%	533,282	74%	(181,543)
Selling, general and administrative	221,109	24%	176,139	24%	(44,970)
Depreciation and amortization	91,709	10%	72,551	10%	(19,158)

Operating loss	(114,028)	(12)%	(59,029)	(8)%	(54,999)
Other income (expense):
Equity in loss of nonconsolidated affiliates	(1,323)	NM	—	NM	(1,323)
Interest income (expense), net	20	NM	(1,609)	NM	1,629
Miscellaneous	95	NM	3,497	NM	(3,402)

Loss from operations before income taxes	(115,236)	(13)%	(57,141)	(8)%	(58,095)
Income tax expense	(1,697)	NM	(1,133)	NM	(564)

Net loss	$(116,933)	(13)%	$(58,274)	(8)%	$(58,659)

NM – Percentage is not meaningful

The comparability of the results of operations of the Company and the MSG Sports segment for the year ended June 30, 2014 to the prior year was impacted by the prior year’s NHL work stoppage, which delayed the start of the 2012-13 regular season by approximately three months until January 19, 2013 and led to a shortened 48 game regular season. As a result, the Rangers played fewer regular season home and away games during the prior year as compared to the current year. During the year ended June 30, 2014, the Rangers played 82 regular season games, of which 41 were home games and 41 were away games, as compared to 48 regular season games in the prior year, of which 24 were home games and 24 were away games. In addition, the results for the year ended June 30, 2014 reflect the waiver of a Rangers’ player, which was the second and final compliance buyout allowed under the terms of the NHL CBA.

See “— Business Segment Results” within each presented comparative financial period for a more detailed discussion relating to the operating results of our segments.

Revenues

Revenues for the year ended June 30, 2014 increased $190,672, or 26%, to $913,615 as compared to the prior year. The net increase is attributable to the following:

Increase in MSG Entertainment segment revenues	$48,803
Increase in MSG Sports segment revenues	141,781
Increase in other revenues	88

$190,672

See above for a discussion of the NHL work stoppage during the 2012-13 season.

Direct operating expenses

Direct operating expenses for the year ended June 30, 2014 increased $181,543, or 34%, to $714,825 as compared to the prior year. The net increase is attributable to the following:

Increase in MSG Entertainment segment expenses	$33,546
Increase in MSG Sports segment expenses	148,001
Decrease in other expenses	(4)

$181,543

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended June 30, 2014 increased $44,970, or 26%, to $221,109 as compared to the prior year. The net increase is attributable to the following:

Increase in MSG Entertainment segment expenses	$12,615
Increase in MSG Sports segment expenses	19,132
Increase in other expenses	13,223

$44,970

The increase in other expenses was primarily due to executive management transition costs recorded during the third quarter of the year ended June 30, 2014.

Depreciation and amortization

Depreciation and amortization for the year ended June 30, 2014 increased $19,158, or 26%, to $91,709 as compared to the prior year primarily due to higher depreciation expense on property and equipment placed into service associated with the Transformation of The Garden and, to a lesser extent, assets placed in service as a result of the re-opening of the Forum.

Equity in loss of nonconsolidated affiliates

Equity in loss of nonconsolidated affiliates for the year ended June 30, 2014 reflects the Company’s share of the net loss of nonconsolidated affiliates, inclusive of amortization expense for intangible assets associated with these investments. The Company’s share of the earnings (loss) of its equity investments in Azoff-MSG, BBLV and Tribeca Enterprises are recorded on a three-month lag basis.

Interest income (expense), net

The increase in interest income, net was primarily due to the increase in interest income from MSG and nonconsolidated affiliates.

Miscellaneous income

Miscellaneous income for the year ended June 30, 2013 included a pre-tax gain of approximately $3,100 from the sale of all of the Company’s holdings of Live Nation Entertainment, Inc. (“Live Nation”) common stock (see Note 13 to our audited combined financial statements included elsewhere in this information statement).

Income taxes

Income tax expense for the years ended June 30, 2014 and 2013 was $1,697 and $1,133, respectively. A valuation allowance is recorded on the Company’s net deferred tax asset as it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. Due to the indefinite life of certain intangible assets, the related deferred tax liability cannot serve as a source of taxable income to support the realization of deferred tax assets. An income tax benefit is not recognized on net operating losses attributable to these periods. Instead, the income tax expense is the result of a change in the deferred tax liability on indefinite lived intangibles.

AOCF

The following is a reconciliation of operating loss to AOCF:

	Years Ended June 30,		Increase (Decrease) in AOCF
	2014	2013
Operating loss	$(114,028)	$(59,029)	$(54,999)
Share-based compensation	13,698	8,537	5,161
Depreciation and amortization	91,709	72,551	19,158

AOCF	$(8,621)	$22,059	$(30,680)

AOCF for the year ended June 30, 2014 decreased $30,680, or 140%, to a loss of $8,621 as compared to the prior year. The net decrease is attributable to the following:

Increase in AOCF of the MSG Entertainment segment	$3,443
Decrease in AOCF of the MSG Sports segment	(23,310)
Other net decreases	(10,813)

$(30,680)

Other net decreases were primarily due to executive management transition costs recorded during the third quarter of the year ended June 30, 2014.

See above for a discussion of the NHL work stoppage during the 2012-13 season.

Business Segment Results

MSG Entertainment

The tables below set forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company’s MSG Entertainment segment.

	Years Ended June 30,				Decrease (Increase) in Operating Loss
	2014		2013
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$300,998	100%	$252,195	100%	$48,803
Direct operating expenses	233,116	77%	199,570	79%	(33,546)
Selling, general and administrative expenses	68,036	23%	55,421	22%	(12,615)
Depreciation and amortization	9,900	3%	9,522	4%	(378)

Operating loss	$(10,054)	(3)%	$(12,318)	(5)%	$2,264

The following is a reconciliation of operating loss to AOCF:

	Years Ended June 30,		Increase in AOCF
	2014	2013
Operating loss	$(10,054)	$(12,318)	$2,264
Share-based compensation	4,397	3,596	801
Depreciation and amortization	9,900	9,522	378

AOCF	$4,243	$800	$3,443

Revenues

Revenues for the year ended June 30, 2014 increased $48,803, or 19%, to $300,998 as compared to the prior year. The net increase is attributable to the following:

Increase in event-related revenues at The Garden	$15,679
Increase in event-related revenues at the Forum which re-opened in January 2014	10,405
Increase in event-related revenues at The Theater at Madison Square Garden	8,326
Increase in venue-related sponsorship and signage and suite rental fee revenues	7,451
Increase in revenues from the presentation of the Radio City Christmas Spectacular franchise	6,425
Increase in event-related revenues at The Chicago Theatre	2,748
Decrease in event-related revenues at Radio City Music Hall, excluding the Radio City Christmas Spectacular	(5,158)
Other net increases	2,927

$48,803

The increase in event-related revenues at The Garden was primarily due to the change in the mix of events including additional MSG Entertainment promoted events, as well as the overall increase in the number of events held at the venue during the year ended June 30, 2014 as compared to the prior year.

The increase in event-related revenues at The Theater at Madison Square Garden was primarily due to the increase in the number of events held at the venue during the year ended June 30, 2014 as compared to the prior year.

The increase in venue-related sponsorship and signage and suite rental fee revenues was primarily due to higher suite rental fee revenue as a result of new suite products which were unavailable for portions of the prior year combined with the impact of expanded inventory and new sponsor relationships as a result of the Transformation of The Garden and the re-opening of the Forum. These increases were partially offset by the planned reduction in certain suite products due to the Transformation and the impact of the off-season shutdowns.

The increase in revenues from the presentation of the Radio City Christmas Spectacular franchise was primarily due to higher attendance at the Radio City Music Hall production of the show and an increase in both average ticket price and attendance at the theatrical productions presented outside of New York. These increases were partially offset by a lower average ticket price at the Radio City Music Hall production. The Radio City Music Hall production of the show in the prior year was negatively impacted by Superstorm Sandy. During the 2013 holiday season more than one million tickets were sold for the Radio City Music Hall production, which represents a mid-single digit percentage increase as compared to the prior year.

The increase in event-related revenues at The Chicago Theatre was primarily due to the increase in the number of events held at the venue during the year ended June 30, 2014 as compared to the prior year.

The decrease in event-related revenues at Radio City Music Hall, excluding the Radio City Christmas Spectacular, was primarily driven by the impact of the venue being utilized during the majority of the third quarter of the current year for the load-in and rehearsals of New York Spring Spectacular, the Company’s new large-scale theatrical production designed for Radio City Music Hall (the debut of which was postponed from its original planned date in March 2014 until March 2015). To a lesser extent this decrease also reflects the net impact from the absence of Cirque du Soleil’s Zarkana which was presented at the venue during the prior year largely offset by the impact associated with NBC’s America’s Got Talent which was broadcast live from the venue during the current year.

Other net increases primarily consisted of the increases in (i) revenues associated with the MSG All Access Tour and Radio City Music Hall Stage Door and (ii) event-related revenues at the Wang Theatre and the Beacon Theatre.

Direct operating expenses

Direct operating expenses for the year ended June 30, 2014 increased $33,546, or 17%, to $233,116 as compared to the prior year. The net increase is attributable to the following:

Increase in event-related direct operating expenses at The Garden	$12,466
Increase in direct operating expenses associated with New York Spring Spectacular, which was postponed until the Spring of 2015	8,568
Increase in event-related direct operating expenses at the Forum, which re-opened in January 2014	6,679
Increase in event-related direct operating expenses at The Theater at Madison Square Garden	3,805
Increase in venue operating costs	2,100
Increase in event-related direct operating expenses at The Chicago Theatre	1,653
Decrease in direct operating expenses associated with the presentation of the Radio City Christmas Spectacular franchise	(3,144)
Decrease in event-related direct operating expenses at Radio City Music Hall, excluding the Radio City Christmas Spectacular	(2,096)
Other net increases	3,515

$33,546

The increase in event-related direct operating expenses at The Garden was primarily due to the change in the mix of events including additional MSG Entertainment promoted events, as well as the overall increase in the number of events held at the venue during the year ended June 30, 2014 as compared to the prior year.

The increase in event-related direct operating expenses at The Theater at Madison Square Garden was primarily due to the increase in the number of events held at the venue during the year ended June 30, 2014 as compared to the prior year.

The increase in venue operating costs was primarily due to operating expenses relating to the Forum, which re-opened in January 2014.

The increase in event-related direct operating expenses at The Chicago Theatre was primarily due to the increase in the number of events held at the venue during the year ended June 30, 2014 as compared to the prior year.

The decrease in direct operating expenses associated with the presentation of the Radio City Christmas Spectacular franchise was primarily due to the absence of a pre-tax impairment charge of $4,982 which was recorded during the prior year related to a theatrical production of the show presented outside of New York. This decline was partially offset by a write-off of deferred production costs of approximately $2,200 recorded during the current year related to the planned replacement of certain elements of a scene in the Radio City Music Hall production of the show.

The decrease in event-related direct operating expenses at Radio City Music Hall, excluding the Radio City Christmas Spectacular, was primarily driven by a decrease in the number of events held at the venue due to the impact of the venue being utilized during the majority of the third quarter of the current year for the load-in and rehearsals of New York Spring Spectacular. To a lesser extent this decrease also reflects the net impact from the absence of Cirque du Soleil’s Zarkana which was presented at the venue during the prior year, largely offset by the impact associated with NBC’s America’s Got Talent which was broadcast live from the venue during the current year.

Other net increases primarily consist of increases in (i) costs associated with MSG Entertainment business development initiatives, (ii) costs associated with venue-related sponsorship and signage, and (iii) direct operating expenses associated with the MSG All Access Tour.

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended June 30, 2014 increased $12,615, or 23%, to $68,036 as compared to the prior year primarily due to higher employee compensation and related benefits, including employee separation-related costs, and, to a lesser extent, increased costs associated with the re-opening of the Forum and the debut of the fully transformed Madison Square Garden Arena.

AOCF

AOCF for the year ended June 30, 2014 increased by $3,443, or 430%, to $4,243 as compared to the prior year primarily due to an increase in revenues which were largely offset by an increase in direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses, as discussed above.

With respect to fiscal year 2015, the Company expects MSG Entertainment to benefit from The Garden, The Theater at Madison Square Garden and the Forum all being available for events for the full fiscal year, and to also reflect the results of New York Spring Spectacular.

MSG Sports

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company’s MSG Sports segment.

	Years Ended June 30,				Increase (Decrease) in Operating Income
	2014		2013
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$612,071	100%	$470,290	100%	$141,781
Direct operating expenses	481,713	79%	333,712	71%	(148,001)
Selling, general and administrative expenses	129,986	21%	110,854	24%	(19,132)
Depreciation and amortization	12,225	2%	10,451	2%	(1,774)

Operating income (loss)	$(11,853)	(2)%	$15,273	3%	$(27,126)

The following is a reconciliation of operating income (loss) to AOCF:

	Years Ended June 30,		Increase (Decrease) in AOCF
	2014	2013
Operating income (loss)	$(11,853)	$15,273	$(27,126)
Share-based compensation	5,606	3,564	2,042
Depreciation and amortization	12,225	10,451	1,774

AOCF	$5,978	$29,288	$(23,310)

Revenues

Revenues for the year ended June 30, 2014 increased $141,781, or 30%, to $612,071 as compared to the prior year. The net increase is attributable to the following:

Increase in professional sports teams’ pre/regular season ticket-related revenue	$56,634
Increase in suite rental fee revenue	18,554
Increase in telecast rights fees from MSG Media	13,043
Increase in event-related revenues from other live sporting events	12,566
Increase in professional sports teams’ sponsorship and signage revenues	12,519
Increase in professional sports teams’ pre/regular season food, beverage and merchandise sales	10,306
Increase in revenues from league distributions	9,182
Increase in professional sports teams’ playoff related revenues	7,254
Other net increases	1,723

$141,781

The increase in professional sports teams’ pre/regular season ticket-related revenue was primarily driven by the return to a full Rangers regular season schedule as well as higher average per-game revenue for all of the Company’s professional sports teams, inclusive of the impact of the return to pre-Transformation seating capacity.

The increase in suite rental fee revenue was primarily due to the impact of new suite products which were unavailable for portions of the prior year and, to a lesser extent, the return to a full Rangers regular season schedule partially offset by the planned reduction in certain suite products due to the Transformation and the impact of the off-season shutdowns.

The increase in telecast rights fees from MSG Media was primarily due to the return to a full Rangers regular season schedule.

The increase in event-related revenues from other live sporting events was primarily due to a change in the mix of events, as well as more events during the year ended June 30, 2014 as compared to the prior year. Event-related revenues from other live sporting events include ticket-related revenues, venue license fees we charge to promoters for the use of our venues, single night suite rental fees, and food, beverage and merchandise sales.

The increase in professional sports teams’ sponsorship and signage revenues primarily reflects expanded inventory and new sponsor relationships as a result of the Transformation and the return to a full Rangers regular season schedule.

The increase in professional sports teams’ pre/regular season food, beverage and merchandise sales was primarily due to the return to a full Rangers regular season schedule.

The increase in revenues from league distributions was primarily due to the return to a full NHL regular season schedule and, to a lesser extent, other league related increases.

The increase in professional sports teams’ playoff related revenues was primarily due to seven additional Rangers home games, as the team advanced to the Stanley Cup Finals in the year ended June 30, 2014 partially offset by the impact of the Knicks not making the playoffs in the year ended June 30, 2014 versus playing six home games in the prior year.

See “— Comparison of the Year Ended June 30, 2014 versus the Year Ended June 30, 2013 — Combined Results of Operations” for a discussion of the NHL work stoppage during the 2012-13 season.

Direct operating expenses

Direct operating expenses for the year ended June 30, 2014 increased $148,001, or 44%, to $481,713 as compared to the prior year. The net increase is attributable to the following:

Increase in team personnel compensation	$43,065
Increase in net provisions for certain team personnel transactions (including the impact of NBA luxury tax)	34,953
Increase in net provisions for NBA luxury tax (excluding the impact of team personnel transactions) and NBA and NHL revenue sharing expense (excluding playoffs)	32,672
Increase in other team operating expenses	23,676
Increase in event-related expenses associated with other live sporting events	5,914
Increase in professional sports teams’ pre/regular season expense associated with food, beverage and merchandise sales	4,895
Decrease in professional sports teams’ playoff related expenses	(1,250)
Other net increases	4,076

$148,001

The increase in team personnel compensation was primarily due to the return to a full Rangers regular season schedule and overall salary increases, inclusive of the impact of roster changes at the Company’s sports teams.

Net provisions for certain team personnel transactions (including the impact of NBA luxury tax) and for NBA luxury tax (excluding the impact of team personnel transactions) and NBA and NHL revenue sharing expense (excluding playoffs) were as follows:

	Years Ended June 30,		Increase
	2014	2013
Net provisions for certain team personnel transactions (including the impact of NBA luxury tax)	$53,394	$18,441	$34,953
Net provisions for NBA luxury tax (excluding the impact of team personnel transactions) and NBA and NHL revenue sharing expense (excluding playoffs)	53,510	20,838	32,672

Team personnel transactions for the year ended June 30, 2014 reflect provisions recorded for player waivers/contract terminations and season-ending player injuries of $41,276 and $6,978, respectively, and player trades of $5,140. Team personnel transactions for the year ended June 30, 2013 reflect provisions recorded for player waivers/contract terminations and season-ending player injuries of $10,434 and $7,159, respectively, and player trades of $848.

The increase in net provisions for NBA luxury tax (excluding the impact of team personnel transactions) and NBA and NHL revenue sharing expense (excluding playoffs) reflects higher NBA luxury tax of $22,147 and higher net provisions for both NBA and NHL revenue sharing expense of $10,525. The increase in provisions for NBA luxury tax for the year ended June 30, 2014 was primarily due to the change in the luxury tax rate structure beginning with the 2013-14 season and, to a lesser extent, higher aggregate player salaries. The increase in net provisions for NBA and NHL revenue sharing expense (excluding playoffs) was primarily attributable to higher estimated NBA revenue sharing expense for the 2013-2014 season and, to a lesser extent, higher estimated NHL revenue sharing expense due to the return to a full Rangers regular season schedule which was partially offset by the impact of final assessments of prior seasons’ revenue sharing expense recorded in the current year. The actual amounts for net provisions for NBA and NHL revenue sharing expense for the 2013-14 season may vary significantly from the recorded provisions based on actual operating results for each league and all teams within each league for the season and other factors.

The increase in other team operating expenses was primarily due to higher professional fees, the return to a full Rangers regular season schedule and, to a lesser extent, the absence of a league expense recoupment which was recorded during the prior year.

The increase in event-related expenses from other live sporting events was primarily due to a change in the mix of events, as well as more events during the year ended June 30, 2014 as compared to the prior year.

The increase in professional sports teams’ pre/regular season expense associated with food, beverage and merchandise sales was primarily driven by the return to a full Rangers regular season schedule as well as the impact of the return to pre-Transformation seating capacity.

The decrease in professional sports teams’ playoff related expenses was primarily due to the impact of the Knicks not making the playoffs in the year ended June 30, 2014 versus playing six home games in the prior year largely offset by the impact of seven additional Rangers home games in the current year as compared to the prior year.

Other net increases primarily consisted of increases in venue operating expenses.

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended June 30, 2014 increased $19,132, or 17%, to $129,986, as compared to the prior year. The increase was primarily driven by higher employee compensation and related benefits, increased marketing costs (primarily related to the impact of the playoffs), and higher allocated corporate general and administrative costs.

Depreciation and amortization

Depreciation and amortization for the year ended June 30, 2014 increased $1,774, or 17%, to $12,225, as compared to the prior year primarily driven by depreciation that was accelerated due to a change in the anticipated planned use of assets utilized by certain of the Company’s professional sports teams.

AOCF

AOCF for the year ended June 30, 2014 decreased $23,310, or 80%, to $5,978, as compared to the prior year primarily driven by an increase in direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses, largely offset by an increase in revenues as discussed above.

See “— Comparison of the Year Ended June 30, 2014 versus the Year Ended June 30, 2013 — Combined Results of Operations” for a discussion of the NHL work stoppage during the 2012-13 season.

Comparison of the Year Ended June 30, 2013 versus the Year Ended June 30, 2012

Combined Results of Operations

The tables below set forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues.

STATEMENT OF OPERATIONS DATA

	Years Ended June 30,				Decrease (Increase) in Net Loss
	2013		2012
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$722,943	100%	$728,867	100%	$(5,924)
Operating expenses:
Direct operating	533,282	74%	530,307	73%	(2,975)
Selling, general and administrative	176,139	24%	171,757	24%	(4,382)
Depreciation and amortization	72,551	10%	62,940	9%	(9,611)

Operating loss	(59,029)	(8)%	(36,137)	(5)%	(22,892)
Other income (expense):
Interest expense, net	(1,609)	NM	(867)	NM	(742)
Miscellaneous	3,497	NM	7,072	1%	(3,575)

Loss from operations before income taxes	(57,141)	(8)%	(29,932)	(4)%	(27,209)
Income tax expense	(1,133)	NM	(6,350)	(1)%	5,217

Net loss	$(58,274)	(8)%	$(36,282)	(5)%	$(21,992)

NM – Percentage is not meaningful

The NHL CBA expired on September 15, 2012, and effective September 16, 2012, the NHL declared a lockout of NHL players. The delay in reaching an agreement with the NHLPA on the terms of a new CBA delayed the start of the 2012-13 NHL regular season by approximately three months until January 19, 2013. In addition to the delayed start, the resolution of the NHL work stoppage resulted in the 2012-13 regular season being shortened by 34 games, or approximately 41%, to a 48 game season.

As a result, the Rangers played fewer regular season home and away games during the year ended June 30, 2013 as compared to the comparable period of the prior year. During fiscal year 2013, the Rangers played 48 regular season games, of which 24 were home games and 24 were away games, as compared to 82 regular season games in the prior year, of which 41 were home games and 41 were away games. The NHL work stoppage and the waiver of a Rangers player which was allowed under the terms of the new NHL CBA, together, negatively impacted the Company’s and the MSG Sports segment’s revenues and the Company’s and MSG Sports segment’s AOCF, a non-GAAP measure, and operating income during fiscal year 2013.

In addition, the comparability of the results of operations of the Company and the MSG Sports segment for the year ended June 30, 2013 as compared to the prior year was impacted by the 2011 NBA work stoppage, which resulted in a shortened 66-game 2011-12 regular season. As a result, the Knicks played more regular season home and away games during fiscal year 2013 as compared to the prior year. During fiscal year 2013, the Knicks played 82 regular season games, of which 41 were home games and 41 were away games, as compared to 66 regular season games in the prior year, of which 33 were home games and 33 were away games.

Revenues

Revenues for the year ended June 30, 2013 decreased $5,924, less than 1%, to $722,943 as compared to the prior year. The net decrease is attributable to the following:

Decrease in MSG Entertainment segment revenues	$(11,781)
Increase in MSG Sports segment revenues	5,564
Increase in other revenues	293

$(5,924)

See above for a discussion of the NHL work stoppage during the 2012-13 season and the NBA work stoppage during the 2011-12 season.

Direct operating expenses

Direct operating expenses for the year ended June 30, 2013 increased $2,975, less than 1%, to $533,282 as compared to the prior year. The net increase is attributable to the following:

Increase in MSG Entertainment segment expenses	$280
Increase in MSG Sports segment expenses	2,690
Increase in other expenses	5

$2,975

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended June 30, 2013 increased $4,382, or 3%, to $176,139 as compared to the prior year. The net increase is attributable to the following:

Increase in MSG Entertainment segment expenses	$5,255
Decrease in MSG Sports segment expenses	(2,007)
Increase in other expenses	1,134

$4,382

The increase in other expenses was primarily driven by higher charitable contributions.

Depreciation and amortization

Depreciation and amortization for the year ended June 30, 2013 increased $9,611, or 15%, to $72,551 as compared to the prior year due to higher depreciation and amortization expense on property and equipment. The increase in depreciation and amortization expense on property and equipment was primarily due to the ongoing Transformation, which resulted in higher depreciation expense on property and equipment placed into service partially offset by lower depreciation expense of capitalized costs associated with asset retirement obligations (see Note 8 to our audited combined financial statements included elsewhere in this information statement).

Miscellaneous income

Miscellaneous income for the year ended June 30, 2013 includes a pre-tax gain of approximately $3,100 from the sale of all of the Company’s holdings of Live Nation common stock (see Note 13 to our audited combined financial statements included elsewhere in this information statement). Miscellaneous income for the year ended June 30, 2012 reflects approximately $7,000 related to the recovery of certain claims in connection with a third party bankruptcy proceeding.

Income taxes

Income tax expense for the years ended June 30, 2013 and 2012 was $1,133 and $6,350, respectively. A valuation allowance is recorded on the Company’s net deferred tax asset as it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. Due to the indefinite life of certain intangible assets, the related deferred tax liability cannot serve as a source of taxable income to support the realization of deferred tax assets. An income tax benefit is not recognized on net operating losses attributable to these periods. Instead, the income tax expense is the result of a change in the deferred tax liability on indefinite lived intangibles.

AOCF

The following is a reconciliation of operating loss to AOCF:

	Years Ended June 30,		Increase (Decrease) in AOCF
	2013	2012
Operating loss	$(59,029)	$(36,137)	$(22,892)
Share-based compensation	8,537	10,504	(1,967)
Depreciation and amortization	72,551	62,940	9,611

AOCF	$22,059	$37,307	$(15,248)

AOCF for the year ended June 30, 2013 decreased $15,248, or 41%, to $22,059 as compared to the prior year. The net decrease is attributable to the following:

Decrease in AOCF of the MSG Entertainment segment	$(17,322)
Increase in AOCF of the MSG Sports segment	3,182
Other net decreases	(1,108)

$(15,248)

Other net decreases were primarily driven by higher charitable contributions.

See above for a discussion of the NHL work stoppage during the 2012-13 season and the NBA work stoppage during the 2011-12 season.

Business Segment Results

MSG Entertainment

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company’s MSG Entertainment segment.

	Years Ended June 30,				Increase (Decrease) in Operating Income
	2013		2012
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$252,195	100%	$263,976	100%	$(11,781)
Direct operating expenses	199,570	79%	199,290	75%	(280)
Selling, general and administrative expenses	55,421	22%	50,166	19%	(5,255)
Depreciation and amortization	9,522	4%	9,653	4%	131

Operating income (loss)	$(12,318)	(5)%	$4,867	2%	$(17,185)

The following is a reconciliation of operating income (loss) to AOCF:

	Years Ended June 30,		Decrease in AOCF
	2013	2012
Operating income (loss)	$(12,318)	$4,867	$(17,185)
Share-based compensation	3,596	3,602	(6)
Depreciation and amortization	9,522	9,653	(131)

AOCF	$800	$18,122	$(17,322)

Revenues

Revenues for the year ended June 30, 2013 decreased $11,781, or 5%, to $252,195 as compared to the prior year. The net decrease is attributable to the following:

Decrease in event-related revenues at Radio City Music Hall, excluding the Radio City Christmas Spectacular	$(13,710)
Decrease in revenues from the presentation of the Radio City Christmas Spectacular franchise	(5,815)
Decrease in event-related revenues at the Beacon Theatre	(2,883)
Decrease in event-related revenues at The Garden	(1,808)
Decrease in event-related revenues at The Chicago Theatre	(1,216)
Increase in event-related revenues at The Theater at Madison Square Garden	6,474
Increase in venue-related sponsorship and signage and suite rental fee revenues	5,937
Other net increases	1,240

$(11,781)

The decrease in event-related revenues at Radio City Music Hall, excluding the Radio City Christmas Spectacular, was primarily due to fewer scheduled performances of Cirque du Soleil’s Zarkana partially offset by an increase in revenues associated with other events.

The decrease in revenues from the presentation of the Radio City Christmas Spectacular franchise, which reflects the Radio City Music Hall production of the show as well as the theatrical productions presented outside of New York, was primarily due to lower attendance partially offset by a higher average ticket price at the Radio City Music Hall. The Radio City Music Hall production of the show was significantly impacted by Superstorm Sandy, which occurred in late October 2012, about ten days prior to the start of the show’s run. Nearly one million tickets were sold for the Radio City Music Hall production during the 2012 holiday season as compared to nearly one million one hundred thousand tickets during the 2011 holiday season.

The decrease in event-related revenues at the Beacon Theatre was primarily driven by the decrease in the number of events held at the venue during the year ended June 30, 2013 as compared to the prior year.

The decrease in event-related revenues at The Garden was primarily driven by a change in the mix of events held at the venue during the year ended June 30, 2013 as compared to the prior year.

The decrease in event-related revenues at The Chicago Theatre was primarily driven by the decrease in the number of events held at the venue during the year ended June 30, 2013 as compared to the prior year.

The increase in event-related revenues at The Theater at Madison Square Garden was primarily due to the increase in the number of events held at the venue during the year ended June 30, 2013 as compared to the prior year.

The increase in venue-related sponsorship and signage and suite rental fee revenues primarily reflects higher suite rental fee revenue as a result of new suite/club products which have come online combined with the impact of more sponsor relationships partially offset by the impact of the planned reduction in certain suite products as a result of the Transformation.

Direct operating expenses

Direct operating expenses for the year ended June 30, 2013 increased $280, less than 1%, to $199,570 as compared to the prior year. The net increase is attributable to the following:

Decrease in event-related direct operating expenses at Radio City Music Hall, excluding the Radio City Christmas Spectacular	$(8,902)
Decrease in event-related direct operating expenses at The Garden	(1,994)
Decrease in event-related direct operating expenses at the Beacon Theatre	(1,066)
Decrease in event-related direct operating expenses at The Chicago Theatre	(734)
Increase in venue operating costs, primarily associated with the Forum (which the Company acquired in June 2012) and Radio City Music Hall	4,629
Increase in event-related direct operating expenses at The Theater at Madison Square Garden	4,291
Increase in direct operating expenses associated with the presentation of the Radio City Christmas Spectacular franchise	1,304
Other net increases	2,752

$280

The decrease in event-related direct operating expenses at Radio City Music Hall, excluding the Radio City Christmas Spectacular, was primarily due to fewer scheduled performances of Cirque du Soleil’s Zarkana partially offset by an increase in expenses associated with other events.

The decrease in event-related direct operating expenses at The Garden was primarily driven by a change in the mix of events held at the venue during the year ended June 30, 2013 as compared to the prior year.

The decrease in event-related direct operating expenses at the Beacon Theatre and The Chicago Theatre was primarily driven by the decrease in the number of events held at these venues during the year ended June 30, 2013 as compared to the prior year.

The increase in event-related direct operating expenses at The Theater at Madison Square Garden was primarily due to the increase in the number of events held at the venue during the year ended June 30, 2013 as compared to the prior year.

The increase in direct operating expenses associated with the presentation of the Radio City Christmas Spectacular franchise was primarily due to a pre-tax impairment charge of $4,982 recorded during the year ended June 30, 2013 related to a theatrical production of the show that played in three markets outside of New York during the 2012 holiday season. As a result of the financial performance of these markets, the Company recorded a pre-tax impairment charge for the remaining unamortized deferred costs of assets related to this theatrical production outside of New York. The impact of the impairment charge was largely offset by a decrease in direct operating expenses associated with the Radio City Music Hall production and the theatrical production of the show outside of New York.

Other net increases primarily consist of increases in costs associated with MSG Entertainment business development initiatives and event-related direct operating expenses at the Wang Theatre.

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended June 30, 2013 increased $5,255, or 11%, to $55,421 as compared to the prior year primarily due to an increase in employee compensation and related benefits, which includes costs associated with MSG Entertainment business development initiatives.

AOCF

AOCF for the year ended June 30, 2013 decreased by $17,322, or 96%, to $800 as compared to the prior year primarily attributable to a decrease in revenues and higher selling, general and administrative expenses, as discussed above.

MSG Sports

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company’s MSG Sports segment.

	Years Ended June 30,				Increase (Decrease) in Operating Income
	2013		2012
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$470,290	100%	$464,726	100%	$5,564
Direct operating expenses	333,712	71%	331,022	71%	(2,690)
Selling, general and administrative expenses	110,854	24%	112,861	24%	2,007
Depreciation and amortization	10,451	2%	11,003	2%	552

Operating income	$15,273	3%	$9,840	2%	$5,433

The following is a reconciliation of operating income to AOCF:

	Years Ended June 30,		Increase (Decrease) in AOCF
	2013	2012
Operating income	$15,273	$9,840	$5,433
Share-based compensation	3,564	5,263	(1,699)
Depreciation and amortization	10,451	11,003	(552)

AOCF	$29,288	$26,106	$3,182

Revenues

Revenues for the year ended June 30, 2013 increased $5,564, or 1%, to $470,290 as compared to the prior year. The net increase is attributable to the following:

Increase in suite rental fee revenue	$14,591
Increase in professional sports teams’ sponsorship and signage revenues	4,971
Increase in telecast rights fees from MSG Media	896
Increase in revenues from NHL and NBA distributions	641
Decrease in professional sports teams’ pre/regular season ticket-related revenue	(6,185)
Decrease in event-related revenues from other live sporting events	(4,964)
Decrease in professional sports teams’ pre/regular season food, beverage and merchandise sales	(2,283)
Decrease in professional sports teams’ playoff related revenues	(536)
Other net decreases	(1,567)

$5,564

The increase in suite rental fee revenue was primarily due to new suite/club products which have come online partially offset by the impact of the planned reduction in certain suite products as a result of the Transformation and the NHL work stoppage.

The increase in professional sports teams’ sponsorship and signage revenues primarily reflects expanded inventory and new sponsor relationships as a result of the Transformation and the Knicks’ return to a full regular season schedule. These increases were partially offset by the impact of the NHL work stoppage.

The increase in telecast rights fees from MSG Media was primarily due to the impact of the Knicks’ return to a full regular season schedule offset by the impact of the NHL work stoppage.

The increase in revenues from NHL and NBA distributions was primarily due to the league related increases and the Knicks’ return to a full regular season schedule largely offset by the impact of the NHL work stoppage.

The decrease in professional sports teams’ pre/regular season ticket-related revenue was primarily driven by the impact of the NHL work stoppage. This decrease was largely offset by the Knicks’ return to a full regular season schedule which resulted in more Knicks games played during the year ended June 30, 2013 as compared to the prior year and, to a lesser extent, higher average per-game revenue for our professional sports teams, inclusive of the impact of the temporary reduction in seating capacity due to the Transformation.

The decrease in event-related revenues from other live sporting events was primarily due to fewer events and a change in the mix of events during the year ended June 30, 2013 as compared to the prior year.

The decrease in professional sports teams’ pre/regular season food, beverage and merchandise sales was primarily due to fewer NHL home games played, partially offset by more NBA home games played during the year ended June 30, 2013 as compared to the prior year, and, to a lesser extent, higher average spending per patron (per caps).

See “— Comparison of the Year Ended June 30, 2013 versus the Year Ended June 30, 2012 — Combined Results of Operations” for a discussion of the NHL work stoppage during the 2012-13 season and the NBA work stoppage during the 2011-12 season.

Direct operating expenses

Direct operating expenses for the year ended June 30, 2013 increased $2,690, less than 1%, to $333,712 as compared to the prior year. The net increase is attributable to the following:

Increase in net provisions for NBA luxury tax and NBA and NHL revenue sharing expense (excluding playoffs)	$3,846
Increase in net provisions for certain team personnel transactions (including the impact of NBA luxury tax)	2,127
Increase in team personnel compensation	1,759
Decrease in event-related expenses associated with other live sporting events	(3,221)
Decrease in professional sports teams’ pre/regular season expense associated with food, beverage and merchandise sales	(671)
Decrease in professional sports teams’ playoff related expenses	(513)
Other net decreases	(637)

$2,690

Net provisions for NBA luxury tax, NBA and NHL revenue sharing expense (excluding playoffs) and certain team personnel transactions (including the impact of NBA luxury tax) were as follows:

	Years Ended June 30,
	2013	2012	Increase
Net provisions for NBA luxury tax and NBA and NHL revenue sharing expense (excluding playoffs)	$20,838	$16,992	$3,846
Net provisions for certain team personnel transactions (including the impact of NBA luxury tax)	18,441	16,314	2,127

The increase in net provisions for NBA luxury tax (excluding the impact of team personnel transactions) and NBA and NHL revenue sharing expense (excluding playoffs) reflects higher NBA luxury tax of $6,103 partially offset by lower net provisions for NBA and NHL revenue sharing expense of $2,257. The increase in provisions for NBA luxury tax for the year ended June 30, 2013 was due to the Knicks not being a gross luxury tax payer for the 2011-12 season whereas the Knicks were a luxury tax payer for the 2012-13 season. The decrease in net provisions for NBA and NHL revenue sharing expense (excluding playoffs) was primarily attributable to the impact of the NHL work stoppage and an adjustment to the 2011-12 season revenue sharing expense partially offset by higher estimated NBA revenue sharing for the 2012-13 season as a result of the Knicks’ return to a full regular season schedule.

Team personnel transactions for the year ended June 30, 2013 reflect provisions recorded for player waivers/contract terminations and season-ending player injuries of $10,434 and $7,159, respectively, and player trades of $848. Team personnel transactions for the year ended June 30, 2012 primarily reflect provisions recorded for player waivers/contract terminations and season-ending player injuries of $15,832 and $407, respectively.

The increase in team personnel compensation was primarily due to the impact of the Knicks’ return to a full regular season schedule, and overall salary increases and the impact of roster changes largely offset by the NHL work stoppage.

The decrease in event-related expenses associated with other live sporting events was primarily due to fewer events and a change in the mix of events during the year ended June 30, 2013 as compared to the prior year.

The decrease in professional sports teams’ pre/regular season expenses associated with food, beverage and merchandise sales was primarily due to fewer NHL home games played, partially offset by more NBA home games played during the year ended June 30, 2013 as compared to the prior year.

Other net decreases include the impact on team operating expenses from the NHL work stoppage and, to a lesser extent, a league expense recoupment, which was recorded during the year ended June 30, 2013 that is not expected to be recurring offset by the impact of the Knicks’ return to a full regular season schedule, as well as other team operating expense increases.

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended June 30, 2013 decreased $2,007, or 2%, to $110,854, as compared to the prior year. This decrease is primarily attributable to a decrease in allocated corporate general and administrative costs, partially offset by higher professional fees and employee compensation and related benefits, including separation-related costs.

AOCF

AOCF for the year ended June 30, 2013 increased $3,182, or 12%, to $29,288, as compared to the prior year primarily due to higher revenues and a decrease in selling, general and administrative expenses, partially offset by an increase in direct operating expenses, as discussed above.

See “— Comparison of the Year Ended June 30, 2013 versus the Year Ended June 30, 2012 — Combined Results of Operations” for a discussion of the NHL work stoppage during the 2012-13 season and the NBA work stoppage during the 2011-12 season.

Liquidity and Capital Resources

Overview

MSG uses a centralized approach to cash management and financing of operations. Cash is managed centrally with net earnings reinvested and working capital requirements met from existing liquid funds. Cash was historically available for use and was regularly “swept” by MSG at its discretion. Accordingly, the cash and cash equivalents held by MSG were not attributed to the Company for any of the historical periods presented herein. Additionally, cash held in accounts legally owned by subsidiaries of the Company was attributed to the combined balance sheets for each period presented.

Our primary sources of liquidity are cash and cash equivalents on hand and cash flows from the operations of our businesses. The Company also expects to have access to incremental cash through a cash investment from

MSG at the time of the Distribution. Our principal uses of cash include working capital-related items, capital spending, and investments that we may fund from time to time. The decisions of the Company as to the use of its available liquidity will be based upon the ongoing review of the funding needs of the business, the optimal allocation of cash resources, and the timing of cash flow generation.

We believe we will have sufficient liquidity from cash flows from the operations of our businesses (that may fluctuate from time to time) and a cash investment of $[—] from MSG prior to the Distribution to operate our businesses, pursue new opportunities and our other initiatives.

We regularly assess capital and credit markets activity and conditions against our ability to meet our net funding and investing requirements over the next twelve months and we believe that the combination of cash and cash equivalents on hand, cash generated from operating activities and a cash investment from MSG to the Company prior to the Distribution should provide us with sufficient liquidity to fund such requirements.

However, economic conditions may lead to lower demand for our offerings, such as lower levels of attendance or advertising. The consequences of such conditions could adversely impact our business and results of operations and might require us to seek alternative sources of funding through the capital and credit markets. Such funding may not be available to us. Our access to financing on acceptable terms in the future may be affected by many factors, including: (a) our credit rating, (b) the liquidity of the overall capital markets and (c) the fiscal health of the economy. There can be no assurances that the Company will continue to have access to the capital markets on acceptable terms. See “Risk Factors — General Risks — We May Require Financing to Fund Our Ongoing Operations and Capital Expenditures, the Availability of Which is Highly Uncertain” for further discussion.

Financing Agreements

The Company does not anticipate having a credit facility in place at the time of the Distribution. However, we may require funding through the capital and credit markets in the future and may enter into a credit agreement following the Distribution. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Overview” above and “Risk Factors — General Risks — We May Require Financing to Fund Our Ongoing Operations and Capital Expenditures, the Availability of Which is Highly Uncertain” for further discussion.

Arrangements with Nonconsolidated Affiliates

In September 2013, the Company acquired a 50% interest in Azoff-MSG. The Company provides a $50,000 revolving credit facility to the entity, which amount was fully borrowed as of June 30, 2014. In September 2014, the revolving credit facility was increased from $50,000 to $100,000, with $56,000 of borrowings outstanding as of December 31, 2014.

Additionally, in June 2014, the Company agreed to loan up to $2,600 to BBLV.

During the quarter ended December 2014, the Company agreed to provide up to $1,000 of revolving credit loans to Tribeca Enterprises, of which no amount had been drawn down as of December 31, 2014. In February 2015, the revolving credit facility was increased from $1,000 to $6,000.

Loan Receivable from MSG

On June 21, 2011, the Company’s wholly-owned captive insurance subsidiary, Eden Insurance Company, Inc. (“Eden”), entered into a loan agreement with MSG (the “Loan Agreement”), under which Eden granted MSG an unsecured loan bearing interest at a rate of 3.50% plus the six month applicable LIBOR rate with a principal amount not exceeding $8,000. Subsequently, the Loan Agreement was amended to increase the borrowing capacity to $40,000. While the term of the loan is five years, the subsidiary can induce prepayment by MSG with as little as five business days notice. As of June 30, 2014 and 2013, the subsidiary had an outstanding loan receivable from MSG of $29,683 and $22,926, respectively, inclusive of accrued interest, and such amounts were the largest amounts outstanding during the years ending on such dates. For all periods presented, no interest or principal payments were received by Eden. Instead, on a semi-annual basis, the accrued but unpaid interest was added to the outstanding principal amount of the loan. We expect that the outstanding loan receivable will be repaid to the Company prior to the Distribution.

Cash Flow Discussion

Operating Activities

Net cash provided by operating activities for the six months ended December 31, 2014 decreased by $71,909 to $35,001 as compared to the prior year period primarily driven by (i) a decrease in accrued and other liabilities of $62,457 mainly due to higher NBA luxury tax payments and a decrease in NHL playoff related accruals, (ii) a decrease in deferred revenue of $54,812 largely driven by timing of revenue recognition and cash payments in conjunction with sponsorship agreements, as well as an increase and change in the mix of events at our venues, and (iii) an increase in the net loss of $14,190. These items were partially offset by (i) a decrease in accounts receivable of $8,145 primarily due to timing, and (ii) increases in other non-cash items, including equity in loss of nonconsolidated affiliates of $32,017 and depreciation and amortization expense of $20,289.

Net cash provided by operating activities for the year ended June 30, 2014 increased by $78,924 to $137,063 as compared to the prior year. While the net loss for such fiscal year increased by $58,659, the increase in cash provided by operating activities was primarily driven by increases in (i) accrued and other liabilities of $88,058, (ii) deferred revenue of $27,912 due to the timing of advance ticket sales, and (iii) other non-cash items including an increase in depreciation and amortization expense of $19,158. The increase in accrued and other liabilities was primarily driven by (i) increases in provision for NBA luxury tax, (ii) accrued NHL revenue sharing expense, (iii) defined benefit and other post retirement obligations, and (iv) deferred compensation.

Net cash provided by operating activities for the year ended June 30, 2013 decreased by $47,680 to $58,139 as compared to the prior year primarily driven by (i) an increase in the net loss of $21,992, (ii) an increase in accounts receivable of $16,442 primarily due to an increase in billing driven by certain suites at the Garden coming online during the 2012-13 season, (iii) a decrease in accounts payable of $13,606 driven by timing of payments, and (iv) a decrease in deferred revenue of $12,983 due to the timing of advance ticket sales, offset by (v) a decrease in prepaid expenses and other assets of $5,551 driven by higher teams compensation related prepaid expenses, and (vi) other non-cash items including higher depreciation and amortization expense of $9,611 and a deferred costs impairment of $4,982 which was recorded during the year ended June 30, 2013.

Investing Activities

Net cash used in investing activities for the six months ended December 31, 2014 decreased by $298,909 to $46,281 as compared to the prior year period. This change is primarily due to (i) the Company’s prior year period acquisition of a 50% interest in Azoff-MSG and an investment in BBLV and (ii) lower capital expenditures for the six months ended December 31, 2014 as compared to the prior year period primarily due to the completion of the Transformation and the renovation of the Forum.

Net cash used in investing activities for the year ended June 30, 2014 increased by $337,021 to $520,675 as compared to the prior year. This increase is primarily due to $226,510 of cash used during the current year for the Company’s investments in and loans to its nonconsolidated affiliates, Azoff-MSG, BBLV and Tribeca Enterprises. In addition, capital expenditures for the year ended June 30, 2014 increased by $87,076 as compared to the prior year primarily due to the renovation of the Forum during the current year partially offset by lower capital expenditures associated with the Transformation. These contributors to the higher net cash used in investing activities during the current year were partially offset by an $18,000 loan provided to the Company

(which we expect to be forgiven based on our satisfaction of certain conditions) during the year ended June 30, 2014 from the City of Inglewood in connection with the Company’s renovation of the Forum, and a $4,200 reduction in borrowings by MSG in connection with the Loan Agreement. Cash flow from investing activities during the prior year included proceeds of $44,136 from the sale of all of the Company’s holdings of Live Nation common stock.

Net cash used in investing activities for the year ended June 30, 2013 decreased by $239,242 to $183,654 as compared to the prior year primarily driven by lower capital expenditures associated with the Transformation and, to a lesser extent, proceeds from the March 2013 sale of all the Company’s holdings of Live Nation common stock as well as the Company’s June 2012 acquisition of the Forum, partially offset by increased borrowings by MSG in connection with the Loan Agreement.

Financing Activities

Net cash provided by financing activities for the six months ended December 31, 2014 decreased by $227,990 to $23,194 as compared to the prior year. This decrease is due to net transfers from MSG and MSG’s subsidiaries.

Net cash provided by financing activities for the year ended June 30, 2014 increased by $262,673 to $387,478 as compared to the prior year. This increase is due to net transfers from MSG and MSG’s subsidiaries.

Net cash provided by financing activities for the year ended June 30, 2013 decreased by $189,965 to $124,805 as compared to the prior year. This increase is due to net transfers from MSG and MSG’s subsidiaries.

Contractual Obligations and Off Balance Sheet Arrangements

Future cash payments required under contracts entered into by the Company in the normal course of business as of June 30, 2014 are summarized in the following table:

	Payments Due by Period
	Total	Year 1	Years 2-3	Years 4-5	More Than 5 Years
Off balance sheet arrangements:
Contractual obligations (a)	$372,527	$135,113	$132,823	$77,069	$27,522
Operating lease obligations (b)	346,006	33,333	68,237	68,516	175,920

	718,533	168,446	201,060	145,585	203,442

Contractual obligations reflected on the balance sheet (c)	84,095	39,003	16,357	10,231	18,504

Total	$802,628	$207,449	$217,417	$155,816	$221,946

(a)	Contractual obligations not reflected on the balance sheet consist primarily of the MSG Sports segment’s obligations under employment agreements that the Company has with its professional sports teams’ personnel that are generally guaranteed regardless of employee injury or termination.

(b)	Operating lease obligations represent future minimum rental payments on various long-term, noncancelable leases for office and storage space, and lease commitments for Radio City Music Hall and the Beacon Theatre.

(c)	Consists primarily of (i) amounts earned under employment agreements that the Company has with certain of its professional sports teams’ personnel in the MSG Sports segment, and, to a lesser extent, (ii) severance related to certain former corporate employees.

The future cash payments reflected above do not include the impact of potential insurance recoveries or amounts which may be due for NBA luxury tax payments or NBA or NHL revenue sharing.

See “— Financing Agreements — Arrangements with Nonconsolidated Affiliates” above for discussion of the revolving credit facilities provided by the Company to Azoff-MSG, BBLV and Tribeca Enterprises.

Seasonality of Our Business

The dependence of the MSG Sports segment on revenues from its NBA and NHL sports teams generally means it earns a disproportionate share of its revenues in the second and third quarters of our fiscal year. The dependence of the MSG Entertainment segment on revenues from the Radio City Christmas Spectacular generally means it earns a disproportionate share of its revenues and operating income in the second quarter of our fiscal year.

Recently Issued Accounting Pronouncements and Critical Accounting Policies

Recently Adopted Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which amends ASC Topic 820, Fair Value Measurement. The amended guidance changes the wording used to describe many requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. The Company adopted ASU No. 2011-04 effective January 1, 2012. The adoption of this ASU did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In September 2011, the FASB issued ASU No. 2011-09, Compensation — Retirement Benefits — Multiemployer Plans (Subtopic 715-80) — Disclosures about an Employer’s Participation in a Multiemployer Plan, which requires employers that participate in multiemployer pension plans to provide additional quantitative and qualitative disclosures in order to provide more information about an employer’s involvement in multiemployer pension plans. Although the majority of the amendments in this ASU apply only to multiemployer pension plans, there are also amendments that require changes in disclosures for multiemployer plans that provide postretirement benefits other than pensions. The Company adopted this ASU in the fourth quarter of the year ended June 30, 2012. This ASU impacted the Company’s disclosures only and did not have any impact on the Company’s financial position, results of operations, or cash flows. The disclosures required by this ASU are presented in Note 14 to our audited combined financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220) — Presentation of Comprehensive Income, which is intended to improve the overall quality of financial reporting by increasing the prominence of items reported in other comprehensive income, and to additionally align the presentation of other comprehensive income in financial statements prepared in accordance with GAAP with those prepared in accordance with International Financial Reporting Standards. An entity now has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Additionally, in December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220) — Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05, to indefinitely defer the effective date of the specific requirement to present items that are reclassified out of accumulated other comprehensive income to net income alongside their respective components of net income and other comprehensive income. During the deferral period, the existing requirements in GAAP for the presentation of reclassification adjustments are required to be followed. These standards were retrospectively adopted by the Company in the first quarter of fiscal year 2013 and the Company elected to present two separate but consecutive statements. The adoption of these standards resulted only in changes in the presentation of its financial statements and did not have an impact on the Company’s financial position, results of operations, or cash flows.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles — Goodwill and Other (Topic 350) — Testing Goodwill for Impairment, which amends ASC Topic 350, Intangibles — Goodwill and Other. This guidance permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying a two-step goodwill impairment test. If an entity can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, it would not need to perform the two-step impairment test for that reporting unit. This standard was adopted by the Company in the first quarter of fiscal year 2013. The adoption of this standard did not have an impact on the Company’s financial position, results of operations, or cash flows.

In July 2012, the FASB issued ASU No. 2012-02, Intangibles — Goodwill and Other (Topic 350) — Testing Indefinite-Lived Intangible Assets for Impairment, to establish an optional two-step analysis for impairment testing of indefinite-lived intangibles other than goodwill. In particular, the two-step analysis establishes an optional qualitative assessment to precede the quantitative assessment, if necessary. This standard was adopted by the Company in the first quarter of fiscal year 2013. The adoption of this standard did not have an impact on the Company’s financial position, results of operations, or cash flows.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220) — Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires an entity to provide information about amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. This standard was adopted by the Company in the first quarter of fiscal year 2014. The adoption of this standard impacted the Company’s disclosures only and did not have any impact on the Company’s financial position, results of operations, or cash flows.

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which revises the definition of a discontinued operation to limit the circumstances under which a disposal or classification as held for sale qualifies for presentation as a discontinued operation. Expanded disclosures are required concerning a discontinued operation and the disposal of a significant component of an entity not qualifying as a discontinued operation. The revised standard is effective for any new disposals and new classifications of assets held for sale in annual and interim periods beginning after December 15, 2014. Early adoption is permitted. The Company elected to early adopt this guidance in the fourth quarter of fiscal year 2014. The adoption of this standard did not have any impact on the Company’s financial position, results of operations, or cash flows.

Recently Issued Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in FASB ASC Topic 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This standard will be effective for the Company beginning in the first quarter of fiscal year 2018 using one of two retrospective application methods. The Company is currently evaluating the impact this standard will have on its combined financial statements.

Critical Accounting Policies

The preparation of the Company’s combined financial statements in conformity with GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Management believes its use of estimates in the combined financial statements to be reasonable. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Multiple-Deliverable Transactions

The Company has various types of multiple-deliverable arrangements, including multi-year sponsorship agreements. The deliverables included in each sponsorship agreement vary and may include suite licenses, event tickets and various advertising benefits, which include items such as, but not limited to, signage at The Garden and the Company’s other venues. The timing of revenue recognition for each deliverable is dependent upon meeting the revenue recognition criteria for the respective deliverable.

The Company allocates revenue to each deliverable within the arrangement based on its relative selling price. For many deliverables in an arrangement, such as event tickets and certain advertising benefits, the Company has vendor specific objective evidence (“VSOE”) of selling price as it typically sells the same or similar deliverables regularly on a stand-alone basis. Absent VSOE the Company considers whether third party evidence (“TPE”) is available; however, in most instances TPE is not available. The Company’s process for determining its estimated selling prices for deliverables without VSOE or TPE involves management’s judgment and considers multiple factors including company specific and market specific factors that may vary depending upon the unique facts and circumstances related to each deliverable. Key factors considered by the Company in developing a best estimate of selling price for deliverables include, but are not limited to, prices charged for similar deliverables, the Company’s ongoing pricing strategy and policies, and consideration of pricing of similar deliverables sold in other multiple-deliverable agreements.

Impairment of Long-Lived and Indefinite-Lived Assets

The Company’s long-lived and indefinite-lived assets accounted for approximately 80% of the Company’s combined total assets as of June 30, 2014 and consist of the following:

Goodwill	$277,166
Indefinite-lived intangible assets	163,850
Amortizable intangible assets, net	29,263
Property and equipment, net	1,231,300

$1,701,579

In assessing the recoverability of the Company’s long-lived and indefinite-lived assets, the Company must make estimates and assumptions regarding future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. Fair value estimates are made at a specific point in time, based on relevant information. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. If these estimates or material related assumptions change in the future, we may be required to record impairment charges related to our long-lived and/or indefinite-lived assets.

Goodwill

Goodwill is tested annually for impairment as of August 31st and at any time upon the occurrence of certain events or substantive changes in circumstances. The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If the Company can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, we would not need to perform the two-step impairment test for that reporting unit. If the Company cannot support such a conclusion or the Company does not elect to perform the qualitative assessment then the first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination. The Company’s two reporting units for evaluating goodwill impairment are the same as its reportable segments, and both of them have goodwill. The estimates of the fair value of the Company’s reporting units are primarily determined using discounted cash flows and comparable market transactions. These valuations are based on estimates and assumptions including projected future cash flows, discount rates, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables. For all periods presented the Company elected to perform the qualitative assessment of impairment for the MSG Sports reporting unit. These assessments considered factors such as:

•	Macroeconomic conditions;

•	Industry and market considerations;

•	Cost factors;

•	Overall financial performance of the reporting unit;

•	Other relevant company-specific factors such as changes in management, strategy or customers; and

•	Relevant reporting unit specific events such as changes in the carrying amount of net assets.

For all periods presented, the Company performed the quantitative assessment of impairment for the MSG Entertainment reporting unit. For MSG Entertainment, these valuations of the reporting unit include assumptions for the number and expected financial performance of live entertainment events and productions, which includes, but is not limited to, the level of ticket sales, concessions and sponsorships. Significant judgments inherent in a discounted cash flow valuation include the selection of appropriate discount rates, estimating the amount and timing of estimated future cash flows and identification of appropriate continuing growth rate assumptions. The discount rates used in the analysis are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.

The goodwill balance reported on the Company’s balance sheet as of June 30, 2014 by reportable segment is as follows:

MSG Entertainment	$58,979
MSG Sports	218,187

$277,166

During the quarters ended September 30, 2013 and September 30, 2014, the Company performed its annual impairment test of goodwill, and there was no impairment of goodwill identified for either of its reportable segments. Based on these impairment tests, the Company’s reporting units had sufficient safety margins, representing the excess of the estimated fair value of each reporting unit less its respective carrying value (including goodwill allocated to each respective reporting unit).

Identifiable Indefinite-Lived Intangible Assets

Identifiable indefinite-lived intangible assets are tested annually for impairment as of August 31st and at any time upon the occurrence of certain events or substantive changes in circumstances. The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. In the qualitative assessment, the Company must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset other than goodwill has a carrying amount that more likely than not exceeds its fair value. The Company must proceed to conducting a quantitative analysis, according to which an impairment charge is recognized for the amount of the asset’s carrying amount exceeding the fair value, if the Company (1) determines that such an impairment is more likely than not to exist, or (2) forgoes the qualitative assessment entirely. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The following table sets forth the amount of identifiable indefinite-lived intangible assets reported in the Company’s combined balance sheet as of June 30, 2014 by reportable segment:

Sports franchises (MSG Sports segment)	$101,429
Trademarks (MSG Entertainment segment)	62,421

$163,850

When the Company performs the qualitative assessment, the Company considers the events and circumstances that could affect the significant inputs used to determine the fair value of the intangible asset. Examples of such events and circumstances include:

•	Cost factors;

•	Financial performance;

•	Legal, regulatory, contractual, business or other factors;

•	Other relevant company-specific factors such as changes in management, strategy or customers;

•	Industry and market considerations; and

•	Macroeconomic conditions.

In March 2014, the Company acquired an NBA Development League franchise, which began operations for the 2014-15 season. The purchase was accounted for as the acquisition of an indefinite-lived franchise intangible asset.

When the quantitative assessment is performed, the Company determines the fair value of the intangible asset. During the quarters ended September 30, 2013 and September 30, 2014, the Company performed its annual impairment test of identifiable indefinite-lived intangible assets, and there was no impairment identified. Based on this impairment test, the Company’s indefinite-lived intangible assets had sufficient safety margins, representing the excess of each identifiable indefinite-lived intangible asset’s estimated fair value over its respective carrying value. The Company believes that if the fair value of a reporting unit or another indefinite-lived intangible asset exceeds its carrying value by greater than 10%, a sufficient safety margin has been realized.

Other Long-Lived Assets

For other long-lived assets, including intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

The Company has recognized intangible assets for season ticket holder relationships, suite holder relationships, and other intangibles as a result of purchase accounting. The Company has determined that certain of such intangible assets have finite lives.

The estimated useful lives and net carrying values of these intangibles at June 30, 2014 are as follows:

	Net Carrying Value	Estimated Useful Lives
Season ticket holder relationships	$24,464	12 to 15 years
Suite holder relationships	2,454	11 years
Other intangibles	2,345	15 years

	$29,263

The useful lives for season ticket holder relationships and suite holder relationships were determined based upon an estimate for renewals of existing agreements the Company had in place with its major customers in April 2005 (the time that purchase accounting was applied). The Company has maintained customer relationships in the past and believes it will be able to maintain those customer relationships in the future. Furthermore, the Company has been successful in maintaining its relationships with its season ticket holders and suite holders in the past and believes it will be able to significantly renew its season ticket and suite holder relationships and maintain those relationships in the future. However, it is possible that the Company will not successfully renew such agreements as they expire or that if it does, the net revenue earned may not equal or exceed the net revenue currently being earned, which could have a material negative effect on our business. In light of these facts and circumstances, the Company has determined that its estimated useful lives are appropriate.

Defined Benefit Pension Plans and Other Postretirement Benefit Plan

The Company utilizes actuarial methods to calculate pension and other postretirement benefit obligations and the related net periodic benefit cost which are based on actuarial assumptions. Two key assumptions, the discount rate and the expected long-term rate of return on plan assets, are important elements of the plans’ expense and liability measurement and we evaluate these key assumptions annually. Other assumptions include demographic factors, such as mortality, retirement age and turnover. The actuarial assumptions used by the Company may differ materially from actual results due to various factors, including, but not limited to, changing economic and market conditions. Differences between actual and expected occurrences could significantly impact the actual amount of net periodic benefit cost and the benefit obligation recorded by the Company. Material changes in the costs of the plans may occur in the future due to changes in these assumptions, changes in the number of the plan participants, changes in the level of benefits provided, changes in asset levels and changes in legislation. Our assumptions reflect our historical experience and our best judgment regarding future expectations.

Accumulated and projected benefit obligations reflect the present value of future cash payments for benefits. We use the Towers Watson U.S. Rate Link: 40-90 discount rate model (which is developed by examining the yields on selected highly rated corporate bonds) to discount these benefit payments on a plan by plan basis, to select a rate at which we believe each plan’s benefits could be effectively settled. Lower discount rates increase the present value of benefit obligations and will usually increase the subsequent year’s net periodic benefit cost. The weighted-average discount rates used to determine benefit obligations as of June 30, 2014 for the Company’s pension plans and postretirement plan were 4.32% and 4.00%, respectively. A 25 basis point decrease in these assumed discount rates would increase the projected benefit obligations for the Company’s pension plans and postretirement plan at June 30, 2014 by $5,950 and $240, respectively. The weighted-average discount rates used to determine net periodic benefit cost for the year ended June 30, 2014 for the Company’s pension plans and postretirement plan were 4.80% and 4.50%, respectively. A 25 basis point decrease in these assumed discount rates would increase the total net periodic benefit cost for the Company’s pension plans by $490 and decrease net periodic benefit cost for the postretirement plan by $13 for the year ended June 30, 2014.

The expected long-term return on plan assets is based on a periodic review and modeling of the plans’ asset allocation structures over a long-term horizon. Expectations of returns for each asset class are the most important of the assumptions used in the review and modeling, and are based on comprehensive reviews of historical data, forward-looking economic outlook, and economic/financial market theory. The expected long-term rate of return was selected from within the reasonable range of rates determined by (a) historical real returns, net of inflation, for the asset classes covered by the investment policy, and (b) projections of inflation over the long-term period during which benefits are payable to plan participants. The expected long-term rate of return on plan assets for the Company’s funded pension plans was 4.57% for the year ended June 30, 2014.

Performance of the capital markets affects the value of assets that are held in trust to satisfy future obligations under the Company’s funded plans. Adverse market performance in the future could result in lower rates of return for these assets than projected by the Company which could increase the Company’s funding requirements related to these plans, as well as negatively affect the Company’s operating results by increasing the net periodic benefit cost. A 25 basis point decrease in the long-term return on pension plan assets assumption would increase net periodic pension benefit cost by $227 for the year ended June 30, 2014.

Another important assumption for our postretirement plan is healthcare cost trend rates. We developed our estimate of the healthcare cost trend rates through examination of the Company’s claims experience and the results of recent healthcare trend surveys.

Assumptions for healthcare cost trend rates used to determine the benefit obligation and net periodic benefit cost for our postretirement plan as of and for the year ended June 30, 2014 are as follows:

	Net Periodic Benefit Cost	Benefit Obligation
Healthcare cost trend rate assumed for next year	7.75%	7.25%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2020	2020

A one percentage point change in assumed healthcare cost trend rates would have the following effects on the benefit obligation for our postretirement plan and net periodic postretirement benefit cost as of and for the year ended June 30, 2014:

	Increase (Decrease) on Total of Service and Interest Cost Components	Increase (Decrease) on Benefit Obligation
One percentage point increase	$76	$1,031
One percentage point decrease	(66)	(906)

GAAP includes mechanisms that serve to limit the volatility in the Company’s earnings that otherwise would result from recording changes in the value of plan assets and benefit obligations in our combined financial statements in the periods in which those changes occur. For example, while the expected long-term rate of return on the plans’ assets should, over time, approximate the actual long-term returns, differences between the expected and actual returns could occur in any given year. These differences contribute to the deferred actuarial gains or losses, which are then amortized over time.

See Note 14 to our audited combined financial statements included in this information statement for more information on our pension plans and other postretirement benefit plan.

CORPORATE GOVERNANCE AND MANAGEMENT

Corporate Governance

General

We will apply to list our Class A Common Stock on [NASDAQ] under the symbol “[•].” As a result, we are generally subject to [NASDAQ] corporate governance listing standards.

A listed company that meets [NASDAQ’s] definition of “controlled company” may elect not to comply with certain of these requirements. Holders of MSG Class B Common Stock who are members of the Dolan family and certain related family entities entered into a Stockholders Agreement relating to, among other things, the voting of their shares of MSG Class B Common Stock and filed a Schedule 13D with the SEC as a “group” under the rules of the SEC. We have been informed that prior to the Distribution, these parties will enter into a similar stockholders agreement with respect to the voting of their shares of the Class B Common Stock that will be issued in the Distribution. As a result, following the Distribution, we will be a “controlled company.” As a controlled company, we will have the right to elect not to comply with the corporate governance rules of [NASDAQ] requiring: (i) a majority of independent directors on our Board, (ii) an independent corporate governance and nominating committee and (iii) an independent compensation committee. Our Board of Directors has elected for the Company to be treated as a “controlled company” under [NASDAQ] corporate governance rules and not to comply with the [NASDAQ] requirement for a majority independent board of directors and for a corporate governance and nominating committee because of our status as a controlled company. Nevertheless, we expect our Board of Directors to elect to comply with the [NASDAQ] requirement for an independent compensation committee.

In connection with the consideration of the Distribution by MSG’s board of directors, a committee of MSG’s board of directors, comprising two independent Class A Directors, recommended to the full MSG board of directors the principal elements of our governance structure, including the replication in our amended and restated certificate of incorporation of the MSG common stock voting structure, which the MSG board adopted as part of its approval of the filing with the SEC of the registration statement, of which this information statement forms a part.

Corporate Governance Guidelines

Our Board of Directors has adopted our Corporate Governance Guidelines. These guidelines set forth our practices and policies with respect to Board composition and selection, Board meetings, executive sessions of the Board, Board committees, the expectations we have of our directors, selection of the Executive Chairman and the Chief Executive Officer, management succession, Board and executive compensation, and Board self-evaluation. The full text of our Corporate Governance Guidelines may be viewed at our corporate website at [•]. A copy may be obtained by writing to MSG Spinco, Inc., Two Pennsylvania Plaza, New York, NY 10121; Attention: Corporate Secretary.

Executive Sessions of Non-Management and Independent Board Members

Under our Corporate Governance Guidelines, our directors who are not also officers of our Company or any of its affiliates (“non-management directors”) may meet in executive sessions. In addition, our directors who are independent under [NASDAQ] rules are required to meet in executive sessions at least twice a year.

Communicating with Our Directors

Our Board has adopted policies designed to allow stockholders and other interested parties to communicate with our directors. Any interested party that wishes to communicate directly with the Board or any director or the non-management directors as a group should send communications in writing to Chairman of the Audit

Committee, MSG Spinco, Inc., Two Pennsylvania Plaza, New York, NY 10121. Any person, whether or not an employee, who has a concern with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate those concerns to our Audit Committee by contacting the MSG Integrity Hotline, which is operated by a third-party service provider, at [—].

Code of Conduct and Ethics

Our Board of Directors has adopted a Code of Conduct and Ethics for our directors, officers and employees. A portion of this Code of Conduct and Ethics also serves as a code of conduct and ethics for our senior financial officers and principal accounting officers or controller. Among other things, our Code of Conduct and Ethics covers conflicts of interest, disclosure responsibilities, legal compliance, reporting and compliance under the Code, confidentiality, corporate opportunities, fair dealing, protection and proper use of assets, and equal employment opportunity and harassment. The full text of the code is available on our website at [—]. In addition, a copy may be obtained by writing to MSG Spinco, Inc., Two Pennsylvania Plaza, New York, NY 10121; Attention: Corporate Secretary.

Our Directors

The following individuals are expected to be elected to serve as directors of the Company commencing on the Distribution date:

Directors Elected by Class A Common Stockholders

We expect the following individuals to be appointed, prior to the Distribution, as directors of the Company, and to be designated as directors elected by the Class A Common Stockholders.

RICHARD D. PARSONS, 66. Mr. Parsons has served as a Director of MSG since September 29, 2014. He is Senior Advisor for Providence Equity Partners LLC since September 2009. He also served as the interim Chief Executive Officer of the Los Angeles Clippers from May 2014 to September 2014. Prior to his role at Providence Equity Partners, LLC, Mr. Parsons was Chairman of Citigroup Inc. from February 2009 to April 2012 and was a director of Citigroup from 1996 until April 2012. Prior to that, he was Chairman of Time Warner from 2003 to 2008; Chief Executive Officer of Time Warner from 2002 to 2007; Co-Chief Operating Officer of AOL Time Warner from 2001 to 2002; and President of Time Warner from 1995 to 2000. Chairman and Chief Executive Officer of Dime Bancorp from 1990 to 1995; President and Chief Operating Officer of Dime Bancorp from 1988 to 1990. He was a Partner of Patterson, Belknap, Webb & Tyler law firm from 1979 to 1988. Mr. Parsons is a director of Estee Lauder Companies and Lazard Ltd. Mr. Parsons is Chairman of the Apollo Theater Foundation and the Jazz Foundation of America and is a director of the Commission on Presidential Debates. Mr. Parsons’ qualifications to serve on our Board include his extensive skills and wide-ranging experience arising from his roles as legal counsel, executive officer and outside director and independent Chairman of the Board, in areas such as consumer business, professional sports, corporate governance, financial reporting, risk management, compensation and corporate affairs. In addition, he brings to our Board the knowledge and experience he has gained about the Company’s business and the contributions he has made during his tenure as a director of the Company.

NELSON PELTZ, 72. Mr. Peltz has served as a Director of MSG since December 18, 2014. He has served as the Chief Executive Officer and a founding partner of Trian Fund Management, L.P., an asset management company for various investment funds and accounts, since its formation in 2005. From April 1993 through June 2007, Mr. Peltz served as Chairman and Chief Executive Officer of Triarc Companies, Inc. (now known as The Wendy’s Company), which during that time period owned Arby’s Restaurant Group, Inc. and Snapple Beverage Group, as well as other consumer and industrial businesses and has served as its non-executive Chairman since June 2007. In addition, since January 2014, Mr. Peltz has been a director of Mondelēz International, Inc. Mr. Peltz has also served as a director of Legg Mason Inc. from 2009 until December 2014 and served as the Chair of its Nominating and Corporate Governance Committee from July 2013 until December 2014. In addition, he served as a director of Ingersoll-Rand plc from August 2012 to June 2014, H.J. Heinz Company from September 2006 to June 2013 and Trian Acquisition I Corp. from October 2007 to January 2010.

In September 2012, Mr. Peltz was recognized for a third consecutive year by the National Association of Corporate Directors as among the most influential persons in the global corporate governance arena. Mr. Peltz’s qualifications to serve on our Board include more than 40 years of business and investment experience including as the Chairman and Chief Executive Officer of public companies. Mr. Peltz has developed extensive experience working with management teams and boards of directors, and in acquiring, investing in and building companies and implementing operational improvements at the companies with which he has been involved. As a result, he has strong operating experience and strategic planning skills and has strong relationships with institutional investors, investment banking and capital markets advisors and others that can be drawn upon for the Company’s benefit.

SCOTT M. SPERLING, 57. Mr. Sperling has served as a Director of MSG since December 18, 2014. He is Co-President of Thomas H. Lee Partners, L.P., a private equity firm that he joined in 1994. Prior to that, Mr. Sperling served as a Managing Partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company, for more than ten years. Before that, Mr. Sperling was a senior consultant with the Boston Consulting Group. Mr. Sperling is currently a director of Thermo Fisher Scientific Inc. and iHeartMedia, Inc. (formerly CC Media Holdings, Inc.), a portfolio company of Thomas H. Lee Partners, L.P. He also serves on the boards of the Brigham & Women’s/Faulker Hospital Group and Partners Healthcare. Mr. Sperling previously served on the board of Warner Music Group Corp. and numerous other public and private companies. Mr. Sperling’s qualifications to serve on our Board include his decades of business experience investing in and advising companies in a variety of industries, including media and entertainment. As a result of Mr. Sperling’s leadership of a private equity firm, his service as a director of both public and private companies and his consulting and advisory background, Mr. Sperling has extensive experience collaborating with senior management teams of companies to identify and implement operational and strategic improvements.

Directors Elected by Class B Stockholders

We expect the following individuals to be appointed, prior to the Distribution, as directors of the Company, and to be designated as directors elected by the Class B Common Stockholders.

JAMES L. DOLAN, 59, is the Director and Executive Chairman of the Company since March 4, 2015. Mr. Dolan is also a Director and the Executive Chairman of MSG since July 29, 2009. He was Chairman of MSG Holdings, L.P. from 1999 to 2010. Mr. Dolan is Chief Executive Officer of Cablevision since October 1995. He was President of Cablevision from June 1998 to April 2014; Chief Executive Officer of Rainbow Media Holdings, Inc., a former subsidiary of Cablevision, from September 1992 to October 1995; Vice President of Cablevision from 1987 to September 1992. Mr. Dolan serves as a director of MSG, Cablevision and AMC Networks Inc.

Additional directors elected by the Class B Common Stockholders will be appointed prior to the Distribution.

The term of office of our directors will expire at the next annual meeting of stockholders and at each succeeding annual meeting after that. The business address for each director is c/o MSG Spinco, Inc., Two Pennsylvania Plaza, New York, NY 10121 and each director is a citizen of the United States. We will encourage our directors to attend annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at meetings of the Board.

Because we did not have any operations in 2014, our Board did not hold any meetings during that year.

Director Compensation

A director who is a Company employee will receive no extra compensation for serving as a director. Each non-employee director will receive a base fee of $[—] per year; $[—] per Board or committee meeting attended in person; and $[—] per Board, committee or non-management director meeting attended by telephone. Non-employee directors will also receive $[—] annually per committee membership and $[—] annually per committee chairmanship. In addition, we will reimburse our directors for reasonable expenses in connection with attendance at Board, committee and stockholder meetings.

We will also pay our non-employee directors compensation in restricted stock units. Each year, each non-employee director will receive a grant of restricted stock units for the number of shares of common stock equal to $[—] based on the average closing price over the twenty trading day period concluding on the date immediately preceding the grant date. The restricted stock units the non-employee directors will receive will be fully vested on the date of grant. Such compensation will be made pursuant to our Stock Plan for Non-Employee Directors. Please see “Executive Compensation — Our Stock Plan for Non-Employee Directors” for information concerning our Director Stock Plan.

Board Committees

The board will have two permanent committees: the Audit Committee and the Compensation Committee.

Audit Committee

At the time of the Distribution, our Audit Committee will consist of three members. The primary purposes and responsibilities of our Audit Committee are to: (a) assist the Board (i) in its oversight of the integrity of our financial statements, (ii) in its oversight of our compliance with legal and regulatory requirements, (iii) in assessing our independent registered public accounting firm’s qualifications and independence, and (iv) in assessing the performance of our internal audit function and independent registered public accounting firm; (b) appoint, compensate, retain and oversee the Company’s registered public accounting firm and pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services, if any, to be provided by the independent registered public accounting firm; (c) review the appointment and replacement of the head of our internal audit department; (d) establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by Company employees or any provider of accounting-related services of concerns regarding questionable accounting and auditing matters and review of submissions and the treatment of any such complaints; (e) review and approve related party transactions that are required to be disclosed under SEC rules other than transactions that require approval under the Company’s Related Party Transaction Approval Policy; (f) conduct and review with the Board an annual performance evaluation of the Audit Committee; (g) prepare any report of the Audit Committee required by the rules and regulations of the SEC for inclusion in our annual proxy statement; (h) review and reassess the Audit Committee charter at least annually; and (i) report to the Board on a regular basis. The text of our Audit Committee charter is available on our website at [—]. A copy may be obtained by writing to MSG Spinco, Inc., Two Pennsylvania Plaza, New York, NY 10121; Attention: Corporate Secretary.

We expect our Board of Directors to determine that each member of our Audit Committee is “independent” within the meaning of the rules of both [NASDAQ] and the SEC, and that each has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years and is able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. All directors we add to the Audit Committee in the future will also meet those standards. We expect our Board to also determine that at least one member of our Audit Committee is an “audit committee financial expert” within the meaning of the rules of the SEC.

Our Board has established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit Committee. This procedure is described under “Communicating with Our Directors” above.

Our Audit Committee did not exist in 2014.

Compensation Committee

At the time of the Distribution, our Compensation Committee will consist of not less than two members. The primary purposes of our Compensation Committee are to: (a) establish our general compensation philosophy and, in consultation with management, oversee the development and implementation of compensation programs; (b) review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers who are required to file reports with the SEC under Section 16 of the Exchange Act (together with the Chief Executive Officer, the “Senior Employees”), evaluate their performance in light of these goals and objectives and determine and approve their compensation based upon that evaluation; (c) approve any new equity compensation plan or material changes to an existing plan; (d) oversee the activities of the committee or committees administering our retirement and benefit plans; (e) in consultation with management, oversee regulatory compliance with respect to compensation matters; (f) determine and approve any severance or similar termination payments to be made to Senior Employees (current or former); (g) determine the components and amount of Board compensation and review such determinations from time to time in relation to other similarly situated companies; (h) prepare any reports of the Compensation Committee to be included in the Company’s annual proxy statement; (i) conduct and review with the Board an annual performance evaluation of the Compensation Committee; and (j) report to the Board on a regular basis, but not less than annually. The Compensation Committee may, in its discretion, delegate a portion of its duties and responsibilities to one or more subcommittees of the Compensation Committee. For example, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are (i) “non-employee directors” for the purposes of Rule 16b-3 issued by the SEC under the Exchange Act, and (ii) “outside directors” for the purposes of Section 162(m) of the Code, as in effect from time to time. The Compensation Committee may also engage outside compensation consultants to assist in the performance of its duties and responsibilities. The text of our Compensation Committee charter is available on our website at [—]. A copy may be obtained by writing to MSG Spinco, Inc., Two Pennsylvania Plaza, New York, NY 10121; Attention: Corporate Secretary.

We expect our Board of Directors to determine that each member of our Compensation Committee is “independent” under the rules of [NASDAQ].

Our Compensation Committee did not exist in 2014.

Absence of Nominating Committee

We will not have a nominating committee. We believe that it is appropriate not to have a nominating committee because of our stockholder voting structure. Under the terms of our amended and restated certificate of incorporation, the holders of our Class B Common Stock will have the right to elect 75% of the members of our Board. We believe that creating a committee consisting solely of independent directors charged with responsibility for recommending nominees for election as directors would be inconsistent with the vested rights that the holders of Class B Common Stock will have under our certificate of incorporation. Instead, our Corporate Governance Guidelines provide a mechanism for the selection of nominees for election as directors by the holders of our Class A Common Stock (“Class A Directors”) and by the holders of our Class B Common Stock (“Class B Directors”). The holders of our Class A Common Stock are currently entitled to elect 25% of the members of our Board. Under our Corporate Governance Guidelines, nominees for election as Class A Directors shall be recommended to the Board by the Class A Directors then in office who were elected by the holders of our Class A Common Stock. Nominees for election as Class B Directors shall be recommended to our Board by the Class B Directors then in office who were elected by the holders of the Class B Common Stock.

Our directors have not set specific, minimum qualifications that nominees must meet in order for them to be nominated for election to the Board, but rather believe that each nominee should be evaluated based on his or her individual merits, taking into account, among other matters, the factors set forth in our Corporate Governance Guidelines under “Board Composition” and “Selection of Directors.” Those factors include:

•	The desire to have a Board that encompasses a broad range of skills, expertise, industry knowledge, diversity of viewpoints, opinions, background and experience, and contacts relevant to our business;

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Ability and willingness to commit adequate time to Board and committee matters; and

•	The fit of the individual’s skill and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of our Company.

The Class A Directors will evaluate possible candidates to recommend to the Board for nomination as Class A Directors and suggest individuals for the Board to explore in more depth. The Board will consider nominees for Class A Directors recommended by our stockholders. Nominees recommended by stockholders will be given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for consideration by the Board for election at our annual meeting of stockholders may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with the other information required by our by-laws. Any such nominee must be submitted to the Corporate Secretary of the Company, at MSG Spinco, Inc., Two Pennsylvania Plaza, New York, NY 10121 not less than 60 or more than 90 days prior to the date of our annual meeting of stockholders, provided that if the date of the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, such notice must be given not more than ten days after such date is first announced or disclosed.

The Class B Directors will consult from time to time with one or more of the holders of Class B Common Stock to assure that all Class B Director nominees recommended to the Board are individuals who will make a meaningful contribution as Board members and will be individuals likely to receive the approving vote of the holders of a majority of the outstanding Class B Common Stock. The Class B Directors do not intend to consider unsolicited suggestions of nominees by holders of our Class A Common Stock. We believe that this is appropriate in light of the voting provisions of our amended and restated certificate of incorporation which vest exclusively in the holders of our Class B Common Stock the right to elect our Class B Directors.

Other Committees

In addition to standing committees, the Company has adopted a policy whereby a committee of our Board of Directors consisting entirely of independent directors (an “Independent Committee”) will review and approve transactions with Other Entities. The Independent Committee will also review and approve or take such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 of Regulation S-K of the SEC (“Item 404”) has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently apply to any transaction (or any series of similar transactions) in which the amount involved exceeds $120,000. The policy does not cover decisions on compensation or benefits or the hiring or retention of any person. The hiring or retention of executive officers is determined by our full Board of Directors. Compensation of executive officers is subject to the approval of our Compensation Committee. This policy also does not cover any pro rata distributions to all Company stockholders, including a pro rata distribution of our Class A Common Stock to holders of our Class A Common Stock and our Class B Common Stock to holders of our Class B Common Stock. No director on an Independent Committee will participate in the consideration of a related party transaction with that director or any related person of that director.

Our by-laws provide for the formation of an Executive Committee of the Board of Directors which would have the power to exercise all of the powers and authority of the Board in the management of the business and affairs of the Company, except as limited by the Delaware General Corporation Law. Our Board has not formed an Executive Committee, although it could do so in the future.

Our Executive Officers

The following individual is expected to continue to serve as our executive officer at the time of the Distribution. Additional executive officers will be appointed prior to the Distribution.

JAMES L. DOLAN, 59, is the Director and Executive Chairman of the Company since March 4, 2015. Mr. Dolan is also a Director and the Executive Chairman of MSG since July 29, 2009. He was Chairman of MSG Holdings, L.P. from 1999 to 2010. Mr. Dolan is Chief Executive Officer of Cablevision since October 1995. He was President of Cablevision from June 1998 to April 2014; Chief Executive Officer of Rainbow Media Holdings, Inc., a former subsidiary of Cablevision, from September 1992 to October 1995; Vice President of Cablevision from 1987 to September 1992. Mr. Dolan serves as a director of MSG, Cablevision and AMC Networks Inc.

EXECUTIVE COMPENSATION

Introduction

This section presents information concerning compensation arrangements for our named executive officer. We present historical and current fiscal year information concerning the compensation of Mr. James L. Dolan from MSG for the year ended June 30, 2014. We have not yet identified our other executive officers and will disclose information regarding those executive officers who will be our named executive officers in an amendment to this information statement prior to the Distribution. The historical compensation information, including in particular the information set forth below under “— Historical Compensation Information,” is not directly relevant to the compensation that these officers will receive from the Company.

Mr. Dolan holds various cash and equity based long-term incentive awards that were granted by MSG. Treatment of these in the Distribution is described under “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards.”

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes MSG’s compensation philosophy for Mr. Dolan for the year ended June 30, 2014. MSG’s compensation philosophy may be relevant to the Company because it is anticipated that the elements of our compensation will be similar to the elements of MSG’s compensation. However, our Compensation Committee will review the impact of the Distribution and will review all aspects of compensation and make appropriate adjustments.

For purposes of this Compensation Discussion and Analysis, the Company’s named executive officers are James L. Dolan and any other individuals identified in an amendment to this information statement. These individuals are referred to collectively as Named Executive Officers (“NEOs”). Mr. Dolan is also a named executive officer of MSG and will continue as an officer of MSG following the Distribution.

Overview of MSG’s Executive Compensation Program

MSG compensates its NEOs through salary, annual incentive awards, long-term incentive awards, perquisites and fringe benefit programs. MSG’s annual and long-term incentive programs provide performance-based incentives for MSG’s management tied to key financial measures that drive stockholder value and reward sustained achievement of MSG’s key financial goals.

MSG’s Compensation Committee administers MSG’s executive compensation program. The responsibilities of MSG’s Compensation Committee are set forth in its charter. Among other responsibilities, MSG’s Compensation Committee (1) establishes the general compensation philosophy and, in consultation with management, oversees the development and implementation of compensation programs; (2) reviews and approves corporate goals and objectives relevant to the compensation of MSG’s executive officers who are required to file reports with the SEC under Section 16(a) of the Exchange Act, evaluates their performance in light of those goals and objectives, and determines and approves their respective compensation level based on this evaluation; (3) oversees the activities of the committee or committees administering the retirement and benefit plans and (4) administers the stockholder-approved compensation plans.

Role of the Independent Compensation Consultant

MSG’s Compensation Committee has authority under its charter to engage outside consultants to assist in the performance of its duties and responsibilities. MSG’s Compensation Committee utilizes the services of an independent compensation consultant to assist in determining whether the elements of MSG’s executive compensation program are reasonable and consistent with its objectives.

ClearBridge Compensation Group LLC (the “compensation consultant”) serves as the independent compensation consultant to MSG’s Compensation Committee. The compensation consultant reports directly to MSG’s Compensation Committee and, at the request of MSG’s Compensation Committee, the compensation consultant meets with members of management from time to time for purposes of gathering information on management proposals and recommendations to be presented to MSG’s Compensation Committee.

The compensation consultant provided the following services to MSG’s Compensation Committee during the year ended June 30, 2014:

•	Attended all Compensation Committee meetings;

•	Provided information, research, and analysis pertaining to executive compensation program for the 2014 fiscal year;

•	Regularly updated the Compensation Committee on market trends, changing practices, and legislation pertaining to compensation;

•	Assisted the Compensation Committee in making pay determinations for the Executive Chairman, the President and Chief Executive Officer, and the other executive officers;

•	Assisted the Compensation Committee in making compensation decisions in connection with the entry into agreements with the Vice Chairman and the President and Chief Executive Officer;

•	Advised on the design of the executive compensation program and the reasonableness of individual compensation targets and awards;

•	Provided advice and recommendations that incorporated both market data and company-specific factors;

•	Provided advice, analysis and recommendations with respect to certain separation benefits for employees in connection with both MSG’s sale of its Fuse network business and management restructurings; and

•	Assisted the Compensation Committee in connection with its review of non-employee director compensation.

During the 2014 fiscal year, the compensation consultant provided no other services to MSG.

MSG’s Compensation Committee charter requires the Compensation Committee to consider NASDAQ independence factors before receiving advice from an advisor, despite the fact that such independence rules are not applicable to controlled companies. Following such consideration, MSG’s Compensation Committee concluded that the compensation consultant satisfies the independence requirements of NASDAQ rules. In addition, MSG’s Compensation Committee believes that the compensation consultant’s work did not raise any conflict of interest during the year ended June 30, 2014. In reaching this conclusion, MSG’s Compensation Committee considered the same rules regarding advisor independence.

MSG’s Compensation Committee reviews the performance and compensation of the Executive Chairman and the President and Chief Executive Officer and, following discussions with the compensation consultant, establishes each of their compensation. Senior management of MSG assists MSG’s Compensation Committee and the compensation consultant as described in this Compensation Discussion and Analysis, and provides to MSG’s Compensation Committee, either directly or through the compensation consultant, management’s recommendations on the compensation for executive officers other than the Executive Chairman and the President and Chief Executive Officer. Other members of management provide support to MSG’s Compensation Committee as needed. Based upon a review of performance and historical compensation, recommendations and information from members of management, and discussions with the compensation consultant, MSG’s Compensation Committee determines and approves compensation for the executive officers.

Executive Compensation Program Objectives and Philosophy

MSG places great importance on its ability to attract, retain, motivate and reward experienced executive officers who can continue to drive MSG’s business objectives and achieve strong financial, operational and stock price performance. MSG’s Compensation Committee has designed executive compensation policies and programs that are consistent with, explicitly linked to, and supportive of, the strategic objectives of growing MSG’s businesses and maximizing stockholder value.

MSG’s Compensation Committee has designed a program that reflects four key overarching executive compensation principles:

•	Significant portion of compensation opportunity should be at risk. The majority of compensation for MSG’s executive officers should be at risk and based on the performance of MSG, so that actual compensation levels depend upon MSG’s actual performance as determined by MSG’s Compensation Committee;

•	Long-term performance incentives should outweigh short-term performance incentives. Incentive compensation of MSG’s executive officers should focus more heavily on long-term rather than short-term accomplishments and results;

•	Executives should be aligned with stockholders through equity compensation. Equity-based compensation should be used to align the interests of MSG’s executive officers with the interests of MSG’s stockholders; and

•	Compensation structure should enable MSG to attract, retain, motivate and reward the best talent. The overall executive compensation program should be highly competitive, equitable and structured so as to ensure MSG’s ability to attract, retain, motivate and reward talented executives who are essential to MSG’s continuing success. Total direct compensation, rather than individual compensation elements, is the MSG Compensation Committee’s focus in providing competitive compensation opportunities.

In designing the executive compensation program, MSG’s Compensation Committee seeks to fulfill these objectives by maintaining appropriate balances between (1) short-term and long-term compensation, (2) cash and equity compensation and (3) performance-based and non-performance-based compensation.

Compensation Practices and Policies

General

The following discussion describes the practices and policies implemented by MSG’s Compensation Committee during the year ended June 30, 2014. In the case of Mr. Dolan, all of his compensation for the year ended June 30, 2014 was subject to an employment agreement that was entered into before the spinoff of MSG from Cablevision and approved by Cablevision’s compensation committee.

MSG’s Compensation Committee considered the results of the 2011 advisory “say-on-pay” proposal and incorporated such results as one of many factors in its assessment and development of the compensation program. Because the compensation described in MSG’s 2011 proxy statement was approved by a substantial majority of shares voted (including substantial majorities of each of the MSG Class A Common Stock and the MSG Class B Common Stock voted), the result of such vote has not contributed to the implementation of any changes to MSG’s executive compensation program. Additionally, the compensation described in MSG’s 2014 proxy statement was approved by a substantial majority of shares voted (including substantial majorities of each of the MSG Class A Common Stock and the MSG Class B Common Stock voted).

Performance Objectives

As described below under “— Elements of MSG’s Compensation Program,” performance-based incentive compensation is an important element of MSG’s executive compensation program.

Generally, the performance metrics for MSG’s incentive compensation have been based on net revenues and on the adjusted operating cash flow, or AOCF, of its business units. MSG considers these performance metrics to be key measures of MSG’s operating performance.

MSG defines AOCF, which is a non-GAAP financial measure, as operating income (loss) before (i) depreciation, amortization and impairments of property and equipment and intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits and (iv) gains or losses on sales or dispositions of businesses. Because it is based on operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. AOCF of MSG’s business units is based upon the AOCF of MSG’s reporting units less the cost of MSG’s long-term incentive program that is included as an expense of the units. At the time of grant of an award, the performance measures used may contemplate certain potential future adjustments and exclusions.

Tally Sheets

MSG’s Compensation Committee reviewed tally sheets prepared by the compensation consultant, setting forth all components of compensation payable, and the benefits accruing, to Mr. Dolan for the year ended June 30, 2014, including all cash compensation, benefits, perquisites and the current value of outstanding equity-based awards. The tally sheets also set forth potential payouts to Mr. Dolan upon various termination scenarios. MSG’s Compensation Committee considers the information presented in the tally sheets in determining future compensation.

Determining Compensation Levels; Benchmarking

As part of the MSG Compensation Committee’s review of the total compensation for the year ended June 30, 2014, the compensation consultant assisted MSG’s Compensation Committee in: (1) determining if a peer group should be used for comparative purposes, (2) assessing executive compensation in light of internal and external considerations and (3) reviewing MSG’s equity and cash-based executive incentive programs, taking into account evolving market trends. MSG’s Compensation Committee, in consultation with the compensation consultant considered broad market data (industry-related and general industry data) and multiple broad-based compensation surveys in order to appropriately assess compensation levels.

For the 2014 fiscal year, MSG’s Compensation Committee, in consultation with the compensation consultant, also reviewed and considered compensation data from the following group of 13 companies of comparable size (as measured by annual revenue) in the same general industry or industries as MSG in order to evaluate the competitiveness and appropriateness of the compensation program: AMC Networks Inc., CC Media Holdings Inc., Cumulus Media Inc., Discovery Communications Inc., Dreamworks Animation Inc., Lions Gate Entertainment CP, Live Nation Entertainment, Inc., Scripps Networks Interactive, Inc., Shaw Communications Inc., Sinclair Broadcast GP, Sirius XM Radio Inc., Starz, and World Wrestling Entertainment Inc. In addition, MSG’s Compensation Committee, in consultation with the compensation consultant, considered compensation data from the following group of companies within the broader media industry: CBS Corp.; Cablevision Systems Corporation; Charter Communications Inc.; Comcast Corp.; DirecTV; Dish Network Corp.; Liberty Global PLC; News Corp.; The Walt Disney Company; Time Warner Cable Inc.; Time Warner Inc. and Viacom Inc. When considering MSG’s executive compensation in the context of both groups, MSG’s Compensation Committee did not target a specific percentage or quartile of compensation at such other companies.

Besides the market data listed above, MSG’s Compensation Committee considered internal information (historical compensation, job responsibility, experience, parity among executive officers, contractual commitments and attraction and retention of talent) to determine compensation.

Elements of MSG’s Compensation Program

MSG’s executive compensation philosophy is reflected in the principal elements of its executive compensation program, each of which is important to MSG’s desire to attract, retain, motivate and reward highly-qualified executive officers. The compensation program included the following key elements for the year ended June 30, 2014: base salary, annual cash incentives, long-term incentives, retirement, health and welfare and other benefits, which are generally provided to all other eligible employees, and additional executive benefits, including post-termination compensation under certain circumstances and certain perquisites, each as described below.

A significant percentage of total direct compensation is allocated to incentive compensation in accordance with the MSG Compensation Committee’s philosophy. MSG’s Compensation Committee reviews historical MSG company compensation, other information provided by the compensation consultant and other factors, such as experience, performance, length of service and contractual commitments, to determine the appropriate level and mix of compensation for executive officers. The allocation between cash and equity compensation and short-term and long-term compensation is designed to provide a variety of fixed and at-risk compensation that is related to the achievement of MSG’s short-term and long-term objectives.

Mr. Dolan is also employed by Cablevision as its Chief Executive Officer. Mr. Dolan is separately compensated by Cablevision with respect to such employment.

Base Salaries

MSG’s Compensation Committee is responsible for setting Mr. Dolan’s base salary, which is intended to compensate Mr. Dolan for the day-to-day services performed for MSG. Base salaries have been set at a level that is intended to reflect the competitive marketplace in attracting and retaining quality executives. Mr. Dolan’s employment agreement with MSG contains a minimum base salary level. MSG’s Compensation Committee reviews the salaries of the executive officers at least annually. MSG’s Compensation Committee may adjust base salaries for executive officers over time, based on their performance and experience and in accordance with the terms of their employment agreements.

The base salary paid to Mr. Dolan in the year ended June 30, 2014 was $549,995. Mr. Dolan’s base salary was not increased for the year ended June 30, 2015.

See “— Key Elements of 2015 Expected Compensation from the Company” below for information on Mr. Dolan’s base salary following the Distribution.

Annual Cash Incentives

Under MSG’s executive compensation program, annual incentive awards are made to executive officers and certain other members of management. Annual incentive awards are designed to link executive compensation directly to MSG’s performance and provide incentives and rewards for excellent business performance during the applicable fiscal year.

Each employee eligible for an annual incentive award is assigned a target award equal to a percentage of that employee’s base salary earned during the applicable fiscal year. The target annual incentive awards are determined based upon the applicable employee’s position, grade level, responsibilities, and historical and expected future contributions to MSG. In addition, Mr. Dolan’s employment agreement contains a minimum target annual incentive award level.

MSG’s Compensation Committee currently reviews the target annual incentive award levels of its executive officers at least annually. MSG’s Compensation Committee evaluates each such executive’s performance and experience and, based on their performance and in accordance with the terms of their employment agreements, MSG’s Compensation Committee, in its sole discretion, may revise target annual incentive award levels for the executive officers. The target incentive award level for Mr. Dolan as a percentage of base salary paid in the year ended June 30, 2014 was 200%.

See “— Key Elements of 2015 Expected Compensation from the Company” below for information on Mr. Dolan’s annual incentive awards following the Distribution.

For Mr. Dolan and other individuals that MSG’s Compensation Committee determines may be covered by Section 162(m) of the Code, the bonuses for the year ended June 30, 2014 were granted under MSG’s 2010 Cash Incentive Plan (the “MSG CIP”), a plan approved by MSG’s stockholders on November 30, 2011 and administered by MSG’s Compensation Committee. See “— Tax Deductibility of Compensation” below. For all other members of management, the bonuses for the year ended June 30, 2014 were granted under MSG’s management performance incentive program (“MPIP”) administered by MSG’s Compensation Committee. The MSG CIP and MPIP plans and 2014 awards are described below. Both annual incentive plans are fully performance based.

MSG CIP

The payment of the annual incentive awards under the MSG CIP is conditioned upon the satisfaction of performance objectives established by MSG’s Compensation Committee at the beginning of the performance year. Any such performance objective is subject to various adjustments such as for acquisitions and dispositions and investments in new venues or business ventures. The performance metrics for the 2014 fiscal year annual bonus were established by MSG’s Compensation Committee in September 2013. These targets were intended to achieve tax deductibility under Code Section 162(m) for bonuses paid to those individuals then employed by MSG who are covered by Code Section 162(m).

Upon achievement of the performance objective(s), each participant is eligible to receive payment of an incentive bonus equal to the lesser of $10 million and two times the individual’s target annual incentive award, subject to the MSG Compensation Committee’s discretion to reduce the award. In general, under the MSG CIP, regardless of whether MSG achieves, exceeds or fails to achieve its target performance objective(s), MSG’s Compensation Committee has the discretion only to decrease annual incentive awards if MSG wishes to preserve the Code Section 162(m) deduction.

2014 Targets and Achievements

For the year ended June 30, 2014, threshold performance for the AOCF of the business units for the year ended June 30, 2014 was set at $264.15 million. If AOCF of the business units fell below the designated threshold, no incentive payments would be made under the MSG CIP. Given MSG’s strong performance, actual AOCF of the business units for the year ended June 30, 2014 equaled $355.4 million. Such achievement was certified by MSG’s Compensation Committee on September 4, 2014. Despite this strong performance, MSG’s Compensation Committee determined to apply negative discretion under the MSG CIP to bring payouts generally in line with calculated payouts under the MPIP for individuals who hold corporate positions (as described below). On September 4, 2014, the annual incentive award for the year ended June 30, 2014 approved to be paid by MSG to Mr. Dolan was $1,375,000.

MPIP

The payment of annual incentive awards under the MPIP to all eligible members of management is conditioned upon the satisfaction of performance objectives established by MSG’s Compensation Committee depending upon the applicable eligible employee’s specific business unit. For the year ended June 30, 2014, under the MPIP, these performance objectives related to items such as net revenues, AOCF of the business units, sponsorship, signage and advertising revenue, and other division-specific strategic and operating metrics. For individuals who hold corporate positions at MSG, the MPIP performance objectives were predominantly based on corporate and company-wide achievement of the performance metrics. Annual incentive awards under the MPIP are adjusted based on recipients’ individual performances. To the extent MSG exceeds or falls short of the MPIP performance objectives, eligible employees may receive payments greater than or less than their target annual incentive award.

Long-term Incentives

MSG’s core long-term incentive program has historically been a mix of restricted stock units and cash performance awards, with the size of target awards based upon an eligible employee’s grade level or employment agreement. For the year ended June 30, 2014, MSG’s Compensation Committee determined to award long term incentives in restricted stock units and cash performance awards, split equally based on target award value.

MSG’s Compensation Committee believes that restricted stock units provide Mr. Dolan with an incentive to improve MSG’s stock price performance and a direct alignment with stockholders’ interests, as well as a continuing stake in the long-term success of MSG. All restricted stock unit grants vest in their entirety on the third anniversary of the grant date (i.e., cliff vesting) to provide strong incentive for Mr. Dolan to remain with MSG.

MSG makes its annual long-term incentive grants to eligible employees after the public announcement of MSG’s annual financial information. Long-term awards of restricted stock units and cash performance awards were granted in September 2013 for MSG’s fiscal year ended on June 30, 2014.

See “— Key Elements of 2015 Expected Compensation from the Company” below for information on Mr. Dolan’s long-term target incentive awards following the Distribution.

Restricted Stock Units

Under MSG’s executive compensation program, long-term incentive grants of restricted stock units are made to executive officers and certain other members of management pursuant to MSG’s 2010 Employee Stock Plan (the “MSG Employee Stock Plan”). If the recipient remains employed by MSG through the date that the restrictions lapse, an award of a restricted stock unit will be settled in a share of MSG Class A Common Stock or, at the MSG Compensation Committee’s discretion, in a cash amount equal to the value of one share of MSG Class A Common Stock as of the date such restrictions lapse. The restricted stock units granted to Mr. Dolan also include a performance condition designed to achieve tax deductibility under Code Section 162(m). The number of restricted stock units granted to each eligible employee is determined based on the average closing price over the twenty-day trading period concluding on the day prior to the grant.

In September 2013, MSG’s Compensation Committee approved an award of 15,280 restricted stock units to Mr. Dolan for the fiscal year ended on June 30, 2014. These restricted stock units will vest in September 2016, as long as Mr. Dolan is continuously employed until such date and the performance objectives are attained. The performance objectives with respect to these awards required the AOCF of the business units in any of the fiscal years ending on June 30, 2014, June 30, 2015 or June 30, 2016 to exceed 75% of the 2013 fiscal year AOCF of the business units.

On September 4, 2014, MSG’s Compensation Committee certified the achievement of the performance objectives for the award by virtue of the AOCF of the business units for the 2014 fiscal year ($355.4 million) exceeding 75% of the AOCF of the business units for the 2013 fiscal year ($283.0 million).

Hedging Policy and Holding Requirements

MSG’s Insider Trading Policy prohibits all directors and employees (including NEOs) from engaging in short sales or other “hedging” transactions that might otherwise be used by a director or NEO to weaken their alignment with MSG’s stockholders.

Under the current executive compensation program, annual restricted stock unit awards to NEOs cliff vest on the third anniversary of the date of grant so long as the recipient is continuously employed by MSG until such date (and subject to the performance conditions described above). With respect to MSG’s directors, compensation includes annual awards of restricted stock units. Pursuant to the award agreements, directors’ restricted stock units are not settled in shares of MSG stock (or, in the MSG Compensation Committee’s discretion, cash) until the first business day following 90 days after service on MSG’s Board ceases (other than in the event of a director’s death). One effect of the cliff-vesting and holding requirements is to require each of MSG’s directors and NEOs to maintain significant holdings of MSG securities at all times.

Cash Performance Awards

Under MSG’s executive compensation program, grants of long-term cash performance awards are made to executive officers and certain other members of management pursuant to the MSG CIP. The current executive compensation program contemplates annual grants of three-year performance awards to executive officers and other members of management to be earned on the basis of long-term MSG performance relative to pre-established financial goals. MSG’s Compensation Committee sets the performance objectives for each award in the first quarter of the fiscal year of grant. Each recipient is eligible to receive a specified target dollar amount, depending on the employee’s grade level and subject to the terms of the employee’s employment agreement, if applicable, to the extent that MSG’s target performance objectives are achieved, and subject to continued employment by MSG through the payment date. To the extent MSG exceeds or falls short of the performance objectives, eligible employees may receive payments greater than or less than (or none of) their target cash performance award.

With respect to the award granted to Mr. Dolan in September 2013, the payment of the cash performance award is conditioned upon the satisfaction of one or more performance objectives established by MSG’s Compensation Committee as described in greater detail below. Any such performance objectives are subject to various adjustments such as acquisitions and dispositions, changes in GAAP and/or investments in new venues or business ventures. The performance objectives were designed to achieve tax deductibility under Code Section 162(m).

Upon achievement of the performance objectives, Mr. Dolan is eligible to receive payment of an incentive bonus equal to two times Mr. Dolan’s cash performance award target, subject to his continued employment by MSG through the payment date and the MSG Compensation Committee’s discretion to reduce (but not increase) the award (e.g., to bring the awards in line with the payouts that would have been achieved based on the performance objectives that are applicable to other members of management, as described in the following paragraph). No such reduction may result in a payout (expressed as a percentage of the target award) less than the payout (expressed as a percentage of the target award) for the cash performance awards granted in September 2013 to those eligible MSG employees who MSG’s Compensation Committee determined will not be subject to Code Section 162(m), as described in the following paragraph.

The cash performance awards granted in September 2013 to all eligible MSG employees whom MSG’s Compensation Committee determined are not subject to Code Section 162(m) will be payable in September 2016 if (a) MSG achieves specified targets of net revenues (or, for certain live event production divisions of MSG, contribution (revenue less direct expense and amortization of mounting costs) instead of net revenues), and AOCF of the business units in the year ending June 30, 2016 and (b) continued employment requirements are satisfied. The target levels of net revenues (or contribution) and AOCF of the business units were derived from

MSG’s five-year plan for its operating business units presented to the Board in connection with MSG’s budget for the fiscal year ended June 30, 2014. These targets were intended to measure ongoing operating performance of MSG and are subject to various adjustments such as for acquisitions and dispositions, changes in GAAP and/or investments in new venues or business ventures, and exclude all charges for long-term performance based compensation.

Based on Mr. Dolan’s experience and employment agreement provisions as well as the input of the independent compensation consultant, in September 2013 MSG’s Compensation Committee granted to Mr. Dolan a performance award with a targeted amount of $875,000. The award will be payable in 2016, subject to continued employment requirements and the MSG Compensation Committee’s negative discretion described above, so long as the AOCF of MSG’s business units in any of the fiscal years ended on June 30, 2014, June 30, 2015 or June 30, 2016 exceeds 75% of the 2013 fiscal year AOCF of the business units. On September 4, 2014, MSG’s Compensation Committee certified the achievement of the performance objectives for the award held by Mr. Dolan by virtue of the AOCF of the business units for the 2014 fiscal year ($355.4 million) exceeding 75% of the AOCF of the business units for the 2013 fiscal year ($283.0 million).

The award provides for a potential payout on a sliding scale such that the actual payment may range from 0% of the long-term cash performance award if MSG fails to achieve threshold levels of performance (for example, if both net revenues and AOCF of the business units fail to reach at least 85% and 75%, respectively, of the targets) to 110% of the long-term cash performance award if MSG exceeds the threshold levels of performance by a certain percentage (for example, if both net revenues and AOCF of the business units equal or exceed 115% and 125%, respectively, of the targets). If MSG exceeds threshold levels but does not achieve the targeted rates, or if MSG achieves or exceeds one target but not both, the award provides for partial payments. Fifty percent of the award is tied to achievement of net revenue (or contribution) goals, and 50% of the award is tied to achievement of business unit AOCF goals.

Because the AOCF and net revenue (or contribution) targets for the cash performance award has been derived from MSG’s confidential five-year strategic plans, which are not disclosed publicly for competitive reasons, we do not believe it is appropriate to disclose specific numerical targets. Disclosure of these targets could provide information that could lead to competitive harm. We believe that MSG’s five-year plans, and consequently the targets set for the performance awards, are ambitious and reflect desired above-market performance. In determining the threshold levels of performance, MSG’s Compensation Committee considered, among other factors, MSG’s five-year plans and the degree of difficulty in achieving the targets. MSG’s Compensation Committee believes that the lowest levels on the sliding scale should be achieved, although there can be no assurance this will occur. As the payout scale increases, the likelihood of achievement decreases and the payouts increase. MSG’s Compensation Committee has the authority to amend or waive the performance targets under these awards and to make interpretations and adjustments thereto.

In September 2014, MSG’s Compensation Committee certified MSG’s achievement of the 2014 fiscal year net revenue (or contribution) and AOCF performance objectives for the cash performance award granted in September 2011. With respect to Mr. Dolan, MSG’s Compensation Committee had previously certified the achievement of the 162(m) performance target for such 2011 award, based upon achievement of the applicable business unit AOCF target in the 2012 fiscal year. Based upon MSG’s actual 2014 fiscal year performance of net revenues (or contributions) and business unit AOCF against the targets set for the September 2011 awards granted to employees whom the MSG Compensation Committee determined are not subject to Code Section 162(m), the September 2011 performance awards paid out at 107.1% of target in September 2014. MSG’s Compensation Committee, applying negative discretion, reduced the payout of Mr. Dolan’s award from 200% to 107.1% of target in order to align the payout percentage with those of other employees.

See “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards” for a discussion of the impact of the Distribution on MSG performance awards.

Benefits

Benefits offered to executive officers generally provide for retirement income and serve as a safety net against hardships that can arise from illness, disability or death. The executive officers are generally eligible to participate in the same health and welfare benefit plans made available to the other benefits-eligible employees of MSG, including, for example, medical, dental, vision, life insurance and disability coverage. Notwithstanding the foregoing, Mr. Dolan does not participate in certain MSG benefit plans, including MSG’s qualified defined benefit and defined contribution pension plans, and MSG’s medical, dental and vision plans. Mr. Dolan receives qualified pension benefits and health benefits from Cablevision.

Following the Distribution, we expect to offer health and welfare benefits and retirement plans that are substantially similar to the existing benefits and plans. See “— MSG Pension Benefits — Our Retirement Benefits.”

Defined Benefit Plans

MSG maintains the MSG Holdings, L.P. Cash Balance Pension Plan (the “MSG Cash Balance Pension Plan”), a tax-qualified defined benefit plan, for participating employees, including executive officers. Under the MSG Holdings, L.P. Excess Cash Balance Plan (the “MSG Excess Cash Balance Plan”), a non-qualified deferred compensation plan, MSG provides additional benefits to employees, including executive officers, who are restricted by the applicable IRS annual compensation limitation. Effective March 1, 2011, MSG merged the Madison Square Garden, L.P. Retirement Plan, a frozen defined benefit pension plan, into the MSG Cash Balance Pension Plan.

Defined Contribution Plans

Under the MSG Holdings, L.P. 401(k) Savings Plan (the “MSG Savings Plan”), a tax-qualified retirement savings plan, participating employees, including executive officers, may contribute into their plan accounts a percentage of their eligible pay on a before-tax basis as well as a percentage of their eligible pay on an after-tax basis. MSG matches 50% of the first 6% of eligible pay contributed by participating employees. MSG matching contributions are subject to vesting limitations for the first three years of employment.

In addition, MSG offers the MSG Holdings, L.P. 401(k) Excess Savings Plan (the “MSG Excess Savings Plan”), a non-qualified deferred compensation plan, to employees, including executive officers, who are restricted by the applicable IRS annual compensation limitation and/or the pre-tax income deferral limitation.

Perquisites

MSG provides certain perquisites to executive officers as described below.

Car and Driver

Mr. Dolan has regular access to a car and driver which he is permitted to use for his personal use in addition to business purposes. In addition, certain other executive officers and members of management have had access to cars and drivers on a limited basis for personal use. To the extent employees use a car and driver for personal use without reimbursement to MSG, those employees are imputed compensation for tax purposes.

Aircraft Arrangements

MSG has access to various aircraft through time sharing arrangements with a subsidiary of Cablevision and various Dolan family entities. Generally, Mr. Dolan is permitted to use Cablevision helicopters for personal travel, which has primarily been for purposes of commutation. MSG and Cablevision have agreed on an allocation of the costs of such personal helicopter use.

To the extent any employee uses any of the aircraft, including helicopters, for personal travel without reimbursement to MSG, they are imputed compensation for tax purposes based on the Standard Industry Fare Level rates that are published biannually by the IRS. For compensation reporting purposes, MSG valued the incremental cost of the personal use of the aircraft based on the variable costs incurred by MSG net of any reimbursements received from executives. The incremental cost of the use of the aircraft does not include any costs that would have been incurred by MSG whether or not the personal trip was taken.

It is anticipated that the aircraft arrangements described above for Mr. Dolan as well as other employees will continue following the Distribution. The Company will reimburse Cablevision for such use.

Executive Security

Mr. Dolan participates in Cablevision’s executive security program. MSG and Cablevision have agreed on an allocation of the costs of such participation in their security program. Because certain of these costs can be viewed as conveying personal benefits to Mr. Dolan, they are reported as perquisites.

Event Tickets

From time to time certain employees, including Mr. Dolan (and his guests), have access to tickets to sporting events and other entertainment at MSG’s venues at no cost, and may also purchase tickets at face value. Attendance at such events is integrally and directly related to the performance of his duties, and, as such, MSG does not deem the receipt of such tickets to be perquisites.

Following the Distribution, we may provide similar and additional perquisites to certain of our executive officers or senior executives as determined by our Compensation Committee.

Post-Termination Compensation

MSG believes that post-termination benefits are integral to MSG’s ability to attract and retain qualified executives. Following the Distribution, we expect to provide post-termination benefits for our executives. The terms of these benefits have not yet been determined. Prior to the Distribution, this section will be appropriately amended to describe the post-termination benefits of our NEOs, if any.

Under certain circumstances, payments or other benefits may be provided to employees upon the termination of their employment with MSG. These may include payments or other benefits upon a termination by MSG without cause, termination by the employee for good reason, other voluntary termination by the employee, retirement, death, disability, or termination following a change in control of MSG or following a going-private transaction. With respect to Mr. Dolan, the amounts and terms of such payments and other benefits (including the definition of “cause” and “good reason”) are governed by any applicable award agreements.

Tax Deductibility of Compensation

Code Section 162(m) establishes a $1 million limit on the amount that a publicly held corporation may deduct for compensation paid to the chief executive officer and the next three most highly paid NEOs (other than the chief financial officer) in a taxable year. This limitation does not apply to any compensation that is “qualified performance-based compensation” under Code Section 162(m), which is defined as compensation paid in connection with certain stock options or that is paid only if the individual’s performance meets pre-established objective goals based on performance criteria established under a plan approved by stockholders. MSG’s short-term and long-term incentive compensation plans are generally designed to qualify for this exemption from the deduction limitations of Code Section 162(m) and to be consistent with providing appropriate compensation to executives. MSG’s stockholders approved the MSG CIP and the MSG Employee Stock Plan at MSG’s first annual stockholders’ meeting on November 30, 2011.

From time to time, to the extent it deems appropriate, MSG’s Compensation Committee may make awards (or modifications to awards) that would not qualify for an exemption from Code Section 162(m). For example, MSG expects that the amount of annual base salary in excess of $1 million for each of the President and Chief Executive Officer and the next three most highly paid NEOs, plus any other annual compensation paid or imputed to each of the President and Chief Executive Officer and the next three most highly paid NEOs covered by Code Section 162(m) that causes their respective non-performance-based compensation to exceed the $1 million limit, will not be deductible by MSG for federal income tax purposes.

Although it is the Company’s intent generally to qualify compensation for the exemption from the deduction limitations, we believe that it is in the best interests of the Company’s stockholders to allow our Compensation Committee the flexibility and discretion to design an appropriate executive compensation program so that the Company can attract, retain and motivate our executives, notwithstanding Section 162(m).

Employment Agreements

We may enter into employment agreements with certain of our executive officers prior to the Distribution. These agreements, if any, will be effective as of the Distribution date. The terms of these employment agreements have not yet been determined. Prior to the Distribution, this section will be appropriately amended to describe the employment agreements, if any, of our NEOs.

Key Elements of 2015 Expected Compensation from the Company

As a newly-formed entity, we did not have any executive officers or pay any compensation during the year ended June 30, 2014. The following summarizes the principal components of the annual compensation we expect to provide following the Distribution to Mr. Dolan. Mr. Dolan is our only executive officer at this time. Prior to the Distribution, we will appoint additional executive officers and this section will include compensation information for each of our named executive officers. We have not yet determined the form of any long-term incentives to be granted.

James L. Dolan:

Base Salary
Target Bonus
Target Long-Term Incentives

In addition, Mr. Dolan is expected to receive other benefits and perquisites as discussed above.

Historical Compensation Information

All of the information set forth in the following table reflects compensation earned during the years ended June 30, 2014, 2013 and 2012, based upon services rendered to MSG by Mr. Dolan. References in the tables that follow to “2014,” “2013,” or “2012” refer to the year ended June 30, 2014, 2013 or 2012, respectively. The information below is therefore not necessarily indicative of the compensation these individuals will receive as executive officers of the Company.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
James L. Dolan Executive Chairman of MSG	2014	549,995	—	866,376	2,312,125	48,949	251,512	4,028,957
	2013	545,192	—	907,958	2,485,552	26,815	34,793	4,000,310
	2012	520,385	—	876,274	1,437,302	61,270	29,863	2,925,094

(1)	For 2014, salary paid to Mr. Dolan accounted for approximately 14% of his total compensation.
(2)	This column reflects the aggregate grant date fair value of MSG restricted stock units granted to Mr. Dolan, without any reduction for risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 on the date of grant.
(3)	For the 2014 figures, this column reflects the annual incentive award earned by Mr. Dolan with respect to performance during the year ended June 30, 2014 and paid in September 2014 as well as the long-term cash performance award granted by MSG in September 2011 and earned based on 2014 fiscal year performance. This long-term cash performance award was paid in September 2014 in the amount of $937,125. For the 2013 figures, this column reflects the annual incentive award earned by Mr. Dolan with respect to performance during the year ended June 30, 2013 and paid in September 2013 as well as the long-term cash performance award granted by MSG in March 2010 and earned based on calendar year 2012 performance. This long-term cash performance award was paid in February 2013 in the amount of $1,119,300. The 2012 figures in this column include the annual incentive award earned by Mr. Dolan.
(4)	For each period, this column represents the sum of the increase during such period in the present value of Mr. Dolan’s accumulated cash balance plan account and accumulated excess cash balance account over the amount reported for the prior period. There were no above-market earnings on nonqualified deferred compensation. For more information regarding Mr. Dolan’s pension benefits, please see the Pension Benefits table below.
(5)	The table below shows the components of this column:

Name	Year	401(k) Plan Match	Excess Savings Plan Match (a)	Life Insurance Premiums (b)	Perquisites (c)	Total
James L. Dolan	2014	—	$16,500	$840	$234,172	$251,512

(a)	This column represents a matching contribution by MSG on behalf of Mr. Dolan under the MSG Excess Savings Plan.
(b)	This column represents amounts paid for Mr. Dolan to participate in MSG’s group life insurance program.
(c)	This column represents the following aggregate estimated perquisites, as described in the table below. For more information regarding the calculation of these perquisites, please see “— Elements of MSG’s Compensation Program — Perquisites.”

Name	Year	Car and Driver (I)		Aircraft (II)		Executive Security (III)	Other		Total
James L. Dolan	2014		*		*	$224,325		*	$234,172

*	Does not exceed the greater of $25,000 or 10% of the total amount of the perquisites of Mr. Dolan.
(I)	Since Mr. Dolan uses cars and drivers provided by Cablevision, the amounts in this column are calculated by using a mileage charge for his personal use of the vehicle.
(II)	As discussed under “— Elements of MSG’s Compensation Program — Perquisites — Aircraft Arrangements,” the amounts in the table reflect the incremental cost to MSG for personal use of aircraft

(which MSG uses pursuant to its time sharing arrangements with a Cablevision subsidiary). Incremental cost is determined as the actual additional cost incurred by MSG under the time sharing arrangements.
(III)	The amounts in this column represent the amounts billed to MSG by Cablevision for Mr. Dolan’s participation in Cablevision’s executive security program.

Grants of MSG Plan-Based Awards

The table below presents information regarding awards granted during the year ended June 30, 2014 to Mr. Dolan under MSG’s plans, including estimated possible and future payouts under non-equity incentive plan awards and equity incentive plan awards of restricted stock units, restricted stock and stock options. See “—Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards” for a discussion of the impact of the Distribution on certain of the awards discussed in the following table.

Name	Year	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Securities Underlying Options(#)	Exercise or Base: Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards($) (1)
				Threshold($)	Target($)	Maximum($)
James L. Dolan	2014	09/17/2013	(2)		1,100,000	2,200,000
	2014	09/17/2013	(3)	787,500	875,000	1,750,000
	2014	09/17/2013	(4)				15,280			866,376

(1)	This column reflects the aggregate grant date fair value of the restricted stock unit awards granted to Mr. Dolan in 2014 without any reduction for risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 on the date of grant.
(2)	This row reflects the possible payouts with respect to the grant of an annual incentive award under the MSG CIP for performance in the year ended June 30, 2014. Mr. Dolan is assigned a target bonus which is a percentage of his base salary for such year; there is no threshold amount for annual incentive awards. Under the terms of the award, upon the achievement of the relevant performance targets, Mr. Dolan is eligible to receive an annual incentive award equal to the lesser of $10,000,000 and two times his target bonus, subject to the Compensation Committee’s discretion to reduce the award. The amount of the annual incentive award actually paid in September 2014 for performance in 2014 is disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For more information regarding the terms of this annual incentive award, please see “— Elements of MSG’s Compensation Program — Annual Cash Incentives.”
(3)	This row reflects the future payouts with respect to the long-term cash performance award that was granted under the MSG CIP in September 2013. The performance award was granted with a target payment, with an actual payment upon the achievement of performance targets equal to two times the target, subject to the Compensation Committee’s discretion to reduce the award. This performance award will be payable in the first quarter of the fiscal year ending June 30, 2017, subject to continued employment requirements. The award was subject to performance criteria which have been satisfied. For more information regarding the terms of this performance award, please see “— Elements of MSG’s Compensation Program — Long-term Incentives — Cash Performance Awards.”
(4)	This row reflects the number of restricted stock units awarded in the year ended June 30, 2014. This grant of restricted stock units, which was made under the MSG Employee Stock Plan, is expected to cliff vest on the third anniversary of the grant date and was subject to performance criteria which have been satisfied. See “— Elements of MSG’s Compensation Program — Long-term Incentives — Restricted Stock Units.”

Outstanding MSG Equity Awards at June 30, 2014

The table below shows (i) each grant of stock options and stock appreciation rights of MSG that are unexercised and outstanding and (ii) the aggregate number of unvested restricted stock units and shares of unvested restricted stock outstanding for Mr. Dolan as of June 30, 2014. See “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards” for a discussion of the impact of the Distribution on certain of the awards discussed in the following table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
James L. Dolan						74,280	(2)	4,638,786
	15,000	—	—	10.78	11/08/2015
	30,000	—	—	10.78	11/08/2015
	66,000	—	—	14.25	06/05/2016

(1)	Calculated using the closing price of MSG Class A Common Stock on NASDAQ on June 30, 2014 of $62.45 per share.
(2)	With respect to Mr. Dolan, the total in this column represents an award of 37,320 restricted stock units granted as a long-term incentive award in September 2011, 21,680 restricted stock units granted as a long-term incentive award in September 2012 and 15,280 restricted stock units granted as a long-term incentive award in September 2013.

MSG Option Exercises and Stock Vested

The table below shows MSG restricted stock awards that vested during the year ended June 30, 2014. See “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards” for a discussion of the impact of the Distribution on certain of the awards discussed in the following table.

	Option Exercises		Restricted Stock
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized On Vesting ($) (1)
James L. Dolan	—	—	31,380	1,805,919

(1)	Calculated using the closing price of MSG Class A Common Stock on NASDAQ on the vesting date, March 10, 2014, of $57.55 per share.

MSG Pension Benefits

The table below shows the present value of accumulated benefits payable to Mr. Dolan, including the number of years of service credited to Mr. Dolan, under MSG defined benefit pension plans as of June 30, 2014.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (1)	Payments During 2014 ($)
James L. Dolan	MSG Holdings, L.P. Cash Balance Pension Plan	0	(2)	—	—
	MSG Holdings, L.P. Excess Cash Balance Plan	5	(2)	172,952	—

(1)	Additional information concerning pension plans and postretirement plan assumptions is set forth in Note 14 to our audited combined financial statements included elsewhere in this information statement.

(2)	Mr. Dolan does not participate in the MSG Cash Balance Pension Plan. He commenced participation in the MSG Excess Cash Balance Plan in connection with the separation of MSG from Cablevision. Amounts accrued by Mr. Dolan prior to the separation of MSG from Cablevision under both the Cablevision Cash Balance Pension Plan and the Cablevision Excess Cash Balance Plan remain in such plans. Mr. Dolan continues to participate in the Cablevision Cash Balance Pension Plan and the Cablevision Excess Cash Balance Plan in connection with his Cablevision employment.

MSG maintains several benefit plans for its executives. The material terms and conditions are discussed below.

MSG Cash Balance Pension Plan

The MSG Cash Balance Pension Plan is a tax-qualified defined benefit plan that generally covers regular full-time and part-time non-union employees of MSG and certain of its affiliates who have completed one year of service. Mr. Dolan does not participate in the MSG Cash Balance Pension Plan. A notional account is maintained for each participant under the MSG Cash Balance Pension Plan, which consists of (i) annual allocations made by MSG as of the end of each year on behalf of each participant who has completed 800 hours of service during the year that range from 3% to 9% of the participant’s compensation, based on the participant’s age and (ii) monthly interest credits based on the average of the annual rate of interest on the 30-year U.S. Treasury Bonds for the months of September, October and November of the prior year. Compensation includes all direct cash compensation received while a participant as part of the participant’s primary compensation structure (excluding bonuses, fringe benefits, and other compensation that is not received on a regular basis), and before deductions for elective deferrals (in accordance with the Code limits, the maximum compensation taken into account in determining benefits is limited to $260,000 in calendar year 2014).

A participant’s interest in the cash balance plan is subject to vesting limitations for the first three years of employment. A participant’s account will also vest in full upon his or her termination due to death, disability or retirement after attaining age 65. Upon retirement or other termination of employment with MSG, the participant may elect a distribution of the vested portion of the cash balance account. Any amounts remaining in the MSG Cash Balance Pension Plan will continue to be credited with interest until the account is paid. The normal form of benefit payment for an unmarried participant is a single life annuity and the normal form of benefit payment for a married participant is a 50% joint and survivor annuity. The participant, with spousal consent if applicable, can waive the normal form and elect a single life annuity or a lump sum.

MSG Excess Cash Balance Plan

The MSG Excess Cash Balance Plan is a non-qualified deferred compensation plan that is intended to provide eligible participants, including Mr. Dolan, with the portion of their overall benefit that they would accrue under the MSG Cash Balance Pension Plan but for Code limits on the amount of “compensation” (as defined in the MSG Cash Balance Pension Plan) that can be taken into account in determining benefits under tax-qualified plans ($260,000 in calendar year 2014). MSG maintains a notional excess cash balance account for each eligible participant, and for each calendar year, credits these accounts with the portion of the allocation that could not be made on his or her behalf under the MSG Cash Balance Pension Plan due to the compensation limitation. In addition, MSG credits each notional excess cash balance account monthly with interest at the same rate used under the MSG Cash Balance Pension Plan. A participant vests in the excess cash balance account according to the same schedule in the MSG Cash Balance Pension Plan. The excess cash balance account, to the extent vested, is paid in a lump sum to the participant as soon as practicable following his or her retirement or other termination of employment with MSG.

MSG Savings Plan

Under the MSG Savings Plan, a tax-qualified retirement savings plan, participating employees may contribute into their plan accounts a percentage of their eligible pay on a before-tax basis as well as a percentage of their eligible pay on an after-tax basis. The participants are eligible to receive a matching contribution from MSG of up to 50% of the first 6% of eligible pay contributed by participating employees. A participant is always fully vested in his own contributions, and MSG matching contributions cliff vest on the third anniversary of the date of hire (subject to full vesting upon his death, disability or retirement after attaining age 65). Mr. Dolan does not participate in the MSG Savings Plan.

MSG Excess Savings Plan

The MSG Excess Savings Plan is an unfunded, non-qualified deferred compensation plan that operates in conjunction with the tax-qualified MSG Savings Plan. An employee is eligible to participate in the MSG Excess Plan for a calendar year if his or her compensation (as defined in the MSG Savings Plan) in the preceding year exceeded (or would have exceeded, if the employee had been employed for the entire year) the IRS limit on the amount of compensation that can be taken into account in determining contributions under tax-qualified retirement plans ($260,000 in calendar year 2014) and he or she makes an election to participate prior to the beginning of the year. An eligible employee whose contributions to the MSG Savings Plan are limited as a result of this compensation limit or as a result of reaching the maximum 401(k) deferral limit ($17,500, or $23,000 if 50 or over, for calendar year 2014) can continue to make pre-tax contributions under the MSG Excess Savings Plan of up to 6% of his eligible pay. In addition, MSG will make matching contributions of up to 50% of the first 6% of eligible pay contributed by the employee. A participant is always fully vested in his own contributions and vests in MSG matching contributions on the third anniversary of the date of hire (subject to full vesting upon his death, disability or retirement after attaining age 65). Account balances under the MSG Excess Savings Plan are credited monthly with the rate of return earned by the Stable Value Fund offered as an investment alternative under the MSG Savings Plan. Distributions of vested benefits are made in a lump sum as soon as practicable after the participant’s termination of employment with MSG.

Our Retirement Benefits

After the Distribution, liabilities for benefits under the MSG Cash Balance Pension Plan, the MSG Excess Cash Balance Plan, the MSG Excess Savings Plan and the MSG Savings Plan, in which our employees participate, will be assumed by us together with the actuarially determined associated assets, to the extent such assets and benefits are not already our assets or liabilities. The actuarial present values of the accumulated pension benefits of Mr. Dolan who has participated in certain of these plans as of June 30, 2014, are reported in the Pension Benefits Table and Non-Qualified Deferred Compensation Table herein.

Following the Distribution, we expect to offer retirement plans that are substantially similar to the MSG Cash Balance Pension Plan, the MSG Excess Cash Balance Plan, the MSG Excess Savings Plan and the MSG Savings Plan, which are described above.

MSG Nonqualified Deferred Compensation

The table below shows (i) the contributions made by Mr. Dolan and MSG during the year ended June 30, 2014, (ii) aggregate earnings on Mr. Dolan’s account balance during the year ended June 30, 2014 and (iii) the account balance of Mr. Dolan under the MSG Excess Savings Plan as of June 30, 2014.

Name	Plan Name	Executive Contributions in 2014 ($) (1)	Registrant Contributions in 2014 ($) (2)	Aggregate Earnings in 2014 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2014 ($) (4)
James L. Dolan	MSG Excess Savings Plan	33,000	16,500	1,544	—	212,297

(1)	These amounts represent a portion of Mr. Dolan’s salary, which is included in the numbers reported in the “Salary” column of the Summary Compensation Table that Mr. Dolan contributed to the MSG Excess Savings Plan.
(2)	These amounts are reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)	These amounts are not reported in the “All Other Compensation” column of the Summary Compensation Table.
(4)	Amounts accrued by Mr. Dolan under the Cablevision Excess Savings Plan prior to the separation of MSG from Cablevision were not transferred to the MSG Excess Savings Plan in connection with the spin-off of such plan and are therefore not reflected in this column. Such balances remain in the Cablevision Excess Savings Plan.

Termination and Severance

This section describes the payments that would be received by named executive officers from MSG upon various termination of employment scenarios. As discussed above, following the Distribution, we expect to provide post-termination benefits for our executives; however, the terms of those benefits have not yet been determined. Prior to the Distribution, this section will be appropriately amended to describe the payments that would be received by executive officers from the Company, if any, upon various employment termination scenarios. The information under “Separation from MSG” for Mr. Dolan is based upon his employment arrangements as a named executive officer of MSG as in effect as of June 30, 2014. This information is presented to illustrate the payments Mr. Dolan would have received from MSG under the various termination scenarios. The consummation of the Distribution is not a termination of employment with MSG for these purposes. The Company will have no liability for the payment of any amounts to Mr. Dolan with respect to the amounts shown as the payments he would receive from MSG.

Separation from MSG

This section presents historical information concerning payments that would have been made to Mr. Dolan upon termination of his employment at June 30, 2014. The amount of these payments would have depended upon the circumstances of his termination, which include termination by MSG without cause, termination by the employee for good reason, other voluntary termination by the employee, retirement, death, disability, or termination following a change in control of MSG or following a going-private transaction. Payments in such circumstances would have also been affected by the terms of the employment agreement between MSG and Mr. Dolan that were in effect at such time as well as by the terms of applicable award agreements.

Quantification of Termination and Severance payable by MSG

The following tables set forth a quantification of estimated severance and other benefits payable by MSG to Mr. Dolan under various circumstances regarding the termination of his employment. In calculating these severance and other payments, we have taken into consideration or otherwise assumed the following:

•	Termination of employment occurred after the close of business on June 30, 2014.

•	We have valued equity awards using the closing market price of MSG Class A Common Stock on NASDAQ on June 30, 2014, the last trading day of our fiscal year, of $62.45.

•	In the event of termination of employment, the payment of certain long-term incentive awards and other amounts may be delayed, depending upon the terms of each specific award agreement, the provisions of Mr. Dolan’s employment agreement and the applicability of Code Section 409A. In quantifying aggregate termination payments, we have not taken into account the timing of the payments and we have not discounted the value of payments that would be made over time, except where otherwise disclosed.

•	We have assumed that all performance metrics for performance-based awards are achieved (but not exceeded).

Benefits Payable as a Result of Voluntary Termination of Employment by Employee

In the event of a voluntary termination of employment, Mr. Dolan would not have been entitled to any payments at June 30, 2014, excluding any pension or other vested retirement benefits.

Benefits Payable as a Result of Termination of Employment by Employee Due to Retirement

In the event of a voluntary termination of employment, Mr. Dolan would not have been entitled to any payments at June 30, 2014, excluding any pension or other vested retirement benefits.

Benefits Payable as a Result of Termination of Employment by MSG for Cause

In the event of termination by MSG for Cause, Mr. Dolan would not have been entitled to any payments at June 30, 2014, excluding any pension or other vested retirement benefits.

Benefits Payable as a Result of Termination of Employment by MSG Without Cause*

Elements	James L. Dolan
Severance	$3,300,000	(1)
Pro rata bonus	$1,375,000	(2)
Unvested restricted stock	$4,638,786	(3)
Performance awards	$2,625,000	(4)
Health insurance benefits	—

*	The amounts in this table do not include any pension or other vested retirement benefits.
(1)	Represents severance equal to two times the sum of his annual base salary and annual target bonus.
(2)	Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives.
(3)	Represents the full vesting of the fiscal 2012, 2013 and 2014 grants of restricted stock units (granted in September 2011, 2012 and 2013), which are: 37,320 units ($2,330,634), 21,680 units ($1,353,916) and 15,280 units ($954,236), respectively.
(4)	Represents the full target value of his fiscal 2012, 2013 and 2014 cash performance awards.

Benefits Payable as a Result of Termination of Employment by Employee for Good Reason*

Elements	James L. Dolan
Severance	$3,300,000	(1)
Pro rata bonus	$1,375,000	(2)
Unvested restricted stock	$4,638,786	(3)
Performance awards	$2,625,000	(4)
Health insurance benefits	—

*	The amounts in this table do not include any pension or other vested retirement benefits.
(1)	Represents severance equal to two times the sum of his annual base salary and annual target bonus.
(2)	Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives.
(3)	Represents the full vesting of the fiscal 2012, 2013 and 2014 grants of restricted stock units (granted in September 2011, 2012 and 2013), which are: 37,320 units ($2,330,634), 21,680 units ($1,353,916) and 15,280 units ($954,236), respectively.
(4)	Represents the full target value of his fiscal 2012, 2013 and 2014 cash performance awards.

Benefits Payable as a Result of Termination of Employment Due to Death*

Elements	James L. Dolan
Severance	—
Pro rata bonus	$1,375,000	(1)
Unvested restricted stock	$4,638,786	(2)
Performance awards	$2,625,000	(3)
Health insurance benefits	—

*	The amounts in this table do not include any pension or other vested retirement benefits.
(1)	Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives.
(2)	Represents the full vesting of the fiscal 2012, 2013 and 2014 grants of restricted stock units (granted in September 2011, 2012 and 2013), which are: 37,320 units ($2,330,634), 21,680 units ($1,353,916) and 15,280 units ($954,236), respectively.
(3)	Represents the full target value of his fiscal 2012, 2013 and 2014 cash performance awards.

Benefits Payable as a Result of Termination of Employment Due to Disability*

Elements	James L. Dolan
Severance	—
Pro rata bonus	$1,375,000	(1)
Unvested restricted stock	$4,638,786	(2)
Performance awards	$2,625,000	(3)
Health insurance benefits	—

*	The amounts in this table do not include any pension or other vested retirement benefits.
(1)	Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives.
(2)	Represents the full vesting of the fiscal 2012, 2013 and 2014 grants of restricted stock units (granted in September 2011, 2012 and 2013), which are: 37,320 units ($2,330,634), 21,680 units ($1,353,916) and 15,280 units ($954,236), respectively.
(3)	Represents the full target value of his fiscal 2012, 2013 and 2014 cash performance awards.

Benefits Payable as a Result of Termination of Employment from MSG in Connection with a Change in Control or Going Private Transaction (1)*

Elements	James L. Dolan (2)
Severance	$3,300,000	(3)
Pro rata bonus	$1,375,000	(4)
Unvested restricted stock	$4,638,786	(5)
Performance awards	$2,625,000	(6)
Health insurance benefits	—

*	The amounts in this table do not include any pension or other vested retirement benefits.
(1)	The information in this table and the footnotes thereto describe amounts payable as a result of certain terminations of employment by the executive or MSG following a change in control. The amounts payable as a result of termination of employment by the executive or MSG following a going private transaction are generally equal to or less than the amounts payable as a result of termination of employment by the executive or MSG following a change in control. Notwithstanding the amounts set forth in this table, if any payment otherwise due to Mr. Dolan would result in the imposition of an excise tax under Code Section 4999, then MSG would instead pay to Mr. Dolan either (a) the amounts set forth in this table, or (b) the maximum amount that could be paid to Mr. Dolan without the imposition of the excise tax, whichever results in a greater amount of after-tax proceeds to Mr. Dolan.
(2)	If Mr. Dolan is terminated without cause or resigns with good reason following a change in control or a going private transaction, or resigns without good reason in the thirteenth month following a change in control, he would be entitled to the amounts set forth in this table.
(3)	Represents severance equal to two times the sum of his annual base salary and annual target bonus.
(4)	Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives.

(5)	Represents the full vesting of the fiscal 2012, 2013 and 2014 grants of restricted stock units (granted in September 2011, 2012 and 2013), which are: 37,320 units ($2,330,634), 21,680 units ($1,353,916) and 15,280 units ($954,236), respectively.
(6)	Represents the aggregate value of the fiscal 2012, 2013 and 2014 cash performance award targets for Mr. Dolan, which becomes payable (i) upon a change in control, regardless of whether his employment is terminated, or (ii) following a going private transaction if he is employed through July 1, 2014 (in the case of the fiscal 2012 award), July 1, 2015 (in the case of the fiscal 2013 award) or July 1, 2016 (in case of the fiscal 2014 award) or is terminated without cause or resigns for good reason prior to such applicable date.

Our Equity Compensation Plan Information

We plan to adopt an Employee Stock Plan (the “Employee Stock Plan”) and a Stock Plan for Non-Employee Directors both of which are discussed below.

Our Employee Stock Plan

Prior to the Distribution, we expect to adopt an Employee Stock Plan, subject to the approval of MSG as our sole shareholder at such time.

A form of the Employee Stock Plan will be filed prior to the Distribution as an exhibit to the registration statement, of which this information statement forms a part, that we have filed with the SEC, and the following description of the Employee Stock Plan is qualified in its entirety by reference to the Employee Stock Plan that will be filed prior to the Distribution.

Overview

The purpose of the Employee Stock Plan will be to (i) compensate employees of the Company and its affiliates who are responsible for the management and growth of the business of the Company and its affiliates, and (ii) advance the interest of the Company by encouraging and enabling the acquisition of a personal proprietary interest in the Company by employees upon whose judgment and keen interest the Company and its affiliates are largely dependent for the successful conduct of their operations. It is anticipated that the acquisition of such a proprietary interest in the Company will stimulate the efforts of these employees on behalf of the Company and its affiliates, and strengthen their desire to remain with the Company and its affiliates. It is also expected that the opportunity to acquire such a proprietary interest will enable the Company and its affiliates to attract and retain desirable personnel and will better align the interests of participating employees with those of the Company’s stockholders. The Employee Stock Plan will provide for grants of incentive stock options (as defined in Section 422 of the Code), non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units and other equity-based awards (collectively, “Awards”). The Employee Stock Plan is expected to terminate, and no more Awards will be granted, after the ten year anniversary of the Distribution (unless sooner terminated by our Board or our Compensation Committee). The termination of the Employee Stock Plan will not affect previously granted Awards.

Shares Subject to the Employee Stock Plan; Other Limitations

The Employee Stock Plan will be administered by the Company’s Compensation Committee. Awards may be granted under the Employee Stock Plan to such employees of the Company and its affiliates as the Compensation Committee may determine. An “affiliate” will be defined in the Employee Stock Plan to mean any entity controlling, controlled by, or under common control with the Company or any other affiliate and will also include any entity in which the Company owns at least five percent of the outstanding equity interests. It is expected that the total number of shares of the Company’s Class A Common Stock that may be issued pursuant to Awards under the Employee Stock Plan may not exceed an aggregate of [—], which may be either treasury shares or authorized and unissued shares. To the extent that (i) an Award is paid, settled or exchanged or expires, lapses, terminates or is cancelled for any reason without the issuance of shares, (ii) any shares under an Award are not issued because of payment or withholding obligations or (iii) restricted shares revert back to the Company prior to the lapse of the restrictions or are applied by the Company for purposes of tax withholding obligations, then it is expected that the Compensation Committee will also be able to grant Awards with respect to such shares or restricted shares. Awards payable only in cash or property other than shares will not reduce the aggregate remaining number of shares with respect to which Awards may be made under the Employee Stock Plan and shares relating to any other Awards that are settled in cash or property other than shares, when settled, will be added back to the aggregate remaining number of shares with respect to which Awards may be made under the Employee Stock Plan. Any shares underlying Awards that the Company becomes obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity will not count against the shares available to be delivered pursuant to Awards under the Employee Stock Plan. No single employee may be issued Awards during any one calendar year for, or that relate to, a number of shares exceeding [—]. In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects shares such that the failure to make an adjustment to an Award would not appropriately protect the rights represented by the Award in accordance with the essential intent and principles thereof (each such event, an “Adjustment Event”), then it is expected that the Compensation Committee will, in such manner as it may determine to be equitable in its sole discretion, adjust any or all of the terms of an outstanding Award (including, without limitation, the number of shares covered by such outstanding Award, the type of property to which the Award is subject and the exercise price of such Award).

Awards

It is expected that all employees of the Company and its affiliates will be eligible to receive Awards under the Employee Stock Plan. Under the Employee Stock Plan, the Company will be able to grant options and stock appreciation rights, which will be exercisable at a price determined by the Compensation Committee on the date of the Award grant, which price will be no less than the fair market value of a share of Class A Common Stock on the date the option or stock appreciation right is granted. Other than in the case of the death of a participant, such options and stock appreciation rights may be exercised for a term fixed by the Compensation Committee but no longer than ten years from the date of grant. An award agreement may provide that, in the event the participant dies while the option or stock appreciation right is outstanding, the option or stock appreciation right will remain outstanding until the first anniversary of the participant’s death, whether or not such first anniversary occurs after such ten-year period. Upon its exercise, a stock appreciation right will be settled (and an option may be settled, in the Compensation Committee’s discretion) for an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date of exercise over the exercise price of the stock appreciation right (or option). The Employee Stock Plan will prohibit the reduction of the exercise price of options and stock appreciation rights (other than in connection with Adjustment Events) without the approval of stockholders.

It is expected that the Employee Stock Plan will also permit the Company to grant restricted shares and restricted stock units. A restricted share is a share of Class A Common Stock that is registered in the participant’s name, but that is subject to certain transfer and/or forfeiture restrictions for a period of time as specified in the applicable award agreement. The participant of a restricted share will have the rights of a stockholder, subject to any restrictions and conditions specified by the Compensation Committee in the participant’s award agreement. Notwithstanding the previous sentence, unless the Compensation Committee determines otherwise, all ordinary cash dividends paid upon any restricted share prior to its vesting will be retained by the Company for the account of the relevant participant and upon vesting will be paid to the relevant participant.

A restricted stock unit is an unfunded, unsecured right to receive a share of Class A Common Stock (or cash or other property) at a future date upon the satisfaction of the conditions specified by the Compensation Committee in the award agreement. Unless otherwise provided by the Compensation Committee, a restricted stock unit will also carry a dividend equivalent right representing an unfunded and unsecured promise to pay to the relevant participant, upon the vesting of the restricted stock unit, an amount equal to the ordinary cash dividends that would have been paid upon any share underlying a restricted stock unit had such shares been issued.

The Compensation Committee is also expected to be able to grant other equity-based or equity-related awards to participants subject to terms and conditions it may specify. These awards may entail the transfer of shares or payment in cash based on the value of shares.

It is expected that under the Employee Stock Plan, the Compensation Committee will have the authority, in its discretion, to add performance criteria as a condition to any employee’s ability to exercise a stock option or stock appreciation right, or the vesting or payment of any restricted shares or restricted stock units, granted under the Employee Stock Plan. Additionally, the Employee Stock Plan will specify certain performance criteria that may, in the case of certain executive officers of the Company, be conditions precedent to the vesting of awards granted to such executives under the Employee Stock Plan. The Employee Stock Plan will provide that such performance criteria may be determined by reference to the performance of the Company, an affiliate or a business unit, product, team, venue, production, event or service thereof or any combination of the foregoing. Such criteria may also be measured on a per customer, sponsor, basic or diluted share basis or any combination of the foregoing and may reflect absolute performance, incremental performance or comparative performance to other companies (or their products or services) determined on a gross, net, GAAP or non-GAAP basis, with respect to one or more of the following: (i) net or operating income or other measures of profit; (ii) measures of revenue; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) cash flow, free cash flow, adjusted operating cash flow and similar measures; (v) return on equity, investment, assets or capital; (vi) gross or operating margins or savings; (vii) performance relative to budget, forecast or market expectations; (viii) market share or penetration or customer acquisition or retention, facilities utilization or attendance; (ix) sports team performance; (x) operating metrics relating to sales, sponsorships or customer service or satisfaction; (xi) capital spending management, facility maintenance, construction or renovation or product or service deployments; (xii) achievement of strategic business objectives such as acquisitions, dispositions or investments; (xiii) a specified increase in the fair market value of the Company’s Class A Common Stock; (xiv) a specified increase in the private market value of the Company; (xv) the price of the Company’s Class A Common Stock; (xvi) earnings per share; and/or (xvii) total stockholder return.

Amendment; Termination

It is expected that the Board or the Compensation Committee may discontinue the Employee Stock Plan at any time and from time to time may amend or revise the terms of the Employee Stock Plan or any award agreement, as permitted by applicable law, except that it may not (a) make any amendment or revision in a manner unfavorable to a participant (other than if immaterial), without the consent of the participant or (b) make any amendment or revision without the approval of the stockholders of the Company if such approval is required by the rules of [NASDAQ]. The consent of the participant will not be required solely pursuant to the previous sentence in respect of any adjustment made in light of an Adjustment Event, except to the extent the terms of an award agreement expressly refer to an Adjustment Event, in which case such terms will not be amended in a manner unfavorable to a participant (other than if immaterial) without such participant’s consent.

U.S. Federal Tax Implications of Certain Awards under the Plan

The following summary generally describes the principal Federal (but not state and local) income tax consequences of certain awards that are expected to be permitted under the Employee Stock Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or the Company. The provisions of the Code and the regulations thereunder relating to these matters are complex and their impact in any one case may depend upon the particular circumstances.

Incentive Stock Options

An employee will not be subject to tax upon the grant of an incentive stock option (an “ISO”) or upon the exercise of an ISO. However, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be included in the employee’s alternative minimum taxable income. Whether the employee is subject to the alternative minimum tax will depend on his or her particular circumstances. The employee’s basis in the shares received will be equal to the exercise price paid, and the holding period in such shares will begin on the day following the date of exercise. If an employee disposes of the shares on or after (i) the second anniversary of the date of grant of the ISO and (ii) the first anniversary of the date of exercise of the ISO (the “statutory holding period”), the employee will recognize a capital gain or loss in an amount equal to the difference between the amount realized on such disposition and his or her basis in the shares.

Nonstatutory Stock Options

For the grant of an option that is not intended to be (or does not qualify as) an ISO, an employee will not be subject to tax upon the grant of such an option (a “nonstatutory stock option”). Upon exercise of a nonstatutory stock option, an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price paid is taxable to an employee as ordinary income, and such amount is generally deductible by the Company. This amount of income will be subject to income tax withholding and employment taxes. An employee’s basis in the shares received will equal the fair market value of the shares on the date of exercise, and an employee’s holding period in such shares will begin on the day following the date of exercise.

Restricted Stock

An employee will not be subject to tax upon receipt of an award of shares subject to forfeiture conditions and transfer restrictions (the “restrictions”) under the Plan unless the employee makes the election referred to below. Upon lapse of the restrictions, an employee will recognize ordinary income equal to the fair market value of the shares on the date of lapse (less any amount the employee may have paid for the shares), and such income will be subject to income tax withholding and employment taxes. An employee’s basis in the shares received will be equal to the fair market value of the shares on the date the restrictions lapse, and an employee’s holding period in such shares begins on the day after the restrictions lapse. If any dividends are paid on such shares prior to the lapse of the restrictions they will be includible in an employee’s income during the restricted period as additional compensation (and not as dividend income) and will be subject to income tax withholding and employment taxes.

If permitted by the applicable award agreement, an employee may elect, within thirty days after the date of the grant of the restricted stock, to recognize immediately (as ordinary income) the fair market value of the shares awarded (less any amount an employee may have paid for the shares), determined on the date of grant (without regard to the restrictions). Such income will be subject to income tax withholding and employment taxes at such time. This election is made pursuant to Section 83(b) of the Code and the regulations thereunder. If an employee makes this election, the employee’s holding period will begin the day after the date of grant, dividends paid on the shares will be subject to the normal rules regarding distributions on stock, and no additional income will be recognized by the employee upon the lapse of the restrictions. However, if the employee forfeits the restricted shares before the restrictions lapse, no deduction or capital loss will be available to the employee (even though the employee previously recognized income with respect to such forfeited shares).

In the taxable year in which an employee recognizes ordinary income on account of shares awarded to the employee, the Company generally will be entitled to a deduction equal to the amount of income recognized by the employee. In the event that the restricted shares are forfeited by an employee after having made the Section 83(b) election referred to above, the Company generally will include in our income the amount of our original deduction.

Stock Appreciation Rights

An employee will not be subject to tax upon the grant of a stock appreciation right. Upon exercise of a stock appreciation right, an amount equal to the cash and/or the fair market value (measured on the date of exercise) of shares receivable by the employee in respect of a stock appreciation right will be taxable to the employee as ordinary income, and such amount generally will be deductible by the Company. This amount of income will be subject to income tax withholding and employment taxes. An employee’s basis in any shares received will be equal to the fair market value of such shares on the date of exercise, and an employee’s holding period in such shares will begin on the day following the date of exercise.

Restricted Stock Units

An employee will not be subject to tax upon the grant of a restricted stock unit. Upon vesting of a restricted stock unit, the fair market value of the shares covered by the award on the vesting date will be subject to employment taxes. Upon distribution of the shares and/or cash underlying a restricted stock unit, an employee will recognize as ordinary income an amount equal to the cash and/or fair market value (measured on the Distribution date) of the shares received, and such amount will generally be deductible by the Company. This amount of income will generally be subject to income tax withholding on the date of distribution. An employee’s basis in any shares received will be equal to the fair market value of the shares on the date of distribution, and an employee’s holding period in such shares will begin on the date of distribution. If any dividend equivalent amounts are paid to an employee, they will be includible in the employee’s income as additional compensation (and not as dividend income) and will be subject to income and employment tax withholding.

Disposition of Shares

Unless stated otherwise above, upon the subsequent disposition of shares acquired under any of the preceding awards, an employee will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the employee’s basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months. Currently, capital gain is generally taxed at a maximum rate of 15% if the property is held more than one year.

Section 162(m) Deductibility Rules

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the employee in connection with the exercise of an option or stock appreciation right. The Company generally is not entitled to a tax deduction with respect to any amount that represents compensation in excess of $1 million paid to “covered employees” that is not “qualified performance-based compensation” under Section 162(m) of the Code. Under current regulations interpreting Section 162(m), the grant by a committee of “outside directors” of at-or above-the-money options or stock appreciation rights under a stockholder approved plan that expressly limits the amount of grants that can be made to any individual employee over a specified period of time is considered “qualified performance-based compensation.”

Our Stock Plan for Non-Employee Directors

Prior to the Distribution, we expect to adopt a Stock Plan for Non-Employee Directors (the “Director Stock Plan”), subject to the approval of MSG as our sole shareholder at such time.

A form of the Director Stock Plan will be filed prior to the Distribution as an exhibit to the registration statement, of which this information statement forms a part, that we have filed with the SEC, and the following description of the Director Stock Plan is qualified in its entirety by reference to the Director Stock Plan that will be filed prior to the Distribution.

Overview

We believe that the Company’s ability to attract and retain capable persons as non-employee directors will be enhanced if it can provide its non-employee directors with equity-based awards and that the Company will benefit from encouraging a sense of proprietorship of such persons stimulating the active interest of such persons in the development and financial success of the Company. The Director Stock Plan will provide for potential grants of non-qualified stock options, restricted stock units, restricted shares and other equity-based awards (collectively, “Director Awards”) to our non-employee directors. The Director Stock Plan is expected to terminate, and no more Director Awards will be granted, after the ten year anniversary of the Distribution (unless sooner terminated by our Board or our Compensation Committee). The termination of the Director Stock Plan will not affect previously granted Director Awards.

Shares Subject to the Director Stock Plan; Other Limitations

The Director Stock Plan will be administered by the Company’s Compensation Committee. The total number of shares of the Company’s Class A Common Stock that may be issued pursuant to Director Awards under the Director Stock Plan may not exceed an aggregate of [—] shares, which may be either treasury shares or authorized and unissued shares. To the extent that (i) a Director Award is paid, settled or exchanged or expires, lapses, terminates or is cancelled for any reason without the issuance of shares or (ii) any shares under a Director Award are not issued because of payment or withholding obligations, then it is expected that the Compensation Committee will also be able to grant Director Awards with respect to such shares. Director Awards payable only in cash or property other than shares will not reduce the aggregate remaining number of shares with respect to which Director Awards may be made under the Director Stock Plan and shares relating to any other Director Awards that are settled in cash or property other than shares, when settled, will be added back to the aggregate remaining number of shares with respect to which Director Awards may be made under the Director Stock Plan. Any shares underlying Director Awards that the Company becomes obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity will not count against the shares available to be delivered pursuant to Awards under the Director Stock Plan. In the event that any Adjustment Event affects shares such that the failure to make an adjustment to a Director Award would not appropriately protect the rights represented by the Director Award in accordance with the essential intent and principles thereof, then it is expected that the Compensation Committee will, in such manner as it may determine to be equitable in its sole discretion, be able to adjust any or all of the terms of an outstanding Director Award (including, without limitation, the number of shares covered by such outstanding Director Award, the type of property to which the Director Award is subject and the exercise price of such Director Award).

Director Awards

It is expected that under the Director Stock Plan, the Company will be able to grant stock options to participants. The options will be exercisable at a price determined by the Compensation Committee on the date of the Director Award grant, which price will be no less than the fair market value of a share of Class A Common Stock on the date the option is granted, and will otherwise be subject to such terms and conditions as specified by the Compensation Committee, provided that, unless determined otherwise by the Compensation Committee, such options will be fully vested and exercisable on the date of grant. Each option granted pursuant to the Director Stock Plan will terminate upon the earlier to occur of (i) the expiration of ten years following the date upon which the option is granted and (ii) a period fixed by the Compensation Committee in the award agreement; however, an award agreement may provide that in the event that a participant dies while an option is exercisable, the option will remain exercisable by the participant’s estate or beneficiary only until the first anniversary of the participant’s date of death and whether or not such first anniversary occurs prior to or following the expiration of the relevant period referred to above. It is expected that upon its exercise, an option may be settled, in the Compensation Committee’s discretion, for a cash amount equal to the excess of the fair market value of a share of Class A Common Stock on the date of exercise over the exercise price of the option. The Director Stock Plan will prohibit the reduction of the exercise price of options and stock appreciation rights (other than in connection with Adjustment Events) without the approval of stockholders.

The Company is also expected to be able to grant restricted stock units to participants. A restricted stock unit is an unfunded, unsecured right to receive a share of Class A Common Stock (or cash or other property) at a future date upon the satisfaction of the conditions specified by the Compensation Committee in the award agreement. Unless otherwise provided by the Compensation Committee, such restricted stock units will be fully vested on the date of grant and will also carry a dividend equivalent right representing an unfunded and unsecured promise to pay to the relevant participant an amount equal to the ordinary cash dividends that would have been paid upon any share underlying a restricted stock unit had such shares been issued. If a restricted stock unit is not fully vested at the date of grant, the dividend equivalent right will not apply until such restricted stock unit is vested.

It is expected that the Compensation Committee will be permitted to grant other equity-based or equity-related awards (including without limitation restricted shares) to non-employee directors subject to terms and conditions it may specify. These awards may entail the transfer of shares or payment in cash based on the value of shares.

Amendment; Termination

It is expected that the Board or the Compensation Committee may discontinue the Director Stock Plan at any time and from time to time may amend or revise the terms of the Director Stock Plan or any award agreement, as permitted by applicable law, except that it may not (a) make any amendment or revision in a manner unfavorable to a participant (other than if immaterial), without the consent of the participant or (b) make any amendment or revision without the approval of the stockholders of the Company if such approval is required by the rules of [NASDAQ]. Consent of the participant will not be required solely pursuant to the previous sentence in respect of any adjustment made in light of a Director Stock Plan Adjustment Event, except to the extent the terms of an award agreement expressly refer to a Director Stock Plan Adjustment Event, in which case such terms will not be amended in a manner unfavorable to a participant (other than if immaterial) without such participant’s consent.

U.S. Federal Tax Implications of Options and Restricted Stock Units Under the Director Stock Plan

The following summary generally describes the principal Federal (but not state and local) income tax consequences of the issuance and exercise of options and restricted stock units that it is expected would be permitted under the Director Stock Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or the Company. The provisions of the Code and the regulations thereunder relating to these matters are complex and subject to change and their impact in any one case may depend upon the particular circumstances.

A non-employee director will not realize any income, and the Company will not be entitled to a deduction, at the time that a stock option is granted under the Director Stock Plan. Upon exercising an option, a non-employee director will realize ordinary income (not as capital gain), and the Company will be entitled to a corresponding deduction, in an amount equal to the fair market value on the exercise date of the shares subject to the option over the exercise price of the option. The non-employee director will have a basis in the shares received as a result of the exercise, for purposes of computing capital gain or loss, equal to the fair market value of those shares on the exercise date and the non-employee director’s holding period in the shares received will commence on the day after the date of exercise. If an option is settled by the Company in cash, shares or a combination thereof, the non-employee directors will recognize ordinary income at the time of settlement equal to the fair market value of such cash, shares or combination thereof, and the Company will be entitled to a corresponding deduction.

A non-employee director will not realize any income, and the Company will not be entitled to a deduction, at the time that a restricted stock unit is granted under the Director Stock Plan. Upon payment or settlement of a restricted stock unit award in Class A Common Stock or cash, the non-employee director will recognize ordinary income, and the Company will be entitled to a corresponding deduction, equal to the fair market value of any Class A Common Stock or cash received.

Our Cash Incentive Plan

Prior to the Distribution, we expect to adopt a Cash Incentive Plan (the “CIP”), subject to the approval of MSG as our sole shareholder at such time.

A form of the CIP will be filed prior to the Distribution as an exhibit to the registration statement, of which this information statement forms a part, that we have filed with the SEC, and the following description of the CIP is qualified in its entirety by reference to the CIP that will be filed prior to the Distribution.

Overview

The purposes of the CIP will be (i) to advance the interest of the Company and its stockholders by providing a means to motivate the employees of the Company and its affiliates, upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent; (ii) to link the rewards of the employees of the Company and its affiliates to the achievement of specific performance objectives and goals when so desired; (iii) to assist the Company and its affiliates in maintaining a competitive total compensation program that serves to attract and retain the most highly qualified individuals; and (iv) to permit the grant and payment of awards that are deductible to the Company pursuant to Section 162(m) of the Code when so desired. The CIP will provide for cash awards. It is expected that no awards will be made under this CIP after the five year anniversary of the Distribution.

The CIP will be administered by the Company’s Compensation Committee. Awards may be granted under the CIP to such employees of the Company or an affiliate of the Company, as the Compensation Committee may determine. An “affiliate” will be defined in the CIP to mean any entity controlling, controlled by, or under common control with the Company or any other affiliate and also includes any entity in which the Company owns at least five percent of the outstanding equity interests.

It is expected that Compensation Committee will be able to establish one or more conditions which must be satisfied in order for an employee to be entitled to an award under the CIP. The CIP will specify that, to the extent that an award under the CIP is intended to qualify for deductibility under Code Section 162(m), the payment of the award will be conditioned on the satisfaction of one or more of the performance criteria listed below over a period or periods selected by the Compensation Committee. The performance criteria may be determined by reference to the performance of the Company, an affiliate or a business unit, product, team, venue, production, event or service thereof or any combination of the foregoing. Such criteria may also be measured on a per customer, sponsor, basic or diluted share basis or any combination of the foregoing and may reflect absolute performance, incremental performance or comparative performance to other companies (or their products or services) determined on a gross, net, GAAP or non-GAAP basis, with respect to one or more of the following: (i) net or operating income or other measures of profit; (ii) measures of revenue; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) cash flow, free cash flow, adjusted operating cash flow and similar measures; (v) return on equity, investment, assets or capital; (vi) gross or operating margins or savings; (vii) performance relative to budget, forecast or market expectations; (viii) market share or penetration or customer acquisition or retention, facilities utilization or attendance; (ix) sports team performance; (x) operating metrics relating to sales, sponsorships or customer service or satisfaction; (xi) capital spending management, facility maintenance, construction or renovation or product or service deployments; (xii) achievement of strategic business objectives such as acquisitions, dispositions or investments; (xiii) a specified increase in the fair market value of the Company’s Class A Common Stock; (xiv) a specified increase in the private market value of the Company; (xv) the price of the Company’s Class A Common Stock; (xvi) earnings per share; and/or (xvii) total shareholder return.

CIP Awards

The CIP will provide for two types of cash awards: long-term incentive awards and annual incentive awards. Long-term incentive awards may be subject to such terms and conditions (including the performance criteria described below) as the Compensation Committee determines; however, no long-term incentive award will cover a period of more than ten years. In no event would the CIP permit any covered employee to be granted in any fiscal year of the Company long-term incentive awards that are intended to satisfy the requirements of Section 162(m) exceeding in the aggregate $10 million. Annual incentive awards may also be subject to such terms and conditions (including the performance criteria described below) as the Compensation Committee determines. In no event may any covered employee be granted in any fiscal year of the Company Annual Incentive Awards that are intended to satisfy the requirements of Section 162(m) exceeding in the aggregate $10 million.

If the Compensation Committee establishes conditions to the entitlement of a Long-Term Incentive Award or Annual Incentive Award for a covered employee relating to the achievement of performance criteria, the Compensation Committee will be required to determine whether the performance criteria have been met with respect to the employee and, if they have, so certify and ascertain the amount of the applicable Long-Term Incentive Award or Annual Incentive Award. No Long-Term Incentive Award or Annual Incentive Award (if contingent on such performance criteria) will be paid until such certification is made by the Compensation Committee.

Amendment; Termination

It is expected that the Board or the Compensation Committee will be able to discontinue the CIP at any time and from time to time may amend or revise the terms of the CIP, as permitted by applicable law, except that it may not amend or revise, in any manner unfavorable to a recipient (other than if immaterial), any Long-Term Incentive Award, without the consent of the recipient of that Long-Term Incentive Award.

Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards

MSG has issued options to purchase its MSG Class A Common Stock. In connection with the Distribution, each MSG option will become two options: one will be an option to acquire MSG Class A Common Stock and one an option to acquire our Class A Common Stock. We expect that options with respect to our Class A Common Stock will be issued under the Employee Stock Plan or Stock Plan for Non-Employee Directors as applicable. The existing exercise price will be allocated between the existing MSG options and our new options based upon the ten-day weighted average prices of the MSG Class A Common Stock and our Class A Common Stock immediately following the Distribution, and the underlying share amount will take into account the distribution ratio (i.e., the number of shares of MSG common stock in respect of which one share of our common stock will be issued). The MSG options and our new options will not be exercisable during a period beginning on a date prior to the Distribution determined by MSG in its sole discretion, and continuing until the exercise prices of the MSG options and our new options are determined after the Distribution, or such longer period as MSG or we determine is necessary with respect to our and MSG’s respective awards. Other than the split of the MSG options and the allocation of the existing exercise price, upon issuance of our new options there will be no additional adjustment to the existing MSG options in connection with the Distribution and the terms of each employee’s applicable MSG award agreement will continue to govern the MSG options. The options that we issue in respect of outstanding MSG stock options will be affected by a change in control or going private transaction of the Company or MSG, as set forth in the terms of the award agreement.

MSG has issued restricted stock units to its employees which represent unfunded, unsecured rights to receive shares of MSG Class A Common Stock (or cash or other property) at a future date upon the satisfaction of the conditions specified by the Compensation Committee in the award agreement. In connection with the Distribution, we expect that each holder of an employee restricted stock unit will receive one Spinco restricted stock unit in respect of every [—] MSG restricted stock unit(s) owned on the record date and continue to be entitled to a share of MSG Class A Common Stock (or cash or other property) for each MSG restricted stock unit in accordance with the MSG award agreement. Our restricted stock units will be issued under our Employee Stock Plan and will be subject to the same conditions and restrictions as the MSG restricted stock units. Other than the split of the MSG restricted stock units, upon issuance of our new restricted stock units there will be no additional adjustment to the existing MSG restricted stock units in connection with the Distribution and the terms of each employee’s applicable restricted stock unit award agreement will continue to govern the MSG restricted stock units. The restricted stock units that we issue in respect of outstanding MSG employee restricted stock units will be affected by a change in control or going private transaction of the Company or MSG, as set forth in the terms of the award agreement.

MSG has issued restricted stock units to its non-employee directors which represent unfunded, unsecured rights to receive shares of MSG Class A Common Stock (or cash or other property) at a future date upon the satisfaction of the conditions specified by the Compensation Committee in the award agreement. Such restricted stock units were fully vested on the date of grant. In connection with the Distribution, we expect that each holder of a director restricted stock unit will receive one share of our Class A Common Stock in respect of every [—] MSG restricted stock unit(s) owned on the record date and continue to be entitled to a share of MSG Class A Common Stock (or cash or other property) in accordance with the award agreement. Such shares of Class A Common Stock will be issued under our Stock Plan for Non-Employee Directors.

In 2012, 2013 and 2014, MSG granted three-year performance awards to executives and certain other members of management of the Company under the MSG CIP. The treatment of these awards will be determined prior to the Distribution.

With respect to outstanding long-term cash and equity awards, the Company and MSG will not be regarded as competitive entities of each other for purposes of any non-compete provisions contained in the applicable award agreements. With respect to all outstanding MSG awards (and our options and restricted stock units issued in connection with such awards) holders of such awards will continue to vest in them so long as they remain employed by the Company, MSG or affiliates of either entity, provided that an employee who moves between the Company or one of its subsidiaries, on the one hand, and MSG or one of its subsidiaries, on the other hand, at a time when the two entities are no longer affiliates will not continue to vest in our awards and such change will constitute a termination of employment for purposes of the award agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Introduction

Following the Distribution, the Company and MSG will both be controlled by Charles F. Dolan, members of his family and certain related family entities. Charles F. Dolan, members of his family and certain related family entities also control Cablevision and AMC Networks. For purposes of governing the ongoing relationships between the Company and MSG and Cablevision, respectively, after the Distribution, we expect to enter into certain agreements with those companies prior to the Distribution.

Relationship Between MSG and Us After the Distribution

Following the Distribution, we will be a public company and MSG will have no continuing common stock ownership interest in us. As described under “The Distribution — Results of the Distribution,” both MSG and we will be under the control of Charles F. Dolan, members of his family and certain related family entities immediately following the Distribution. See “Unaudited Pro Forma Combined Financial Information,” “Combined Financial Statements as of June 30, 2014 and 2013 and For the Three Years Ended June 30, 2014, 2013 and 2012 — Notes to Combined Financial Statements — Note 16” and “Combined Financial Statements as of December 31, 2014 (Unaudited) and June 30, 2014 and For the Six Months Ended December 31, 2014 and 2013 — Notes to Combined Financial Statements (Unaudited) — Note 11” for information concerning historical intercompany payments between us and MSG.

For purposes of governing the ongoing relationships between MSG and us after the Distribution and to provide for an orderly transition, MSG and we will enter into the agreements described in this section prior to the Distribution.

Certain of the agreements summarized in this section will be filed prior to the Distribution as exhibits to the registration statement, of which this information statement forms a part, that we have filed with the SEC, and the following summaries of those agreements are qualified in their entirety by reference to the agreements that will be filed prior to the Distribution.

Distribution Agreement

We will enter into the Distribution Agreement with MSG as part of a series of transactions pursuant to which we have acquired or will acquire prior to the Distribution the subsidiaries, businesses and other assets of MSG that constitute our business.

Under the Distribution Agreement, MSG will distribute our common stock to its common stockholders.

Under the Distribution Agreement, MSG will provide us with indemnities with respect to liabilities, damages, costs and expenses arising out of any of (i) MSG’s businesses (other than businesses of ours), (ii) certain identified claims or proceedings, (iii) any breach by MSG of its obligations under the Distribution Agreement; (iv) any untrue statement or omission in the registration statement, of which this information statement forms a part, or in this information statement relating to MSG and its subsidiaries; and (v) indemnification obligations we may have to the NBA or NHL that result from acts or omissions of MSG. Spinco will provide MSG with indemnities with respect to liabilities, damages, costs and expenses arising out of any of (i) its businesses, (ii) any breach by Spinco of its obligations under the Distribution Agreement; and (iii) any untrue statement or omission in the registration statement, of which this information statement forms a part, or in this information statement other than any such statement or omission relating to MSG and its subsidiaries.

In the Distribution Agreement we will release MSG from any claims we might have arising out of:

•	the management of the businesses and affairs of MSG Sports and MSG Entertainment on or prior to the Distribution;

•	the terms of the Distribution, our amended and restated certificate of incorporation, our by-laws and the other agreements entered into in connection with the Distribution; and

•	any decisions that have been made, or actions taken, relating to MSG Sports and MSG Entertainment or the Distribution.

Additionally, in the Distribution Agreement, MSG will release us from any claims MSG might have arising out of:

•	the management of the businesses and affairs of MSG on or prior to the Distribution;

•	the terms of the Distribution and the other agreements entered into in connection with the Distribution; and

•	any decisions that have been made, or actions taken, relating to the Distribution.

The Distribution Agreement will also provide that MSG will have the sole and absolute discretion to determine whether to proceed with the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and satisfaction of conditions to the consummation of the Distribution.

The Distribution Agreement will also provide for access to records and information, cooperation in defending litigation, as well as methods of resolution for certain disputes.

Transition Services Agreement

We will enter into a Transition Services Agreement with MSG under which, in exchange for the fees specified in such agreement, the Company will agree to provide management and other services to MSG, including with respect to such areas as tax, information technology, risk management, treasury, legal, human resources, accounting, purchasing, communications, security and compensation and benefits. MSG will similarly agree to provide certain transition services to the Company. The Company and MSG, as parties receiving services under the agreement, will agree to indemnify the party providing services for losses incurred by such party that arise out of or are otherwise in connection with the provision by such party of services under the agreement, except to the extent that such losses result from the providing party’s gross negligence, willful misconduct or breach of its obligations under the agreement. Similarly, each party providing services under the agreement will agree to indemnify the party receiving services for losses incurred by such party that arise out of or are otherwise in connection with the indemnifying party’s provision of services under the agreement if such losses result from the providing party’s gross negligence, willful misconduct or breach of its obligations under the agreement.

Tax Disaffiliation Agreement

We will enter into a Tax Disaffiliation Agreement with MSG that governs MSG’s and our respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters. References in this summary description of the Tax Disaffiliation Agreement to the terms “tax” or “taxes” mean taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes.

We and our eligible subsidiaries currently join with MSG in the filing of certain consolidated, combined, and unitary returns for state, local, and other applicable tax purposes. However, for periods (or portions thereof) beginning after the Distribution, we generally will not join with MSG in the filing of any federal, state, local or other applicable consolidated, combined or unitary tax returns.

Under the Tax Disaffiliation Agreement, with certain exceptions, MSG will generally be responsible for all of our U.S. federal, state, local and other applicable income taxes for any taxable period or portion of such period ending on or before the Distribution date. We will generally be responsible for all taxes that are attributable to us or one of our subsidiaries after the Distribution date.

We will be responsible for filing all tax returns for any period ending after the Distribution date that include us or one of our subsidiaries other than any consolidated, combined or unitary income tax return for periods after such date (if any) that includes us or one of our subsidiaries, on the one hand, and MSG or one of its subsidiaries (other than us or any of our subsidiaries), on the other hand. Where possible, we have waived the right to carry back any losses, credits, or similar items to periods ending prior to or on the Distribution date, however, if we cannot waive the right, we would be entitled to receive the resulting refund or credit, net of any taxes incurred by MSG with respect to the refund or credit.

Generally, we will have the authority to conduct all tax proceedings, including tax audits, relating to taxes or any adjustment to taxes for which we are responsible for filing a return under the Tax Disaffiliation Agreement, and MSG will have the authority to conduct all tax proceedings, including tax audits, relating to taxes or any adjustment to taxes for which MSG is responsible for filing a return under the Tax Disaffiliation Agreement. However, if one party acknowledges a liability to indemnify the other party for a tax to which such proceeding relates, and provides evidence to the other party of its ability to make such payment, the first-mentioned party will have the authority to conduct such proceeding. The Tax Disaffiliation Agreement further provides for cooperation between MSG and the Company with respect to tax matters, the exchange of information and the retention of records that may affect the tax liabilities of the parties to the agreement.

Finally, the Tax Disaffiliation Agreement will require that neither we nor any of our subsidiaries will take, or fail to take, any action where such action, or failure to act, would be inconsistent with or preclude the Distribution from qualifying as a tax-free transaction to MSG and to its stockholders under Section 355 of the Code, or would otherwise cause holders of MSG stock receiving our stock in the Distribution to be taxed as a result of the Distribution and certain transactions undertaken in connection with the Distribution. Additionally, for the two-year period following the Distribution, we may not engage in certain activities that may jeopardize the tax-free treatment of the Distribution to MSG and its stockholders, unless we receive MSG’s consent or otherwise obtain a ruling from the IRS or a legal opinion, in either case reasonably satisfactory to MSG, that the activity will not alter the tax-free status of the Distribution to MSG and its stockholders. Such restricted activities include:

•	entering into any transaction pursuant to which 50% or more of our shares or assets would be acquired, whether by merger or otherwise, unless certain tests are met;

•	issuing equity securities, if any such issuances would, in the aggregate, constitute 50% or more of the voting power or value of our capital stock;

•	certain repurchases of our common shares;

•	ceasing to actively conduct our business;

•	amendments to our organizational documents (i) affecting the relative voting rights of our stock or (ii) converting one class of our stock to another;

•	liquidating or partially liquidating; and

•	taking any other action that prevents the Distribution and certain related transactions from being tax-free.

Moreover, we must indemnify MSG and its subsidiaries, officers and directors for any taxes, resulting from action or failure to act, if such action or failure to act precludes the Distribution from qualifying as a tax-free transaction (including taxes imposed as a result of a violation of the restrictions set forth above).

Employee Matters Agreement

Upon completion of the Distribution, we will have in place an employee matters agreement (the “Employee Matters Agreement”) with MSG that will allocate assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs and certain other related matters. In general, our employees currently participate in various MSG retirement, health and welfare, and other employee benefit plans. After the Distribution, it is anticipated that our employees will generally participate in similar plans and arrangements established and maintained by the Company; however, we shall continue to be a participating company in certain MSG employee benefit plans during a transition period. Effective as of the Distribution date, we and MSG will each hold responsibility for our respective employees and compensation plans.

For a description of the impact of the Distribution on holders of MSG options, restricted stock and other awards, see “Executive Compensation — Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards.”

Media Rights Agreements

In connection with the Distribution, we will enter into media rights agreements with MSG that will provide our fans with the ability to watch locally televised home and away games of the Knicks and Rangers, as well as other programming related to our teams, on MSG’s award-winning regional sports networks. The media rights agreements will have terms of [—] years.

Other Arrangements and Agreements with MSG

The Company will also enter into a number of commercial and other arrangements and agreements with MSG and its subsidiaries. These will include arrangements for the provision of services, access to technology and certain trademark licensing arrangements.

Relationship between Cablevision and Us after the Distribution

MSG was an indirect, wholly-owned subsidiary of Cablevision until it was spun-off by Cablevision into a separate, publicly-traded company on February 9, 2010 (the “MSG Distribution”). As a result of the MSG Distribution, Cablevision no longer holds a common stock interest in MSG. However, Cablevision, MSG and, following the Distribution, Spinco, continue to be under the control of Charles F. Dolan, members of his family and certain related family entitles. For purposes of governing the ongoing relationships between Cablevision and the Company, we expect to enter into the agreements described in this section.

Aircraft Arrangements

In connection with the Distribution, the Company expects that MSG will assign its time sharing agreement with CSC Transport, Inc. (“CSC Transport”), a subsidiary of Cablevision, to the Company. Pursuant to the time sharing agreement, CSC Transport will lease to the Company on a “time-sharing” basis any aircraft owned or operated by Cablevision (currently a Gulfstream Aerospace G-V aircraft and four helicopters). The Company expects to pay CSC Transport an amount equal to the actual non-fuel expenses of each flight it elects to utilize and 200% of the actual fuel usage for such flights, but not to exceed the maximum amount payable under Federal Aviation Administration (“FAA”) rules. In calculating the amounts payable under the agreement, the Company and CSC Transport expect to allocate in good faith the treatment of any flight that is for the benefit of the Company and Cablevision.

Other Arrangements and Agreements with Cablevision

The Company is currently a party to commercial arrangements and agreements with Cablevision and its subsidiaries, none of which will be material to the Company. The Company may in the future enter into additional agreements. These include arrangements for Cablevision’s use of our offices and other premises, provision of technical and transport services and access to technology.

Dolan Family Arrangements

The Company expects that MSG will assign to the Company its time sharing agreement with Dolan Family Office, LLC (“DFO LLC”), a company controlled by Charles F. Dolan, a director of the Company. Under this agreement, it is expected that DFO LLC will agree to sublease to the Company on a “time sharing” basis, a

Gulfstream Aerospace GIV-SP aircraft. The Company expects to pay DFO LLC an amount equal to the actual non-fuel expenses of each flight it elects to utilize and 200% of the actual fuel usage for such flights, but not to exceed the maximum amount payable under FAA rules. In addition, from time to time, it is expected that certain other services of the Company may be made available to members of the Dolan family and to entities owned by them. It is the policy of the Company to receive reimbursement for the costs of these services. There were no reimbursements in 2014.

See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for a description of registration rights agreements that will be entered into among Dolan family interests and the Company.

Certain Relationships and Potential Conflicts of Interest

Following the Distribution, one or more of our executive officers will also continue to serve in their respective roles at MSG. As a result, following the Distribution, not all of our executive officers will be devoting their full time and attention to the Company’s affairs. In addition, immediately following the Distribution, [—] members of our Board of Directors will also be directors of MSG. Furthermore, following the Distribution, one or more of our directors and/or officers may also serve as directors, officers and/or employees of Cablevision and/or AMC Networks concurrently with their service as directors and/or officers of the Company. The overlapping officers and directors may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, there will be the potential for a conflict of interest when we or an Other Entity look at certain acquisitions and other corporate opportunities that may be suitable for more than one of the companies. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that will exist between an Other Entity on the one hand and us on the other hand. See “Description of Capital Stock — Certain Corporate Opportunities and Conflicts.” In addition, after the Distribution, certain of our officers and directors will continue to own stock and options to purchase stock of an Other Entity, as well as cash performance awards with any payout based on those companies’ performance. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for our Company and an Other Entity. See “— Related Party Transaction Approval Policy” below for a discussion of certain procedures we will institute to help ameliorate any such potential conflicts that may arise. Under the Employee Matters Agreement, executives that are employed by both the Company and MSG will be considered MSG employees with respect to all amounts and awards outstanding as of the Distribution date, and we will not be responsible for any costs associated with any cash or equity incentive award outstanding as of the Distribution date with respect to any such executive.

The Company’s amended and restated certificate of incorporation will acknowledge that Overlap Persons may also be serving as directors, officers, employees, consultants or agents of an Other Entity, and that the Company may engage in material business transactions with such Other Entities. The Company will renounce its rights to certain business opportunities and the Company’s amended and restated certificate of incorporation will provide that no director or officer of the Company who is also serving as a director, officer, employee, consultant or agent of one or more of the Other Entities will be liable to the Company or its stockholders for breach of any fiduciary duty that would otherwise occur by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in our amended and restated certificate of incorporation) to one or more of the Other Entities instead of the Company, or does not refer or communicate information regarding such corporate opportunities to the Company. These provisions in our amended and restated certificate of incorporation will also expressly validate certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and the Other Entities and, to the fullest extent permitted by law, provide that the actions of the overlapping directors or officers in connection therewith are not breaches of fiduciary duties owed to the Company, any of its subsidiaries or their respective stockholders. See “Description of Capital Stock — Certain Corporate Opportunities and Conflicts.”

Prior to the Distribution, the members of the Dolan family group will enter into an agreement with the Company in which they will agree that during the 12-month period beginning on the Distribution date, the Dolan family group must obtain the prior approval of a majority of the Company’s Independent Directors prior to acquiring common stock of the Company through a tender offer that results in members of the Dolan family group owning more than 50% of the total number of outstanding shares of common stock of the Company. For purposes of this agreement, the term “Independent Directors” means the directors of the Company who have been determined by our Board of Directors to be independent directors for purposes of [NASDAQ] corporate governance standards.

Related Party Transaction Approval Policy

We will adopt a written policy whereby an Independent Committee of our Board of Directors will review and approve or take such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently apply to transactions (or any series of similar transactions) in which the amount involved exceeds $120,000. To simplify the administration of the approval process under this policy, an Independent Committee may, where appropriate, establish guidelines for certain of those transactions. The policy does not cover decisions on compensation or benefits or the hiring or retention of any person. The hiring or retention of executive officers is determined by our full Board of Directors. Compensation of executive officers is subject to the approval of our Compensation Committee. This policy also does not cover any pro rata distributions to all Company stockholders, including a pro rata distribution of our Class A Common Stock to holders of our Class A Common Stock and our Class B Common Stock to holders of our Class B Common Stock. No director on an Independent Committee will participate in the consideration of a related party transaction with that director or any related person of that director.

Following the Distribution, our Board of Directors will also adopt a special approval policy for transactions with the Other Entities whether or not such transactions qualify as “related party” transactions described above. Under this policy, an Independent Committee will oversee approval of all transactions and arrangements between the Company and its subsidiaries, on the one hand, and one or more of the Other Entities, on the other hand, in which the amount exceeds the dollar threshold set forth in Item 404 (currently $120,000). To simplify the administration of the approval process under this policy, an Independent Committee may, where appropriate, establish guidelines for certain of these transactions. The approval requirement will not apply to the implementation and administration of these intercompany arrangements under the related party transaction approval policy but will cover any amendments, modifications, terminations or extensions, other than ministerial, nonsubstantive amendments or modifications, as well as the handling and resolution of any disputes. Our executive officers and directors who are also senior executives or directors of the Other Entities may participate in the negotiation, execution, implementation, amendment, modification, or termination of these intercompany arrangements, as well as in any resolution of disputes thereunder, on behalf of either or both of the Company and the Other Entities, in each case under the direction of an Independent Committee or the comparable committee of the board of directors of the Other Entities.

Our related party transaction approval policy cannot be amended or terminated without the prior approval of a majority of the independent directors and by a majority of the directors elected by our Class B Common Stockholders. For purposes of this policy, “independent directors” means those directors who have been determined by our Board to be independent directors for purposes of [NASDAQ] corporate governance standards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Of Stock

This table shows the number and percentage of shares of our Class A Common Stock and our Class B Common Stock that will be owned of record and beneficially at the time of the Distribution by each director and executive officer of the Company. The table also shows the name, address and the number and percentage of shares owned by persons beneficially owning more than five (5%) percent of any class at the time of Distribution. All information in the table and related footnotes is based solely upon the Company’s review of SEC filings as of [—], 2015 (or, in the case of members of the Dolan family and trusts for their benefit, [—], 2015) as to the ownership of MSG common stock and is presented as if the Distribution has occurred prior to the dates of ownership information used in the table.

Name and Address	Title of Stock Class	Beneficial Ownership	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned

Charles F. Dolan, members of his family and related family entities, by virtue of their ownership of Class B Common Stock, are able collectively to control stockholder decisions on matters on which holders of Class A Common Stock and Class B Common Stock vote together as a single class, and to elect up to 75% of the Company’s Board. In addition, Charles F. Dolan, members of the Dolan family and related family entities will enter into a Stockholders Agreement, which will become effective upon consummation of the Distribution, which will have the effect of causing the voting power of these Class B stockholders to be cast as a block on all matters to be voted on by holders of Class B Common Stock. A purpose of this agreement will be to consolidate the Dolan family’s control of the Company.

Charles F. Dolan, all other holders of Class B Common Stock (other than the Charles F. Dolan Children Trusts (the “Children Trusts”)), the Dolan Children’s Foundation, the Dolan Family Foundation and the Company will enter into a registration rights agreement (the “Dolan Registration Rights Agreement”) which will become effective upon consummation of the Distribution. Under this agreement, the Company will provide the parties to the Dolan Registration Rights Agreement (the “Dolan Parties”) (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). As a result of the Distribution, the Dolan Parties are expected to own approximately [—] shares of Class B Common Stock (the “Dolan Shares”), representing approximately [—]% of our Class B Common Stock, as well as approximately [—] shares of Class A Common Stock (including options), representing less than [—]% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, are expected to represent approximately [—]% of our common stock and [—]% of the aggregate voting power of our common stock.

The Children Trusts and the Company will enter into a registration rights agreement (the “Children Trusts Registration Rights Agreement”) which will become effective upon consummation of the Distribution. Under this agreement, the Company will provide the Children Trusts (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). As a result of the Distribution, the Children Trusts are expected to own approximately [—] shares of Class B Common Stock (the “Children Trust Shares”), representing approximately [—]% of our Class B Common Stock, as well as [—] shares of Class A Common Stock, representing less than [—]% of our

Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, are expected to represent approximately [—]% of our common stock and [—]% of the aggregate voting power of our common stock.

In the Children Trusts Registration Rights Agreement, each Children Trust will agree that in the case of any sale or disposition of its shares of Class B Common Stock (other than to Charles F. Dolan or other Dolan family interests) by such Children Trust, or of any of the Children Trust Shares by any other Dolan family interest to which such shares of Class B Common Stock are transferred, such stock will be converted to Class A Common Stock. The Dolan Registration Rights Agreement will not include a comparable conversion obligation, and the conversion obligation in the Children Trusts Registration Rights Agreement does not apply to the Dolan Shares.

The Dolan Registration Rights Agreement and the Children Trusts Registration Rights Agreement will be filed prior to the Distribution as exhibits to the registration statement, of which this information statement forms a part, that we have filed with the SEC, and the foregoing discussion of those agreements is qualified in its entirety by reference to those agreements that will be filed prior to the Distribution.

SHARES ELIGIBLE FOR FUTURE SALE

Sales or the availability for sale of substantial amounts of our Class A Common Stock in the public market could adversely affect the prevailing market price for such stock. Upon completion of the Distribution, we will have outstanding an aggregate of approximately [—] million shares of our Class A Common Stock and [—] million shares of our Class B Common Stock based upon the shares of MSG common stock outstanding on [—], 2015, excluding treasury stock and assuming no exercise of outstanding options. All of the shares of Class A Common Stock will be freely tradable without restriction or further registration under the Securities Act unless the shares are owned by our “affiliates” as that term is defined in the rules under the Securities Act. Shares held by “affiliates” may be sold in the public market only if registered or if they qualify for an exemption from registration or in compliance with Rule 144 under the Securities Act which is summarized below. Further, as described below, we plan to file a registration statement to cover the shares issued under our Employee Stock Plan.

Rule 144

In general, under Rule 144 as currently in effect, an affiliate would be entitled to sell within any three-month period a number of shares of Class A Common Stock that does not exceed the greater of:

•	one percent of the number of shares of our Class A Common Stock then outstanding; or

•	the average weekly trading volume of our Class A Common Stock on [NASDAQ] during the four calendar weeks preceding the filing of a notice of Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain holding period requirements, manner of sale provisions and notice requirements and to the availability of current public information about us.

Employee Stock Awards

As described under “Executive Compensation — Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards,” in connection with the Distribution we will issue under our Employee Stock Plan options with respect to approximately [—] shares of our Class A Common Stock in respect of previously outstanding awards by MSG. In addition, we anticipate making other equity based awards to our employees in the future. We currently expect to file a registration statement under the Securities Act to register shares to be issued under our Employee Stock Plan, including the options and stock appreciation rights that were granted in connection with the Distribution. Shares covered by such registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

Non-Employee Director Stock Awards

We also currently expect to file a registration statement under the Securities Act to register shares to be issued under our Director Stock Plan, including the options with respect to approximately [—] shares of the Company’s Class A Common Stock that will be granted in respect of previously outstanding MSG stock options and approximately [—] shares of the Company’s Class A Common Stock in connection with MSG’s restricted stock units, in each case held by MSG directors. These options and shares will be granted, issued and fully vested as of the Distribution date. Shares covered by such registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

Registration Rights Agreements

Charles F. Dolan, all other holders of Class B Common Stock (other than the Charles F. Dolan Children Trusts), the Dolan Children’s Foundation, the Dolan Family Foundation and the Company will enter into the Dolan Registration Rights Agreement, which will become effective upon consummation of the Distribution.

Under this agreement, the Company will provide the Dolan Parties (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). The Dolan Parties are expected to receive the Dolan Shares in the Distribution, which are expected to represent approximately [—]% of our Class B Common Stock as well as approximately [—] shares of Class A Common Stock, which are expected to represent less than [—]% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, are expected to represent approximately [—]% of our common stock and [—]% of the aggregate voting power of our common stock.

The Children Trusts and the Company will enter into the Children Trusts Registration Rights Agreement, which will become effective upon consummation of the Distribution. Under this agreement, the Company will provide the Children Trusts (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). The Children Trusts are expected to receive the Children Trust Shares in the Distribution, which are expected to represent approximately [—]% of our Class B Common Stock, as well as approximately [—] shares of Class A Common Stock, which are expected to represent less than [—]% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, are expected to represent approximately [—]% of our common stock and [—]% of the aggregate voting power of our common stock.

The Dolan Registration Rights Agreement and the Children Trusts Registration Rights Agreement will be filed prior to the Distribution as exhibits to the registration statement, of which this information statement forms a part, that we have filed with the SEC, and the foregoing discussion of those agreements is qualified in its entirety by reference to those agreements that will be filed prior to the Distribution.

DESCRIPTION OF CAPITAL STOCK

We are currently authorized to issue 1,000 shares of common stock. Prior to the Distribution we will amend our certificate of incorporation to provide authorization for us to issue [—] shares of capital stock, of which [—] shares will be Class A Common Stock, par value $.01 per share, [—] shares will be Class B Common Stock, par value $.01 per share, and [—] shares will be preferred stock, par value $.01 per share. The amended and restated certificate of incorporation will provide that our common stock and preferred stock will have the rights described below.

Class A Common Stock and Class B Common Stock

All shares of our common stock currently outstanding are fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

Voting

Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below. With respect to the election of directors, holders of Class A Common Stock will vote together as a separate class and be entitled to elect 25% of the total number of directors constituting the whole Board of Directors and, if such 25% is not a whole number, then the holders of Class A Common Stock, voting together as a separate class, will be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B Common Stock, voting together as a separate class, will be entitled to elect the remaining directors.

If, however, on the record date for any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of common stock, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class with respect to the election of directors and the holders of Class A Common Stock will not have the right to elect 25% of the total number of directors but will have one vote per share for all directors and the holders of Class B Common Stock will have ten votes per share for all directors. (On the date of the Distribution, we anticipate that the number of outstanding shares of Class A Common Stock will represent approximately [—]% of the total number of outstanding shares of both classes of common stock.)

If, on the record date for notice of any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class B Common Stock is less than 12 1⁄2% of the total number of outstanding shares of both classes of common stock, then the holders of Class A Common Stock, voting as a separate class, would continue to elect a number of directors equal to 25% of the total number of directors constituting the whole Board of Directors and, in addition, would vote together with the holders of Class B Common Stock, as a single class, to elect the remaining directors to be elected at such meeting, with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share.

In addition, the affirmative vote or consent of the holders of at least 66 2⁄3% of the outstanding shares of Class B Common Stock, voting separately as a class, is required for the authorization or issuance of any additional shares of Class B Common Stock and for any amendment, alteration or repeal of any provisions of our amended and restated certificate of incorporation which would affect adversely the powers, preferences or rights of the Class B Common Stock. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the common stock. Our amended and restated certificate of incorporation will not provide for cumulative voting.

Advance Notification of Stockholder Nominations and Proposals

Our amended by-laws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board of Directors. In particular, stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our amended by-laws. To be timely, the notice must be received by our corporate secretary not less than 60 or more than 90 days prior to the date of the stockholders’ meeting, provided that if the date of the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, the notice must be given not more than 10 days after such date is first announced or disclosed.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation will provide that, except as otherwise provided as to any series of preferred stock in the terms of that series, no action of stockholders required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of the stockholders to consent in writing to the taking of any action without a meeting is specifically denied.

Conversions

The Class A Common Stock has no conversion rights. The Class B Common Stock is convertible into Class A Common Stock in whole or in part at any time and from time to time on the basis of one share of Class A Common Stock for each share of Class B Common Stock. In certain circumstances certain holders of our Class B Common Stock will be required to convert their Class B Common Stock to Class A Common Stock prior to transferring such stock. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters — Beneficial Ownership of Stock.”

Dividends

Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends equally on a per share basis if and when such dividends are declared by the Board of Directors from funds legally available therefor. No dividend may be declared or paid in cash or property or shares of either Class A Common Stock or Class B Common Stock unless the same dividend is paid simultaneously on each share of the other class of common stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same dividend on a percentage basis (payable in shares of or securities convertible to shares of Class A Common Stock and other securities of us or any other person) as holders of Class B Common Stock receive (payable in shares of or securities convertible into shares of Class A Common Stock, shares of or securities convertible into shares of Class B Common Stock and other securities of us or any other person). The distribution of shares or other securities of the Company or any other person to common stockholders is permitted to differ to the extent that the common stock differs as to voting rights and rights in connection to certain dividends.

Liquidation

Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of a liquidation.

Other Terms

Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed, except as expressly provided in our amended and restated certificate of incorporation, unless the other class of common stock is subdivided, consolidated, reclassified or otherwise changed at the same time, in the same proportion and in the same manner.

In any merger, consolidation or business combination the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of common stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Class A Common Stock and Class B Common Stock.

Transfer Agent

The transfer agent and registrar for the Class A Common Stock is Wells Fargo Shareowner Services.

Transfer Restrictions

The Company is the indirect owner of professional sports franchises in the NBA and the NHL. As a result, ownership and transfers of our common stock are subject to certain restrictions under the constituent documents of the NBA and the NHL as well as under the Company’s consent agreements with the NBA and the NHL in connection with their approval of the Distribution.

Under the NBA arrangements, transfers and ownership of 5% or more of our common stock require the prior approval of the NBA. So long as the Company is controlled by the Dolan family, “Institutional Investors” are permitted to acquire and own up to 15% of our Class A Common Stock without obtaining prior approval of the NBA. For this purpose, an “Institutional Investor” is a person (i) whose total assets owned and under management exceeds $500 million ($100 million in the case of a registered investment company) and (ii) who fits within one or more of the following categories (defined with reference to clauses (A)-(F) and (J) of Rule 13d-1(b)(1)(ii) under the Exchange Act):

•	A broker or dealer registered under Section 15 of the Exchange Act;

•	A bank as defined in Section 3(a)(6) of the Exchange Act;

•	An insurance company as defined in Section 3(a)(19) of the Exchange Act;

•	An investment company registered under Section 8 of the Investment Company Act of 1940;

•	Any person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940 or under the laws of any state;

•	An employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. 1001 et seq. (“ERISA”) that is subject to the provisions of ERISA, or any such plan that is not subject to ERISA that is maintained primarily for the benefit of the employees of a state or local government or instrumentality, or an endowment fund; and

•	A non-U.S. institution that is the functional equivalent of any of the institutions listed above, so long as the non-U.S. institution is subject to a regulatory scheme that is (A) substantially comparable to the regulatory scheme applicable to the equivalent U.S. institution and (B) imposed under the laws of Switzerland, Canada, Australia, Japan, China or any country in Europe that is part of the “G-20” group of nations.

In addition, an “Affiliate” of an Institutional Investor will also be deemed to be an Institutional Investor; provided, that no such Affiliate that is not an Institutional Investor in its own right can own more than 5% of our outstanding common stock and no Institutional Investor, together with its Affiliates, can own more than 15% of our outstanding Class A Common Stock. For purposes of these transfer restrictions, an “Affiliate” means a person that controls, is controlled by or is under common control with the institution/investor.

Transfers of our Class B Common Stock are also subject to restrictions under the NBA rules, subject to certain exceptions involving transfers of such shares among Dolan family interests. Prior to any transaction that results in the Dolan family no longer controlling the Company, we will likely need to negotiate a new consent agreement with the NBA.

Under the NHL arrangements, transfers and ownership of our Class A Common Stock are subject to NHL approval only if they constitute a “controlling interest” in the New York Rangers. The NHL has agreed that so long as the Dolan family has the right to elect a majority of our board of directors, there are no restrictions on transactions in, or ownership of, our Class A Common Stock. Transfers of our Class B Common Stock are subject to restrictions under the NHL arrangements, subject to certain exceptions involving transfers of such shares among Dolan family interests. Prior to any transaction that results in the Dolan family no longer controlling the Company, we will likely need to negotiate a new consent agreement with the NHL.

In order to protect the Company and its NBA and NHL franchises from sanctions that might be imposed by the NBA or the NHL as a result of violations of these restrictions, our amended and restated certificate of incorporation provides that if at any time the Company owns, directly or indirectly, an interest in a professional sports franchise, the ownership and transfer of shares of our common stock will be subject to any applicable restrictions on transfer imposed by the league or other governing body with respect to such franchise (a “League”), which restrictions are described in our filings (including exhibits) with the SEC. If a transfer of shares of our common stock (including any pledge or creation of a security interest therein) to a person or the ownership of shares of our common stock by a person requires approval or other action by a League and such approval or other action has not been obtained or taken as required, the Company shall have the right by written notice to the holder to require the holder to dispose of the shares of common stock which triggered the need for such approval (the “excess shares”) within 10 days of delivery of such notice (a “required divestiture”). If a holder has failed to provide documentation satisfactory to the Company of the holder’s compliance with a required divestiture by the fifth business day following the end of the 10 day period, then, in addition to any other remedies the Company may have for such failure to comply with a required divestiture, the Company shall have the right, in its sole discretion, to redeem from such holder the excess shares (“mandatory redemption”) by providing written notice of such required divestiture to the holder (a “redemption notice”) and mailing a check payable to the holder in an amount equal to 85% of the fair market value of the excess shares on the date of the notice. For the purposes of establishing the fair market value of the excess shares, the fair market value of a share of our common stock will be equal to the average of the closing sale price (or if no closing sale price is reported, the last reported sale price) of our Class A Common Stock on [NASDAQ] (or if the Class A Common Stock is not traded on [NASDAQ] on any date of determination, the principal securities exchange on which such stock is listed or quoted) over the 10 trading day period ending on the second trading day preceding the redemption notice, or such other amount as determined in good faith by the Company’s board of directors. A mandatory redemption shall require no action by the holder of the redeemed shares and the shares shall be deemed cancelled upon our delivery of payment therefore. The certificates representing our common stock will contain a legend with respect to the foregoing provision in our amended and restated certificate of incorporation.

Preferred Stock

Under our amended and restated certificate of incorporation, our Board of Directors will be authorized, without further stockholder action to provide for the issuance of up to [—] shares of preferred stock in one or more series. The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designations. There will be no shares of our preferred stock outstanding at the time of the Distribution. Any issuance of preferred stock may adversely affect the rights of holders of our common stock and may render more difficult certain unsolicited or hostile attempts to take over the Company.

Certain Corporate Opportunities and Conflicts

Our amended and restated certificate of incorporation will recognize that Overlap Persons may serve as directors, officers, employees, consultants and agents of an Other Entity and will provide that if a director or officer of the Company who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Company or any of its subsidiaries, in which the Company could have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”), (i) such Overlap Person will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such director or officer refers such Potential Business Opportunity to an Other Entity, such Overlap Person shall have no duty or obligation to refer such Potential Business Opportunity to the Company or to give any notice to the Company regarding such Potential Business Opportunity (or any matter related thereto), (ii) if such Overlap Person refers a Potential Business Opportunity to an Other Entity, such Overlap Person, to the fullest extent permitted by law, will not be liable to the Company as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Company, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Company regarding such Potential Business Opportunity or any matter relating thereto, (iii) any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person, and (iv) if a director or officer who is an Overlap Person refers a Potential Business Opportunity to an Other Entity, then, as between the Company, on the one hand, and such Other Entity, on the other hand, the Company shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of, such Potential Business Opportunity, unless in each case referred to in clause (i), (ii), (iii) or (iv), such Potential Business Opportunity is considered a “Restricted Potential Business Opportunity” as defined in our amended and restated certificate of incorporation. In our amended and restated certificate of incorporation, the Company has renounced to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. In the event that the Company’s Board of Directors declines to pursue a Restricted Potential Business Opportunity, Overlap Persons are free to refer such Restricted Potential Business Opportunity to an Other Entity.

Our amended and restated certificate of incorporation will provide that no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Company and/or any of its subsidiaries, on the one hand, and an Other Entity, on the other hand, before the Company ceased to be an indirect, wholly-owned subsidiary of MSG shall be void or voidable or be considered unfair to the Company or any of its subsidiaries solely because an Other Entity is a party thereto, or because any directors, officers or employees of an Other Entity were present at or participated in any meeting of the Board of Directors, or a committee thereof, of the Company that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Company may from time to time enter into and perform, and cause or permit any of its subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Other Entity. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Company or an Other Entity, shall be considered contrary to any fiduciary duty owed to the Company (or to any stockholder of the Company) by any director or officer of the Company who is an Overlap Person. To the fullest extent permitted by law, no director or officer of the Company who is an Overlap Person thereof shall have or be under any fiduciary duty to the Company (or to any stockholder of the Company) to refrain from acting on behalf of the Company or an Other Entity in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and each such director or officer of the Company who is an Overlap Person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and shall be deemed not to have breached his or her duties of loyalty to the Company (or to any stockholders of the Company) and not to have derived an improper personal benefit therefrom.

No alteration, amendment or repeal of, or adoption of any provision inconsistent with the foregoing provisions will have any effect upon (a) any agreement between the Company or a subsidiary thereof and any Other Entity, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time, (b) any transaction entered into between the Company or a subsidiary thereof and any Other Entity, before the Amendment Time, (c) the allocation of any business opportunity between the Company or any subsidiary thereof and any Other Entity before the Amendment Time, or (d) any duty or obligation owed by any director or officer of the Company or any subsidiary of the Company (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

Section 203 of the Delaware General Corporation Law

Section 203 of the General Corporation Law of the State of Delaware prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that a stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Company’s Board of Directors, (2) the interested stockholder acquired at least 85% of the aggregate voting power of the Company in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the Board of Directors and the affirmative vote of the holders of two-thirds of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the Company’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. Our amended and restated certificate of incorporation will not contain such an election. However, we expect our Board of Directors to exercise its right under Section 203 to approve the acquisition of our common stock in the Distribution by members of the Dolan family group. This will have the effect of making Section 203 inapplicable to transactions between the Company and current and future members of the Dolan family group.

Limitation on Personal Liability

We have provided, consistent with the Delaware General Corporation Law, in our certificate of incorporation that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

INDEMNIFICATION

OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation, will provide that, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, or by any successor thereto, the Company will indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification provided under the certificate of incorporation is not exclusive of any other rights to which a person seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The amended and restated certificate of incorporation also provides that no amendment, modification or repeal of the indemnification provision shall adversely affect any right or protection of a person that exists at the time of such amendment, modification or repeal.

Prior to the Distribution, we expect to enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements will provide that we will, to the fullest extent permitted by Delaware law, and subject to the terms and conditions of each indemnification agreement, indemnify each director and executive officer against certain types of liabilities and pay or reimburse certain expenses if the director or executive officer is involved in any manner (including as a party or witness) in certain types of proceedings by reason of the fact of such person’s service as a director, officer, partner, trustee, fiduciary, manager or employee of the Company or of any other corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise (a) that is affiliated with the Company or (b) at the written request of the Board, a Board committee, the Executive Chairman or the Chief Executive Officer of the Company.

The Distribution Agreement between us and MSG provides for indemnification by us of MSG and its directors, officers and employees and by MSG of us and our directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Exchange Act. The amount of these indemnity obligations is unlimited.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement, of which this information statement forms a part, under the Exchange Act and the rules and regulations promulgated under the Exchange Act with respect to the shares of our Class A Common Stock being distributed to MSG stockholders in the Distribution. This information statement does not contain all of the information set forth in the registration statement and its exhibits and schedules, to which reference is made hereby. Statements in this information statement as to the contents of any contract, agreement or other document are qualified in all respects by reference to such contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the full text of such contract, agreement or document for a more complete understanding of the document or matter involved. For further information with respect to us and our Class A Common Stock, we refer you to the registration statement, of which this information statement forms a part, including the exhibits and the schedules filed as a part of it.

We intend to furnish the holders of our Class A Common Stock with annual reports and proxy statements containing financial statements audited by an independent public accounting firm and file with the SEC quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information. We also intend to furnish other reports as we may determine or as required by law.

The registration statement, of which this information statement forms a part, and its exhibits and schedules, and other documents which we file with the SEC can be inspected and copied at, and copies can be obtained from, the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You can also obtain reports, proxy statements and other information about us at [NASDAQ’s] web site at [http://www.nasdaq.com].

Information that we file with the SEC after the date of this information statement may supersede the information in this information statement. You may read these reports, proxy statements and other information and obtain copies of such documents and information as described above.

No person is authorized to give any information or to make any representations other than those contained in this information statement, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this information statement nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth or in our affairs since the date hereof.

COMBINED FINANCIAL STATEMENTS AS OF JUNE 30, 2014 AND 2013 AND FOR THE THREE YEARS ENDED JUNE 30, 2014, 2013 AND 2012

WHEN THE TRANSACTION REFERRED TO IN NOTE 1 OF THE NOTES TO THE COMBINED FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

MSG Spinco, Inc.:

We have audited the accompanying combined balance sheets of MSG Spinco, Inc. (a combination of certain businesses and assets of The Madison Square Garden Company) as of June 30, 2014 and 2013, and the related combined statements of operations, comprehensive loss, cash flows, and divisional equity for each of the years in the three-year period ended June 30, 2014. In connection with our audits of the combined financial statements, we also have audited the financial statement schedule (as listed in the index to Item 15). These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of MSG Spinco, Inc. as of June 30, 2014 and 2013, and the combined results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2014, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

New York, New York

            , 2015

SPORTS AND ENTERTAINMENT BUSINESSES OF THE MADISON SQUARE GARDEN COMPANY

COMBINED BALANCE SHEETS as of June 30, 2014 and 2013

(in thousands)

	June 30,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$6,143	$2,277
Restricted cash	9,823	8,413
Accounts receivable, net	51,810	42,762
Net related party receivables	567	68
Prepaid expenses	21,444	24,726
Loan receivable from MSG	29,683	22,926
Other current assets	38,449	26,174

Total current assets	157,919	127,346
Investments in and loans to nonconsolidated affiliates	225,632	—
Property and equipment, net	1,231,300	1,093,169
Amortizable intangible assets, net	29,263	36,202
Indefinite-lived intangible assets	163,850	158,636
Goodwill	277,166	277,166
Other assets	52,061	40,344

Total assets	$2,137,191	$1,732,863

LIABILITIES AND DIVISIONAL EQUITY
Current Liabilities:
Accounts payable	$7,388	$3,676
Net related party payables	1,973	2,159
Accrued liabilities:
Employee related costs	99,904	66,538
Other accrued liabilities	147,906	163,612
Deferred revenue	291,865	229,422

Total current liabilities	549,036	465,407
Defined benefit and other postretirement obligations	72,150	56,344
Other employee related costs	57,845	42,141
Other liabilities	54,120	48,420
Deferred tax liability	212,837	203,787

Total liabilities	945,988	816,099

Commitments and contingencies (Notes 9, 10 and 11)
Divisional Equity:
MSG investment	1,227,218	941,980
Accumulated other comprehensive loss	(36,015)	(25,216)

Total divisional equity	1,191,203	916,764

Total liabilities and divisional equity	$2,137,191	$1,732,863

See accompanying notes to combined financial statements.

SPORTS AND ENTERTAINMENT BUSINESSES OF THE MADISON SQUARE GARDEN COMPANY

COMBINED STATEMENTS OF OPERATIONS for the years ended June 30, 2014, 2013 and 2012

(in thousands)

	Years Ended June 30,
	2014	2013	2012
Revenues (including related party revenues of $79,707, $65,099 and $62,854, respectively)	$913,615	$722,943	$728,867

Operating expenses:
Direct operating (including net charges from related parties of $110, $1,371 and $3,732, respectively)	714,825	533,282	530,307
Selling, general and administrative (net of charges to related parties of $(49,648), $(42,367) and $(38,358), respectively)	221,109	176,139	171,757
Depreciation and amortization	91,709	72,551	62,940

	1,027,643	781,972	765,004

Operating loss	(114,028)	(59,029)	(36,137)

Other income (expense):
Equity in loss of nonconsolidated affiliates	(1,323)	—	—
Interest income (including interest income from MSG of $957, $587 and $338 for the years ended June 30, 2014, 2013 and 2012, respectively, and interest income from nonconsolidated affiliates of $589 for the year ended June 30, 2014)	1,548	595	384
Interest expense	(1,528)	(2,204)	(1,251)
Miscellaneous	95	3,497	7,072

	(1,208)	1,888	6,205

Loss from operations before income taxes	(115,236)	(57,141)	(29,932)
Income tax expense	(1,697)	(1,133)	(6,350)

Net loss	$(116,933)	$(58,274)	$(36,282)

See accompanying notes to combined financial statements.

SPORTS AND ENTERTAINMENT BUSINESSES OF THE MADISON SQUARE GARDEN COMPANY

COMBINED STATEMENTS OF COMPREHENSIVE LOSS for the years ended June 30, 2014, 2013 and 2012

(in thousands)

	Years Ended June 30,
	2014		2013		2012
Net loss		$(116,933)		$(58,274)		$(36,282)

Other comprehensive income (loss):
Pension plans and postretirement plan:
Net unamortized gains (losses) arising during the period	$(11,938)		$5,967		$(8,369)
Prior service credit due to plan amendment	—		—		331
Amortization of net actuarial loss included in net periodic benefit cost	1,265		1,845		1,779
Amortization of net prior service credit included in net periodic benefit cost	(126)	$(10,799)	(139)	$7,673	(150)	$(6,409)

Net changes related to available-for-sale securities		—		5,087		(8,961)

Other comprehensive income (loss)		(10,799)		12,760		(15,370)

Comprehensive loss		$(127,732)		$(45,514)		$(51,652)

See accompanying notes to combined financial statements.

SPORTS AND ENTERTAINMENT BUSINESSES OF THE MADISON SQUARE GARDEN COMPANY

COMBINED STATEMENTS OF CASH FLOWS for the years ended June 30, 2014, 2013 and 2012

(in thousands)

	Years Ended June 30,
	2014	2013	2012
Cash flows from operating activities:
Net loss	$(116,933)	$(58,274)	$(36,282)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	91,709	72,551	62,940
Impairment of deferred costs	—	4,982	—
Share-based compensation expense related to equity classified awards	13,698	8,514	10,580
Gain on sale of investment	—	(3,130)	—
Equity in loss of nonconsolidated affiliates	1,323	—	—
Provision for doubtful accounts	(21)	14	219
Change in assets and liabilities:
Accounts receivable, net	(9,027)	(12,213)	4,229
Net related party receivables	(499)	31	(59)
Prepaid expenses and other assets	(16,038)	(9,955)	(15,506)
Accounts payable	3,712	1,866	15,472
Net related party payables	(186)	962	(2,059)
Accrued and other liabilities	105,185	17,127	12,421
Deferred revenue	62,443	34,531	47,514
Deferred income taxes	1,697	1,133	6,350

Net cash provided by operating activities	137,063	58,139	105,819

Cash flows from investing activities:
Capital expenditures	(304,866)	(217,790)	(391,239)
Proceeds from sale of investment	—	44,136	—
Proceeds from renovation loan (Note 8)	18,000	—	—
Loan receivable from MSG	(5,800)	(10,000)	(4,000)
Payments for acquisition of assets	(1,499)	—	(27,657)
Investments in and loans to nonconsolidated affiliates	(226,510)	—	—

Net cash used in investing activities	(520,675)	(183,654)	(422,896)

Cash flows from financing activities:
Net transfers from MSG and MSG’s subsidiaries	387,478	124,805	314,770

Net cash provided by financing activities	387,478	124,805	314,770

Net increase (decrease) in cash and cash equivalents	3,866	(710)	(2,307)
Cash and cash equivalents at beginning of period	2,277	2,987	5,294

Cash and cash equivalents at end of period	$6,143	$2,277	$2,987

Non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	$13,997	$53,996	$54,438
Asset retirement obligations	(5,027)	6,700	15,998
Leasehold improvements paid by landlord and other non-cash additions to property and equipment	—	978	1,335
Acquisition of assets not yet paid	3,715	—	—

See accompanying notes to combined financial statements.

SPORTS AND ENTERTAINMENT BUSINESSES OF THE MADISON SQUARE GARDEN COMPANY

COMBINED STATEMENTS OF DIVISIONAL EQUITY for the years ended June 30, 2014, 2013 and 2012

(in thousands)

	MSG Investment	Accumulated Other Comprehensive Income (Loss)	Total
Balance as of June 30, 2011	$577,879	$(22,606)	$555,273
Net loss	(36,282)	—	(36,282)
Net increase in MSG investment	325,114	—	325,114
Other comprehensive loss	—	(15,370)	(15,370)

Balance as of June 30, 2012	$866,711	$(37,976)	$828,735
Net loss	(58,274)	—	(58,274)
Net increase in MSG investment	133,543	—	133,543
Other comprehensive income	—	12,760	12,760

Balance as of June 30, 2013	$941,980	$(25,216)	$916,764
Net loss	(116,933)	—	(116,933)
Net increase in MSG investment	402,171	—	402,171
Other comprehensive loss	—	(10,799)	(10,799)

Balance as of June 30, 2014	$1,227,218	$(36,015)	$1,191,203

See accompanying notes to combined financial statements.

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

All amounts included in the following Notes to Combined Financial Statements are presented in thousands, except per share data or as otherwise noted.

Note 1. Basis of Presentation and Description of Business

The Proposed Distribution

At meetings on October 27, 2014 and December 18, 2014, the board of directors of The Madison Square Garden Company (together with its subsidiaries, “MSG”) authorized and directed the Company’s management to explore spin-off transactions, including a spin-off of the MSG sports and entertainment businesses from the MSG media business.

During March 2015, the newly formed registrant, MSG Spinco, Inc. (“Spinco” or the “Company”), was incorporated in the State of Delaware.

The spin-off is expected to be completed through a tax-free pro rata distribution of all of the common stock of Spinco (the “Distribution”) to MSG stockholders.

As part of the Distribution, it is anticipated that Spinco’s opening balance sheet will be funded with a cash investment of $[—] from MSG.

Completion of the proposed Distribution is subject to certain conditions, including final approval by the MSG board of directors, certain approvals by the National Basketball Association (the “NBA”) and National Hockey League (the “NHL”), receipt of tax opinions and rulings and the filing and effectiveness of registration statements with the Securities and Exchange Commission (“SEC”).

Description of Business

Spinco is a live sports and entertainment business. The Company classifies its business interests into two reportable segments: MSG Entertainment and MSG Sports. MSG Entertainment presents or hosts live entertainment events, such as concerts, family shows, performing arts and special events, in the Company’s diverse collection of venues. MSG Entertainment also creates, produces and/or presents live productions, including the Radio City Christmas Spectacular and New York Spring Spectacular, both featuring the Radio City Rockettes, that are performed in the Company’s and other venues. MSG Sports owns and operates the following sports franchises: the New York Knicks (the “Knicks”) of the NBA, the New York Rangers (the “Rangers”) of the NHL, the New York Liberty (the “Liberty”) of the Women’s National Basketball Association (the “WNBA”), the Hartford Wolf Pack of the American Hockey League, which is the primary player development team for the Rangers, and the Westchester Knicks, an NBA Development League (the “NBADL”) team. MSG Sports also promotes, produces and/or presents a broad array of other live sporting events outside of its teams’ events.

The Company conducts a significant portion of its operations at venues that it either owns or operates under long-term leases. The Company owns the Madison Square Garden Arena (“The Garden”) and The Theater at Madison Square Garden in New York City, the Forum in Inglewood, CA and The Chicago Theatre in Chicago. In addition, the Company leases Radio City Music Hall and the Beacon Theatre in New York City, and has a booking agreement with respect to the Wang Theatre in Boston.

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Basis of Presentation

The combined financial statements of Spinco (the “combined financial statements”) were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of MSG. These financial statements reflect the combined historical results of operations, financial position and cash flows of the Company in accordance with U.S. generally accepted accounting principles (“GAAP”) and SEC Staff Accounting Bulletin Topic 1-B, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. References to U.S. GAAP issued by the Financial Accounting Standards Board (“FASB”) in these footnotes are to the FASB Accounting Standards Codification, also referred to as the “Codification” or “ASC.”

Historically, separate financial statements have not been prepared for Spinco and it has not operated as a stand-alone business from MSG. The combined financial statements include certain assets and liabilities that have historically been held by MSG or by other MSG subsidiaries but are specifically identifiable or otherwise attributable to Spinco. All significant intercompany transactions between MSG and Spinco have been included as components of MSG investment in the combined financial statements as they are to be considered effectively settled upon effectiveness of the Distribution. The combined financial statements are presented as if the Spinco businesses had been combined for all periods presented. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as immediately prior to the distribution all of the assets and liabilities presented are wholly-owned by MSG and are being transferred to Spinco at carry-over basis.

The combined statements of operations include allocations for certain support functions that are provided on a centralized basis and not historically recorded at the business unit level, such as expenses related to finance, human resources, information technology, and facilities, among others. As part of the Distribution, certain support functions are being transferred to Spinco and therefore, charges were reflected in order to properly burden all business units comprising MSG’s historical operations. These expenses have been allocated to MSG on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of combined revenues, headcount or other measures of Spinco or MSG. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred by the Company and may not reflect its combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

MSG uses a centralized approach to cash management and financing of operations. Cash is managed centrally with net earnings reinvested and working capital requirements met from existing liquid funds. The Company’s cash was available for use and was regularly “swept” by MSG at its discretion. Accordingly, the cash and cash equivalents held by MSG at the corporate level were not attributed to Spinco for any of the periods presented. Additionally, cash held in accounts legally owned by Spinco was attributed to the combined balance sheets for each period presented. Transfers of cash both to and from MSG are included as components of MSG investment on the combined statements of divisional equity.

MSG’s net investment in the Company has been presented as a component of divisional equity in the combined financial statements. Distributions made by MSG to the Company or to MSG from the Company are recorded as transfers to and from MSG and the net amount is presented on the combined statements of cash flows as “Net transfers from MSG and MSG’s subsidiaries.”

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Note 2. Summary of Significant Accounting Policies

Principles of Combination

The combined financial statements of the Company include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to Spinco. All significant intracompany accounts within Spinco’s combined businesses have been eliminated. All intercompany transactions between Spinco and MSG have been included in these combined financial statements as components of MSG investment. Expenses related to corporate allocations from Spinco to MSG, prior to the Distribution, are considered to be effectively settled in the combined financial statements at the time the transaction is recorded, with the offset recorded against MSG investment.

Use of Estimates

The preparation of the accompanying combined financial statements in conformity with GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Such estimates include the valuation of accounts receivable, investments, goodwill, intangible assets, other long-lived assets, tax accruals and other liabilities. In addition, estimates are used in revenue recognition, revenue sharing expense (net of escrow), luxury tax expense, income tax expense, performance and share-based compensation, depreciation and amortization, litigation matters and other matters. Management believes its use of estimates in the combined financial statements to be reasonable.

Management evaluates its estimates on an ongoing basis using historical experience and other factors, including the general economic environment and actions it may take in the future. The Company adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and as such these estimates may ultimately differ from actual results. Changes in estimates resulting from weakness in the economic environment or other factors beyond the Company’s control could be material and would be reflected in the Company’s financial statements in future periods.

Revenue Recognition

The Company recognizes revenue when the following conditions are satisfied: (a) persuasive evidence of a sales arrangement exists, (b) delivery occurs or services are rendered, (c) the sales price is fixed or determinable and (d) collectability is reasonably assured. Revenue recognition from the Company’s various revenue sources is discussed further in each respective segment’s revenue recognition policies below.

MSG Entertainment

The Company’s MSG Entertainment segment earns revenues from the sale of tickets for events that the Company produces or promotes/co-promotes. In addition, for entertainment events held at the Company’s venues that MSG Entertainment does not produce or promote/co-promote, revenues are earned for venue license fees from the third-party promoters of the event. Event-related revenues from the sale of tickets, venue license fees from third-party promoters, sponsorships, concessions and merchandise are recognized when the event occurs. Amounts collected in advance of an event are recorded as deferred revenue and are recognized as revenues when earned.

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Revenues from the sale of advertising in the form of venue signage and sponsorships, which are not related to any specific event, are recorded and recognized ratably over the period of benefit of the respective agreements.

Revenues from the rental of The Garden’s suites are recognized ratably over the period of benefit of the respective agreements for the benefit of both of the Company’s segments.

MSG Sports

The Knicks, Rangers and Liberty derive revenues principally from ticket sales and distributions of league-wide national television contracts and other league-wide revenue sources, which are recognized over the respective team’s season. Event-related revenues from other live sporting events, including the sale of tickets, venue license fees earned in connection with other live sporting events that the Company does not produce or promote, sponsorships, concessions and merchandise are recognized when the event occurs. Amounts collected in advance of an event are recorded as deferred revenue and are recognized as revenues when earned. Local media rights revenue recognized by MSG Sports for the licensing of team-related programming to MSG is generally recognized on a straight-line basis over the fiscal year.

Revenues from the sale of advertising in the form of venue signage and sponsorships, which are not related to any specific event, are recognized ratably over the period of benefit of the respective agreements.

Revenues from the rental of The Garden’s suites are recognized ratably over the period of benefit of the respective agreements for the benefit of both of the Company’s segments.

Multiple-Deliverable Transactions

The Company has various types of multiple-deliverable arrangements, including multi-year sponsorship agreements. The deliverables included in each sponsorship agreement vary and may include suite licenses, event tickets and various advertising benefits, which include items such as, but not limited to, signage at The Garden and the Company’s other venues. The timing of revenue recognition for each deliverable depends upon when delivery occurs or services are rendered. For example, suite license revenue is recognized ratably over the period of benefit of the respective agreement.

The Company allocates revenue to each deliverable within the arrangement based on its relative selling price. For many deliverables in an arrangement, such as event tickets and certain advertising benefits, the Company has vendor specific objective evidence (“VSOE”) of selling price as it typically sells the same or similar deliverables regularly on a stand-alone basis. Absent VSOE the Company considers whether third party evidence (“TPE”) is available; however, in most instances TPE is not available. The Company’s process for determining its estimated selling prices for deliverables without VSOE or TPE involves management’s judgment and considers multiple factors including company specific and market specific factors that may vary depending upon the unique facts and circumstances related to each deliverable. Key factors considered by the Company in developing a best estimate of selling price for deliverables include, but are not limited to, prices charged for similar deliverables, the Company’s ongoing pricing strategy and policies, and consideration of pricing of similar deliverables sold in other multiple-deliverable agreements.

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Gross versus Net Revenue Recognition

The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of several qualitative factors, including for co-promotions where we have a 50% or lower economic interest. Generally, when the Company is the promoter or co-promoter of an event, the Company reports revenue on a gross basis. When the Company acts as an agent, revenue is reported on a net basis.

Nonmonetary Transactions

The Company enters into nonmonetary transactions that involve the exchange of goods or services, such as advertising and promotional benefits as well as tickets, for other goods or services. Such transactions are measured and recorded at the fair value of the goods or services surrendered unless the goods or services received have a more readily determinable fair value. In addition, the Company enters into other monetary transactions in which nonmonetary consideration is also included and the entire transaction is recorded at fair value. If the fair values cannot be determined for either the asset(s) surrendered or received within reasonable limits, then the nonmonetary transaction is measured and recorded at the book value of the item(s) surrendered, which typically is zero.

Direct Operating Expenses

Direct operating expenses include, but are not limited to, compensation expense for the Company’s professional sports teams’ players and certain other team personnel, as well as league assessments for the MSG Sports segment; event costs related to the presentation and production of the Company’s live entertainment and sporting events; and venue lease, maintenance and other operating expenses.

Player Costs and Other Team Personnel Transactions, NBA Luxury Tax, Escrow System/Revenue Sharing and League Assessments for the MSG Sports Segment

Player Costs and Other Team Personnel Transactions

Costs incurred to acquire player contracts, including signing bonuses, are deferred and amortized over the applicable NBA or NHL regular season on a straight-line basis over the fixed contract period of the respective player. The NBA and NHL seasons are typically from November through April and October through April, respectively. Player salaries are also expensed over the applicable NBA, NHL or WNBA regular season typically on a straight-line basis. In certain player contracts the annual contractual salary amounts (including any applicable signing bonuses) may fluctuate such that expensing the salary for the entire contract on a straight-line basis over each regular season more appropriately reflects the economic benefit of the services provided.

In instances where a player sustains what is deemed to be a season-ending or career-ending injury, a provision is recorded, when that determination can be reasonably made, for the remainder of the player’s seasonal or contractual salary and related costs, together with any associated NBA luxury tax, net of any anticipated insurance recoveries. When players are traded, waived or contracts are terminated, any remaining unamortized signing bonuses are expensed to current operations. Amounts due to these individuals are generally paid over their remaining contract terms. Team personnel contract termination costs are recognized in the period in which those events occur. See Note 5 for further discussion of significant team personnel transactions.

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The NBA and NHL each have collective bargaining agreements (each, a “CBA”) with the respective league’s players association, to which the Company is subject. The NBA CBA expires after the 2020-21 season (although the NBA and the National Basketball Players Association (“NBPA”) each have the right to terminate the CBA following the 2016-17 season). The NHL CBA expires on September 15, 2022 (although the NHL and National Hockey League Players’ Association each have the right to terminate the CBA effective following the 2019-20 season).

The NBA CBA contains a “soft” salary cap (i.e., a cap on each team’s aggregate player salaries but with certain exceptions that enable teams to pay players more, sometimes substantially more, than the cap). The NHL CBA provides for a “hard” salary cap (i.e., teams may not exceed a stated maximum that has been negotiated for the 2012-13 and 2013-14 seasons and is adjusted each season thereafter based upon league-wide revenues).

NBA Luxury Tax

Amounts in this paragraph are in thousands, except for luxury tax rates.

The NBA CBA provides for a luxury tax that is applicable to all teams with aggregate player salaries exceeding a threshold that is set prior to each season based upon projected league-wide revenues (as defined under the CBA). A team’s luxury tax for the 2011-12 and 2012-13 seasons generally equaled the amount by which the team’s aggregate player salaries exceeded such threshold. Beginning with the 2013-14 season, the tax rates for teams with aggregate player salaries above such threshold starts at $1.50 for each $1.00 of team salary above the threshold up to $5,000 and scale up to $3.25 for each $1.00 of team salary that is from $15,000 to $20,000 over the threshold, and an additional tax rate increment of $0.50 applies for each additional $5,000 (or part thereof) of team salary in excess of $20,000 over the threshold. In addition, for teams that are taxpayers in at least four of any five seasons beginning in 2011-12, the above tax rates are increased by $1.00 for each increment. Beginning with the 2012-13 season, 50% of the aggregate luxury tax payments are to be used as a funding source for the revenue sharing plan and the remaining 50% of such payments will be distributed in equal shares to non-taxpaying teams. The Company recognizes the estimated amount associated with luxury tax expense or the amount it expects to receive as a non-tax paying team, if applicable, on a straight-line basis over the NBA regular season as a component of direct operating expenses.

NBA and NHL Escrow System/Revenue Sharing

The NBA CBA also provides that players collectively receive a designated percentage of league-wide revenues (net of certain direct expenses) as compensation (approximately 50%), and the teams retain the remainder. The percentage of league-wide revenues paid as compensation and retained by the teams does not apply evenly across all teams and accordingly the Company may pay its players a higher or lower percentage of the Knicks’ revenues than other NBA teams. Throughout each season, NBA teams withhold 10% of each player’s salary and contribute the withheld amounts to an escrow account. If the league’s aggregate player compensation exceeds the designated percentage of league-wide revenues, some or all of such escrowed amounts are distributed equally to all NBA teams. In the event that the league’s aggregate player compensation is below the designated percentage of league-wide revenues, the teams will remit the shortfall to the NBPA for distribution to the players. The NBA also has instituted a revenue sharing plan that generally requires the distribution of a pool of funds to teams with below-average net revenues (as defined in the plan), subject to reduction or elimination based on individual team market size and profitability. The plan is funded by a combination of disproportionate contributions from teams with above-average net revenues, subject to certain profit-based limits (each as defined in the plan); aggregate league-wide luxury tax proceeds (100% of proceeds

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for the 2011-12 season, 50% of proceeds for all seasons beginning with the 2012-13 season) (see above); and, beginning with the 2012-13 season, collective league sources, if necessary. Additional amounts may also be distributed on a discretionary basis, funded by assessments on playoff ticket revenues and through collective league sources.

The NHL CBA provides that each season the players receive as player compensation 50% of that season’s league-wide revenues, excluding the impact of agreed-upon aggregate transition payments of $300,000 to be paid on a deferred basis over three years beginning in 2014. Because the aggregate amount to be paid to the players is based upon league-wide revenues and not on a team-by-team basis, the Company may pay its players a higher or lower percentage of the Rangers’ revenues than other NHL teams pay of their own revenues. In order to implement the salary cap system, NHL teams withhold a portion of each player’s salary and contribute the withheld amounts to an escrow account. If the league’s aggregate player compensation for a season exceeds the designated percentage (50%) of that season’s league-wide revenues, the excess is retained by the league. For the shortened 2012-13 season, the excess funds were distributed by the NHL to all teams in equal shares. Beginning with the 2013-14 season, any such excess funds will be distributed to all teams in equal shares.

The NHL CBA provides for a revenue sharing plan which generally requires the distribution of a pool of funds approximating 6.055% of league-wide revenues to certain qualifying lower-revenue teams. Under the NHL CBA, the pool is funded as follows: (a) 50% from contributions by the top ten revenue earning teams (based on preseason and regular season revenues) in accordance with a formula; (b) then from payments by teams participating in the playoffs, with each team contributing 35% of its gate receipts for each home playoff game; and (c) the remainder from centrally-generated NHL sources. The Rangers are consistently among the top ten revenue teams and, accordingly, have consistently contributed to the top ten revenue teams component of the plan.

The Company recognizes the amount of its estimated revenue sharing expense associated with the preseason and regular season, net of the amount the Company expects to receive from the escrow, on a straight-line basis over the applicable NBA and NHL seasons as a component of direct operating expenses. In years when the Knicks or Rangers participate in the playoffs, the Company recognizes its estimate of the playoff revenue sharing contribution in the periods when the playoffs occur.

League Assessments

As members of the NBA and NHL, the Knicks and Rangers, respectively, are also subject to annual league assessments. The governing bodies of each league determine the amount of each season’s league assessments that are required from each member team. The Company recognizes its teams’ estimated league assessments on a straight-line basis over the applicable NBA or NHL season.

Production Costs for the MSG Entertainment Segment

The Company defers certain costs of productions such as creative design costs, scenery, wardrobes, rehearsal and other related costs for the Company’s proprietary shows. Deferred production costs are amortized on a straight-line basis over the course of a production’s performance period using the expected life of a show’s assets, which generally is 5 years. Deferred production costs are subject to recoverability assessments whenever there is an indication of potential impairment. The Company has approximately $58,279 and $37,780 of net deferred production costs recorded within other current assets and other assets in the accompanying combined balance sheets as of June 30, 2014 and 2013, respectively.

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Advertising Expenses

Advertising costs are typically charged to expense when incurred, however, advertising for productions such as the Radio City Christmas Spectacular and other live entertainment events are deferred within interim periods and expensed, over the run of the show, but by no later than the end of the fiscal year. Total advertising costs classified in direct operating and selling, general and administrative expenses were $24,800, $14,093 and $12,376 for the years ended June 30, 2014, 2013 and 2012, respectively.

Income Taxes

Spinco accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). Income taxes as presented herein attribute current and deferred income taxes of MSG to Spinco’s stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740. Accordingly, Spinco’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and the benefits of a consolidated return have been reflected where such returns have or could be filed based on the entities’ jurisdictions included in the combined financial statements. As a result, actual tax transactions included in the consolidated financial statements of MSG may not be included in the combined financial statements. Similarly, the tax treatment of certain items reflected in the combined financial statements may not be reflected in the consolidated financial statements and tax returns of MSG. Therefore, portions of items such as net operating losses, credit carryforwards, other deferred taxes, uncertain tax positions and valuation allowances may exist in the combined financial statements that may or may not exist in MSG’s consolidated financial statements.

Because Spinco’s operations are included in MSG’s tax returns, payments to certain tax authorities are made by MSG, and not by Spinco. Spinco only maintains taxes payable to/from the taxing authorities for legal entities that are fully-dedicated to the Spinco business. Spinco does not maintain taxes payable to/from MSG and the payments are deemed to settle the annual current tax payable balances immediately with the legal entities paying the tax in the respective jurisdictions through changes in MSG investment.

The Company accounts for investment tax credits using the “flow-through” method, under which the tax benefit generated from an investment tax credit is recorded in the period the credit is generated.

Share-based Compensation

Spinco’s employees have historically participated in MSG’s share-based compensation plans. Share-based compensation expense has been attributed to Spinco based on the awards and terms previously granted to MSG’s employees. MSG measures the cost of employee services received in exchange for an award of equity-based instruments based on the grant date fair value of the award. Share-based compensation cost is recognized in earnings (net of estimated forfeitures) over the period during which an employee is required to provide service in exchange for the award. Forfeitures are estimated based upon historical experience and expectations regarding future vesting of awards. To the extent actual forfeitures are different from the estimates, share-based compensation is adjusted accordingly. For purposes of the combined financial statements, share-based compensation expense related to corporate employees was recorded in addition to the expense attributed to Spinco’s direct employees. The allocated expense includes both directors and corporate executives of MSG, allocated using a proportional allocation driver which management has deemed to be reasonable.

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Cash and Cash Equivalents

The Company considers the balance of its investment in funds that substantially hold highly liquid securities that mature within three months or less from the date the fund purchases these securities to be cash equivalents. The carrying amount of cash and cash equivalents either approximates fair value due to the short-term maturity of these instruments or is at fair value. Checks outstanding in excess of related book balances are included in accounts payable in the accompanying combined balance sheets. The Company presents the change in these book cash overdrafts as cash flows from operating activities.

Restricted Cash

Restricted cash as of June 30, 2014 and 2013 primarily consist of cash required to be withheld from player salaries and deposited in an escrow account which is in the name of the Company pursuant to the NHL CBA. The escrow account will be distributed subsequent to the end of the season to the players and NHL teams based on the provisions of the NHL CBA. The carrying amount of restricted cash approximates fair value due to the short-term maturity of these instruments. Changes in restricted cash are reflected in cash flows from either operating or investing activities, depending on the circumstances to which the changes in the underlying restricted cash relate.

Accounts Receivable

Accounts receivable is recorded at net realizable value. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. The allowance for doubtful accounts is estimated based on the Company’s analysis of receivables aging, specific identification of certain receivables that are at risk of not being paid, past collection experience and other factors. The Company’s allowance for doubtful accounts was $537 and $605 as of June 30, 2014 and 2013, respectively.

Investments in Nonconsolidated Affiliates

The Company’s investments in nonconsolidated affiliates are accounted for using the equity method of accounting and are carried at cost, plus or minus the Company’s share of net earnings or losses of the investment, subject to certain other adjustments. The cost of equity method investments includes transaction costs of the acquisition. The Company’s share of net earnings or losses of the investment, inclusive of amortization expense for intangible assets associated with the investment, is reflected in equity in earnings (loss) of nonconsolidated affiliates on the Company’s combined statements of operations. Dividends received from the investee reduce the carrying amount of the investment. Due to the timing of receiving financial information from its nonconsolidated affiliates, the Company records its share of net earnings or losses of such affiliates on a three-month lag basis, with the exception of the amortization expense of intangible assets which are recorded currently.

Impairment of Investments

The Company reviews its investments at least quarterly to determine whether a decline in fair value below the cost basis is other-than-temporary. The primary factors the Company considers in its determination are the length of time that the fair value of the investment is below the Company’s carrying value; future prospects of the investee; and the Company’s intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. In addition, the Company considers other factors such as general market conditions, industry conditions, and analysts’ ratings. If the decline in fair value is deemed to be other-than-temporary, the cost basis of the investment is written down to fair value and the loss is realized as a component of net income.

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Long-Lived and Indefinite-Lived Assets

The Company’s long-lived and indefinite-lived assets consist of property and equipment, goodwill, indefinite-lived intangible assets and amortizable intangible assets.

Property and equipment is stated at cost. Equipment under capital leases is recorded at the present value of the total minimum lease payments. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets or, with respect to equipment under capital leases and leasehold improvements, amortized over the shorter of the lease term or the asset’s estimated useful life. The useful lives of the Company’s long-lived assets are based on estimates of the period over which the Company expects the assets to be of economic benefit to the Company. In estimating the useful lives the Company considers factors such as, but not limited to, risk of obsolescence, anticipated use, plans of the Company, and applicable laws and permit requirements. In July 2013, the permit for The Garden was renewed for ten years and these financial statements have been prepared assuming further renewal of that permit.

Identifiable intangible assets with finite useful lives are amortized on a straight-line basis over their respective estimated useful lives. Goodwill and identifiable intangible assets that have indefinite useful lives are not amortized.

Impairment of Long-Lived and Indefinite-Lived Assets

In assessing the recoverability of the Company’s long-lived and indefinite-lived assets, the Company must make estimates and assumptions regarding future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. Fair value estimates are made at a specific point in time, based on relevant information. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. If these estimates or material related assumptions change in the future, the Company may be required to record impairment charges related to its long-lived and/or indefinite-lived assets.

Goodwill is tested annually for impairment as of August 31st and at any time upon the occurrence of certain events or substantive changes in circumstances. The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If the Company can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would not need to perform the two-step impairment test for that reporting unit. If the Company cannot support such a conclusion or the Company does not elect to perform the qualitative assessment then the first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination. The Company’s two reporting units for evaluating goodwill impairment are the same as its reportable segments, and both of them have goodwill. The Company generally determines the fair value of a reporting unit using an income approach, such as the discounted cash flow method, in instances when it does not perform the qualitative assessment of goodwill.

Identifiable indefinite-lived intangible assets are tested annually for impairment as of August 31st and at any time upon the occurrence of certain events or substantive changes in circumstances. The Company has the option

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to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. In the qualitative assessment, the Company must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset other than goodwill has a carrying amount that more likely than not exceeds its fair value. If the Company 1) determines that an impairment, which occurs when the asset’s carrying amount exceeds its fair value, is more likely than not to exist, or 2) foregoes the qualitative assessment entirely, then the Company must conduct a quantitative analysis in order to make an impairment assessment. When performing the impairment test, if the carrying value of the intangible asset exceeds its fair value, then an impairment loss is recognized in an amount equal to that excess. The Company generally determines the fair value of an indefinite-lived intangible asset using an income approach, such as the relief from royalty method, in instances when it does not perform the qualitative assessment of the intangible asset.

For other long-lived assets, including intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value. The Company generally determines the fair value of a finite-lived intangible asset using an income approach, such as the discounted cash flow method.

Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Defined Benefit Pension Plans and Other Postretirement Benefit Plan

As more fully described in Note 14, certain of our employees participate in defined benefit pension plans (“Shared Plans”) sponsored by MSG, which include participants of other MSG subsidiaries. Spinco accounts for the Shared Plans under the guidance of ASC 715, Compensation — Retirement Benefits. Accordingly, Spinco records an asset or liability to recognize the funded status of the Shared Plans, as well as a liability only for any required contributions to the Shared Plans that are accrued and unpaid at the balance sheet date. The related pension expenses attributed to Spinco are based primarily on pensionable compensation of active participants. For the Shared Plans’ liabilities, the combined financial statements reflect the full impact of such plans on both the combined statements of operations and combined balance sheets. The pension expense related to employees of other MSG businesses participating in any of the Shared Plans is reflected as a contributory credit from MSG to Spinco, resulting in a decrease to the expense recognized in the combined statements of operations.

The plan that is sponsored by Spinco (“Direct Plan”) is accounted for as a defined benefit pension plan. Accordingly, the funded and unfunded position of the Direct Plan is recorded in the Company’s combined balance sheet.

Actuarial gains and losses that have not yet been recognized through income are recorded in accumulated other comprehensive income, until they are amortized as a component of net periodic benefit cost.

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NOTES TO COMBINED FINANCIAL STATEMENTS

(Continued)

Asset Retirement Obligations

The Company recorded asset retirement obligations related to the comprehensive transformation of The Garden into a state-of-the-art-facility (the “Transformation”) and the acquisition and renovation of the Forum (see Note 8). A liability is initially recorded at fair value for an asset retirement obligation associated with the retirement of tangible long-lived assets in the period in which it is incurred if a reasonable estimate of fair value can be made. When an asset retirement obligation is recorded, an offsetting increase to the carrying value of the related property and equipment is also recorded. The obligation is initially measured at fair value using expected present value techniques. Over time the liabilities are accreted for the change in their present value and the initial capitalized costs are depreciated over the remaining useful lives of the related assets. Changes resulting from revisions to the timing or amount of the original estimate of undiscounted cash flows are recognized as an increase or decrease in the carrying amount of the liability and the related asset retirement cost capitalized.

Recently Adopted Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which amends ASC Topic 820, Fair Value Measurement. The amended guidance changes the wording used to describe many requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. The Company adopted ASU No. 2011-04 effective January 1, 2012. The adoption of this ASU did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In September 2011, the FASB issued ASU No. 2011-09, Compensation — Retirement Benefits — Multiemployer Plans (Subtopic 715-80) — Disclosures about an Employer’s Participation in a Multiemployer Plan, which requires employers that participate in multiemployer pension plans to provide additional quantitative and qualitative disclosures in order to provide more information about an employer’s involvement in multiemployer pension plans. Although the majority of the amendments in this ASU apply only to multiemployer pension plans, there are also amendments that require changes in disclosures for multiemployer plans that provide postretirement benefits other than pensions. The Company adopted this ASU in the fourth quarter of the year ended June 30, 2012. This ASU impacted the Company’s disclosures only and did not have any impact on the Company’s financial position, results of operations, or cash flows. The disclosures required by this ASU are presented in Note 14 to the combined financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220) — Presentation of Comprehensive Income, which is intended to improve the overall quality of financial reporting by increasing the prominence of items reported in other comprehensive income, and to additionally align the presentation of other comprehensive income in financial statements prepared in accordance with GAAP with those prepared in accordance with International Financial Reporting Standards. An entity now has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Additionally, in December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220) — Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05, to indefinitely defer the effective date of the specific requirement to present items that are reclassified out of accumulated other comprehensive income to net income alongside their respective components of net income and other comprehensive income. During the deferral period, the existing requirements in GAAP for the presentation of reclassification adjustments are

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(Continued)

required to be followed. These standards were retrospectively adopted by the Company in the first quarter of fiscal year 2013 and the Company elected to present two separate but consecutive statements. The adoption of these standards resulted only in changes in the presentation of its financial statements and did not have an impact on the Company’s financial position, results of operations, or cash flows.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles — Goodwill and Other (Topic 350) — Testing Goodwill for Impairment, which amends ASC Topic 350, Intangibles — Goodwill and Other. This guidance permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying a two-step goodwill impairment test. If an entity can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, it would not need to perform the two-step impairment test for that reporting unit. This standard was adopted by the Company in the first quarter of fiscal year 2013. The adoption of this standard did not have an impact on the Company’s financial position, results of operations, or cash flows.

In July 2012, the FASB issued ASU No. 2012-02, Intangibles — Goodwill and Other (Topic 350) — Testing Indefinite-Lived Intangible Assets for Impairment, to establish an optional two-step analysis for impairment testing of indefinite-lived intangibles other than goodwill. In particular, the two-step analysis establishes an optional qualitative assessment to precede the quantitative assessment, if necessary. This standard was adopted by the Company in the first quarter of fiscal year 2013. The adoption of this standard did not have an impact on the Company’s financial position, results of operations, or cash flows.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220) — Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires an entity to provide information about amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. This standard was adopted by the Company in the first quarter of fiscal year 2014. The adoption of this standard impacted the Company’s disclosures only and did not have any impact on the Company’s financial position, results of operations, or cash flows.

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which revises the definition of a discontinued operation to limit the circumstances under which a disposal or classification as held for sale qualifies for presentation as a discontinued operation. Expanded disclosures are required concerning a discontinued operation and the disposal of a significant component of an entity not qualifying as a discontinued operation. The revised standard is effective for any new disposals and new classifications of assets held for sale in annual and interim periods beginning after December 15, 2014. Early adoption is permitted. The Company elected to early adopt this guidance in the fourth quarter of fiscal year 2014. The adoption of this standard did not have any impact on the Company’s financial position, results of operations, or cash flows.

Recently Issued Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in FASB ASC Topic 605, Revenue Recognition. This

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(Continued)

ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This standard will be effective for the Company beginning in the first quarter of fiscal year 2018 using one of two retrospective application methods. The Company is currently evaluating the impact this standard will have on its combined financial statements.

Note 3. Acquisition

On June 25, 2012, the Company acquired the Forum located in Inglewood, CA for a purchase price of $23,500. The acquisition was accounted for as an asset acquisition and the cost of the acquisition was allocated to the assets acquired based on their relative fair values. Acquisition-related costs of $6,828 were capitalized as costs of the acquisition and were allocated to the assets acquired based upon the nature of the cost.

The allocation of the purchase price, including acquisition-related costs, as of the acquisition date were as follows:

Land	$23,757
Building	6,031
Trademarks	540

$30,328

The trademarks were determined to be indefinite-lived intangible assets and were valued using a relief-from-royalty method in which the expected benefits are valued by discounting hypothetical royalty payments based on projected revenues covered by the trademarks.

In addition, the Company initially recorded an asset retirement obligation in the amount of $6,000 and an offsetting increase to the carrying value of the related property and equipment in connection with the acquisition and planned revitalization. During the year ended June 30, 2014, the original estimate was revised and recognized as a decrease in the carrying amount of the liability and the related asset retirement cost capitalized.

Note 4. Impairment Charge

As a result of the financial performance of a theatrical production of the Radio City Christmas Spectacular that played in three markets outside of New York during the year ended June 30, 2013, the Company evaluated whether or not an impairment of the deferred costs related to that production had occurred. Consequently, the Company’s MSG Entertainment segment recorded an impairment charge of $4,982 for the remaining unamortized deferred cost of assets related to this theatrical production outside of New York, which is reflected in direct operating expenses in the accompanying combined statement of operations for the year ended June 30, 2013.

Note 5. Team Personnel Transactions and Insurance Recoveries

Direct operating and selling, general and administrative expenses in the accompanying combined statements of operations include net provisions for transactions relating to players and certain other team personnel on the Company’s sports teams for (i) season-ending injuries, (ii) trades and (iii) waivers and contract termination costs (“Team Personnel Transactions”).

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NOTES TO COMBINED FINANCIAL STATEMENTS

(Continued)

The following table sets forth provisions for Team Personnel Transactions and insurance recoveries recorded by the Company’s MSG Sports segment:

	Years Ended June 30,
	2014	2013	2012
Provisions for Team Personnel Transactions	$54,225	$18,715	$16,314
Insurance recoveries related to non season-ending player injuries	—	—	323

Note 6. Investments in Nonconsolidated Affiliates

The Company’s investments in and loans to nonconsolidated affiliates include Azoff MSG Entertainment LLC (“Azoff-MSG”), Brooklyn Bowl Las Vegas, LLC (“BBLV”) and Tribeca Enterprises LLC (“Tribeca Enterprises”). The Company determined that these investments are not variable interest entities and therefore these investments were each analyzed under the voting interest model. The Company determined that due to a lack of a voting majority and consistent with the accounting for partnership (or similar entities) interests, it does not control these entities. Accordingly, the Company accounts for these investments under the equity method of accounting.

In September 2013, the Company acquired an interest in Azoff-MSG for $125,000. The Azoff-MSG entity owns and operates businesses in the entertainment industry and is currently focused on music management, performance rights, comedy and productions, and strategic marketing. As of the acquisition date the carrying amount of the investment was greater than the Company’s equity in the underlying assets of Azoff-MSG due to the difference in the carrying amounts of goodwill and amortizable intangible assets of approximately $108,220 and $17,350, respectively. The difference attributable to amortizable intangible assets is being amortized straight-line over the expected useful lives of the intangible assets, which range from 5 to 7 years. In addition, the Company agreed to provide up to $50,000 of revolving credit loans to Azoff-MSG. See Note 20 for a discussion of a subsequent increase in this loan facility.

In August 2013, the Company acquired an interest in BBLV. In March 2014, BBLV opened a new venue in Las Vegas which brings together live music, bowling and a restaurant. As of June 30, 2014 the Company’s preferred equity investment in BBLV, together with transaction costs related to the acquisition, was $25,725. The Company has $682 of remaining preferred equity commitment to BBLV that had not yet been funded as of June 30, 2014. The below amounts are inclusive of an increased equity commitment made in June 2014 above the amount originally committed on the acquisition date. Additionally, in June 2014, the Company agreed to loan up to $2,600 to BBLV. See Note 20 for a discussion of the subsequent impairment charge recognized in the quarter ended December 31, 2014.

In March 2014, the Company acquired an interest in Tribeca Enterprises for $22,500. Tribeca Enterprises owns the rights to and operates the Tribeca Film Festival and certain other businesses. As of the acquisition date the carrying amount of the investment was greater than the Company’s equity in the underlying assets of Tribeca Enterprises due to the difference in the carrying amounts of indefinite-lived and amortizable intangible assets of approximately $5,750 and $5,350, respectively. The difference attributable to amortizable intangible assets is being amortized straight-line over 10 years, the expected useful life of the intangible asset. In connection with the investment, the Company and Tribeca Enterprises have a service agreement pursuant to which the Company provides marketing inventory and consulting services to Tribeca Enterprises for a fee. See Note 20 for a discussion of a $1,000 loan facility the Company has provided to Tribeca Enterprises.

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(Continued)

The Company’s ownership percentages and investments in and loans to nonconsolidated affiliates consisted of the following:

	Ownership Percentage	Investment	Loan (b)	Total
June 30, 2014
Azoff-MSG	50%	$125,677	$50,300	$175,977
BBLV	(a )	25,725	1,348	27,073
Tribeca Enterprises	50%	22,582	—	22,582

Total investments in and loans to nonconsolidated affiliates		$173,984	$51,648	$225,632

(a)	The Company will be entitled to receive back its capital, which was 78% of BBLV’s total capital as of June 30, 2014, plus a preferred return, after which the Company will own a 20% interest in BBLV.
(b)	Represents outstanding loan balances, inclusive of amounts due to the Company for interest. See Note 20.

The following is summarized financial information for the Company’s equity method investments discussed above. The amounts shown below represent 100% of these equity method investments’ financial position and results of operations.

Balance Sheet	June 30, 2014
Current assets	$15,402
Noncurrent assets	49,158

$64,560

Current liabilities	$13,461
Noncurrent liabilities	18,285
Shareholder’s equity	32,814

$64,560

Results of Operations	Year Ended June 30, 2014
Revenues	$14,214
Loss from continuing operations	(2,870)
Net loss	(2,870)

Note 7. Goodwill and Intangible Assets

The carrying amount of goodwill, by reportable segment, as of June 30, 2014 and 2013 is as follows:

	June 30,
	2014	2013
MSG Entertainment	$58,979	$58,979
MSG Sports	218,187	218,187

	$277,166	$277,166

During the first quarter of fiscal year 2014, the Company performed its annual impairment test of goodwill, and there was no impairment of goodwill identified for any of its reportable segments. The Company did not record any impairments of goodwill for any of the periods presented herein.

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(Continued)

The Company’s indefinite-lived intangible assets as of June 30, 2014 and 2013 are as follows:

	June 30,
	2014	2013
Sports franchises (MSG Sports segment)	$101,429	$96,215
Trademarks (MSG Entertainment segment)	62,421	62,421

	$163,850	$158,636

In March 2014, the Company acquired the rights to own and operate an NBADL team, named the Westchester Knicks, which began operations during the 2014-15 season. The purchase was accounted for as the acquisition of an indefinite-lived franchise intangible asset.

During the first quarter of fiscal year 2014, the Company performed its annual impairment test of identifiable indefinite-lived intangible assets, and there were no impairments identified.

The Company’s intangible assets subject to amortization as of June 30, 2014 and 2013 are as follows:

As of June 30, 2014	Gross	Accumulated Amortization	Net
Season ticket holder relationships	$73,124	$(48,660)	$24,464
Suite holder relationships	15,394	(12,940)	2,454
Other intangibles	4,217	(1,872)	2,345

	$92,735	$(63,472)	$29,263

As of June 30, 2013
Season ticket holder relationships	$73,124	$(43,401)	$29,723
Suite holder relationships	15,394	(11,542)	3,852
Other intangibles	4,217	(1,590)	2,627

	$92,735	$(56,533)	$36,202

The estimated useful lives of the Company’s intangible assets subject to amortization are as follows:

Estimated Useful Lives
Season ticket holder relationships	12 to 15 years
Suite holder relationships	11 years
Other intangibles	15 years

Amortization expense for intangible assets amounted to $6,939, $7,067 and $7,785 for the years ended June 30, 2014, 2013 and 2012, respectively.

The Company expects its aggregate annual amortization expense for existing intangible assets subject to amortization for each fiscal year from 2015 through 2019 to be as follows:

Fiscal year ending June 30, 2015	$6,939
Fiscal year ending June 30, 2016	6,591
Fiscal year ending June 30, 2017	5,066
Fiscal year ending June 30, 2018	3,616
Fiscal year ending June 30, 2019	3,616

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NOTES TO COMBINED FINANCIAL STATEMENTS

(Continued)

Note 8. Property and Equipment

As of June 30, 2014 and 2013, property and equipment consisted of the following assets:

	June 30,		Estimated Useful Lives
	2014	2013
Land	$91,678	$92,828
Buildings	1,077,782	781,622	Up to 45 years
Equipment	272,055	240,559	2 to 20 years
Aircraft	43,598	43,388	8 to 15 years
Furniture and fixtures	50,490	34,281	3 to 9 years
Leasehold improvements	131,890	129,614	Shorter of term of lease or life of improvement
Construction in progress	5,472	145,912

	1,672,965	1,468,204
Less accumulated depreciation and amortization	(441,665)	(375,035)

	$1,231,300	$1,093,169

Depreciation and amortization expense on property and equipment amounted to $84,770, $65,484 and $55,155 for the years ended June 30, 2014, 2013 and 2012, respectively. During the second quarter of fiscal year 2014, the Company placed into service assets related to the Transformation and the Forum. See Note 20 for the discussion of accelerated depreciation of the Company’s professional sports teams’ aircraft which was recorded during the quarter ended September 30, 2014.

For the year ended June 30, 2014, the City of Inglewood provided the Company with an $18,000 loan in connection with the Company’s renovation of the Forum. The loan will be forgiven once certain operating conditions, that the Company expects to satisfy, are met. Property and equipment balances related to the Forum are recorded net of the expected loan forgiveness.

Asset retirement obligations have been recorded in accordance with ASC 410, which requires companies to recognize an obligation along with an offsetting increase to the carrying value of the related property and equipment when an obligation or commitment exists to perform remediation efforts and its fair value is reasonably estimable. These obligations were necessitated by the Transformation and the acquisition and the renovation of the Forum.

The following is a summary of the change in the carrying amount of the asset retirement obligations during the years ended June 30, 2014 and 2013:

Balance as of June 30, 2012	$12,017
Revisions in estimated liabilities	6,700
Payments	(6,683)

Balance as of June 30, 2013	$12,034
Revisions in estimated liabilities	(5,027)
Payments	(6,947)

Balance as of June 30, 2014	$60

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(Continued)

As of June 30, 2014 and 2013, the total asset retirement obligations of $60 and $12,034, respectively, were recorded in other accrued liabilities in the accompanying combined balance sheets.

Note 9. Operating Leases

The Company has various long-term noncancelable operating lease agreements, primarily for entertainment venues and office and storage space expiring at various dates through 2026. Certain leases include renewal provisions at the Company’s option and provide for additional rent based on sales. The rent expense associated with such operating leases is recognized on a straight-line basis over the initial lease term. The difference between rent expense and rent paid is recorded as deferred rent. Rent expense under these lease agreements totaled $34,191, $34,778 and $33,211 for the years ended June 30, 2014, 2013 and 2012, respectively.

As of June 30, 2014, future minimum rental payments under leases having noncancelable initial lease terms in excess of one year were as follows:

Fiscal year ending June 30, 2015	$33,333
Fiscal year ending June 30, 2016	34,132
Fiscal year ending June 30, 2017	34,105
Fiscal year ending June 30, 2018	34,214
Fiscal year ending June 30, 2019	34,302
Thereafter	175,920

$346,006

Under the terms of a lease agreement and related guaranty, subsidiaries of the Company have certain operating requirements and are required to meet a certain net worth obligation. In the event that these subsidiaries were to fail to meet the required obligations and were unable to avail themselves of the provided for cure options, the landlord could terminate the lease.

Note 10. Contractual Obligations and Off Balance Sheet Arrangements

Future cash payments required under contracts entered into by the Company in the normal course of business as of June 30, 2014 are summarized in the following table:

	Total	Year 1	Years 2-3	Years 4-5	More Than 5 Years
Off balance sheet contractual obligations(a)	$372,527	$135,113	$132,823	$77,069	$27,522
Contractual obligations reflected on the balance sheet(b)	84,095	39,003	16,357	10,231	18,504

Total	$456,622	$174,116	$149,180	$87,300	$46,026

(a)	Contractual obligations not reflected on the balance sheet consist primarily of the MSG Sports segment’s obligations under employment agreements that the Company has with its professional sports teams’ personnel that are generally guaranteed regardless of employee injury or termination.
(b)	Consists primarily of (i) amounts earned under employment agreements that the Company has with certain of its professional sports teams’ personnel in the MSG Sports segment, and, to a lesser extent, (ii) severance related to certain former corporate employees.

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(Continued)

The future cash payments reflected above do not include the impact of potential insurance recoveries or amounts which may be due for NBA luxury tax payments or NBA or NHL revenue sharing.

Additionally, in September 2013, in connection with the Company’s acquisition of a 50% interest in Azoff-MSG, the Company agreed to provide up to $50,000 of revolving credit loans to Azoff-MSG (see Note 6), which amount was fully borrowed as of June 30, 2014. See Note 20 for information on the increase in this revolving credit facility.

Note 11. Legal Matters

In March 2012, the Company was named as a defendant in two purported class action antitrust lawsuits brought in the United States District Court for the Southern District of New York against the NHL and certain NHL member clubs, regional sports networks and cable and satellite distributors. The second complaint, which was substantially identical to the first, was dismissed after its named plaintiff was named as a co-plaintiff in the first complaint. The operative complaint primarily asserts that certain of the NHL’s current rules and agreements entered into by defendants, which are alleged by the plaintiffs to provide certain territorial and other exclusivities with respect to the television and online distribution of live hockey games, violate Sections 1 and 2 of the Sherman Antitrust Act. The plaintiffs seek injunctive relief against the defendants’ continued violation of the antitrust laws, treble damages, attorneys’ fees and pre- and post-judgment interest. On July 27, 2012, the Company and the other defendants filed a motion to dismiss. On December 5, 2012, the court issued an opinion and order largely denying the motion to dismiss. On April 8, 2014, following the conclusion of fact discovery, all defendants filed motions for summary judgment seeking dismissal of the case in its entirety. On August 8, 2014, the Court denied the motions for summary judgment. The defendants, including the Company, are vigorously defending the claims. Due to the unsettled legal questions relevant to the lawsuit, issues relating to class certification and related expert testimony, the indeterminate amount of damages sought by plaintiffs, and significant issues to be resolved relating to the admissibility of expert testimony at any trial, among other uncertainties, management is currently unable to estimate a range of reasonably possible outcomes for such class action antitrust lawsuit.

The Company is a defendant in various other lawsuits. Although the outcome of these other lawsuits cannot be predicted with certainty, management does not believe that resolution of these other lawsuits will have a material adverse effect on the Company.

Note 12. Fair Value Measurements

The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

•	Level I — Quoted prices for identical instruments in active markets.

•	Level II — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level III — Instruments whose significant value drivers are unobservable.

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(Continued)

The following table presents for each of these hierarchy levels, the Company’s assets that are measured at fair value on a recurring basis:

	Level I	Level II	Level III	Total
June 30, 2014
Assets:
Money market accounts	$709	$—	$—	$709
Time deposits	4,000	—	—	4,000

Total assets measured at fair value	$4,709	$—	$—	$4,709

June 30, 2013
Assets:
Money market accounts	$1,816	$—	$—	$1,816

Total assets measured at fair value	$1,816	$—	$—	$1,816

Money market accounts and time deposits are classified within Level 1 of the fair value hierarchy as they are valued using observable inputs that reflect quoted prices for identical assets in active markets. The carrying amount of the Company’s money market accounts and time deposits approximates fair value due to their short-term maturities.

Note 13. Accumulated Other Comprehensive Income (Loss)

The following table details the changes in each component of accumulated other comprehensive income (loss):

	Pension Plans and Postretirement Plan (a)	Available-for-sale Securities (b)	Accumulated Other Comprehensive Income (Loss)
Balance as of June 30, 2011	$(26,480)	$3,874	$(22,606)
Other comprehensive loss before reclassifications	(8,038)	(8,961)	(16,999)
Amounts reclassified from accumulated other comprehensive loss	1,629	—	1,629

Other comprehensive loss	(6,409)	(8,961)	(15,370)

Balance as of June 30, 2012	(32,889)	(5,087)	(37,976)
Other comprehensive income before reclassifications	5,967	9,587	15,554
Amounts reclassified from accumulated other comprehensive loss	1,706	(4,500)	(2,794)

Other comprehensive income	7,673	5,087	12,760

Balance as of June 30, 2013	(25,216)	—	(25,216)
Other comprehensive loss before reclassifications	(11,938)	—	(11,938)
Amounts reclassified from accumulated other comprehensive loss	1,139	—	1,139

Other comprehensive loss	(10,799)	—	(10,799)

Balance as of June 30, 2014	$(36,015)	$—	$(36,015)

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(Continued)

(a)	Amounts reclassified from accumulated other comprehensive income (loss), before income taxes, represent amortization of net actuarial loss and net unrecognized prior service credit included in net periodic benefit cost, which is reflected in direct operating expenses and selling, general and administrative expenses in the accompanying combined statements of operations (see Note 14).
(b)	The Company held an investment in Live Nation Entertainment, Inc. common stock which it sold in March 2013. Other income in the accompanying combined statement of operations for the year ended June 30, 2013 includes a pre-tax gain of $3,130, which reflects an unrealized gain reclassified from accumulated other comprehensive income to net income partially offset by block sale costs. Prior to the sale this investment was classified as available-for-sale with the unrealized gains (losses), net of tax, included in the determination of other comprehensive income (loss) and reported in stockholders’ equity.

Note 14. Pension Plans and Other Postretirement Benefit Plan

MSG and Company Sponsored Plans

MSG sponsors a non-contributory qualified cash balance retirement plan covering its non-union employees (the “MSG Cash Balance Pension Plan”) and an unfunded non-contributory non-qualified excess cash balance plan covering certain employees who participate in the underlying qualified plan (collectively, the “MSG Cash Balance Plans”). These plans are considered “Shared Plans” as previously defined.

MSG sponsored a non-contributory qualified defined benefit pension plan covering its non-union employees hired prior to January 1, 2001 (the “Retirement Plan”) and sponsors an unfunded non-contributory non-qualified defined benefit pension plan for the benefit of certain employees who participate in the underlying qualified plan (the “Excess Plan”). As of December 31, 2007, both the Retirement Plan and Excess Plan were amended to freeze all benefits earned through December 31, 2007 and to eliminate the ability of participants to earn benefits for future service under these plans. On March 1, 2011, MSG merged the Retirement Plan into the MSG Cash Balance Pension Plan, effectively combining the assets and liabilities of the respective plans. In connection with this merger, the respective benefit formulas of the plans were not amended. Effective March 1, 2011, the Retirement Plan no longer exists as a stand-alone plan and is part of the MSG Cash Balance Pension Plan. These plans are considered Shared Plans.

In addition, the Company sponsors a non-contributory qualified defined benefit pension plan covering certain of its union employees (the “Union Plan,” which is the Direct Plan). Benefits payable to retirees under the Union Plan are based upon years of service.

The MSG Cash Balance Plans (which now include the Retirement Plan), Union Plan, and Excess Plan are collectively referred to as the “Pension Plans.”

MSG also sponsors a contributory welfare plan which provides certain postretirement healthcare benefits to certain employees hired prior to January 1, 2001 who are eligible to commence receipt of early or normal Retirement Plan benefits under the MSG Cash Balance Pension Plan and their dependents, as well as certain union employees (“Postretirement Plan”).

It was determined that the Company will be the obligor for MSG sponsored Pension Plans’ and Postretirement Plan’s liabilities. Therefore, the combined financial statements reflect the full impact of the Shared Plans and Direct Plan on both the combined statements of operations and combined balance sheets. The

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NOTES TO COMBINED FINANCIAL STATEMENTS

(Continued)

pension expense related to employees of other MSG businesses participating in any of these plans is reflected as a contributory charge from the Company to MSG, resulting in a decrease to the expense recognized in the combined statements of operations.

The following table summarizes the projected benefit obligations, assets, funded status and the amounts recorded on the Company’s combined balance sheets associated with the Shared Plans and Direct Plan and Postretirement Plan as of June 30, 2014 and 2013 based upon actuarial valuations as of those measurement dates.

	Pension Plans		Postretirement Plan
	June 30,		June 30,
	2014	2013	2014	2013
Change in benefit obligation:
Benefit obligation at beginning of period	$139,992	$145,453	$7,749	$8,436
Service cost	5,924	6,266	227	239
Interest cost	6,842	6,235	383	305
Actuarial loss (gain)	16,779	(13,108)	996	(955)
Benefits paid	(4,709)	(4,854)	(141)	(276)

Benefit obligation at end of period	164,828	139,992	9,214	7,749

Change in plan assets:
Fair value of plan assets at beginning of period	89,565	97,147	—	—
Actual return on plan assets	9,259	(4,727)	—	—
Employer contributions	5,726	1,999	—	—
Benefits paid	(4,709)	(4,854)	—	—

Fair value of plan assets at end of period	99,841	89,565	—	—

Funded status at end of period	$(64,987)	$(50,427)	$(9,214)	$(7,749)

Amounts recognized in the combined balance sheets as of June 30, 2014 and 2013 consist of:

	Pension Plans		Postretirement Plan
	June 30,		June 30,
	2014	2013	2014	2013
Current liabilities (included in accrued employee related costs)	$(1,756)	$(1,624)	$(295)	$(208)
Non-current liabilities (included in defined benefit and other postretirement obligations)	(63,231)	(48,803)	(8,919)	(7,541)

	$(64,987)	$(50,427)	$(9,214)	$(7,749)

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(Continued)

Accumulated other comprehensive income (loss), before tax, as of June 30, 2014 and 2013 consists of the following amounts that have not yet been recognized in net periodic benefit cost:

	Pension Plans		Postretirement Plan
	June 30,		June 30,
	2014	2013	2014	2013
Actuarial gain (loss)	$(35,596)	$(25,952)	$(805)	$224
Prior service credit (cost)	(40)	(66)	426	578

	$(35,636)	$(26,018)	$(379)	$802

Components of net periodic benefit cost for the Shared Plans, Direct Plan and Postretirement Plan for the years ended June 30, 2014, 2013 and 2012 are as follows:

	Pension Plans			Postretirement Plan
	Years Ended June 30,			Years Ended June 30,
	2014	2013	2012	2014	2013	2012
Service cost	$5,924	$6,266	$6,155	$227	$239	$214
Interest cost	6,842	6,235	6,267	383	305	359
Expected return on plan assets	(3,420)	(3,368)	(2,387)	—	—	—
Recognized actuarial loss (gain)	1,285	1,849	1,800	(20)	(4)	(21)
Amortization of unrecognized prior service cost (credit)	26	26	26	(152)	(165)	(176)

Net periodic benefit cost	$10,657	$11,008	$11,861	$438	$375	$376

The net periodic benefit cost for the Pension Plans reported in the table above includes $2,106, $1,995 and $2,295 of expenses related to MSG employees, representing the contributory charge from the Company to MSG for participation in the Shared Plans during the years ended June 30, 2014, 2013 and 2012. In addition, during the years ended June 30, 2014, 2013 and 2012 the Company allocated to MSG $845, $1,007 and $899, respectively, of net periodic benefit cost for the Pension Plans related to the corporate employees.

The net periodic benefit cost for the Postretirement Plan reported in the table above includes $100, $87 and $83 of expenses related to the MSG employees who were attributed by the Company to MSG during the years ended June 30, 2014, 2013 and 2012. In addition, during the years ended June 30, 2014, 2013 and 2012 the Company allocated to MSG $19, $21 and $20, respectively, of net periodic benefit cost for the Postretirement Plan related to the corporate employees.

Other pre-tax changes in plan assets and benefit obligations recognized in other comprehensive income (loss) for the years ended June 30, 2014, 2013 and 2012 are as follows:

	Pension Plans			Postretirement Plan
	Years Ended June 30,			Years Ended June 30,
	2014	2013	2012	2014	2013	2012
Actuarial gain (loss)	$(10,942)	$5,012	$(7,813)	$(996)	$955	$(556)
Recognized actuarial (gain) loss	1,285	1,849	1,800	(20)	(4)	(21)
Recognized prior service (credit) cost	26	26	26	(152)	(165)	(176)
Prior service credit due to plan amendment	—	—	—	—	—	331

Total recognized in other comprehensive income (loss)	$(9,631)	$6,887	$(5,987)	$(1,168)	$786	$(422)

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(Continued)

The estimated net loss and prior service cost for the Shared Plans and Direct Plan expected to be amortized from accumulated other comprehensive income (loss) and recognized as components of net periodic benefit cost over the next fiscal year are $2,050 and $26, respectively. The estimated net loss and prior service credit for the Postretirement Plan expected to be amortized from accumulated other comprehensive income (loss) into net periodic benefit credit over the next fiscal year are $23 and $138, respectively.

Funded Status

The accumulated benefit obligation for the Shared Plans and Direct Plan aggregated to $164,828 and $139,992 as of June 30, 2014 and 2013, respectively. As of June 30, 2014 and 2013 each of the Pension Plans had accumulated benefit obligations and projected benefit obligations in excess of plan assets.

Pension Plans and Postretirement Plan Assumptions

Weighted-average assumptions used to determine benefit obligations (made at the end of the period) as of June 30, 2014 and 2013 are as follows:

	Pension Plans		Postretirement Plan
	June 30,		June 30,
	2014	2013	2014	2013
Discount rate	4.32%	4.80%	4.00%	4.50%
Rate of compensation increase	3.00%	3.00%	n/a	n/a
Healthcare cost trend rate assumed for next year	n/a	n/a	7.25%	7.75%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	n/a	n/a	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2020	2020

Weighted-average assumptions used to determine net periodic benefit cost (made at the beginning of the period) for the years ended June 30, 2014, 2013 and 2012 are as follows:

	Pension Plans			Postretirement Plan
	Years Ended June 30,			Years Ended June 30,
	2014	2013	2012	2014	2013	2012
Discount rate	4.80%	4.20%	5.67%	4.50%	3.90%	5.35%
Expected long-term return on plan assets	4.57%	4.00%	4.00%	n/a	n/a	n/a
Rate of compensation increase	3.00%	3.00%	3.00%	n/a	n/a	n/a
Healthcare cost trend rate assumed for next year	n/a	n/a	n/a	7.75%	8.25%	8.75%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	n/a	n/a	n/a	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	n/a	n/a	n/a	2020	2020	2020

The discount rate was determined (based on the expected duration of the benefit payments for the plans) from the Towers Watson U.S. Rate Link: 40-90 Discount Rate Model as of June 30, 2014 and 2013 to select a rate at which MSG believed the plans’ benefits could be effectively settled. This model was developed by examining the yields on selected highly rated corporate bonds. The expected long-term return on plan assets is based on a periodic review and modeling of the plans’ asset allocation structures over a long-term horizon. Expectations of returns for each asset class are the most important of the assumptions used in the review and

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(Continued)

modeling and are based on comprehensive reviews of historical data, forward-looking economic outlook, and economic/financial market theory. The expected long-term rate of return was selected from within the reasonable range of rates determined by (a) historical real returns, net of inflation, for the asset classes covered by the investment policy and (b) projections of inflation over the long-term period during which benefits are payable to plan participants.

Assumed healthcare cost trend rates are a key assumption used for the amounts reported for the Postretirement Plan. A one percentage point change in assumed healthcare cost trend rates would have the following effects:

	Increase (Decrease) on Total of Service and Interest Cost Components for the			Increase (Decrease) on Benefit Obligation at
	Years Ended June 30,			June 30,
	2014	2013	2012	2014	2013
One percentage point increase	$76	$75	$76	$1,031	$898
One percentage point decrease	(66)	(60)	(64)	(906)	(807)

Plan Assets and Investment Policy

The weighted-average asset allocation of the pension plan assets at June 30, 2014 and 2013 was as follows:

	June 30,
Asset Classes (a):	2014	2013
Fixed income securities	77%	75%
Cash equivalents	23%	25%

	100%	100%

(a)	The Company’s target allocation for pension plan assets is 80% fixed income securities and 20% cash equivalents as of June 30, 2014.

Investment allocation decisions are formally made by MSG’s Investment and Benefits Committee, which takes into account investment advice provided by the external investment consultant. The investment consultant takes into account expected long-term risk, return, correlation, and other prudent investment assumptions when recommending asset classes and investment managers to MSG’s Investment and Benefits Committee. The investment consultant also takes into account the plans’ liabilities when making investment allocation recommendations. Those decisions are driven by asset/liability studies conducted by the external investment consultant who combines actuarial considerations and strategic investment advice. The major categories of the pension plan assets are cash equivalents and long duration bonds which are marked-to-market on a daily basis. Due to the fact that the pension plan assets are significantly made up of long duration bonds, the pension plan assets are subjected to interest-rate risk; specifically, a rising interest rate environment. However, these assets are structured in an asset/liability framework. Consequently, an increase in interest rates would cause a corresponding decrease to the overall liability of the plans, thus creating a hedge against rising interest rates. Additional risks involving the asset/liability framework include earning insufficient returns to cover future liabilities and imperfect hedging of the liability. In addition, a portion of the long duration bond portfolio is invested in non-government securities which are subject to credit risk of the bond issuer defaulting on interest and/or principal payments.

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(Continued)

Investments at Estimated Fair Value

The cumulative fair values of the individual plan assets at June 30, 2014 and 2013 by asset class are as follows:

Fair Value of Investments at June 30, 2014	Level I	Level II	Level III	Total
Fixed income securities:
U.S. Treasury Securities	$15,225	$—	$—	$15,225
U.S. corporate bonds	—	46,987	—	46,987
Foreign issued corporate bonds	—	14,179	—	14,179
Municipal bonds	—	213	—	213
Money market accounts	23,237	—	—	23,237

Total investments measured at fair value	$38,462	$61,379	$—	$99,841

Fair Value of Investments at June 30, 2013
Fixed income securities:
U.S. Treasury Securities	$21,917	$—	$—	$21,917
U.S. corporate bonds	—	35,408	—	35,408
Foreign issued corporate bonds	—	9,433	—	9,433
Municipal bonds	—	184	—	184
Money market accounts	22,623	—	—	22,623

Total investments measured at fair value	$44,540	$45,025	$—	$89,565

Contributions for Qualified Defined Benefit Pension Plans

The Company contributed $4,400 and $300 to the MSG Cash Balance Pension Plan and Union Plan, respectively, during the year ended June 30, 2014. The Company expects to contribute $6,300 and $200 to the MSG Cash Balance Pension Plan and Union Plan, respectively, in fiscal year 2015.

Estimated Future Benefit Payments

The following table presents estimated future fiscal year benefit payments, as well as the expected Medicare Prescription Drug Subsidy, for the Shared Plans and Direct Plan and Postretirement Plan:

	Pension Plans	Postretirement Plan	Subsidy
Fiscal year ending June 30, 2015	$7,630	$300	$—
Fiscal year ending June 30, 2016	7,620	375	—
Fiscal year ending June 30, 2017	8,040	430	—
Fiscal year ending June 30, 2018	8,550	496	—
Fiscal year ending June 30, 2019	9,330	574	—
Fiscal years ending June 30, 2020 — 2024	60,990	3,632	—

Savings Plans

MSG sponsors the MSG Holdings, L.P. 401(k) Savings Plan and the MSG Holdings, L.P. Excess Savings Plan (the “MSG Savings Plans”). Expenses related to the MSG Savings Plans, excluding expenses related to

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(Continued)

MSG employees, included in the accompanying combined statements of operations were $2,855, $2,674, $2,455 for the years ended June 30, 2014, 2013 and 2012, respectively. These amounts include $348, $389 and $342 of expenses related to Company’s corporate employees which were allocated to MSG during the years ended June 30, 2014, 2013 and 2012, respectively.

Multiemployer Plans

The Company contributes to a number of multiemployer defined benefit pension plans, multiemployer defined contribution pension plans, and multiemployer health and welfare plans that provide benefits to retired union-represented employees under the terms of collective bargaining agreements.

Multiemployer Defined Benefit Pension Plans

The multiemployer defined benefit pension plans to which the Company contributes generally provide for retirement and death benefits for eligible union-represented employees based on specific eligibility/participant requirements, vesting periods and benefit formulas. The risks to the Company of participating in these multiemployer defined benefit pension plans are different from single-employer defined benefit pension plans in the following aspects:

•	Assets contributed to a multiemployer defined benefit pension plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to a multiemployer defined benefit pension plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•	If the Company chooses to stop participating in some of these multiemployer defined benefit pension plans, the Company may be required to pay those plans an amount based on the Company’s proportion of the underfunded status of the plan, referred to as a withdrawal liability. However, cessation of participation in a multiemployer defined benefit pension plan and subsequent payment of any withdrawal liability is subject to the collective bargaining process.

The following table outlines the Company’s participation in multiemployer defined benefit pension plans for the years ended June 30, 2014, 2013 and 2012, and summarizes the contributions that the Company has made during each period. The “EIN” and “Pension Plan Number” columns provide the Employer Identification Number and the three digit plan number for each applicable plan. The most recent Pension Protection Act zone status available as of June 30, 2014 and 2013 relates to the plan’s two most recent years ended which are indicated. Among other factors, plans in the red zone are generally less than 65% funded, plans in the orange zone are both less than 80% funded and have an accumulated funding deficiency or are expected to have a deficiency in any of the next six plan years, plans in the yellow zone are less than 80% funded, and plans in the green zone are at least 80% funded. The “FIP/RP Status Pending/Implemented” column indicates whether a funding improvement plan (“FIP”) for yellow/orange zone plans or a rehabilitation plan (“RP”) for red zone plans is either pending or has been implemented by the trustees of such plan. The zone status and any FIP or RP information is based on information that the Company received from the plan, and the zone status is as certified by the plan’s actuary. The last column lists the expiration date(s) or a range of expiration dates of the collective bargaining agreement(s) to which the plans are subject. There are no other significant changes that affect such comparability.

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(Continued)

			PPA Zone Status		FIP/RP Status Pending / Implemented	MSG Contributions
			As of June 30,			Years Ended June 30,
Plan Name	EIN	Pension Plan Number	2014	2013		2014	2013	2012	Surcharge Imposed	Expiration Date of CBA
National Basketball Association Players’ Pension Plan	13-5582586	003	Yellow as of 2/1/2013	Yellow as of 2/1/2012	Implemented	$1,687	$1,609	$1,514	No	6/2021 (with certain termination rights becoming effective 6/2017)
Pension Fund of Local No. 1 of I.A.T.S.E.	13-6414973	001	Green as of 12/31/2012	Green as of 12/31/2011	No	2,120	1,789	2,120	No	5/1/2015 – 2/28/2018
The Pension, Hospitalization and Benefit Plan of the Electrical Industry – Pension Trust Fund	13-6123601	001	Green as of 9/30/2013	Green as of 9/30/2012	No	2,051	1,750	1,889	No	6/30/2015
NBA Pension Plan for Coaches, Assistant Coaches and Trainers	13-5582586	004	Yellow as of 5/31/13	Yellow as of 5/31/12	Implemented	397	350	788	No	n/a
All Other Multiemployer Defined Benefit Pension Plans						1,945	1,580	1,873

						$8,200	$7,078	$8,184

The Company was listed in the following plans’ Form 5500’s as providing more than 5 percent of the total contributions for the following plans and plan years:

Fund Name	Year Contributions to Plan Exceeded 5 Percent of Total Contributions (As of Plan’s Year-End)
Pension Fund of Local No. 1 of I.A.T.S.E	December 31, 2012, 2011 and 2010
Pension Fund of Wardrobe Attendants Union Local 764	December 31, 2012, 2011 and 2010
32BJ/Broadway League Pension Fund	December 31, 2012, 2011 and 2010
NBA Pension Plan for Coaches, Assistant Coaches and Trainers	May 31, 2012, 2011 and 2010
Pension Fund of Moving Picture Machine Operators Union of Greater New York, Local 306	December 31, 2011

Multiemployer Defined Contribution Pension Plans and Multiemployer Plans That Provide Health and Welfare Benefits

The Company contributed $5,019, $4,713 and $5,623 for the years ended June 30, 2014, 2013 and 2012, respectively, to multiemployer defined contribution pension plans. In addition, the Company contributed $9,912,

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(Continued)

$8,945 and $9,347 for the years ended June 30, 2014, 2013 and 2012, respectively, to multiemployer plans that provide health and welfare benefits to retired employees.

Note 15. Share-based Compensation

Certain employees of the Company have historically participated in the share-based compensation plan of MSG (“MSG Employee Stock Plan”). The plan provides for discretionary grants of incentive stock options and non-qualified stock options, restricted shares, restricted stock units (“RSUs”) and other share-based awards. All awards granted under the plan will settle in shares of MSG’s Class A Common Stock, or, at the option of MSG’s Compensation Committee of the Board of Directors, in cash. As such, all related equity account balances remained at the MSG level, with only the expenses for the awards provided to the Company’s employees, net of expenses related to the Company’s corporate employees who participate in the plans that were charged to MSG, being recorded in the combined financial statements.

Share-based Compensation Expense

Share-based compensation expense is recognized straight-line over the vesting term of the award, which typically provides for cliff vesting after 3 years of service. Share-based compensation expense was recognized in the combined statements of operations as a component of selling, general and administrative expenses or direct operating expenses.

Share-based compensation expense recognized in the combined statements of operations amounted to $13,698, $8,537 and $10,504 for the years ended June 30, 2014, 2013 and 2012, respectively.

As of June 30, 2014, there was $12,888 of unrecognized compensation cost related to unvested RSUs held by Company employees. The cost is expected to be recognized over a weighted-average period of 1.6 years for unvested RSUs. There were no costs related to share-based compensation that were capitalized.

Stock Options Award Activity

The following table summarizes activity relating to MSG’s stock options held by the Company’s employees during the year ended June 30, 2014:

	Number of Stock Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance as of June 30, 2013	21	$9.81	2.07	$1,048
Exercised	(11)	$9.47

Balance as of June 30, 2014	10	$10.18	1.17	$531

Exercisable as of June 30, 2014	10	$10.18	1.17	$531

The aggregate intrinsic value is calculated as the difference between (i) the exercise price of the underlying award and (ii) the quoted price of MSG’s Class A Common Stock for all options outstanding (and all exercisable) which were all in-the-money at June 30, 2014 and 2013, as applicable. For the years ended June 30,

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NOTES TO COMBINED FINANCIAL STATEMENTS

(Continued)

2014, 2013 and 2012, the aggregate intrinsic value of MSG’s stock options exercised was $498, $317 and $554, respectively, determined as of the date of option exercise.

Restricted Shares Award Activity

There were no restricted shares outstanding as of June 30, 2014 and 2013 and 119 restricted shares outstanding as of June 30, 2012 relating to MSG’s Class A Common Stock issued under the MSG Employee Stock Plan.

During the year ended June 30, 2013, 119 restricted shares of MSG’s Class A Common Stock issued under the MSG Employee Stock Plan vested. During the year ended June 30, 2012, 1,067 shares of MSG’s Class A Common Stock restricted on the same basis as the underlying Cablevision Systems Corporation (“Cablevision”) restricted shares vested. The fair value of the shares vested during the years ended June 30, 2013 and 2012 was $6,826 and $34,668, respectively. To fulfill the employees’ statutory minimum tax withholding obligations for the applicable income and other employment taxes, 363 of the shares that vested during the year ended June 30, 2012, with an aggregate value of $11,768, were surrendered.

Restricted Stock Units Award Activity

The following table summarizes activity relating to RSUs held by the Company’s employees during the year ended June 30, 2014:

	Number of
	Non- Performance Vesting RSUs	Performance Vesting RSUs	Weighted-Average Fair Value Per Share At Date of Grant
Unvested award balance as of June 30, 2013	695	493	$29.99
Granted	193	152	$51.37
Vested	(202)	(169)	$29.09
Forfeited	(55)	—	$44.02

Unvested award balance as of June 30, 2014	631	476	$38.93

The fair value of RSUs that vested during the year ended June 30, 2014 was $21,315. Upon vesting, RSUs granted under the MSG Employee Stock Plan were net share-settled to cover the required statutory tax withholding obligations. To fulfill the employees’ statutory minimum tax withholding obligations for the applicable income and other employment taxes, 149 of these RSUs, with an aggregate value of $8,567 were retained by MSG.

The fair value of RSUs that vested during the years ended June 30, 2013 and 2012, was $30,447 and $1,772, respectively. The weighted-average fair value per share at date of grant of RSUs granted during the years ended June 30, 2013 and 2012 was $42.26 and $24.22, respectively.

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NOTES TO COMBINED FINANCIAL STATEMENTS

(Continued)

Note 16. Related Party Transactions

Members of the Dolan family group are the controlling stockholders of Spinco, MSG, Cablevision and AMC Networks Inc. (“AMC Networks”).

The Company has various agreements with MSG, Cablevision and AMC Networks. These agreements include arrangements with respect to a number of ongoing commercial relationships. The Company also has certain arrangements with its nonconsolidated affiliates.

The following table summarizes the composition and amounts of the significant transactions with Cablevision and AMC Networks, as well as MSG. These amounts are reflected in revenues and operating expenses in the accompanying combined statements of operations for the years ended June 30, 2014, 2013 and 2012:

	Years Ended June 30,
	2014	2013	2012
Revenues	$79,707	$65,099	$62,854

Operating expenses (credits):
Corporate general and administrative expense charged to MSG, net	$(57,586)	$(46,554)	$(39,887)
Advertising expenses	2,986	1,801	1,092
Corporate general and administrative	2,823	2,122	2,877
Telephone and other fiber optic transmission services	1,225	834	776
Other expenses	1,014	801	516

Revenues

Revenues from related parties primarily consist of local media rights recognized by the Company’s MSG Sports segment from the licensing of team-related programming to MSG. Local media rights are generally recognized on a straight-line basis over the fiscal year.

Corporate General and Administrative Expense Charged to MSG, Net

Allocations of corporate overhead and shared services expense were recorded by both the Company and MSG for corporate-related functions based on direct usage or the relative proportion of revenue or headcount. The Company’s corporate overhead expenses primarily related to centralized functions, including executive compensation, finance, treasury, tax, internal audit, legal, information technology, human resources and risk management functions. In addition, the Company’s Sports and Entertainment segments charged MSG for various services performed on behalf of MSG. The amounts are presented net of charges of $2,423, $6,384 and $6,388 received from MSG for services rendered to the Company’s Sports and Entertainment segments during the years ended June 30, 2014, 2013 and 2012, respectively.

These expenses are included within direct operating expenses and selling, general and administrative expenses in the combined statements of operations.

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NOTES TO COMBINED FINANCIAL STATEMENTS

(Continued)

Advertising Expenses

The Company incurs advertising expenses for services rendered by its related parties, primarily Cablevision, most of which are related to the utilization of advertising and promotional benefits by the Company.

Corporate General and Administrative

Amounts are charged to the Company for corporate general and administrative expenses pursuant to administrative and other service agreements with Cablevision.

Telephone and Other Fiber Optic Transmission Services

Amounts are charged to the Company by Cablevision for telephone and other fiber optic transmission services.

Other Expenses

The Company and its related parties enter into transactions with each other in the ordinary course of business. Amounts charged to the Company for other transactions with its related parties are net of amounts charged by the Company to the Knickerbocker Group, LLC, an entity owned by James L. Dolan, the Executive Chairman and a director of the Company, for office space equal to the allocated cost of such space.

Loan receivable from MSG

On June 21, 2011, the Company’s wholly-owned captive insurance subsidiary, Eden Insurance Company, Inc. (“Eden”), entered into a loan agreement with MSG (the “Loan Agreement”), under which Eden granted MSG an unsecured loan bearing interest at a rate of 3.50% plus the six month applicable LIBOR rate with a principal amount not exceeding $8,000. Subsequently, the Loan Agreement was amended to increase the borrowing capacity to $40,000. While the term of the loan is five years, the subsidiary can induce prepayment by MSG with as little as five business days notice. As of June 30, 2014 and 2013, the subsidiary had an outstanding loan receivable from MSG of $29,683 and $22,926, respectively, inclusive of accrued interest, and such amounts were the largest amounts outstanding during the years ending on such dates. For all periods presented, no interest or principal payments were received by Eden. Instead, on a semi-annual basis, the accrued but unpaid interest was added to the outstanding principal amount of the loan. The Company expects that the outstanding loan receivable will be repaid to the Company prior to the Distribution.

Other

See Notes 6 and 20 for information on the loans that the Company provides to Azoff-MSG, BBLV and Tribeca Enterprises.

Cash Management

MSG used a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by MSG at its discretion. Transfers of cash both to and from MSG are included as components of MSG investment on the combined statements of divisional equity. The main components of the net transfers (to)/from MSG are cash pooling/general financing activities, various expense allocations to/from MSG, and receivables/payables from/to MSG deemed to be effectively settled upon the distribution of the Company by MSG.

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NOTES TO COMBINED FINANCIAL STATEMENTS

(Continued)

MSG Investment

All balances and transactions among Spinco and MSG and its subsidiaries, which can include dividends as well as intercompany activities, are shown as components of divisional equity in the combined balance sheets, for all periods presented. As the books and records of Spinco are not kept on a separate company basis, the determination of the average net balance due to or from MSG is not practicable.

Note 17. Income Taxes

During the periods presented in the combined financial statements, Spinco did not file separate tax returns as Spinco was included in the tax grouping of other MSG entities within the respective entity’s tax jurisdiction. The income tax provision included in these combined financial statements has been calculated using the separate return basis, as if Spinco filed a separate tax return.

Income tax expense is comprised of the following components:

	Years Ended June 30,
	2014	2013	2012
Current expense:
Federal	$—	$—	$—
State and other	—	—	—

	—	—	—

Deferred expense:
Federal	1,110	747	4,119
State and other	587	386	2,231

Income tax expense	$1,697	$1,133	$6,350

The income tax expense differs from the amount derived by applying the statutory federal rate to pre-tax income principally due to the effect of the following items:

	Years Ended June 30,
	2014	2013	2012
Federal tax benefit at statutory federal rate	$(40,333)	$(19,999)	$(10,476)
State income tax benefit, net of federal benefit	(10,602)	(4,714)	(1,922)
Change in the estimated applicable corporate tax rate used to determine deferred taxes	350	(659)	1,382
Nondeductible disability insurance premiums expense and (nontaxable) disability insurance recoveries, net	2,201	1,165	2,173
Federal tax credit related to the Forum and other tax credits	(9,640)	(427)	(503)
Valuation allowance	58,846	24,934	15,021
Nondeductible expenses and other	875	833	675

Income tax expense	$1,697	$1,133	$6,350

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Continued)

The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and liabilities at June 30, 2014 and 2013 are as follows:

	June 30,
	2014	2013
Deferred tax asset:
Net operating loss carryforwards	$96,777	$61,833
Tax credit carryforwards	14,538	427
Accrued employee benefits	101,016	70,410
Accrued expenses	36,428	15,857
Restricted stock & stock options	11,776	8,123
Other	9,338	11,458

Total deferred tax assets	269,873	168,108
Less valuation allowance	(182,378)	(118,649)

Net deferred tax assets	$87,495	$49,459

Deferred tax liabilities:
Intangible & other assets	$(204,934)	$(205,766)
Property & equipment	(55,581)	(26,368)
Deferred production costs	(11,331)	—
Prepaid expenses	(9,274)	(6,726)
Investments	(1,482)	(4,010)

Total deferred tax liabilities	$(282,602)	$(242,870)

Net deferred tax liability (a)	$(195,107)	$(193,411)

(a)	Net deferred tax liability is presented net of current deferred tax assets of $17,729 and $10,376 as of June 30, 2014 and 2013, respectively. Current deferred tax assets are recorded in other current assets in the accompanying combined balance sheets as of June 30, 2014 and 2013.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. Spinco’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the utilization of its deductible temporary differences and net operating loss carryforwards. At this time, based on current facts and circumstances, management believes that it is not more likely than not that Spinco will realize the benefit for its net deferred tax asset excluding the deferred tax liability on indefinite lived intangibles, and a valuation allowance has been recorded on the same. In determining the amount of valuation allowance required on its net deferred tax asset, Spinco netted the tax effects of certain taxable temporary differences that are expected to reverse in the carryforward period under the tax law against the gross deferred tax asset.

Certain adjustments to the net deferred tax liability will be recorded as adjustments to equity as of the Distribution date. Deferred tax assets and deferred tax liabilities presented have been measured using the estimated applicable corporate tax rates historically used by MSG for the periods presented. However, primarily due to different state and local apportionment factors that will be applicable to Spinco as of the Distribution date, the estimated applicable corporate tax rate used to measure deferred taxes will differ on a stand-alone basis. In addition, presenting the income tax expense and deferred taxes on a separate return basis results in the creation of net operating loss carryforwards reflected in the net deferred tax liability. For financial statement presentation purposes, Spinco is reporting net operating loss carryforwards beginning with the period ended June 30, 2012.

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Continued)

The operations of Spinco were included in the consolidated federal income tax returns of MSG for all periods presented. Such inclusion results in utilization of losses each year to offset the taxable income of other members in MSG’s federal consolidated group that are not included in these financial statements. As a result, Spinco will not have net operating loss carryforwards immediately subsequent to the Distribution.

Spinco has not recorded any unrecognized tax benefit for uncertain tax positions as of June 30, 2014.

During the fourth quarter of fiscal year 2012, the Internal Revenue Service commenced an examination of MSG’s federal income tax return as filed for the period from February 10, 2010 through December 31, 2010. The final agent report was accepted in September 2013 and the examination is now closed. The examination concluded without material changes to the tax return as filed.

During the fourth quarter of fiscal year 2014, the State of New York commenced an examination of MSG’s State of New York income tax returns as filed for the tax years ended December 31, 2010, 2011, and 2012. The examination is currently in the early stages of fieldwork. The Company does not expect the examination, when finalized, to result in material changes to the tax returns as filed.

The federal and state statutes of limitations are currently open on MSG’s 2010, 2011, 2012 and 2013 tax returns.

Note 18. Segment Information

The Company classifies its business interests into two reportable segments, which are MSG Entertainment and MSG Sports. In determining its reportable segments the Company assessed the guidance of FASB ASC 280-10-50-1, which provides the definition of an operating segment. The Company has evaluated this guidance and determined that there are two reportable segments based upon the information provided to its chief operating decision maker. The Company allocates certain corporate costs to each of its reportable segments. In addition, the Company allocates its venue operating expenses to each of its reportable segments. Allocated venue operating expenses include the non-event related costs of operating the Company’s venues, and include such costs as rent, real estate taxes, insurance, utilities, repairs and maintenance, and labor related to the overall management of the venues. Depreciation expense related to The Garden, The Theater at Madison Square Garden, and the Forum is not allocated to the reportable segments and is reported in “All other.”

The Company conducts a significant portion of its operations at venues that it either owns or operates under long-term leases. The Company owns The Garden and The Theater at Madison Square Garden in New York City, the Forum in Inglewood, CA, and The Chicago Theatre in Chicago. In addition, the Company leases Radio City Music Hall and the Beacon Theatre in New York City, and has a booking agreement with respect to the Wang Theatre in Boston.

The Company evaluates segment performance based on several factors, of which the key financial measure is each segment’s operating income (loss) before (i) depreciation, amortization and impairments of property and equipment and intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits and (iv) gains or losses on sales or dispositions of businesses, which is referred to as adjusted operating cash flow (“AOCF”), a non-GAAP measure. The Company believes AOCF is an appropriate measure for evaluating the operating performance of its business segments and the Company on a combined basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze the Company’s performance. The Company uses revenues and AOCF measures as the most important indicators

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Continued)

of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. The Company has presented the components that reconcile AOCF to operating income (loss), an accepted GAAP measure.

Information as to the operations of the Company’s reportable segments is set forth below.

	Years Ended June 30,
	2014	2013	2012
Revenues
MSG Entertainment	$300,998	$252,195	$263,976
MSG Sports	612,071	470,290	464,726
All other	546	458	165

	$913,615	$722,943	$728,867

The table below sets forth, for the periods presented, the Company’s combined revenues by component.

	Years Ended June 30,
	2014	2013	2012
Revenues
Event-related revenues (a)	$680,909	$533,678	$545,285
Media rights revenues (b)	118,051	101,273	99,714
Sponsorship & signage revenues (c)	38,908	28,248	22,777
All other revenues (d)	75,747	59,744	61,091

	$913,615	$722,943	$728,867

(a)	Primarily consists of professional sports teams’, entertainment and other live sporting events revenue. These amounts include ticket sales, other ticket-related revenue, food, beverage and merchandise sales, venue license fees, and event-related sponsorship and signage revenues.
(b)	Primarily consists of telecast rights fees from MSG Media and the Company’s share of distributions from NHL and NBA league-wide national television contracts.
(c)	Amounts exclude event-related sponsorship and signage revenues.
(d)	Primarily consists of playoff revenue, which includes ticket sales, food, beverage and merchandise sales, and suite rental fees.

Reconciliation (by Segment and in Total) of AOCF to Operating Income (Loss)

	Years Ended June 30,
	2014	2013	2012
AOCF
MSG Entertainment	$4,243	$800	$18,122
MSG Sports	5,978	29,288	26,106
All other (a)(b)	(18,842)	(8,029)	(6,921)

	$(8,621)	$22,059	$37,307

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Continued)

	Years Ended June 30,
	2014	2013	2012
Depreciation and amortization
MSG Entertainment	$9,900	$9,522	$9,653
MSG Sports	12,225	10,451	11,003
All other (c)	69,584	52,578	42,284

	$91,709	$72,551	$62,940

	Years Ended June 30,
	2014	2013	2012
Share-based compensation expense
MSG Entertainment	$4,397	$3,596	$3,602
MSG Sports	5,606	3,564	5,263
All other (b)	3,695	1,377	1,639

	$13,698	$8,537	$10,504

	Years Ended June 30,
	2014	2013	2012
Operating income (loss)
MSG Entertainment	$(10,054)	$(12,318)	$4,867
MSG Sports	(11,853)	15,273	9,840
All other	(92,121)	(61,984)	(50,844)

	$(114,028)	$(59,029)	$(36,137)

A reconciliation of reportable segment operating income (loss) to the Company’s combined loss from operations before income taxes is as follows:

	Years Ended June 30,
	2014	2013	2012
Total operating income (loss) for reportable segments	$(21,907)	$2,955	$14,707
Other operating loss	(92,121)	(61,984)	(50,844)

Operating loss	(114,028)	(59,029)	(36,137)
Items excluded from operating income (loss):
Equity in loss of nonconsolidated affiliates	(1,323)	—	—
Interest income	1,548	595	384
Interest expense	(1,528)	(2,204)	(1,251)
Miscellaneous income (d)	95	3,497	7,072

Loss from operations before income taxes	$(115,236)	$(57,141)	$(29,932)

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Continued)

	Years Ended June 30,
	2014	2013	2012
Capital expenditures
MSG Entertainment	$6,130	$3,191	$3,821
MSG Sports	4,674	3,242	1,872
All other (e)	294,062	211,357	385,546

	$304,866	$217,790	$391,239

(a)	Consists of corporate general and administrative costs not recorded at the segment level.
(b)	The amount for the year ended June 30, 2014 includes executive management transition costs.
(c)	Principally includes depreciation and amortization expense on The Garden, The Theater at Madison Square Garden and the Forum and certain corporate property, equipment and leasehold improvement assets not allocated to the Company’s reportable segments.
(d)	Miscellaneous income for the year ended June 30, 2013 consists principally of a gain from the sale of all of the Company’s holdings of Live Nation common stock (see Note 13). Miscellaneous income for the year ended June 30, 2012 consists principally of the recovery of certain claims in connection with a third party bankruptcy proceeding.
(e)	Consists principally of capital expenditures associated with the Transformation. In addition, amounts for the years ended June 30, 2014 and 2013 include Forum related capital expenditures.

Substantially all revenues and assets of the Company’s reportable segments are attributed to or located in the United States and are primarily concentrated in the New York metropolitan area.

Note 19. Concentrations of Risk

Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are invested in money market funds and bank time deposits. The Company monitors the financial institutions and money market funds where it invests its cash and cash equivalents with diversification among counterparties to mitigate exposure to any single financial institution. The Company’s emphasis is primarily on safety of principal and liquidity and secondarily on maximizing the yield on its investments.

The following individual non-affiliated customers accounted for the following percentages of the Company’s combined accounts receivable balances:

	June 30,
	2014	2013
Customer A	20%	22%
Customer B	8%	10%

The Company did not have a single customer that represented 10% or more of its combined revenues for the years ended June 30, 2014, 2013 and 2012.

As of June 30, 2014, approximately 5,200 employees, which represents a substantial portion of the Company’s workforce, are subject to collective bargaining agreements. Approximately 10% are subject to collective bargaining agreements that expired as of June 30, 2014 and approximately 14% are subject to collective bargaining agreements that will expire by June 30, 2015 if they are not extended prior thereto.

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Continued)

Note 20. Subsequent Events

As a result of BBLV’s liquidity position, the Company evaluated whether or not an impairment of its investment had occurred as of December 31, 2014. This evaluation resulted in the Company recording a pre-tax non-cash impairment charge of $23,600 to write-off the carrying value of its equity investment in BBLV. The impairment charge was based on a comparison of the fair value of the investment, which was determined using a discounted cash flow analysis, to its carrying value.

During the three months ended September 30, 2014, the estimated useful life of the Company’s professional sports teams’ aircraft was changed as a result of a transition by the teams to a new travel program. As a result of this change the Company recorded accelerated depreciation of approximately $8,400 during the three months ended September 30, 2014.

In September 2014, the revolving credit facility that the Company provides to Azoff-MSG was increased from $50,000 to $100,000.

In December 2014, the Company agreed to provide up to $1,000 of revolving credit loans to Tribeca Enterprises. In February 2015, the revolving credit facility was increased from $1,000 to $6,000.

SPORTS AND ENTERTAINMENT BUSINESSES OF THE MADISON SQUARE GARDEN COMPANY

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at Beginning of Period	(Additions) Deductions Charged to Costs and Expenses	(Additions) Deductions	Balance at End of Period
Year Ended June 30, 2014
Allowance for doubtful accounts	$(605)	$(21)	$89	$(537)
Deferred tax valuation allowance	(118,649)	(58,846)	(4,883)	(182,378)

	$(119,254)	$(58,867)	$(4,794)	$(182,915)

Year Ended June 30, 2013
Allowance for doubtful accounts	$(710)	$14	$91	$(605)
Deferred tax valuation allowance	(97,172)	(24,934)	3,457	(118,649)

	$(97,882)	$(24,920)	$3,548	$(119,254)

Year Ended June 30, 2012
Allowance for doubtful accounts	$(879)	$219	$(50)	$(710)
Deferred tax valuation allowance	(79,244)	(15,021)	(2,907)	(97,172)

	$(80,123)	$(14,802)	$(2,957)	$(97,882)

COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31,

2014 (UNAUDITED) AND JUNE 30, 2014 AND FOR THE SIX MONTHS ENDED DECEMBER 31, 2014 AND 2013

SPORTS AND ENTERTAINMENT BUSINESSES OF THE MADISON SQUARE GARDEN COMPANY

COMBINED BALANCE SHEETS as of December 31, 2014 (Unaudited) and June 30, 2014

(in thousands)

	December 31, 2014	June 30, 2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$18,057	$6,143
Restricted cash	14,180	9,823
Accounts receivable, net	46,888	51,810
Net related party receivables	1,264	567
Prepaid expenses	41,040	21,444
Loan receivable from MSG	30,251	29,683
Other current assets	39,852	38,449

Total current assets	191,532	157,919
Investments in and loans to nonconsolidated affiliates	224,574	225,632
Property and equipment, net	1,220,029	1,231,300
Amortizable intangible assets, net	25,794	29,263
Indefinite-lived intangible assets	163,850	163,850
Goodwill	277,166	277,166
Other assets	62,216	52,061

Total assets	$2,165,161	$2,137,191

LIABILITIES AND DIVISIONAL EQUITY
Current Liabilities:
Accounts payable	$14,748	$7,388
Net related party payables	2,071	1,973
Accrued liabilities:
Employee related costs	72,825	99,904
Other accrued liabilities	145,748	147,906
Deferred revenue	326,179	291,865

Total current liabilities	561,571	549,036
Defined benefit and other postretirement obligations	70,382	72,150
Other employee related costs	51,051	57,845
Other liabilities	49,812	54,120
Deferred tax liability	213,283	212,837

Total liabilities	946,099	945,988

Commitments and contingencies (see Note 7)
Divisional Equity:
MSG investment	1,254,097	1,227,218
Accumulated other comprehensive loss	(35,035)	(36,015)

Total divisional equity	1,219,062	1,191,203

Total liabilities and divisional equity	$2,165,161	$2,137,191

See accompanying notes to combined financial statements.

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

COMBINED STATEMENTS OF OPERATIONS

for the six months ended December 31, 2014 and 2013

(Unaudited)

(in thousands)

	Six Months Ended December 31,
	2014	2013
Revenues (including related party revenues of $42,379 and $38,430, respectively)	$515,730	$413,524
Direct operating expenses (net of charges from related parties of $503 and $101, respectively)	336,906	291,825
Selling, general and administrative expenses (net of charges to related parties of $(27,002) and $(18,811), respectively)	114,402	94,594
Depreciation and amortization	59,563	39,274

Operating income (loss)	4,859	(12,169)

Other income (expense):
Equity in loss of nonconsolidated affiliates	(32,755)	(738)
Interest income (including interest income from MSG of $568 and $449, respectively, and interest income from nonconsolidated affiliates of $875 and $122, respectively)	1,448	571
Interest expense	(1,275)	(743)
Miscellaneous	75	23

	(32,507)	(887)

Loss from operations before income taxes	(27,648)	(13,056)
Income tax expense	(446)	(848)

Net loss	$(28,094)	$(13,904)

See accompanying notes to combined financial statements.

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

COMBINED STATEMENTS OF COMPREHENSIVE LOSS

for the six months ended December 31, 2014 and 2013

(Unaudited)

(in thousands)

	Six Months Ended December 31,
	2014		2013
Net loss		$(28,094)		$(13,904)

Other comprehensive income (loss)
Pension plans and postretirement plan:
Amounts reclassified from accumulated other comprehensive loss:
Amortization of net actuarial loss included in net periodic benefit cost	$1,037		$641
Amortization of net prior service credit included in net periodic benefit cost	(57)	$980	(63)	$578

Other comprehensive income		980		578

Comprehensive loss		$(27,114)		$(13,326)

See accompanying notes to combined financial statements.

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

COMBINED STATEMENTS OF CASH FLOWS

for the six months ended December 31, 2014 and 2013

(Unaudited)

(in thousands)

	Six Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(28,094)	$(13,904)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	59,563	39,274
Share-based compensation expense	7,087	5,446
Equity in loss of nonconsolidated affiliates	32,755	738
Provision for doubtful accounts	6	(16)
Change in assets and liabilities:
Accounts receivable, net	4,916	(3,229)
Net related party receivables	(697)	(573)
Prepaid expenses and other assets	(35,829)	(29,281)
Accounts payable	5,817	2,175
Net related party payables	98	(770)
Accrued and other liabilities	(45,381)	17,076
Deferred revenue	34,314	89,126
Deferred income taxes	446	848

Net cash provided by operating activities	35,001	106,910

Cash flows from investing activities:
Capital expenditures	(38,334)	(194,055)
Investments in and loans to nonconsolidated affiliates	(7,947)	(151,135)

Net cash used in investing activities	(46,281)	(345,190)

Cash flows from financing activities:
Net transfers to MSG and MSG’s subsidiaries	23,194	251,184

Net cash provided by financing activities	23,194	251,184

Net increase in cash and cash equivalents	11,914	12,904
Cash and cash equivalents at beginning of period	6,143	2,277

Cash and cash equivalents at end of period	$18,057	$15,181

Non-cash investing activities:
Investment in a nonconsolidated affiliate	$24,000	$—
Capital expenditures incurred but not yet paid	12,959	64,727
Asset retirement obligations	—	(4,370)

See accompanying notes to combined financial statements.

SPORTS AND ENTERTAINMENT BUSINESSES OF THE MADISON SQUARE GARDEN COMPANY

COMBINED STATEMENTS OF DIVISIONAL EQUITY for the six months ended December 31, 2014 and 2013 (Unaudited)

(in thousands)

	MSG Investment	Accumulated Other Comprehensive Income (Loss)	Total
Balance as of June 30, 2014	$1,227,218	$(36,015)	$1,191,203
Net loss	(28,094)	—	(28,094)
Net increase in MSG investment	54,973	—	54,973
Other comprehensive income	—	980	980

Balance as of December 31, 2014	$1,254,097	$(35,035)	$1,219,062

	MSG Investment	Accumulated Other Comprehensive Income (Loss)	Total
Balance as of June 30, 2013	$941,980	$(25,216)	$916,764
Net loss	(13,904)	—	(13,904)
Net increase in MSG investment	257,270	—	257,270
Other comprehensive income	—	578	578

Balance as of December 31, 2013	$1,185,346	$(24,638)	$1,160,708

See accompanying notes to combined financial statements.

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

All amounts included in the following Notes to Combined Financial Statements are presented in thousands, except per share data or as otherwise noted.

Note 1. Basis of Presentation and Description of Business

The Proposed Distribution

At meetings on October 27, 2014 and December 18, 2014, the board of directors of The Madison Square Garden Company (together with its subsidiaries, “MSG”) authorized and directed the Company’s management to explore spin-off transactions, including a spin-off of the MSG sports and entertainment businesses from the MSG media business.

During March 2015, the newly formed registrant, MSG Spinco, Inc. (“Spinco” or the “Company”), was incorporated in the State of Delaware.

The spin-off is expected to be completed through a tax-free pro rata distribution of all of the common stock of Spinco (the “Distribution”) to MSG stockholders.

As part of the Distribution, it is anticipated that Spinco’s opening balance sheet will be funded with a cash investment of $[—] from MSG.

Completion of the proposed Distribution is subject to certain conditions, including final approval by the MSG board of directors, certain approvals by the National Basketball Association (the “NBA”) and National Hockey League (the “NHL,”), receipt of tax opinions and rulings and the filing and effectiveness of registration statements with the Securities and Exchange Commission (“SEC”).

Description of Business

Spinco is a live integrated sports and entertainment business. The Company classifies its business interests into two reportable segments: MSG Entertainment and MSG Sports. MSG Entertainment presents or hosts live entertainment events, such as concerts, family shows, performing arts and special events, in the Company’s diverse collection of venues. MSG Entertainment also creates, produces and/or presents live productions, including the Radio City Christmas Spectacular and New York Spring Spectacular, both featuring the Radio City Rockettes, that are performed in the Company’s venues. MSG Sports owns and operates the following sports franchises: the New York Knicks (the “Knicks”) of the NBA, the New York Rangers (the “Rangers”) of the NHL, the New York Liberty (the “Liberty”) of the Women’s National Basketball Association (the “WNBA”), the Hartford Wolf Pack of the AHL, which is the primary player development team for the Rangers, and the Westchester Knicks, an NBA Development League (the “NBADL”) team. MSG Sports also promotes, produces and/or presents a broad array of other live sporting events outside of its teams’ events.

The Company conducts a significant portion of its operations at venues that it either owns or operates under long-term leases. The Company owns the Madison Square Garden Arena (“The Garden”) and The Theater at Madison Square Garden in New York City, the Forum in Inglewood, CA and The Chicago Theatre in Chicago. In addition, the Company leases Radio City Music Hall and the Beacon Theatre in New York City, and has a booking agreement with respect to the Wang Theatre in Boston.

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(Continued)

Basis of Presentation

The combined financial statements of Spinco (the “combined financial statements”) were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of MSG. These financial statements reflect the combined historical results of operations, financial position and cash flows of the Company in accordance with U.S. generally accepted accounting principles (“GAAP”) and SEC Staff Accounting Bulletin Topic 1-B, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. References to U.S. GAAP issued by the Financial Accounting Standards Board (“FASB”) in these footnotes are to the FASB Accounting Standards Codification, also referred to as the “Codification” or “ASC.”

Historically, separate financial statements have not been prepared for Spinco and it has not operated as a stand-alone business from MSG. The combined financial statements include certain assets and liabilities that have historically been held by MSG or by other MSG subsidiaries but are specifically identifiable or otherwise attributable to Spinco. All significant intercompany transactions between MSG and Spinco have been included as components of MSG investment in the combined financial statements as they are to be considered effectively settled upon effectiveness of the Distribution. The combined financial statements are presented as if the Spinco businesses had been combined for all periods presented. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as immediately prior to the distribution all of the assets and liabilities presented are wholly-owned by MSG and are being transferred to Spinco at carry-over basis.

The combined statements of operations include allocations for certain support functions that are provided on a centralized basis and not historically recorded at the business unit level, such as expenses related to finance, human resources, information technology, and facilities, among others. As part of the Distribution, certain support functions are being transferred to Spinco and therefore, charges were reflected in order to properly burden all business units comprising MSG’s historical operations. These expenses have been allocated to MSG on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of combined revenues, headcount or other measures of Spinco or MSG. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred by the Company and may not reflect its combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

MSG uses a centralized approach to cash management and financing of operations. Cash is managed centrally with net earnings reinvested and working capital requirements met from existing liquid funds. The Company’s cash was available for use and was regularly “swept” by MSG at its discretion. Accordingly, the cash and cash equivalents held by MSG at the corporate level were not attributed to Spinco for any of the periods presented. Additionally, cash held in accounts legally owned by Spinco was attributed to the combined balance sheets for each period presented. Transfers of cash both to and from MSG are included as components of MSG investment on the combined statements of divisional equity.

MSG’s net investment in the Company has been presented as a component of divisional equity in the combined financial statements. Distributions made by MSG to the Company or to MSG from the Company are recorded as transfers to and from MSG and the net amount is presented on the combined statement of cash flows as “Net transfers from MSG and MSG’s subsidiaries.”

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NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(Continued)

Unaudited Interim Financial Statements

The accompanying interim combined financial statements have been prepared in accordance with GAAP for interim financial information and the instructions to Rule 10-01 of Regulation S-X, and should be read in conjunction with the Company’s annual combined financial statements as of and for the year ended June 30, 2014 included elsewhere in this information statement. The financial statements as of December 31, 2014 and for the six months ended December 31, 2014 and 2013 presented herein are unaudited; however, in the opinion of management such financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the periods presented are not necessarily indicative of the results that might be expected for future interim periods or for the full year. The dependence of the MSG Sports segment on revenues from its NBA and NHL sports teams generally means it earns a disproportionate share of its revenues in the second and third quarters of the Company’s fiscal year. The dependence of the MSG Entertainment segment on revenues from the Radio City Christmas Spectacular generally means it earns a disproportionate share of its revenues and operating income in the second quarter of the Company’s fiscal year.

Note 2. Accounting Policies

Principles of Combination

The combined financial statements of the Company include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to Spinco. In certain cases assets and liabilities, such as deferred revenues, that were not specific to Spinco were allocated on a proportional basis in the combined balance sheets using financial metrics deemed most appropriate for each account. All significant intracompany accounts within Spinco’s combined businesses have been eliminated. All intercompany transactions between Spinco and MSG have been included in these combined financial statements as components of MSG investment. Expenses related to corporate allocations from Spinco to MSG are considered to be effectively settled in the combined financial statements at the time the transaction is recorded, with the offset recorded against MSG investment.

Use of Estimates

The preparation of the accompanying combined financial statements in conformity with GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Such estimates include the valuation of accounts receivable, investments, goodwill, intangible assets, other long-lived assets, tax accruals and other liabilities. In addition, estimates are used in revenue recognition, revenue sharing expense (net of escrow), luxury tax expense, income tax expense, performance and share-based compensation, depreciation and amortization, litigation matters and other matters. Management believes its use of estimates in the combined financial statements to be reasonable.

Management evaluates its estimates on an ongoing basis using historical experience and other factors, including the general economic environment and actions it may take in the future. The Company adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and as such these estimates may ultimately differ from actual results. Changes in estimates resulting from weakness in the economic environment or other factors beyond the Company’s control could be material and would be reflected in the Company’s financial statements in future periods.

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NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(Continued)

Recently Issued Accounting Pronouncements Not Yet Adopted

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in FASB Accounting Standards Codification Topic 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This standard will be effective for the Company beginning in the first quarter of fiscal year 2018 using one of two retrospective application methods. The Company is currently evaluating the impact this standard will have on its combined financial statements.

Note 3. Team Personnel Transactions

Direct operating expenses in the accompanying combined statements of operations include net provisions for transactions relating to players and certain other team personnel on the Company’s sports teams for (i) trades and (ii) waivers and contract termination costs (“Team Personnel Transactions”). Team Personnel Transactions amounted to $4,675 and $5,808 for the six months ended December 31, 2014 and 2013, respectively.

Note 4. Investments in Nonconsolidated Affiliates

The Company’s investments in and loans to nonconsolidated affiliates consisted of the following:

	Ownership Percentage	Investment	Loan (b)	Total
December 31, 2014
Azoff MSG Entertainment LLC (“Azoff-MSG”)	50%	$121,726	$56,000	$177,726
Brooklyn Bowl Las Vegas, LLC (“BBLV”)	(a )	—	2,662	2,662
Tribeca Enterprises LLC (“Tribeca Enterprises”)	50%	20,186	—	20,186
Fuse Media, LLC (“Fuse Media”)	15%	24,000	—	24,000

Total investments in and loans to nonconsolidated affiliates		$165,912	$58,662	$224,574

June 30, 2014
Azoff-MSG	50%	$125,677	$50,300	$175,977
BBLV	(a )	25,725	1,348	27,073
Tribeca Enterprises	50%	22,582	—	22,582

Total investments in and loans to nonconsolidated affiliates		$173,984	$51,648	$225,632

(a)	The Company will be entitled to receive back its capital, which was 74% and 78% of BBLV’s total capital as of December 31, 2014 and June 30, 2014, respectively, plus a preferred return, after which the Company will own a 20% interest in BBLV.
(b)	Represents outstanding loan balance, inclusive of amounts due to the Company for interest of $62 and $313 as of December 31, 2014 and June 30, 2014, respectively.

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(Continued)

The Company accounts for these investments under the equity method of accounting.

As a result of BBLV’s liquidity position, the Company evaluated whether or not an impairment of its investment had occurred as of December 31, 2014. This evaluation resulted in the Company recording a pre-tax non-cash impairment charge of $23,600 to write-off the carrying value of its equity investment in BBLV, which is reflected in equity in loss of nonconsolidated affiliates in the accompanying combined statements of operations for the six months ended December 31, 2014. The impairment charge was based on a comparison of the fair value of the investment, which was determined using a discounted cash flow analysis, to its carrying value.

In connection with the Company’s investment in Azoff-MSG, the Company provides a revolving credit facility to the entity. This loan facility was increased from $50,000 to $100,000 in September 2014.

During the quarter ended December 31, 2014, the Company agreed to provide up to $1,000 of revolving credit loans to Tribeca Enterprises, of which no amount had been drawn down as of December 31, 2014. See Note 14 for a discussion of a subsequent increase in this loan facility.

On July 1, 2014, the Company received a 15% equity interest in Fuse Media that was subject to potential reduction if Fuse Media did not meet certain performance goals. However, those goals were satisfied during the six months ended December 31, 2014. Given that Fuse Media is a partnership and the Company holds a 15% ownership interest, the Company accounts for this investment under the equity method of accounting.

Note 5. Goodwill and Intangible Assets

The carrying amounts of goodwill, by reportable segment, as of December 31, 2014 and June 30, 2014 are as follows:

MSG Entertainment	$58,979
MSG Sports	218,187

$277,166

During the first quarter of fiscal year 2015, the Company performed its annual impairment test of goodwill, and there was no impairment of goodwill identified for any of its reportable segments.

The Company’s indefinite-lived intangible assets as of December 31, 2014 and June 30, 2014 are as follows:

Sports franchises (MSG Sports segment)	$101,429
Trademarks (MSG Entertainment segment)	62,421

$163,850

During the first quarter of fiscal year 2015, the Company performed its annual impairment test of identifiable indefinite-lived intangible assets, and there were no impairments identified.

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(Continued)

The Company’s intangible assets subject to amortization are as follows:

December 31, 2014	Gross	Accumulated Amortization	Net
Season ticket holder relationships	$73,124	$(51,290)	$21,834
Suite holder relationships	15,394	(13,639)	1,755
Other intangibles	4,217	(2,012)	2,205

	$92,735	$(66,941)	$25,794

June 30, 2014	Gross	Accumulated Amortization	Net
Season ticket holder relationships	$73,124	$(48,660)	$24,464
Suite holder relationships	15,394	(12,940)	2,454
Other intangibles	4,217	(1,872)	2,345

	$92,735	$(63,472)	$29,263

Amortization expense for intangible assets amounted to $3,469 and $3,469 for the six months ended December 31, 2014 and 2013, respectively.

Note 6. Property and Equipment

As of December 31, 2014 and June 30, 2014, property and equipment consisted of the following assets:

	December 31, 2014	June 30, 2014
Land	$91,678	$91,678
Buildings	1,098,258	1,077,782
Equipment	292,439	272,055
Aircraft	43,598	43,598
Furniture and fixtures	50,475	50,490
Leasehold improvements	130,967	131,890
Construction in progress	6,916	5,472

	1,714,331	1,672,965
Less accumulated depreciation and amortization	(494,302)	(441,665)

	$1,220,029	$1,231,300

Depreciation and amortization expense on property and equipment amounted to $56,094 and $35,805 for the six months ended December 31, 2014 and 2013, respectively.

During the first quarter of fiscal year 2015, the estimated useful life of the Company’s professional sports teams’ aircraft was changed as a result of a transition by the teams to a new travel program. As a result of this change, the Company recorded accelerated depreciation of approximately $8,400 during the first quarter of fiscal year 2015.

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NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(Continued)

Note 7. Commitments and Contingencies

Commitments

As more fully described in Notes 9 and 10 to the combined financial statements included in this information statement for the year ended June 30, 2014, the Company’s commitments consist primarily of (i) the MSG Sports segment’s obligations under employment agreements that the Company has with its professional sports teams’ personnel that are generally guaranteed regardless of employee injury or termination, (ii) long-term noncancelable operating lease agreements primarily for entertainment venues and office and storage space and (iii) minimum purchase requirements incurred in the normal course of the Company’s operations.

See Note 4 for information on the Company’s revolving credit facilities to Azoff-MSG, BBLV and Tribeca Enterprises.

Legal Matters

In March 2012, the Company was named as a defendant in two purported class action antitrust lawsuits brought in the United States District Court for the Southern District of New York against the NHL and certain NHL member clubs, regional sports networks and cable and satellite distributors. The second complaint, which was substantially identical to the first, was dismissed after its named plaintiff was named as a co-plaintiff in the first complaint. The operative complaint primarily asserts that certain of the NHL’s current rules and agreements entered into by defendants, which are alleged by the plaintiffs to provide certain territorial and other exclusivities with respect to the television and online distribution of live hockey games, violate Sections 1 and 2 of the Sherman Antitrust Act. The plaintiffs seek injunctive relief against the defendants’ continued violation of the antitrust laws, treble damages, attorneys’ fees and pre- and post-judgment interest. On July 27, 2012, the Company and the other defendants filed a motion to dismiss. On December 5, 2012, the court issued an opinion and order largely denying the motion to dismiss. On April 8, 2014, following the conclusion of fact discovery, all defendants filed motions for summary judgment seeking dismissal of the case in its entirety. On August 8, 2014, the Court denied the motions for summary judgment. The defendants, including the Company, are vigorously defending the claims. Due to the unsettled legal questions relevant to the lawsuit, issues relating to class certification and related expert testimony, the indeterminate amount of damages sought by plaintiffs, and significant issues to be resolved relating to the admissibility of expert testimony at any trial, among other uncertainties, management is currently unable to estimate a range of reasonably possible outcomes for such class action antitrust lawsuit.

The Company is a defendant in various other lawsuits. Although the outcome of these other lawsuits cannot be predicted with certainty, management does not believe that resolution of these other lawsuits will have a material adverse effect on the Company.

Note 8. Fair Value Measurements

The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

•	Level I — Quoted prices for identical instruments in active markets.

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(Continued)

•	Level II — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level III — Instruments whose significant value drivers are unobservable.

The following table presents for each of these hierarchy levels, the Company’s assets that are measured at fair value on a recurring basis:

	Level I	Level II	Level III	Total
December 31, 2014
Assets:
Time deposits	$2,753	$—	$—	$2,753

Total assets measured at fair value	$2,753	$—	$—	$2,753

June 30, 2014
Assets:
Money market accounts	$709	$—	$—	$709
Time deposits	4,000	—	—	4,000

Total assets measured at fair value	$4,709	$—	$—	$4,709

Money market accounts and time deposits are classified within Level 1 of the fair value hierarchy as they are valued using observable inputs that reflect quoted prices for identical assets in active markets. The carrying amount of the Company’s money market accounts and time deposits approximates fair value due to their short-term maturities.

Note 9. Pension Plans and Other Postretirement Benefit Plan

MSG sponsors a non-contributory qualified cash balance retirement plan covering its non-union employees (the “MSG Cash Balance Pension Plan”) and an unfunded non-contributory non-qualified excess cash balance plan covering certain employees who participate in the underlying qualified plan (collectively, the “MSG Cash Balance Plans”). These plans have participants from each of MSG’s historical businesses (Media, Sports and Entertainment) as well as corporate employees. These plans, as well as others discussed later in this footnote, are referred to as the “Shared Plans.”

MSG sponsored a non-contributory qualified defined benefit pension plan covering its non-union employees hired prior to January 1, 2001 (the “Retirement Plan”) and sponsors an unfunded non-contributory non-qualified defined benefit pension plan for the benefit of certain employees who participate in the underlying qualified plan (the “Excess Plan”). As of December 31, 2007, both the Retirement Plan and Excess Plan were amended to freeze all benefits earned through December 31, 2007 and to eliminate the ability of participants to earn benefits for future service under these plans. On March 1, 2011, MSG merged the Retirement Plan into the MSG Cash Balance Pension Plan, effectively combining the assets and liabilities of the respective plans. In connection with this merger, the respective benefit formulas of the plans were not amended. Effective March 1, 2011, the Retirement Plan no longer exists as a stand-alone plan and is part of the MSG Cash Balance Pension Plan. These plans are considered Shared Plans.

In addition, the Company sponsors a non-contributory qualified defined benefit pension plan covering certain of its union employees (the “Union Plan,” which is the Company’s “Direct Plan”). Benefits payable to retirees under the Union Plan are based upon years of service and this plan is specific to employees of Spinco.

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(Continued)

The MSG Cash Balance Plans (which now include the Retirement Plan), Union Plan, and Excess Plan are collectively referred to as the “Pension Plans.”

MSG also sponsors a contributory welfare plan which provides certain postretirement healthcare benefits to certain employees hired prior to January 1, 2001 who are eligible to commence receipt of early or normal Retirement Plan benefits under the MSG Cash Balance Pension Plan and their dependents, as well as certain union employees (“Postretirement Plan”).

It was determined that the Company will be the obligor for MSG sponsored Pension Plans’ and Postretirement Plan’s liabilities. Therefore, the combined financial statements reflect the full impact of such plans on both the combined statements of operations and combined balance sheets. The pension expense related to employees of other MSG businesses participating in any of these plans is reflected as a contributory charge from the Company to MSG, resulting in a decrease to the expense recognized in the combined statements of operations.

Components of net periodic benefit cost for the Pension Plans and Postretirement Plan recognized in direct operating expenses and selling, general and administrative expenses in the accompanying combined statements of operations for the six months ended December 31, 2014 and 2013 are as follows:

	Pension Plans		Postretirement Plan
	Six Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Service cost	$3,252	$2,936	$122	$105
Interest cost	3,613	3,422	186	177
Expected return on plan assets	(1,614)	(1,710)	—	—
Recognized actuarial loss (gain) (a)	1,025	644	12	(3)
Amortization of unrecognized prior service cost (credit) (a)	13	13	(70)	(76)

Net periodic benefit cost	$6,289	$5,305	$250	$203

(a)	Reflects amounts reclassified from accumulated other comprehensive loss.

The net periodic benefit cost for the Pension Plans reported in the table above includes $1,040 and $1,047 of expenses related to MSG employees, representing the contributory charge from the Company to MSG for participation in the Pension Plans during the six months ended December 31, 2014 and 2013. In addition, during the six months ended December 31, 2014 and 2013 the Company allocated to MSG $424 and $469, respectively, of net periodic benefit cost for the Pension Plans related to corporate employees.

The net periodic benefit cost for the Postretirement Plan reported in the table above includes $58 and $46 of expenses related to MSG employees, representing the contributory charge from the Company to MSG for participation in the Pension Plans during the six months ended December 31, 2014 and 2013. In addition, during the six months ended December 31, 2014 and 2013 the Company allocated to MSG $11 and $10, respectively, of net periodic benefit cost for the Postretirement Plan related to corporate employees.

In addition, MSG sponsors the MSG Holdings, L.P. 401(k) Savings Plan and the MSG Holdings, L.P. Excess Savings Plan (the “MSG Savings Plans”). Expenses related to the MSG Savings Plans, excluding expenses related to MSG employees, included in the accompanying combined statements of operations were

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(Continued)

$1,610 and $1,312 for the six months ended December 31, 2014 and 2013, respectively. These amounts include $170 and $188 of expenses related to the Company’s corporate employees which were allocated to MSG during the six months ended December 31, 2014 and 2013, respectively.

Note 10. Share-based Compensation

See Note 15 to the audited combined financial statements included elsewhere in this information statement for the year ended June 30, 2014 for more information regarding the MSG’s Employee Stock Plan (the “MSG Employee Stock Plan”).

Share-based compensation expense reduced for estimated forfeitures was $7,087 and $5,446 for the six months ended December 31, 2014 and 2013, respectively, and is presented within selling, general and administrative expenses and direct operating expenses.

Restricted Stock Units (“RSUs”) Award Activity

The following table summarizes activity relating to the RSUs held by the Company’s employees for the six months ended December 31, 2014:

	Number of
	Non-Performance Vesting RSUs	Performance Vesting RSUs	Weighted-Average Fair Value Per Share At Date of Grant
Unvested award balance, June 30, 2014	631	476	$38.93
Granted	224	58	$67.33
Vested	(348)	(338)	$34.52
Forfeited	(81)	(7)	$54.06
Transfers, net	(13)	—	$54.16

Unvested award balance, December 31, 2014	413	189	$54.69

The fair value of RSUs that vested during the six months ended December 31, 2014 was $46,753. Upon vesting, RSUs granted under the Employee Stock Plan were net share-settled to cover the required statutory tax withholding obligations. To fulfill the employees’ statutory minimum tax withholding obligations for the applicable income and other employment taxes, 218 of these RSUs, with an aggregate value of $14,233 were retained by MSG.

RSUs that were awarded under the Employee Stock Plan are generally subject to three-year cliff vesting, and certain RSUs are also subject to certain performance conditions. RSUs that were awarded by the Company to its employees will settle in shares of the MSG’s Class A Common Stock (either from treasury or with newly issued shares), or, at the option of the Compensation Committee, in cash.

Note 11. Related Party Transactions

Members of the Dolan family group are the controlling stockholders of Spinco, MSG, Cablevision and AMC Networks.

The Company has various agreements with MSG, Cablevision and AMC Networks. These agreements include arrangements with respect to a number of ongoing commercial relationships. The Company also has certain arrangements with its nonconsolidated affiliates.

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(Continued)

Revenues and Operating Expenses

The following table summarizes the composition and amounts of the significant transactions with Cablevision and AMC Networks, as well as MSG. These amounts are reflected in revenues and operating expenses in the accompanying combined statements of operations for the six months ended December 31, 2014 and 2013:

	Six Months Ended December 31,
	2014	2013
Revenues	$42,379	$38,430
Operating expenses:
Corporate general and administrative expense charged to MSG, net	$(30,227)	$(22,190)
Advertising	1,425	1,622
Corporate general and administrative	1,154	989
Telephone and other fiber optic transmission services	734	480
Other	415	389

Revenues

Revenues from related parties primarily consist of local media rights recognized by the Company’s MSG Sports segment from the licensing of team-related programming to MSG. Local media rights are generally recognized on a straight-line basis over the fiscal year. Additionally, the Company and Tribeca Enterprises have a service agreement pursuant to which the Company provides marketing inventory and consulting services to Tribeca Enterprises for a fee.

Corporate General and Administrative Expense Charged to MSG, Net

Allocations of corporate overhead and shared services expense were recorded by both the Company and MSG for corporate-related functions based on direct usage or the relative proportion of revenue or headcount. The Company’s corporate overhead expenses primarily related to centralized functions, including executive compensation, finance, treasury, tax, internal audit, legal, information technology, human resources and risk management functions. In addition, the Company’s Sports and Entertainment segments charged MSG for various services performed on behalf of MSG. The amounts are presented net of charges of $1,325 and $1,103 received from MSG for services rendered to the Company’s Sports and Entertainment segments during the six months ended December 31, 2014 and 2013, respectively.

Advertising Expenses

The Company incurs advertising expenses for services rendered by its related parties, primarily Cablevision, most of which are related to the utilization of advertising and promotional benefits by the Company.

Corporate General and Administrative

Amounts are charged to the Company for corporate general and administrative expenses pursuant to administrative and other service agreements with Cablevision.

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(Continued)

Telephone and Other Fiber Optic Transmission Services

Amounts are charged to the Company by Cablevision for telephone and other fiber optic transmission services.

Other Operating Expenses

The Company and its related parties enter into transactions with each other in the ordinary course of business. Amounts charged to the Company for other transactions with its related parties are net of amounts charged by the Company to the Knickerbocker Group, LLC, an entity owned by James L. Dolan, the Executive Chairman and a director of the Company, for office space equal to the allocated cost of such space.

Loan receivable from MSG

On June 21, 2011, the Company’s wholly-owned captive insurance subsidiary, Eden Insurance Company, Inc. (“Eden”), entered into a loan agreement with MSG (the “Loan Agreement”), under which Eden granted MSG an unsecured loan bearing interest at a rate of 3.50% plus the six month applicable LIBOR rate with a principal amount not exceeding $8,000. Subsequently, the Loan Agreement was amended to increase the borrowing capacity to $40,000. While the term of the loan is five years, the subsidiary can induce prepayment by MSG with as little as five business days notice. As of December 31, 2014 and June 30, 2014, the subsidiary had an outstanding loan receivable from MSG of $30,251 and $29,683, respectively, inclusive of accrued interest, and such amounts were the largest amounts outstanding during the periods ending on such dates. For all periods presented, no interest or principal payments were received by Eden. Instead, on a semi-annual basis, the accrued but unpaid interest was added to the outstanding principal amount of the loan. The Company expects that the outstanding loan receivable will be repaid to the Company prior to the Distribution.

Other

See Note 4 for information on loans that the Company provides to Azoff-MSG, BBLV and Tribeca Enterprises.

Cash Management

MSG used a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by MSG at its discretion. Transfers of cash both to and from MSG are included as components of MSG investment on the combined statements of divisional equity. The main components of the net transfers (to)/from MSG are cash pooling/general financing activities, various expense allocations to/from MSG, and receivables/payables from/to MSG deemed to be effectively net settled upon the distribution of the Company by MSG.

MSG Investment

All balances and transactions among Spinco and MSG and its subsidiaries, which can include dividends as well as intercompany activities, are shown as components of divisional equity in the combined balance sheets, for all periods presented. As the books and records of Spinco are not kept on a separate company basis, the determination of the average net balance due to or from MSG is not practicable.

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(Continued)

Note 12. Income Taxes

Income tax expense for the six months ended December 31, 2014 and 2013 was $446 and $848, respectively. An income tax benefit is not recognized on net operating losses attributable to these periods because a valuation allowance is recorded on the Company’s net deferred tax asset as it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. Instead, the income tax expense is the result of an increase in the deferred tax liability on indefinite lived intangibles that cannot serve as a source of taxable income to support the realization of deferred tax assets.

During the fourth quarter of fiscal year 2014, the State of New York commenced an examination of the Company’s State of New York income tax returns as filed for the tax years ended December 31, 2010, 2011, and 2012. The examination is currently in the early stages of fieldwork. The Company does not expect the examination, when finalized, to result in material changes to the tax returns as filed.

Note 13. Segment Information

The Company classifies its business interests into two reportable segments, which are MSG Entertainment and MSG Sports. In determining its reportable segments the Company assessed the guidance of FASB ASC 280-10-50-1, which provides the definition of an operating segment. The Company has evaluated this guidance and determined that there are two reportable segments based upon the information provided to its chief operating decision maker. The Company allocates certain corporate costs to each of its reportable segments. In addition, the Company allocates its venue operating expenses to each of its reportable segments. Allocated venue operating expenses include the non-event related costs of operating the Company’s venues, and include such costs as rent, real estate taxes, insurance, utilities, repairs and maintenance, and labor related to the overall management of the venues. Depreciation expense related to The Garden, The Theater at Madison Square Garden, and the Forum is not allocated to the reportable segments and is reported in “All other.”

The Company conducts a significant portion of its operations at venues that it either owns or operates under long-term leases. The Company owns The Garden and The Theater at Madison Square Garden in New York City, the Forum in Inglewood, CA, and The Chicago Theatre in Chicago. In addition, the Company leases Radio City Music Hall and the Beacon Theatre in New York City, and has a booking agreement with respect to the Wang Theatre in Boston.

The Company evaluates segment performance based on several factors, of which the key financial measure is each segment’s operating income (loss) before (i) depreciation, amortization and impairments of property and equipment and intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits and (iv) gains or losses on sales or dispositions of businesses, which is referred to as adjusted operating cash flow (“AOCF”), a non-GAAP measure. The Company believes AOCF is an appropriate measure for evaluating the operating performance of its business segments and the Company on a combined basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze the Company’s performance. The Company uses revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. The Company has presented the components that reconcile AOCF to operating income (loss), an accepted GAAP measure.

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(Continued)

Information as to the operations of the Company’s reportable segments is set forth below.

	Six Months Ended December 31,
	2014	2013
Revenues
MSG Entertainment	$259,360	$191,725
MSG Sports	256,017	221,554
All other	353	245

	$515,730	$413,524

The table below sets forth, for the periods presented, the Company’s combined revenues by component.

	Six Months Ended December 31,
	2014	2013
Revenues
Event-related revenues (a)	$425,490	$335,283
Media rights revenues (b)	57,262	52,629
Sponsorship & signage revenues (c)	23,475	16,969
All other revenues	9,503	8,643

	$515,730	$413,524

(a)	Primarily consists of professional sports teams’, entertainment and other live sporting events revenue. These amounts include ticket sales, other ticket-related revenue, food, beverage and merchandise sales, venue license fees, and event-related sponsorship and signage revenues.
(b)	Primarily consists of telecast rights fees from MSG Media and the Company’s share of distributions from NHL and NBA league-wide national television contracts.
(c)	Amounts exclude event-related sponsorship and signage revenues.

Reconciliation (by Segment and in Total) of AOCF to Operating Income (Loss)

	Six Months Ended December 31,
	2014	2013
AOCF
MSG Entertainment	$56,957	$31,081
MSG Sports	25,182	6,740
All other (a) (b)	(10,630)	(5,270)

	$71,509	$32,551

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(Continued)

	Six Months Ended December 31,
	2014	2013
Depreciation and amortization
MSG Entertainment	$5,072	$4,960
MSG Sports	15,735	5,076
All other (c)	38,756	29,238

	$59,563	$39,274

	Six Months Ended December 31,
	2014	2013
Share-based compensation expense
MSG Entertainment	$1,850	$1,973
MSG Sports	2,164	2,575
All other	3,073	898

	$7,087	$5,446

	Six Months Ended December 31,
	2014	2013
Operating income (loss)
MSG Entertainment	$50,035	$24,148
MSG Sports	7,283	(911)
All other	(52,459)	(35,406)

	$4,859	$(12,169)

A reconciliation of reportable segment operating income (loss) to the Company’s combined loss from operations before income taxes is as follows:

	Six Months Ended December 31,
	2014	2013
Total operating income for reportable segments	$57,318	$23,237
Other operating loss	(52,459)	(35,406)

Operating income (loss)	4,859	(12,169)
Items excluded from operating income (loss):
Equity in loss of nonconsolidated affiliates	(32,755)	(738)
Interest income	1,448	571
Interest expense	(1,275)	(743)
Miscellaneous income	75	23

Loss from operations before income taxes	$(27,648)	$(13,056)

SPORTS AND ENTERTAINMENT BUSINESSES

OF THE MADISON SQUARE GARDEN COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(Continued)

	Six Months Ended December 31,
	2014	2013
Capital expenditures
MSG Entertainment	$1,906	$3,833
MSG Sports	3,082	2,927
All other (d)	33,346	187,295

	$38,334	$194,055

(a)	Consists of unallocated corporate general and administrative costs.
(b)	The amounts for the six months ended December 31, 2014 include executive management transition costs.
(c)	Principally includes depreciation and amortization expense on The Garden, The Theater at Madison Square Garden, the Forum and certain corporate property, equipment and leasehold improvement assets not allocated to the Company’s reportable segments.
(d)	Capital expenditures associated with the comprehensive transformation of The Garden into a state-of-the-art arena and the renovation of the Forum are reflected in these amounts.

Substantially all revenues and assets of the Company’s reportable segments are attributed to or located in the United States and are primarily concentrated in the New York metropolitan area.

Note 14. Subsequent Event

In February 2015, the revolving credit facility that the Company provides to Tribeca Enterprises was increased from $1,000 to $6,000.